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As filed with the Securities and Exchange Commission on November 3, 2004

Registration No. 333-117825

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 5
To
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Copano Energy, L.L.C.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	4922 (Primary Standard Industrial Classification Code Number)	51-0411678 (I.R.S. Employer Identification Number)
2727 Allen Parkway, Suite 1200 Houston, Texas 77019 (713) 621-9547 (Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant's Principal Executive Offices)
John R. Eckel, Jr. 2727 Allen Parkway, Suite 1200 Houston, Texas 77019 (713) 621-9547 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
David P. Oelman Vinson & Elkins L.L.P. 1001 Fannin, Suite 2300 Houston, Texas 77002 (713) 758-2222	Joshua Davidson Baker Botts L.L.P. 910 Louisiana Houston, Texas 77002 (713) 229-1234

Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated November 3, 2004

PROSPECTUS

5,000,000 Common Units

Representing Limited Liability Company Interests
$                  per common unit

This is the initial public offering of our common units. We expect the initial public offering price to be between $19.00 and $21.00 per unit. We intend to make a minimum quarterly distribution of available cash of $0.40 per unit, or $1.60 per unit on an annualized basis, before any distributions are paid on our subordinated units, to the extent we have sufficient cash from operations after establishment of cash reserves and payment of fees and expenses. We have been approved to list our common units on the Nasdaq National Market under the symbol "CPNO," subject to official notice of issuance.

Investing in our common units involves risk. Please read "Risk Factors" beginning on page 16.

These risks include the following:

  •
  We may not have sufficient cash from operations to pay the minimum quarterly distribution following establishment of cash reserves and payment of fees and expenses.

  •
  Our success depends upon our ability to continually obtain new sources of natural gas supply, and any decrease in supplies of natural gas could reduce our ability to make distributions to our unitholders.

  •
  We depend on certain key producers for a significant portion of our supply of natural gas, and the loss of any of these key producers could reduce our supply of natural gas transported on our pipeline systems and could result in a decline in our revenues and cash available for distribution.

  •
  We depend on certain key customers for sales of natural gas and natural gas liquids. To the extent these and other customers reduce the volumes of natural gas and natural gas liquids they purchase from us, our revenues and cash available for distribution could decline.

  •
  Our profitability is dependent upon prices and market demand for natural gas and natural gas liquids, which are beyond our control and have been volatile.

  •
  Affiliates of our management, CSFB Private Equity and EnCap Investments will control, in the aggregate, a 52.64% membership interest in us, assuming no exercise of the underwriters' over-allotment option. Our management, CSFB Private Equity or EnCap Investments may have conflicts of interest with us.

  •
  You will experience immediate and substantial dilution of $13.43 per common unit.

  •
  You may be required to pay taxes on income from us even if you do not receive any cash distributions from us.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Common Unit	Total
Public offering price	$	$
Underwriting discount(1)	$	$
Proceeds, before expenses, to Copano Energy, L.L.C.	$	$

      (1)
      Excludes advisory fee of $335,000.

The underwriters expect to deliver the common units on or about                        , 2004. We have granted the underwriters a 30-day option to purchase up to an additional 750,000 common units on the same terms and conditions as set forth in this prospectus to cover over-allotments of common units, if any.

RBC Capital Markets
KeyBanc Capital Markets
Sanders Morris Harris

                        , 2004

Copano Energy

SAM HOUSTON SYSTEM
SHERIDAN SYSTEM
Houston
San Antonio
HOUSTON CENTRAL PROCESSING PLANT
WEBB/DUVAL SYSTEM
Corpus Christi
GULF OF MEXICO
MESTEÑA GRANDE SYSTEM
LEGEND
HOUSTON CENTRAL PROCESSING PLANT
COMPRESSOR STATIONS
NATURAL GAS PIPELINES
NGL PIPELINE
WEBB/DUVAL SYSTEM

SUMMARY
Copano Energy, L.L.C.
Summary of Risk Factors
Competitive Strengths
Business Strategy
Other Information
Our LLC Structure
The Offering
Summary Historical and Pro Forma Consolidated Financial and Operating Data
Non-GAAP Financial Measures
RISK FACTORS
Risks Related to Our Business
Risks Related to Our Structure
Tax Risks to Common Unitholders
USE OF PROCEEDS
CAPITALIZATION
DILUTION
CASH DISTRIBUTION POLICY
Quarterly Distributions of Available Cash
Operating Surplus and Capital Surplus
Subordination Period
Distributions of Available Cash from Operating Surplus During the Subordination Period
Distributions of Available Cash from Operating Surplus After the Subordination Period
Distributions from Capital Surplus
Adjustment of Minimum Quarterly Distribution
Distributions of Cash Upon Liquidation
CASH AVAILABLE FOR DISTRIBUTION
SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL AND OPERATING DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Overview
Our Contracts
Our Commercial Relationship with Kinder Morgan Texas Pipeline
Our Growth Strategy
Items Impacting Comparability of Our Financial Results
Our Results of Operations
General Trends and Outlook
Impact of Inflation
Liquidity and Capital Resources
Recent Accounting Pronouncements
Significant Accounting Policies and Estimates
Commodity Price Risks
Quantitative and Qualitative Disclosures about Market Risk
BUSINESS
Overview
Competitive Strengths
Business Strategy
Industry Overview
Natural Gas Supply
Our Midstream Assets
Copano Pipelines
South Texas Region
Coastal Waters Region
Central Gulf Coast Region
Upper Gulf Coast Region
Copano Processing
Kinder Morgan Texas Pipeline
Competition
Regulation
Environmental Matters
Title to Properties
Office Facilities
Employees
Legal Proceedings
MANAGEMENT
Our Board of Directors
Compensation Committee Interlocks and Insider Participation
Our Management
Our Board of Directors and Executive Officers

i

Reimbursement of Expenses
Executive Compensation
Compensation of Directors
Employment Agreements
Long-Term Incentive Plan
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Copano/Operations, Inc.
Natural Gas Transactions
Transactions Related to Our Formation
Stakeholders' Agreement
Acquisition of Special Units by Certain Executive Officers and Related Loans
Option to Purchase Limited Partnership Interest in Copano Partners, L.P.
Other Transactions
DESCRIPTION OF THE COMMON UNITS
The Units
Transfer Agent and Registrar
Transfer of Common Units
DESCRIPTION OF THE SUBORDINATED UNITS
Cash Distribution Policy
Conversion of the Subordinated Units
Distributions Upon Liquidation
Limited Voting Rights
THE LIMITED LIABILITY COMPANY AGREEMENT
Organization
Purpose
Fiduciary Duties
Agreement to be Bound by Limited Liability Company Agreement; Power of Attorney
Capital Contributions
Tax Distribution Obligation
Limited Liability
Voting Rights
Issuance of Additional Securities
Election of Members of Our Board of Directors
Removal of Members of Our Board of Directors
General and Administrative Expense Reimbursements
Amendment of Our Limited Liability Company Agreement
Merger, Sale or Other Disposition of Assets
Termination and Dissolution
Liquidation and Distribution of Proceeds
Anti-Takeover Provisions
Limited Call Right
Meetings; Voting
Non-Citizen Assignees; Redemption
Indemnification
Books and Reports
Right To Inspect Our Books and Records
Registration Rights
UNITS ELIGIBLE FOR FUTURE SALE
MATERIAL TAX CONSEQUENCES
Partnership Status
Unitholder Status
Tax Consequences of Unit Ownership
Tax Treatment of Operations
Disposition of Common Units
Uniformity of Units
Tax-Exempt Organizations and Other Investors
Administrative Matters
State, Local and Other Tax Considerations
INVESTMENT IN OUR COMPANY BY EMPLOYEE BENEFIT PLANS
UNDERWRITING
VALIDITY OF THE COMMON UNITS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
FORWARD-LOOKING STATEMENTS

ii

APPENDIX A — Second Amended and Restated Limited Liability Company Agreement of Copano Energy, L.L.C.	A-1
APPENDIX B — Glossary of Terms	B-1
APPENDIX C — Estimated Available Cash from Operating Surplus	C-1
APPENDIX D — Forecast Financial Information	D-1

        You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where an offer or sale is not permitted. You should assume that the information appearing in this prospectus is accurate as of the date on the front cover of this prospectus only. Our business, financial condition, results of operations and prospects may have changed since that date.

iii

SUMMARY

        This summary provides a brief overview of the material information contained elsewhere in this prospectus. Because it is abbreviated, this summary may not contain all of the information that is important to you. You should read the entire prospectus carefully, including the financial statements and the notes to those financial statements. The information presented in this prospectus assumes an initial public offering price of $20.00 per common unit and that the underwriters' over-allotment option is not exercised. You should read "Risk Factors" beginning on page 16 for more information about important risks that you should consider carefully before buying our common units. References in this prospectus to "Copano Energy, L.L.C.," "we," "our," "us," or like terms refer to Copano Energy, L.L.C. and its subsidiaries.

Copano Energy, L.L.C.

        We are a growth-oriented midstream energy company with networks of natural gas gathering and intrastate transmission pipelines in the Texas Gulf Coast region. Our natural gas processing plant is the second largest in the Texas Gulf Coast region and the third largest in Texas in terms of throughput capacity. Our natural gas pipeline assets consist of approximately 1,300 miles of gas gathering and transmission pipelines, including 144 miles of pipeline owned by a partnership in which we own a 62.5% interest and which we operate. These pipelines collect natural gas from designated points near producing wells and transport these volumes to third-party pipelines, our Houston Central Processing Plant, utilities and industrial consumers.

        Our Houston Central Processing Plant is located approximately 100 miles southwest of Houston and has the capacity to process approximately 700 million cubic feet of gas per day, or MMcf/d. Volumes shipped to our processing plant, either on our pipelines or a third-party pipeline, are treated to remove contaminants and conditioned or processed to extract mixed natural gas liquids, or NGLs. Processed or conditioned natural gas is then delivered to third-party pipelines through plant interconnects, while NGLs are fractionated or separated and then sold as component NGL products, including ethane, propane, isobutane, normal butane, natural gasoline and stabilized condensate. We also own a 104-mile NGL products pipeline extending from the Houston Central Processing Plant to the Houston area.

        We describe ourselves as a growth-oriented midstream energy company because our objective is to increase cash flow and distributions to our unitholders through accretive acquisitions and expansion projects, and through increased utilization of our assets. We believe that we have established a reputation for providing reliable service to our customers and for our ability to offer a combination of services, including natural gas gathering, transportation, compression, dehydration, treating, conditioning and processing. Since our inception in 1992, we have grown through a combination of 24 acquisitions, including the acquisition of our Houston Central Processing Plant. Over the same period, we have made significant capital investments to expand our pipelines and improve the efficiency and flexibility of our processing plant. We believe our acquisition and capital improvement experience, industry relationships and motivated management team will enable us to continue to increase the geographic scope of our operations and our profitability.

        Our net income (loss) before interest expense, provision for income taxes and depreciation and amortization expense, or EBITDA, was $13.5 million, $10.3 million and $9.6 million in 2003, 2002 and 2001, respectively. Our net income (loss) was $(4.7) million, $(1.6) million and $4.1 million in 2003, 2002 and 2001, respectively. Our cash flows from operating activities were

$15.3 million, $8.9 million and $13.1 million in 2003, 2002 and 2001, respectively. For the six months ended June 30, 2004, our EBITDA was $9.8 million, our net loss was $1.2 million and our cash flows from operating activities were $3.5 million. Please read "Non-GAAP Financial Measures" on page 14 of this prospectus for an explanation of EBITDA and a reconciliation of EBITDA to net income and cash flows from operating activities, which are financial measures calculated and presented in accordance with generally accepted accounting principles, or GAAP, that are most directly comparable to EBITDA.

        We have two operating segments, Copano Pipelines, which performs our natural gas gathering and transmission and related operations, and Copano Processing, which performs our natural gas processing, treating and conditioning and related NGL transportation operations.

Summary of Risk Factors

        An investment in our common units involves risks associated with our business, regulatory and legal matters, our limited liability company structure and the tax characteristics of our common units. The following list of risk factors is not exhaustive. Please read carefully these and other risks under "Risk Factors" beginning on page 16 of this prospectus.

  Risks Related to Our Business

  •
  We may not have sufficient cash from operations to pay the minimum quarterly distribution following establishment of cash reserves and payment of fees and expenses.

  •
  Our success depends upon our ability to continually obtain new sources of natural gas supply, and any decrease in supplies of natural gas could reduce our ability to make distributions to our unitholders.

  •
  If Kinder Morgan Texas Pipeline's, or KMTP's, Laredo-to-Katy pipeline becomes unavailable to transport natural gas to or from our Houston Central Processing Plant for any reason, then our cash flow and revenue could be adversely affected.

  •
  We depend on certain key producers for a significant portion of our supply of natural gas, and the loss of any of these key producers could reduce our supply of natural gas transported on our pipeline systems and could result in a decline in our revenues and cash available for distribution.

  •
  We depend on certain key customers for sales of natural gas and NGLs. To the extent these and other customers reduce the volumes of natural gas and NGLs they purchase from us, our revenues and cash available for distribution could decline.

  •
  Our profitability is dependent upon prices and market demand for natural gas and NGLs, which are beyond our control and have been volatile.

  •
  A change in the characterization of some of our assets by federal, state or local regulatory agencies or a change in policy by those agencies may result in increased regulation of our assets, which may cause our revenues to decline and operating expenses to increase.

  •
  Because we handle natural gas and other petroleum products in our pipeline and processing businesses, we may incur significant costs and liabilities in the future resulting from a failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment.

  •
  Restrictions in our subsidiaries' credit facilities will limit their ability to borrow additional funds or make distributions to us, which will limit our ability to make distributions to our unitholders and capitalize on acquisitions and other business opportunities.

  Risks Related to Our Structure

  •
  Affiliates of our management, CSFB Private Equity and EnCap Investments will control, in the aggregate, a 52.64% membership interest in us, assuming no exercise of the underwriters' over-allotment option. Our management, CSFB Private Equity or EnCap Investments may have conflicts of interest with us. Our limited liability company agreement limits the remedies available to you in the event you have a claim based on conflicts of interest.

  •
  You will experience immediate and substantial dilution of $13.43 per common unit.

  •
  Our cap on certain general and administrative expenses expires on December 31, 2007 (if not extended by our existing investors). Once the cap expires, our existing investors will no longer be required to reimburse us for certain amounts in excess of the cap. This expiration could materially reduce the cash available for distribution to our unitholders.

  •
  Distributions to our existing investors may be insufficient to allow them to reimburse us for all of our general and administrative expenses in excess of the cap, which could materially reduce the cash available for distribution to our unitholders.

  •
  We may issue additional common units without your approval, which would dilute your existing ownership interests.

  Tax Risks to Common Unitholders

  •
  Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to entity-level taxation by individual states. If the IRS treats us as a corporation for tax purposes or we become subject to entity-level taxation, it would substantially reduce the amount of cash available for distribution to you.

  •
  A successful IRS contest of the federal income tax positions we take may adversely affect the market for our common units, and the costs of any contest will reduce cash available for distribution to our unitholders.

  •
  You may be required to pay taxes on income from us even if you do not receive any cash distributions from us.

Competitive Strengths

        Based on the following competitive strengths, we believe that we are well positioned to compete in our operating regions:

  •
  Our assets are strategically located in major natural gas supply areas.

  •
  Our pipelines have additional capacity.

  •
  We have proven acquisition, expansion and integration expertise.

  •
  The recent modification at our Houston Central Processing Plant has enabled us to better manage our commodity price risk.

  •
  We provide an integrated and comprehensive package of midstream services.

  •
  We have significant experience operating our assets, and a knowledgeable management team whose interests are aligned with those of our unitholders.

  •
  Our LLC structure should provide us with a competitive advantage.

  •
  Our flexible capital structure should enhance our ability to competitively pursue acquisition and expansion opportunities.

Business Strategy

        Key elements of our strategy include the following:

  •
  Improve the cash flows from our existing assets.

  •
  Pursue complementary acquisitions.

  •
  Exploit our ability to switch between processing and conditioning modes.

  •
  Enter into contracts that provide us with positive operating margins under a variety of market conditions.

  •
  Execute cost-effective expansion and asset enhancement opportunities.

Other Information

        This prospectus also includes material information related to our management, our limited liability company agreement and material tax consequences of unit ownership and disposition. Please read "Management," "The Limited Liability Company Agreement" and "Material Tax Consequences."

OUR LLC STRUCTURE

        We are a Delaware limited liability company that was formed in August 2001 as Copano Energy Holdings, L.L.C. We recently changed our name to Copano Energy, L.L.C. Our operations are conducted through, and our operating assets will be owned by, our subsidiaries. We will, directly or indirectly, own all of the ownership interests in our operating subsidiaries, except that we will continue to own a 62.5% partnership interest in Webb/Duval Gatherers, and Tejas Energy NS, LLC, or Tejas, will continue to hold a warrant to acquire up to 10% of the membership interests of Copano Houston Central, L.L.C., a Delaware limited liability company and wholly owned subsidiary of our company. We have an option to repurchase this warrant, and we anticipate doing so prior to December 31, 2004. For additional information relating to the Tejas warrant, please read the discussion in Note 7 of the Notes to Consolidated Financial Statements beginning on page F-29 of this prospectus.

        Concurrently with this offering, we will redeem approximately $78.1 million in redeemable preferred units and associated accrued distributions from certain of our existing investors, and our members' existing or remaining equity interests will be exchanged for common and subordinated units of Copano Energy, L.L.C. In addition, all holders of warrants to purchase our equity securities will exchange such warrants for common and subordinated units.

        Following our initial public offering and the application of the related net proceeds:

  •
  affiliates of our management will own 827,132 common units and 1,428,078 subordinated units, totaling an aggregate 21.36% membership interest in us;

  •
  DLJ Merchant Banking Partners III, L.P. and affiliated funds, which are affiliates of Credit Suisse First Boston Private Equity (collectively referred to in this prospectus as CSFB Private Equity), will own 605,560 common units and 1,045,524 subordinated units, totaling an aggregate 15.64% membership interest in us;

  •
  EnCap Energy Capital Fund III, L.P. and affiliated funds, which are affiliated funds of EnCap Investments L.P. (collectively referred to in this prospectus as EnCap Investments) will own 605,560 common units and 1,045,524 subordinated units, totaling an aggregate 15.64% membership interest in us; and

  •
  the public unitholders will own 5,000,000 common units, an aggregate 47.36% membership interest in us.

        We will use any net proceeds from the exercise of the underwriters' over-allotment option to redeem a number of common units, on a pro rata basis, from CSFB Private Equity and EnCap Investments equal to the number of common units issued upon the exercise of the over-allotment option. If the over-allotment option is exercised in full, CSFB Private Equity's and EnCap Investments' ownership of common units will each be reduced from 605,560 common units to 230,560 common units. The number of subordinated units held by CSFB Private Equity and EnCap Investments will remain unchanged.

        CSFB Private Equity is the private equity affiliate of Credit Suisse First Boston, with over $29 billion in funds under management. CSFB Private Equity is comprised of investment funds that focus on domestic and international leveraged buyouts, structured equity investments, mezzanine investments, real estate investments, venture capital and growth capital investments and investments in other private equity funds.

        EnCap Investments L.P. is a provider of private equity to independent oil and gas companies, having closed over $4 billion of principal investments and corporate finance transactions. EnCap Investments L.P. has established 11 oil and gas investment funds with aggregate capital commitments of approximately $2.3 billion and currently manages capital on behalf of over 60 U.S. and European institutions.

        CSFB Private Equity and EnCap Investments are separate, unaffiliated investment entities that are under no contractual or other obligation to act together with respect to us or their independent investment decisions as they relate to us. As institutional investors in us, each of CSFB Private Equity and EnCap Investments has similar rights and obligations under our limited liability company agreement.

        Our board of directors has sole responsibility for conducting our business and for managing our operations. Our principal executive offices are located at 2727 Allen Parkway, Suite 1200, Houston, Texas 77019, and our phone number is (713) 621-9547. Our website address is www.copanoenergy.com.

        The following diagram depicts our organizational structure after the public offering:

(1)
Management includes Copano Partners, L.P., which is controlled by our Chairman and Chief Executive Officer, John R. Eckel, Jr.; R. Bruce Northcutt, our President and Chief Operating Officer; and Matthew J. Assiff, our Senior Vice President and Chief Financial Officer. For a detailed discussion of the ownership interests in Copano Partners, L.P., please read "Security Ownership of Certain Beneficial Owners and Management."

(2)
If the over-allotment option is exercised in full, CSFB Private Equity's and EnCap Investments' ownership of common units will each be reduced from 605,560 common units to 230,560 common units. The number of subordinated units held by CSFB Private Equity and EnCap Investments will remain unchanged.

(3)
Copano/Webb-Duval Pipeline GP, L.L.C., a wholly owned subsidiary of Copano Energy, L.L.C., owns a 0.001% general partner interest in Copano/Webb-Duval Pipeline, L.P.

(4)
The remaining 37.5% partnership interest in Webb/Duval Gatherers is owned by two entities not affiliated with us.

(5)
Equity in earnings and losses of Webb/Duval Gatherers are included in the Pipelines Segment.

THE OFFERING

Common units offered by us	5,000,000 common units.
5,750,000 common units if the underwriters exercise their over-allotment option in full.
Units outstanding after this offering	•	7,038,252 common units, representing an approximate 66.7% membership interest, and
	•	3,519,126 subordinated units, representing an approximate 33.3% membership interest.
Use of proceeds	We anticipate using the net proceeds from this offering to:
	•	redeem, for approximately $78.1 million, all of our outstanding redeemable preferred units from CSFB Private Equity and EnCap Investments, including accrued distributions;
	•	repay approximately $7.0 million of Copano Processing's term loan that is not being refinanced under its new revolving credit facility;
	•	repay approximately $6.0 million of the indebtedness outstanding under Copano Pipelines' revolving credit facility;
	•	repay approximately $1.0 million of other obligations; and
	•	pay remaining offering expenses, currently estimated to be approximately $0.9 million. Please read "Use of Proceeds."

We will use any net proceeds from the exercise of the underwriters' over-allotment option to redeem a number of common units, on a pro rata basis, from CSFB Private Equity and EnCap Investments equal to the number of common units issued upon the exercise of the over-allotment option. If the over-allotment option is exercised in full, CSFB Private Equity's and EnCap Investments' ownership of common units will each be reduced from 605,560 common units to 230,560 common units. The number of subordinated units held by CSFB Private Equity and EnCap Investments will remain unchanged.

Cash distributions
We intend to make minimum quarterly distributions of $0.40 per unit to the extent we have sufficient cash from our operations after establishment of cash reserves and payment of fees and expenses. Our management has broad discretion in establishing financial reserves for the proper conduct of our business. These reserves, which could be substantial, will reduce the amount of cash available for distribution to you. In general, we will pay any cash distributions we make each quarter in the following manner:
	•	first, to the common units until each common unit has received a minimum quarterly distribution of $0.40 plus any arrearages in the payment of the minimum quarterly distribution from prior quarters;
	•	second, to the subordinated units until each subordinated unit has received a minimum quarterly distribution of $0.40; and
	•	thereafter, to all holders pro rata.

We must distribute all of our cash on hand at the end of each quarter, after payment of fees and expenses, less reserves established by our management. We refer to this cash as available cash, and we define its meaning in our limited liability company agreement and in the glossary in Appendix B. The amount of available cash, if any, at the end of any quarter may be greater than or less than the minimum quarterly distribution.

Based on the forecast included in Appendix D and the assumptions described therein, we believe that we will have sufficient cash from operations to enable us to make the minimum quarterly distribution of $0.40 per unit on all outstanding common units and subordinated units for each quarter through June 30, 2005. The amount of estimated cash available for distribution generated during 2003 and the six months ended June 30, 2004 would have been sufficient to allow us to pay approximately 81.3% and 100.0% of the minimum quarterly distribution on all of the common units and 0.0% and 69.4%, respectively, of the minimum quarterly distribution on the subordinated units during these periods. Please read "Cash Available for Distribution" and Appendix C to this prospectus for the calculation of our ability to have paid the minimum quarterly distributions during these periods.

Subordinated units
Following this offering, affiliates of our management will own 1,428,078 subordinated units, CSFB Private Equity will own 1,045,524 subordinated units and EnCap Investments will own 1,045,524 subordinated units. The principal difference between our common units and subordinated units is that in any quarter during the subordination period, the holders of subordinated units are entitled to receive the minimum quarterly distribution of $0.40 per unit only after the common units have received the minimum quarterly distribution plus arrearages in the payment of the minimum quarterly distribution from prior quarters. Accordingly, the distribution on the subordinated units may be reduced or eliminated if necessary to ensure the common units receive their minimum quarterly distribution. Subordinated units will not accrue arrearages.

The subordination period will end once we meet certain financial tests but not before December 31, 2006. These financial tests require us to have earned and paid the minimum quarterly distribution on all of our outstanding units for two consecutive four-quarter periods. When the subordination period ends, all subordinated units will convert into common units on a one-for-one basis and the common units will no longer be entitled to arrearages.
Issuance of additional units
In general, during the subordination period we may issue up to 3,519,126 additional common units, or 50% of the common units outstanding immediately after this offering, without obtaining unitholder approval. We can also issue an unlimited number of common units for acquisitions and expansion capital expenditures that increase cash flow from operations per unit on an estimated pro forma basis, and we can issue additional common units if the proceeds of the issuance are used to repay certain of our indebtedness.
Agreement to be bound by Limited Liability Company Agreement; Voting rights
By purchasing a unit in us, you will be admitted as a unitholder of our Company and will be deemed to have agreed to be bound by all of the terms of our limited liability company agreement. Pursuant to our limited liability company agreement, as a unitholder you will be entitled to vote on the following matters:
• annual election, by cumulative voting, of members of our board of directors;
• issuance of units of senior rank or, in certain circumstances, equal rank to the common units during the subordination period;
• specified amendments to our limited liability company agreement;

• merger of our company or the sale of all or substantially all of our assets; and
• dissolution of our company.
Please read "The Limited Liability Company Agreement — Voting Rights."
Administrative Services Agreement
In connection with our initial public offering, we will enter into an Administrative Services Agreement with Copano/Operations, Inc., or Copano Operations, pursuant to which Copano Operations initially will provide us general and administrative services as well as substantially all of our employees. Copano Operations is a corporation controlled by our Chairman and Chief Executive Officer, John R. Eckel, Jr. Please read "Certain Relationships and Related Party Transactions."
Fiduciary duties
Our limited liability company agreement provides that except as expressly modified by its terms, the fiduciary duties of our directors and officers are identical to the fiduciary duties they would have as directors and officers of a Delaware corporation.

Our limited liability company agreement establishes a conflicts committee of our board of directors, consisting solely of independent directors, which will be responsible for reviewing transactions involving potential conflicts of interest. If the conflicts committee approves such a transaction, you will not be able to assert that such approval constituted a breach of fiduciary duties owed to you by our directors and officers. Please read "Management — Our Board of Directors."
Estimated ratio of taxable income to distributions
We estimate that if you hold the common units that you purchase in this offering through December 31, 2007, you will be allocated, on a cumulative basis, an amount of federal taxable income for that period that will be approximately 20% or less of the cash distributed to you with respect to that period. Please read "Material Tax Consequences — Tax Consequences of Unit Ownership" on page 148 of this prospectus for the basis of this estimate.
Exchange listing	We have been approved to list our common units on the Nasdaq National Market under the symbol "CPNO," subject to official notice of issuance.

SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL AND OPERATING DATA

        The following table shows summary historical consolidated financial and operating data of Copano Energy Holdings, L.L.C. and pro forma consolidated financial data of Copano Energy, L.L.C. for the periods and as of the dates indicated. The summary historical consolidated financial data for the years ended December 31, 2001, 2002 and 2003 are derived from the audited consolidated financial statements of Copano Energy Holdings, L.L.C. The summary historical consolidated financial data for the years ended December 31, 1999 and 2000 and for the six months ended June 30, 2003 and 2004 are derived from the unaudited consolidated financial statements of Copano Energy Holdings, L.L.C. The summary pro forma consolidated financial data as of June 30, 2004 and for the year ended December 31, 2003 and six months ended June 30, 2004 are derived from the unaudited pro forma consolidated financial statements of Copano Energy, L.L.C. These pro forma consolidated financial statements show the pro forma effect of this offering, including our use of the anticipated net proceeds. The pro forma consolidated balance sheet assumes this offering and the application of the net proceeds occurred as of June 30, 2004, and the pro forma consolidated statements of operations assume this offering and the application of the net proceeds occurred on January 1, 2003.

        The following table includes the following non-GAAP financial measures: (1) EBITDA and (2) segment gross margin. We define EBITDA as net income (loss) plus interest expense, provision for income taxes and depreciation and amortization expense. We define segment gross margin as revenue less cost of sales. Cost of sales includes the following costs and expenses: cost of natural gas and NGLs purchased by us from third parties, cost of natural gas and NGLs purchased by us from affiliates, costs we pay third parties to transport our volumes and costs we pay our affiliates to transport our volumes. For a reconciliation of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP, please read "Non-GAAP Financial Measures" on page 14 of this prospectus.

        Maintenance capital expenditures represent capital expenditures made to replace partially or fully depreciated assets to maintain the existing operating capacity of our assets and to extend their useful lives, or other capital expenditures that are incurred in maintaining existing system volumes and related cash flows. Expansion capital expenditures represent capital expenditures made to expand or increase the efficiency of the existing operating capacity of our assets. Expansion capital expenditures include expenditures that facilitate an increase in volumes within our operations, whether through construction or acquisition. For example, expansion of compression facilities to increase throughput capacity or the acquisition of additional pipelines, such as our recent acquisition of the Karnes County Gathering System, are considered expansion capital expenditures. Expenditures that reduce our operating costs will be considered expansion capital expenditures only if the reduction in operating expenses exceeds cost reductions typically resulting from routine maintenance. We treat costs for repairs and minor renewals to maintain facilities in operating condition and that do not extend the useful life of existing assets as operations and maintenance expenses as we incur them.

	Copano Energy Holdings, L.L.C.
								Copano Energy, L.L.C. Pro Forma
						Six Months Ended June 30,
	Year Ended December 31,
								Year Ended December 31, 2003	Six Months Ended June 30, 2004
	1999	2000	2001	2002	2003	2003	2004
	(In thousands, except per unit data)
Summary of Operations Data:
Revenues	$57,896	$107,381	$160,369	$224,896	$384,571	$202,381	$196,519	$384,571	$196,519
Cost of sales	51,018	96,028	143,381	199,525	353,376	187,431	176,974	353,376	176,974
Operations and maintenance expenses	1,999	1,780	4,960	9,562	10,854	4,977	5,969	10,854	5,969
General and administrative expenses(1)	1,120	1,460	2,171	4,177	5,849	2,646	3,498	5,849	3,498
Depreciation and amortization	2,327	2,191	3,326	5,539	6,091	2,989	3,246	6,091	3,246
Taxes other than income	318	331	435	891	926	479	501	926	501
Equity in loss (earnings) from unconsolidated affiliate	—	—	—	584	127	449	(168)	127	(168)

Operating income	$1,114	$5,591	$6,096	$4,618	$7,348	$3,410	$6,499	$7,348	$6,499
Interest and other financing costs	303	299	2,227	6,360	12,108	3,289	7,734	2,857	1,754
Interest income and other	46	150	183	101	43	23	23	43	23

Net income (loss)(2)	$857	$5,442	$4,052	$(1,641)	$(4,717)	$144	$(1,212)	$4,534	$4,768

Pro forma net income per unit(3)								$0.43	$0.45

Balance Sheet Data (at period end):
Total assets	$55,475	$71,530	$152,258	$159,521	$161,709	$169,744	$173,958		$166,505
Property, plant and equipment, net	44,360	45,427	109,158	116,888	117,032	116,949	118,362		118,362
Payables to affiliates	441	623	1,090	932	1,371	580	1,074		1,074
Long-term debt	4,336	3,350	65,354	68,740	57,898	66,651	70,650		55,091
Redeemable preferred units	—	—	48,327	53,559	60,982	56,755	65,387		—
Members' capital	42,199	49,131	16,157	6,577	(662)	2,883	(1,834)		73,744
Cash Flow Data:
Net cash flow provided by (used in):
Operating activities	$3,650	$4,788	$13,107	$8,865	$15,296	$9,301	$3,525
Investing activities	(4,958)	(3,318)	(93,335)	(16,817)	(6,192)	(2,932)	(4,128)
Financing activities	1,369	(430)	93,938	(2,591)	(9,633)	(4,940)	2,299
Other Financial Data:
Pipeline segment gross margin(4)	$6,878	$11,353	$11,529	$18,772	$27,551	$14,561	$14,033	$27,551	$14,033
Processing segment gross margin(5)	—	—	5,459	6,599	3,644	389	5,512	3,644	5,512

Total gross margin(4)	$6,878	$11,353	$16,988	$25,371	$31,195	$14,950	$19,545	$31,195	$19,545

EBITDA(1)(4)	$3,487	$7,932	$9,605	$10,258	$13,482	$6,422	$9,768	$13,482	$9,768
Maintenance capital expenditures	$565	$668	$1,175	$3,781	$2,281	$1,324	$1,108	$2,281	$1,108
Expansion capital expenditures	3,603	2,863	56,746	9,323	3,911	1,584	3,020	3,911	3,020

Total capital expenditures	$4,168	$3,531	$57,921	$13,104	$6,192	$2,908	$4,128	$6,192	$4,128

Operating Data:
Pipeline throughput(6) (Mcf/d)	75,205	87,907	228,657	247,613	238,800	242,394	215,455
Processing plant(5)
Inlet volumes (Mcf/d)	—	—	614,521	571,217	479,127	514,019	542,027
NGLs produced (Bbls/d)	—	—	15,227	12,656	7,280	6,132	14,455

(1)
Excludes the pro forma impact of general and administrative expense reimbursements that would have been received by us in accordance with our limited liability company agreement. On a pro forma basis, such reimbursement amounts would have been approximately $0 and $0.5 million for the year ended December 31, 2003 and the six months ended June 30, 2004, respectively.

(2)
Pro forma net income for the year ended December 31, 2003 excludes nonrecurring charges of $10.9 million, $1.4 million and $0.2 million related to the write-off of the remaining discount associated with the redeemable preferred units, the write-off of the unamortized balance of issuance costs associated with redeemable preferred units and the one-time bonus to an executive officer, respectively. Pro forma net income for the six months ended June 30, 2004 excludes a nonrecurring change of $0.4 million related to the write-off of the remaining discount associated with the credit agreement, because the debt will be repaid in connection with the offering.

(3)
Net income (loss) per unit is not applicable for periods prior to our initial public offering. Net income per unit for the year ended December 31, 2003 and the six months ended June 30, 2004 of $0.43 and $0.45, respectively, are presented pro forma for our initial public offering.

(4)
Under the equity method of accounting, these amounts include our equity in the earnings (loss) of Webb/Duval Gatherers in which we own a 62.5% partnership interest, in the amounts of $(584) and $(127) for the years ended December 31, 2002 and 2003, respectively, $(449) and $168 for the six months ended June 30, 2003 and 2004, respectively, and, on a pro forma basis, $(127) and $168, for the year ended December 31, 2003 and the six months ended June 30, 2004, respectively.

(5)
We initiated processing upon acquisition of our Houston Central Processing Plant in August 2001.

(6)
Excludes volumes associated with our interest in Webb/Duval Gatherers, which we acquired in November 2001 and February 2002. With respect to assets acquired mid-year, our operating data represents daily volumes for the portion of the year we owned the asset.

NON-GAAP FINANCIAL MEASURES

        We include in this prospectus the non-GAAP financial measures of segment gross margin and EBITDA and provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP.

        We define segment gross margin as revenue less cost of sales. Cost of sales includes the following costs and expenses: cost of natural gas and NGLs purchased by us from third parties, cost of natural gas and NGLs purchased by us from affiliates, costs we pay third parties to transport our volumes and costs we pay our affiliates to transport our volumes. We view segment gross margin as an important performance measure of the core profitability of our operations. This measure is a key component of our internal financial reporting and is used by our senior management in deciding how to allocate capital resources among business segments. We believe that investors benefit from having access to the same financial measures that our management uses. The GAAP measure most directly comparable to segment gross margin is operating income.

        We define EBITDA as net income (loss) plus interest expense, provision for income taxes and depreciation and amortization expense.

        EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

  •
  the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

  •
  the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

  •
  our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure; and

  •
  the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

        EBITDA is also a financial measurement that, with certain negotiated adjustments, is reported to our banks and is used to compute our financial covenants under our credit facilities. EBITDA should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP. Our EBITDA may not be comparable to EBITDA or similarly titled measures of other entities, as other entities may not calculate EBITDA in the same manner as we do. We have reconciled EBITDA to net income and cash flows from operating activities.

        The following table presents a reconciliation of the non-GAAP financial measures of (1) total gross margin (which consists of the sum of individual segment gross margins) to operating income and (2) EBITDA to the GAAP financial measures of net income and cash flows from operating activities, in each case, on a historical basis and pro forma as adjusted for this offering and the application of the net proceeds, as applicable, for each of the periods indicated.

	Copano Energy Holdings, L.L.C.
								Copano Energy, L.L.C. Pro Forma
						Six Months Ended June 30,
	Year Ended December 31,
								Year Ended December 31, 2003	Six Months Ended June 30, 2004
	1999	2000	2001	2002	2003	2003	2004
	(In thousands)
Reconciliation of total gross margin to operating income:
Operating income	$1,114	$5,591	$6,096	$4,618	$7,348	$3,410	$6,499	$7,348	$6,499
Add:
Operations and maintenance expenses	1,999	1,780	4,960	9,562	10,854	4,977	5,969	10,854	5,969
Depreciation and amortization	2,327	2,191	3,326	5,539	6,091	2,989	3,246	6,091	3,246
General and administrative expenses	1,120	1,460	2,171	4,177	5,849	2,646	3,498	5,849	3,498
Taxes other than income	318	331	435	891	926	479	501	926	501
Equity in loss (earnings) from unconsolidated affiliate	—	—	—	584	127	449	(168)	127	(168)

Total gross margin	$6,878	$11,353	$16,988	$25,371	$31,195	$14,950	$19,545	$31,195	$19,545

Reconciliation of EBITDA to net income (loss):
Net income (loss)	$857	$5,442	$4,052	$(1,641)	$(4,717)	$144	$(1,212)	$4,534	$4,863
Add:
Depreciation and amortization	2,327	2,191	3,326	5,539	6,091	2,989	3,246	6,091	3,246
Interest expense	303	299	2,227	6,360	12,108	3,289	7,734	2,857	1,659

EBITDA	$3,487	$7,932	$9,605	$10,258	$13,482	$6,422	$9,768	$13,482	$9,768

Reconciliation of EBITDA to cash flows from operating activities:
Cash flow from operating activities	$3,650	$4,788	$13,107	$8,865	$15,296	$9,301	$3,525
Add:
Cash paid for interest	233	211	946	2,543	3,033	888	1,745
Equity in earnings (loss) of unconsolidated affiliate	—	—	—	(584)	(127)	(449)	168
Increase (decrease) in working capital	(396)	2,933	(4,448)	(566)	(4,720)	(3,318)	4,330

EBITDA	$3,487	$7,932	$9,605	$10,258	$13,482	$6,422	$9,768

RISK FACTORS

        Membership interests in a limited liability company are inherently different from capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. You should consider carefully the following risk factors together with all of the other information included in this prospectus in evaluating an investment in our common units.

        The following risks could materially and adversely affect our business, financial condition or results of operations. In that case, we might not be able to pay the minimum quarterly distribution on our common units, the trading price of our common units could decline and you could lose all or part of your investment in our company.

Risks Related to Our Business

  We may not have sufficient cash from operations to pay the minimum quarterly distribution following establishment of cash reserves and payment of fees and expenses.

        We may not have sufficient available cash each quarter to pay the minimum quarterly distribution. Under the terms of our limited liability company agreement, we must pay our operations and maintenance expenses (including reimbursements to Copano Operations for direct and general and administrative expenses) and set aside any cash reserve amounts before making a distribution to our unitholders. The amount of cash we can distribute on our common units principally depends upon the amount of cash we generate from our operations, which will fluctuate from quarter to quarter based on, among other things:

  •
  the amount of natural gas gathered and transported on our pipelines;

  •
  the throughput volumes at our processing, conditioning and treating plant;

  •
  the price of natural gas;

  •
  the relationship between natural gas and NGL prices;

  •
  the level of our operating costs;

  •
  the weather in our operating areas;

  •
  the level of competition from other midstream energy companies; and

  •
  the fees we charge and the margins we realize for our services.

        In addition, the actual amount of cash we will have available for distribution will depend on other factors, some of which are beyond our control, including:

  •
  the level of capital expenditures we make;

  •
  the cost of acquisitions, if any;

  •
  our debt service requirements;

  •
  fluctuations in our working capital needs;

  •
  restrictions on distributions contained in our credit facility;

  •
  our ability to make working capital borrowings under our credit facility to pay distributions;

  •
  prevailing economic conditions; and

  •
  the amount of cash reserves established by our board of directors for the proper conduct of our business.

        The amount of cash we have available for distribution depends primarily upon our cash flow, including cash flow from financial reserves and working capital borrowings, and is not solely a function of profitability, which will be affected by non-cash items. As a result, we may make cash distributions during periods when we record losses and may not make cash distributions during periods when we record net income.

        We are currently unable to borrow under our credit facilities to pay distributions of operating surplus to unitholders because no such borrowings would constitute "working capital borrowings" pursuant to the definition contained in our limited liability company agreement. Because we will be unable to borrow money to pay our minimum quarterly distribution until such time as we establish a facility that meets the definition contained in our limited liability company agreement, our ability to pay the minimum quarterly distribution in any quarter is solely dependent on our ability to generate sufficient operating surplus with respect to that quarter. Because we are unable to cover a shortfall in the minimum quarterly distribution with working capital borrowings, there is an additional risk that we will not be able to pay the full minimum quarterly distribution in any particular quarter until such time as we establish a facility that meets the definition contained in our limited liability company agreement.

        The amount of available cash we need to pay the minimum quarterly distribution for four quarters on the common units and the subordinated units to be outstanding immediately after this offering is approximately $16.9 million. If we had completed the transactions contemplated in this prospectus on January 1, 2003, pro forma available cash from operating surplus generated during the year ended December 31, 2003 would have been approximately $9.2 million. The amount of pro forma cash available for distribution during 2003 would have been sufficient to allow us to pay approximately 81.3% of the minimum quarterly distributions on our common units and 0.0% of the minimum quarterly distributions on the subordinated units during this period. For a calculation of our ability to make distributions to you based on our pro forma results for the year ended December 31, 2003, please read "Cash Available for Distribution" and Appendix C included elsewhere in this prospectus.

  If we are unable to achieve the financial forecast in Appendix D, then we may be unable to pay the full minimum quarterly distributions or any amount on the common units and subordinated units, in which event the market price of our common units may decline materially.

        The financial forecast set forth in Appendix D includes our forecast of statements of operations for the 12 months ending June 30, 2005. Our management has prepared the financial forecast and we have not received an opinion or report on it from any independent accountants. In addition, Appendix D includes a calculation of available cash from operating surplus based on the financial forecast. The assumptions underlying the financial forecast are inherently uncertain and are subject to significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those forecasted. If the forecasted results are not achieved, we may not be able to pay the full minimum quarterly distributions or any amount on the common units or subordinated units, in which event the market price of the common units may decline materially.

   Our success depends upon our ability to continually obtain new sources of natural gas supply, and any decrease in supplies of natural gas could reduce our ability to make distributions to our unitholders.

        Our gathering and transportation pipeline systems are connected to natural gas reserves and wells, for which the production will naturally decline over time, which means that our cash flows associated with these wells will also decline over time. To maintain or increase throughput levels on our pipeline systems and the utilization rate at our processing plant, we must continually obtain new natural gas supplies. We may not be able to obtain additional contracts for natural gas supplies. The primary factors affecting our ability to connect new supplies of gas and attract new customers to our gathering and transmission lines include: (1) the level of successful drilling activity near our gathering systems and (2) our ability to compete for the commitment of such additional volumes to our systems.

        Fluctuations in energy prices can greatly affect production rates and investments by third parties in the development of new oil and natural gas reserves. Drilling activity generally decreases as oil and natural gas prices decrease. We have no control over the level of drilling activity in the areas of our operations, the amount of reserves underlying the wells or the rate at which production from a well will decline. In addition, we have no control over producers or their production decisions, which are affected by, among other things, prevailing and projected energy prices, demand for hydrocarbons, the level of reserves, geological considerations, governmental regulations and the availability and cost of capital.

        We face strong competition in acquiring new natural gas supplies. Competitors to our pipeline operations include major interstate and intrastate pipelines, and other natural gas gatherers. Competition for natural gas supplies is primarily based on the location of pipeline facilities, pricing arrangements, reputation, efficiency, flexibility and reliability. Our major competitors for natural gas supplies and markets in our four operating regions include GulfTerra Energy Partners (an affiliate of Enterprise Products Partners L.P.), Lobo Pipeline Company (an affiliate of ConocoPhillips), Kinder Morgan Texas Pipeline, Duke Energy Field Services, Crosstex Energy, and Houston Pipe Line Company (an affiliate of American Electric Power Company). Many of our competitors have greater financial resources than we do.

        If we are unable to maintain or increase the throughput on our pipeline systems because of decreased drilling activity in the areas in which we operate or because of an inability to connect new supplies of gas and attract new customers to our gathering and transmission lines, then our business and financial results or our ability to achieve our growth strategy could be materially adversely affected. Please read "Business — Natural Gas Supply" on page 86 of this prospectus for more information on our access to natural gas suppliers.

  If KMTP's Laredo-to-Katy pipeline becomes unavailable to transport natural gas to or from our Houston Central Processing Plant for any reason, then our cash flow and revenue could be adversely affected.

        Our ability to contract for natural gas supplies often depends on our ability to deliver gas to our processing plant and downstream markets. If we are unable to deliver natural gas to our processing plant or to downstream markets, then our ability to contract for natural gas supplies could be hindered, and our cash flow and revenue would likely be adversely affected. For the six months ended June 30, 2004, approximately 33% of the total natural gas delivered by our pipeline operating segment was delivered to KMTP. We deliver this natural gas to KMTP in order to transport it to our Houston Central Processing Plant, which straddles KMTP's Laredo-to-Katy pipeline. For the six months ended June 30, 2004, approximately 86% of the natural gas volumes processed or conditioned at our Houston Central Processing Plant were delivered to the plant through the KMTP Laredo-to-Katy pipeline. Of the volumes delivered into the plant from the KMTP Laredo-to-Katy pipeline, approximately 22% were delivered from gathering systems controlled by us, while 78% were delivered into KMTP's pipeline from other sources. We refer to the natural gas delivered into KMTP's pipeline from sources other than our gathering systems as "KMTP Gas." Of the total volume of NGLs extracted at the plant during this period, 48% was attributable to KMTP Gas. Depending on the supply of residue gas at our processing plant and natural gas market conditions, we may sell natural gas to KMTP or to other shippers that transport natural gas through KMTP's Laredo-to-Katy pipeline. Additionally, we may use KMTP's Laredo-to-Katy pipeline to transport natural gas to our pipelines located in the Upper Gulf Coast Region and to downstream markets. If KMTP's pipeline were to become unavailable for any reason, the volumes transported to our Houston Central Processing plant would be reduced substantially, and our cash flows and revenues from our processing business could be adversely affected. In addition, many producers that use our gathering systems have natural gas containing NGLs that must be conditioned or processed in order to meet downstream market quality specifications. If we were unable to ship such natural gas to our plant for processing or conditioning, and, if required, treating, we would need to arrange for transportation through other pipelines that could provide these services. Alternatively, we might be required to lease smaller conditioning, and possibly treating, facilities in order to deliver to other pipelines having restrictive natural gas quality specifications.

  We depend on certain key producers for a significant portion of our supply of natural gas, and the loss of any of these key producers could reduce our supply of natural gas transported on our pipeline systems and could result in a decline in our revenues and cash available for distribution.

        For the six months ended June 30, 2004, Mesteña Operating, Dominion OK TX Exploration and Production, Kerr-McGee, Noble Energy and Gryphon Exploration supplied us with approximately 9.2%, 8.1%, 7.8%, 7.0% and 5.9%, respectively, of our total natural gas volumes. We face strong competition in our areas of operation for natural gas supplies. To the extent that these producers reduce the volumes of natural gas that they supply us as a result of competition or otherwise, our revenues and cash available for distribution could decline unless we were able to acquire comparable supplies of natural gas from other producers.

  We generally do not obtain independent evaluations of natural gas reserves dedicated to our pipeline systems; therefore, volumes of natural gas transported on our pipeline systems in the future could be less than we anticipate, which may cause our revenues and cash available for distribution to be less than we expect.

        We generally do not obtain independent evaluations of natural gas reserves connected to our pipeline systems due to the unwillingness of producers to provide reserve information as well as the cost of such evaluations. Accordingly, we do not have estimates of total reserves dedicated to our systems or the anticipated life of such reserves. If the total reserves or estimated life of the reserves connected to our pipeline systems is less than we anticipate and we are unable to secure additional sources of natural gas, then the volumes of natural gas transported on our pipelines in the future could be less than we anticipate. A decline in the volumes of natural gas transported on our pipeline systems may cause our revenues and cash available for distribution to be less than we expect.

  We depend on certain key customers for sales of natural gas and NGLs. To the extent these and other customers reduce the volumes of natural gas and NGLs they purchase from us, our revenues and cash available for distribution could decline.

        For the six months ended June 30, 2004, KMTP and Enterprise Products Partners L.P. accounted for approximately 27.7% and 11.5%, respectively, of our total revenue. In addition, a subsidiary of Dow Chemical purchases substantially all of the ethane and propane produced at our Houston Central Processing Plant, which accounted for approximately 20.7% of our total revenue for the six months ended June 30, 2004. To the extent these and other customers reduce the volumes of natural gas and NGLs that they purchase from us, our revenues and cash available for distribution could decline.

  Our profitability is dependent upon prices and market demand for natural gas and NGLs, which are beyond our control and have been volatile.

        We are subject to significant risks due to fluctuations in commodity prices. These risks are based upon two components of our business: (1) processing or conditioning at our Houston Central Processing Plant, and (2) purchasing and selling volumes of natural gas at index-related prices.

        The profitability of our Houston Central Processing Plant is affected by the relationship between natural gas prices and NGL prices. When natural gas prices are low relative to NGL prices, it is more profitable for us to process the gas than to condition it. When natural gas prices are high relative to NGL prices, we have the flexibility to condition natural gas rather than fully process it. Accordingly, if natural gas prices remain high relative to NGL prices for extended periods of time, then our results of operations could be adversely impacted.

        The margins we realize from purchasing and selling a portion of the natural gas that we transport through our pipeline systems decrease in periods of low natural gas prices because such gross margins are based on a percentage of the index price. For the six months ended June 30, 2004, we purchased approximately 57.3% of our natural gas at a percentage of relevant index. Accordingly, a decline in the price of natural gas could have an adverse impact on our results of operations from our pipelines segment.

        In the past, the prices of natural gas and NGLs have been extremely volatile, and we expect this volatility to continue. For example, during the 12 months ended December 31, 2003 and the six months ended June 30, 2004, the Houston Ship Channel, or HSC, natural gas index price ranged from a high of $24.96 per MMBtu to a low of $3.86 per MMBtu and from a high of $6.89 per MMBtu to a low of $4.88 per MMBtu, respectively. A composite of the Oil Price Information Service, or OPIS, Mt. Belvieu monthly average NGL price based upon our average NGL composition during the 12 months ended December 31, 2003 and the six months ended June 30, 2004 ranged from a high of approximately $0.68 per gallon to a low of approximately $0.46 per gallon and from a high of approximately $0.63 per gallon to a low of approximately $0.56 per gallon, respectively.

        We seek to maintain a position that is substantially balanced between purchases and sales for future delivery obligations. However, we may not be successful in balancing our natural gas purchases and sales. In addition, a producer could fail to deliver contracted volumes or deliver in excess of contracted volumes, or a consumer could take more or less than contracted volumes. Any of these actions could cause an imbalance in our natural gas purchases and sales. If our purchases and sales of natural gas are not balanced, we will face increased exposure to commodity price risks, which could increase volatility of our operating income.

        The markets and prices for natural gas and NGLs depend upon many factors beyond our control. These factors include demand for oil, natural gas and NGLs, which fluctuate with changes in market and economic conditions and other factors, including:

  •
  the impact of weather on the demand for oil and natural gas;

  •
  the level of domestic oil and natural gas production;

  •
  the availability of imported oil and natural gas;

  •
  actions taken by foreign oil and gas producing nations;

  •
  the availability of local, intrastate and interstate transportation systems;

  •
  the availability and marketing of competitive fuels;

  •
  the impact of energy conservation efforts; and

  •
  the extent of governmental regulation and taxation.

  A change in the characterization of some of our assets by federal, state or local regulatory agencies or a change in policy by those agencies may result in increased regulation of our assets, which may cause our revenues to decline and operating expenses to increase.

        Most of our pipelines are gathering systems that have been deemed non-utilities by the Railroad Commission of Texas, or TRRC. Under Texas law, non-utilities are not subject to rate regulation by the TRRC. Should the status of these non-utility assets change, they would become subject to rate regulation by the TRRC, which could adversely affect the rates that we are allowed to charge our customers. Some of our intrastate natural gas transmission pipelines are subject to regulation as a common purchaser and as a gas utility by the TRRC. The TRRC's jurisdiction extends to both rates and pipeline safety. The rates we charge for transportation services are deemed just and reasonable under Texas law unless challenged in a complaint. Should a complaint be filed or should regulation become more active, our business could be adversely affected.

        As a natural gas gatherer and intrastate pipeline company, we generally are exempt from Federal Energy Regulatory Commission, or FERC, regulation under the Natural Gas Act of 1938, or NGA, but FERC regulation still affects our business and the market for our products. FERC's policies and practices across the range of its natural gas pipeline regulatory activities, including, for example, its policies on open access transportation, ratemaking, capacity release, and market center promotion, indirectly affect intrastate markets. In recent years, FERC has pursued pro-competitive policies in its regulation of interstate natural gas pipelines. However, we cannot assure you that FERC will continue this approach as it considers matters such as pipeline rates and rules and policies that may affect rights of access to natural gas transportation capacity. In addition, the rates, terms and conditions of some of the transportation services we provide on our pipelines are subject to FERC regulation under Section 311 of the Natural Gas Policy Act.

        Other state and local regulations also affect our business. Our gathering lines are subject to ratable take and common purchaser statutes in Texas. Ratable take statutes generally require gatherers to take, without undue discrimination, natural gas production that may be tendered to the gatherer for handling. Similarly, common purchaser statutes generally require gatherers to purchase without undue discrimination as to source of supply or producer. These statutes restrict our right as an owner of gathering facilities to decide with whom we contract to purchase or transport natural gas. Federal law leaves any economic regulation of natural gas gathering to the states. Texas has adopted complaint-based regulation of natural gas gathering activities, which allows natural gas producers and shippers to file complaints with state regulators in an effort to resolve grievances relating to natural gas gathering access and rate discrimination. Please read "Business — Regulation."

  Compliance with pipeline integrity regulations issued by the TRRC could result in substantial expenditures for testing, repairs and replacement.

        The TRRC regulations require periodic testing of all intrastate pipelines meeting certain size and location requirements. Our costs relating to compliance with the required testing under the TRRC regulations was approximately $0.4 million for the year ended December 31, 2003, and we expect our costs relating to such requirements to be less than $0.1 million in 2004 and approximately $0.4 million in 2005. If our pipelines fail to meet the safety standards mandated by the TRRC regulations, then we may be required to repair or replace sections of such pipelines, the cost of which cannot be estimated at this time.

  Because we handle natural gas and other petroleum products in our pipeline and processing businesses, we may incur significant costs and liabilities in the future resulting from a failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment.

        The operations of our gathering systems, plants and other facilities are subject to stringent and complex federal, state and local environmental laws and regulations. These include, for example, (i) the federal Clean Air Act and comparable state laws and regulations that impose obligations related to air emissions, (ii) the federal Resource Conservation and Recovery Act, or RCRA, and comparable state laws that impose requirements for the discharge of waste from our facilities and (iii) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, or CERCLA, also known as "Superfund," and comparable state laws that regulate the cleanup of hazardous substances that may have been released at properties currently or previously owned or operated by us or locations to which we have sent waste for disposal. Failure to comply with these laws and regulations may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of monetary penalties, the imposition of remedial requirements, and the issuance of orders enjoining future operations. Certain environmental statutes, including the Clean Air Act, RCRA, CERCLA and the federal Water Pollution Control Act of 1972, also known as the Clean Water Act, and analogous state laws and regulations, impose strict, joint and several liability for costs required to clean up and restore sites where hazardous substances have been disposed or otherwise released. Moreover, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of hazardous substances or other waste products into the environment.

        There is inherent risk of the incurrence of environmental costs and liabilities in our business due to our handling of natural gas and other petroleum products, air emissions related to our operations, and historical industry operations and waste disposal practices. For example, an accidental release from one of our pipelines or processing facilities could subject us to substantial liabilities arising from environmental cleanup and restoration costs, claims made by neighboring landowners and other third parties for personal injury and property damage, and fines or penalties for related violations of environmental laws or regulations. Moreover, the possibility exists that stricter laws, regulations or enforcement policies could significantly increase our compliance costs and the cost of any remediation that may become necessary. We may not be able to recover these costs from insurance. Please read "Business — Environmental Matters."

  If we do not make acquisitions on economically acceptable terms, our future growth and ability to increase distributions will be limited.

        Our ability to grow and to increase distributions to unitholders is principally dependent on our ability to make acquisitions that result in an increase in adjusted operating surplus per unit. If we are unable to make these accretive acquisitions either because we are: (1) unable to identify attractive acquisition candidates or negotiate acceptable purchase contracts with them, (2) unable to obtain financing for these acquisitions on economically acceptable terms, or (3) outbid by competitors, then our future growth and ability to increase distributions will be limited. Furthermore, even if we do make acquisitions that we believe will be accretive, these acquisitions may nevertheless result in a decrease in adjusted operating surplus per unit.

        Any acquisition involves potential risks, including, among other things:

  •
  mistaken assumptions about revenues and costs, including synergies;

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  an inability to integrate successfully the businesses we acquire;

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  the assumption of unknown liabilities;

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  limitations on rights to indemnity from the seller;

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  the diversion of management's attention from other business concerns;

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  unforeseen difficulties operating in new product areas or new geographic areas; and

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  customer or key employee losses at the acquired businesses.

Management's assessments of these risks is necessarily inexact and may not reveal or resolve all existing or potential problems with an acquisition.

        If we consummate any future acquisitions, our capitalization and results of operation may change significantly, and you will not have the opportunity to evaluate the economics, financial and other relevant information that we will consider in determining the application of these funds and other resources.

        Our acquisition strategy is based, in part, on our expectation of ongoing divestitures of natural gas gathering, transportation and processing assets by large industry participants. A material decrease in such divestitures would limit our opportunities for future acquisitions and could adversely affect our operations and cash flows available for distribution to our unitholders.

   Expanding our business by constructing new assets subjects us to risks that the project may not be completed on schedule, the costs associated with the project may exceed our expectations and additional natural gas supplies may not be available following completion of the project, which could cause our revenues and cash available for distribution to be less than anticipated.

        One of the ways we may grow our business is through the construction of additions to our existing gathering and transportation systems (including additional compression) and additional modifications at our Houston Central Processing Plant. The construction of additions or modifications to our existing gathering and transportation systems and processing and treating facilities, and the construction of new gathering, processing and treating facilities, involves numerous regulatory, environmental, political, legal and operational uncertainties beyond our control and require the expenditure of significant amounts of capital. If we undertake these projects, they may not be completed on schedule or at all or at the budgeted cost. Moreover, our revenues may not increase immediately upon the expenditure of funds on a particular project. For instance, if we expand a pipeline, the construction may occur over an extended period of time, and we will not receive any material increases in revenues until the project is completed. Moreover, we may construct facilities to capture anticipated future growth in production in a region in which such growth does not materialize. We may also rely on estimates of future production in our decision to construct additions to our gathering and transportation systems, which may prove to be inaccurate because there are numerous uncertainties inherent in estimating quantities of future production. As a result, new facilities may not be able to attract enough throughput to achieve our expected investment return.

  If we are unable to obtain new rights-of-way or the cost of renewing existing rights-of way increases, then we may be unable to fully execute our growth strategy, which may have an adverse impact on our ability to increase distributions to our unitholders.

        The construction of additions to our existing gathering and transportation assets may require us to obtain new rights-of-way prior to constructing new pipelines. We may be unable to obtain such rights-of-way to connect new natural gas supplies to our existing gathering lines or capitalize on other attractive expansion opportunities. Additionally, it may become more expensive for us to obtain new rights-of-way or to renew existing rights-of-way. If the cost of obtaining new rights-of-way or renewing existing rights-of-way increases, then our results of operations could be adversely affected.

  Our business involves many hazards and operational risks, some of which may not be fully covered by insurance. If a significant accident or event occurs that is not fully insured, our operations could be temporarily or permanently impaired, and our liabilities and expenses could be significant.

        Our operations are subject to the many hazards inherent in the gathering, compression, treating, processing and transportation of natural gas and NGLs, including:

  •
  damage to pipelines, related equipment and surrounding properties caused by hurricanes, tornadoes, floods, fires, extreme weather conditions and other natural disasters and acts of terrorism;

  •
  inadvertent damage from construction and farm equipment;

  •
  leaks of natural gas, NGLs and other hydrocarbons; and

  •
  fires and explosions.

        These risks could result in substantial losses due to personal injury and/or loss of life, severe damage to and destruction of property and equipment and pollution or other environmental damage and may result in curtailment or suspension of our related operations. In addition, mechanical malfunctions, faulty measurement or other errors may result in significant costs or lost revenues. Our operations are primarily concentrated in South Texas and the Texas Gulf Coast regions, and a natural disaster or other hazard affecting this area could have a material adverse effect on our operations. We are not fully insured against all risks incident to our business. In accordance with typical industry practice, we do not have any property insurance on any of our underground pipeline systems that would cover damage to the pipelines. We are not insured against all environmental accidents that might occur, other than those considered to be sudden and accidental. Our business interruption insurance covers losses arising from physical damage to the Houston Central Processing Plant and our Copano Bay System. If a significant accident or event occurs that is not fully insured, our operations could be temporarily or permanently impaired, and our liabilities and expenses could be significant.

  Restrictions in our subsidiaries' credit facilities will limit their ability to borrow additional funds or make distributions to us, which will limit our ability to make distributions to our unitholders and capitalize on acquisitions and other business opportunities.

        As of June 30, 2004, our total outstanding indebtedness on a pro forma basis after giving effect to this offering was approximately $55.1 million. Our payments of principal and interest on our indebtedness will reduce the cash available for distribution on the units. Each of our subsidiaries' bank credit facilities will contain various covenants limiting its ability to incur indebtedness, grant liens and engage in transactions with affiliates, which will limit our ability to make distributions to our unitholders and capitalize on acquisition and other business opportunities. In addition, our subsidiaries will be prohibited by the terms of their credit facilities from making cash distributions to us during an event of default, or if the payment of such cash distributions would cause an event of default, under any of their debt agreements. Furthermore, each of our subsidiaries' bank credit facilities will contain covenants requiring them to maintain certain financial ratios and tests. Any subsequent replacement of these credit facilities or any new indebtedness could have similar or greater restrictions. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources."

  Due to our lack of asset diversification, adverse developments in our gathering, treating, processing and transportation businesses would reduce our ability to make distributions to our unitholders.

        Substantially all of our revenues are generated from our gathering, dehydration, treating, conditioning, processing and transportation businesses, and as a result, our financial condition depends upon prices of, and continued demand for, natural gas and NGLs. Furthermore, all of our assets are located in Texas. Due to our lack of diversification in asset type and location, an adverse development in one of these businesses or in this area would have a significantly greater impact on our financial condition and results of operations than if we maintained more diverse assets.

Risks Related to Our Structure

  Affiliates of our management, CSFB Private Equity and EnCap Investments will control, in the aggregate, a 52.64% membership interest in us, assuming no exercise of the underwriters' over-allotment option. Our management, CSFB Private Equity or EnCap Investments may have conflicts of interest with us. Our limited liability company agreement limits the remedies available to you in the event you have a claim relating to conflicts of interest.

        Following the offering, affiliates of our management, CSFB Private Equity and EnCap Investments will control, in the aggregate, a 52.64% membership interest in us, and two members of our board of directors will be affiliates of these unitholders. Moreover, through cumulative voting, affiliates of our management, CSFB Private Equity and EnCap Investments will each have the continuing ability to elect at least one member to our board of directors at each annual meeting (based on their respective ownership interest immediately following this offering). Conflicts of interest may arise between our management, CSFB Private Equity and EnCap Investments, and us and our unitholders. These potential conflicts may relate to the divergent interests of affiliates of our management, CSFB Private Equity and EnCap Investments as owners of all of our subordinated units and approximately 28.96% of our common units (assuming no exercise of the underwriters' over-allotment option), and our investors in this offering who will own approximately 71.04% of our common units following this offering. Situations in which the interests of owners of subordinated units may differ from interests of owners of common units include, among others, the following situations:

  •
  in some instances, our board of directors may cause us to borrow funds to permit the payment of cash distributions, even if the purpose or effect of the borrowing is to make a distribution on the subordinated units or to hasten the expiration of the subordination period;

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  our limited liability company agreement gives our management broad discretion in establishing financial reserves for the proper conduct of our business, which will affect the amount of cash available for distribution. For example, our management is required to deduct from operating surplus cash reserves that in its reasonable discretion are necessary to fund our future operating expenditures;

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  our management determines the amount and timing of asset purchases and sales, capital expenditures, borrowings, issuances of additional membership interests and reserves, each of which can affect the amount of cash that is distributed to our unitholders and the expiration of the subordination period; and

  •
  CSFB Private Equity, EnCap Investments and other affiliates of our directors are not prohibited from investing or engaging in other businesses or activities that compete with us.

  Our limited liability company agreement prohibits a unitholder who acquires 15% or more of our common units without the approval of our board of directors from engaging in a business combination with us for three years. This provision could discourage a change of control that our unitholders may favor, which could negatively affect the price of our common units.

        Our limited liability company agreement effectively adopts Section 203 of the Delaware General Corporation Laws, or the DGCL. Section 203 of the DGCL as it applies to us prevents an interested unitholder, defined as a person who owns 15% or more of our outstanding units, from engaging in business combinations with us for three years following the time such person becomes an interested unitholder. Section 203 broadly defines "business combination" to encompass a wide variety of transactions with or caused by an interested unitholder, including mergers, asset sales and other transactions in which the interested unitholder receives a benefit on other than a pro rata basis with other unitholders. This provision of our limited liability company agreement could have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging takeover attempts that might result in a premium over the market price for our common units.

  You will experience immediate and substantial dilution of $13.43 per common unit.

        The assumed initial public offering price of $20.00 per unit exceeds our pro forma net tangible book value of $6.57 per unit. Based on the assumed initial public offering price, you will incur immediate and substantial dilution of $13.43 per common unit. The main factor causing dilution is that affiliates of our management, CSFB Private Equity and EnCap Investments acquired interests in us at equivalent per unit prices lower than the public offering price. Please read "Dilution."

  Our cap on certain general and administrative expenses expires on December 31, 2007 (if not extended by our existing investors). Once the cap expires, our existing investors will no longer be required to reimburse us for certain amounts in excess of the cap, which could materially reduce the cash available for distribution to our unitholders.

        Pursuant to our limited liability company agreement, for three years beginning on January 1, 2005, our existing investors have agreed to reimburse us for our general and administrative expenses in excess of the following levels (subject to certain limitations):

Year	General and Administrative Expense Limitation
1	$1.50 million per quarter
2	$1.65 million per quarter
3	$1.80 million per quarter

During this three-year period, the quarterly limitation on general and administrative expenses will be increased by 10% of the amount by which EBITDA for any quarter exceeds $5.4 million. This limitation, or cap, on general and administrative expenses excludes non-cash expenses as well as expenses we may incur in connection with potential acquisitions and capital improvements.

        Once the cap expires, our existing investors will no longer be required to reimburse us for amounts in excess of the cap. As a result, all of our general and administrative expenses will be paid by us, which could materially reduce the cash available for distributions to our unitholders. For a detailed discussion of our cap on general and administrative expenses, please read "Management's Discussion and Analysis of Financial Condition and Results of Operations — General and Administrative Expenses."

  Distributions to our existing investors may be insufficient to allow them to reimburse us for all of our general and administrative expenses in excess of the cap, which could materially reduce the cash available for distributions to our unitholders.

        Our existing investors have agreed to reimburse us for our general and administrative expenses in excess of stated levels for a period of three years beginning on January 1, 2005. These reimbursements will be made on a quarterly basis and will be made initially from escrow accounts established by our existing investors to satisfy their reimbursement obligation. If funds in these escrow accounts are insufficient to reimburse us for all of the excess general and administrative expenses we incur, then reimbursements will be made solely from distributions payable to our existing investors with respect to the common and subordinated units they will own following this offering. Following this offering, our existing investors will collectively own 2,038,252 common units and 3,519,126 subordinated units, assuming no exercise of the underwriters' over-allotment option. It is currently anticipated that our existing investors will receive, in the aggregate, approximately $2.2 million quarterly and $8.9 million annually in distributions from us with respect to the common and subordinated units held by them. If funds held in the escrow accounts, together with distributions received by our existing investors in any quarter during this three-year period, are insufficient to reimburse us for all of the excess general and administrative expense, then amounts not reimbursed will be paid by us, which could have a material adverse effect on the cash available for distributions to our unitholders.

  We may issue additional common units without your approval, which would dilute your existing ownership interests.

        During the subordination period, we may issue up to 3,519,126 additional common units without your approval. We may also issue an unlimited number of additional common units or other equity securities of equal rank with the common units, without your approval, in a number of circumstances, such as:

  •
  the issuance of common units in connection with acquisitions or capital improvements that our management determines would increase cash flow from operations per unit on an estimated pro forma basis;

  •
  issuances of common units to repay certain indebtedness, the cost of which to service is greater than the distribution obligations associated with the units issued in connection with the debt's retirement;

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  the conversion of subordinated units into common units;

  •
  the conversion of units of equal rank with the common units into common units under some circumstances;

  •
  the issuance of common units under our incentive plans; or

  •
  the redemption of common units with the proceeds of a concurrent offering of common units.

        After the end of the subordination period, we may issue an unlimited number of limited liability company interests of any type, including common units, without the approval of our unitholders. Our limited liability company agreement does not give the unitholders the right to approve our issuance at any time of equity securities ranking junior to the common units.

        The issuance of additional common units or other equity securities of equal or senior rank will have the following effects:

  •
  your proportionate ownership interest in us will decrease;

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  the amount of cash available for distribution on each unit may decrease;

  •
  because a lower percentage of total outstanding units will be subordinated units, the risk that a shortfall in the payment of the minimum quarterly distribution will be borne by the common unitholders will increase;

  •
  the relative voting strength of each previously outstanding unit will be diminished; and

  •
  the market price of the common units may decline.

  Our limited liability company agreement provides for a limited call right that may require you to sell your common units at an undesirable time or price.

        If, at any time, any person owns more than 90% of the common units then outstanding, such person has the right, but not the obligation, which it may assign to any of its affiliates or to us, to acquire all, but not less than all, of the remaining common units then outstanding at a price not less than the then-current market price of the common units. As a result, you may be required to sell your common units at an undesirable time or price and may therefore not receive any return on your investment. You may also incur tax liability upon a sale of your units. For additional information about the call right, please read "The Limited Liability Company Agreement — Limited Call Right."

  Unitholders may have limited liquidity for their units, a trading market may not develop for the units and you may not be able to resell your units at the initial public offering price.

        Prior to the offering, there has been no public market for the common units. After the offering, there will be only 5,000,000 publicly traded units. We do not know the extent to which investor interest will lead to the development of a trading market or how liquid that market might be. You may not be able to resell your common units at or above the initial public offering price. Additionally, the lack of liquidity may result in wide bid-ask spreads, contribute to significant fluctuations in the market price of the common units and limit the number of investors who are able to buy the common units.

  Affiliates of our management, CSFB Private Equity or EnCap Investments may sell units or other limited liability company interests in the trading market, which could reduce the market price of our outstanding common units.

        Following the completion of this offering, affiliates of our management, CSFB Private Equity and EnCap Investments will control an aggregate of 2,038,252 common units and 3,519,126 subordinated units, assuming no exercise of the underwriters' over-allotment option. Each subordinated unit will convert into one common unit at the end of the subordination period, which may be as early as the first quarter of 2007. In addition, we have agreed to register for sale units held by affiliates of our management, CSFB Private Equity and EnCap Investments. These registration rights allow affiliates of our management, CSFB Private Equity and EnCap Investments to request registration of their common units and to include any of those units in a registration of other securities by us. If affiliates of our management, CSFB Private Equity or EnCap Investments were to dispose of a substantial portion of their units in the trading markets, it could reduce the market price of our outstanding common units. For a more complete description of the circumstances under which the subordinated units will convert into common units, please read "Cash Distribution Policy — Subordination Period."

   Reimbursements paid to one of our affiliates will reduce the amount of our available cash on hand at the end of each quarter, and, therefore, reduce the amount of cash that we can distribute to our unitholders.

        Pursuant to arrangements commencing in 1996, a substantial majority of our general and administrative functions, all of our field operating personnel and certain other services shared by our operating subsidiaries have been obtained through one of our affiliates, Copano/Operations, Inc. Copano Operations charges us for the costs that it incurs on our behalf, without markup, based upon total monthly expenses incurred by Copano Operations less (i) a fixed allocation to reflect expenses incurred by Copano Operations for the benefit of other companies controlled by our Chairman and Chief Executive Officer, John R. Eckel, Jr. and (ii) any costs incurred directly for the benefit of these other companies. The reimbursements to Copano Operations will reduce the amount of our available cash on hand at the end of each quarter and, therefore, reduce the amount of cash that we can distribute to our unitholders. For a detailed discussion of this reimbursement obligation, please read "Certain Relationships and Related Party Transactions — Copano/Operations, Inc."

Tax Risks to Common Unitholders

        You should read "Material Tax Consequences" for a more complete discussion of the expected material federal income tax consequences of owning and disposing of common units.

  Our tax treatment depends on our status as a partnership for federal income tax purposes, as well as our not being subject to entity-level taxation by individual states. If the IRS treats us as a corporation for tax purposes or we become subject to entity-level taxation, it would substantially reduce the amount of cash available for distribution to you.

        The after-tax benefit of an investment in our common units depends largely on our being treated as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this or any other tax matter that affects us.

        If we were treated as a corporation for federal income tax purposes, we would pay federal income tax on our taxable income at the corporate tax rates, currently at a maximum rate of 35%, and would likely pay state income tax at varying rates. Distributions to you would generally be taxed again as corporate distributions, and no income, gain, loss or deduction would flow through to you. Because a tax would be imposed on us as a corporation, our cash available for distribution to our unitholders would be substantially reduced. Therefore, our treatment as a corporation would result in a material reduction in the anticipated cash flow and after-tax return to our unitholders and therefore would likely result in a substantial reduction in the value of our common units.

        Current law or our business may change so as to cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to entity-level taxation. In addition, because of widespread state budget deficits, several states are evaluating ways to subject partnerships and limited liability companies to entity-level taxation through the imposition of state income, franchise or other form of taxation. If any state were to impose a tax upon us as an entity, the cash available to us for distribution to you would be reduced. Our limited liability company agreement provides that if a law is enacted or existing law is modified or interpreted in a manner that subjects us to taxation as a corporation or otherwise subjects us to entity-level taxation for federal, state or local income tax purposes, then the minimum quarterly distribution amount will be adjusted to reflect the impact of that law on us.

  A successful IRS contest of the federal income tax positions we take may adversely affect the market for our common units, and the costs of any contest will reduce cash available for distribution to our unitholders.

        We have not requested a ruling from the IRS with respect to our treatment as a partnership for federal income tax purposes or any other matter that affects us. The IRS may adopt positions that differ from the positions we take. It may be necessary to resort to administrative or court proceedings to sustain some or all of the positions we take. A court may disagree with some or all of the positions we take. Any contest with the IRS may materially and adversely impact the market for our common units and the price at which they trade. In addition, our costs of any contest with the IRS will result in a reduction in cash available for distribution to our unitholders and thus will be borne indirectly by our unitholders.

  You may be required to pay taxes on income from us even if you do not receive any cash distributions from us.

        You will be required to pay any federal income taxes and, in some cases, state and local income taxes on your share of our taxable income, whether or not you receive cash distributions from us. You may not receive cash distributions from us equal to your share of our taxable income or even equal to the tax liability that results from the taxation of your share of our taxable income.

  Tax-exempt entities, regulated investment companies and foreign persons face unique tax issues from owning common units that may result in adverse tax consequences to them.

        Investment in common units by tax-exempt entities, including employee benefit plans and individual retirement accounts (known as IRAs), regulated investment companies (known as mutual funds) and non-U.S. persons raises issues unique to them. For example, virtually all of our income allocated to organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, will be unrelated business taxable income and will be taxable to such a unitholder. Very little of our income will be qualifying income to a regulated investment company. Recent legislation treats net income derived from the ownership of certain publicly traded partnerships (including us) as qualifying income to a regulated investment company. However, this legislation will only be effective for taxable years beginning after October 22, 2004. Distributions to non-U.S. persons will be reduced by withholding taxes imposed at the highest effective applicable tax rate, and non-U.S. persons will be required to file United States federal income tax returns and pay tax on their share of our taxable income.

  We will register as a tax shelter. This may increase the risk of an IRS audit of us or you.

        We intend to register as a "tax shelter" with the Secretary of the Treasury. We will advise you of our tax shelter registration number once that number has been assigned. The IRS requires that some types of entities, including some partnerships and limited liability companies, register as tax shelters in response to the perception that they claim tax benefits that the IRS may believe to be unwarranted. As a result, we may be audited by the IRS and tax adjustments could be made. Any unitholder owning less than a 1% profit interest in us has very limited rights to participate in the income tax audit process. Further, any adjustments in our tax returns will lead to adjustments to, and may lead to audits of, the tax returns of individual unitholders, including adjustments unrelated to us. You will bear the cost of any expense incurred in connection with the examination of your personal tax return.

        Recently issued Treasury regulations require taxpayers to report certain information on Internal Revenue Service Form 8886 if they participate in a "reportable transaction." Unitholders may be required to file this form with the IRS if we participate in a "reportable transaction." A transaction may be a reportable transaction based upon any of several factors. Unitholders are urged to consult with their own tax advisor concerning the application of any of these factors to their investment in our common units. Congress is considering legislative proposals that, if enacted, would impose significant penalties for failure to comply with these disclosure requirements. The Treasury Regulations also impose obligations on "material advisors" that organize, manage or sell interests in registered "tax shelters." As stated above, we intend to register as a tax shelter, and, thus, one of our material advisors will be required to maintain a list with specific information, including unitholder names and tax identification numbers, and to furnish this information to the IRS upon request. Unitholders are urged to consult with their own tax advisor concerning any possible disclosure obligation with respect to their investment and should be aware that we and our material advisors intend to comply with the list and disclosure requirements.

  We treat each purchaser of our common units as having the same tax benefits without regard to the common units purchased. The IRS may challenge this treatment, which could adversely affect the value of the common units.

        Because we cannot match transferors and transferees of common units, we will adopt depreciation and amortization positions that may not conform with all aspects of existing Treasury regulations. A successful IRS challenge to those positions could adversely affect the amount of tax benefits available to our unitholders. It also could affect the timing of these tax benefits or the amount of gain on the sale of common units and could have a negative impact on the value of our common units or result in audits of and adjustments to our unitholders' tax returns.

  Unitholders may be subject to state and local taxes and return filing requirements.

        In addition to federal income taxes, unitholders will likely be subject to other taxes, including foreign, state and local taxes, unincorporated business taxes and estate, inheritance or intangible taxes that are imposed by the various jurisdictions in which we do business or own property now or in the future, even if our unitholders do not reside in any of those jurisdictions. Our unitholders will likely be required to file foreign, state and local income tax returns and pay state and local income taxes in some or all of these jurisdictions. Further, unitholders may be subject to penalties for failure to comply with those requirements. We will initially do business and own assets in Texas. Texas does not currently impose a personal income tax. As we make acquisitions or expand our business, we may do business or own assets in states that impose a personal income tax. It is the responsibility of each unitholder to file all United States federal, foreign, state and local tax returns that may be required of such unitholder. Our counsel has not rendered an opinion on the state or local tax consequences of an investment in the common units.

USE OF PROCEEDS

        We expect to receive net proceeds of approximately $93.0 million from the sale of 5,000,000 common units offered by this prospectus, after deducting underwriting discounts but before estimated offering expenses. Our estimates assume an initial offering price of $20.00 per common unit and no exercise of the underwriters' over-allotment option. We anticipate using the net proceeds of this offering, after deducting underwriting discounts, to:

  •
  redeem, for approximately $78.1 million, all of our outstanding redeemable preferred units from CSFB Private Equity and EnCap Investments, including accrued distributions;

  •
  repay approximately $7.0 million of Copano Processing's term loan that is not being refinanced under its new revolving credit facility;

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  repay approximately $6.0 million of the indebtedness outstanding under Copano Pipelines' revolving credit facility;

  •
  repay approximately $1.0 million of other obligations; and

  •
  pay remaining offering expenses, currently estimated to be approximately $0.9 million.

        As of June 30, 2004, Copano Processing had approximately $16.0 million outstanding under its term loan bearing interest at a rate of 14%. A portion of the debt outstanding under this term loan was incurred to fund a portion of the purchase price of our Houston Central Processing Plant and the Sheridan NGL pipeline. The remainder of the debt outstanding under Copano Processing's term loan was incurred as a result of a payment-in-kind interest provision in the credit agreement. Concurrently with this offering, Copano Processing will refinance the portion of its term loan that is not repaid from the proceeds of this offering with a new revolving credit facility. As of June 30, 2004, Copano Pipelines had approximately $55.0 million outstanding under its revolving credit facility with a weighted average interest rate of 4.42%. All of the debt outstanding under this revolving credit facility was incurred to retire existing debt, finance capital expenditures (including construction and expansion projects), finance acquisitions and investments in unconsolidated affiliates and meet working capital requirements.

        In May 1996, we purchased gathering pipelines and related assets in South Texas for $6.0 million, of which $4.8 million was paid in cash and $1.2 million was payable without interest based upon volumes of gas transported through the purchased gathering system. As of June 30, 2004, the remaining payment obligation totaled $972,000. The remaining balance is due on the earlier of: (1) May 2006, (2) the sale of the purchased gathering system or (3) the date on which we effect an initial public offering of our equity securities. We expect to use a portion of the net proceeds from this offering to repay the outstanding balance of this obligation.

        We will use any net proceeds from the exercise of the underwriters' over-allotment option to redeem a number of common units, on a pro rata basis, from CSFB Private Equity and EnCap Investments equal to the number of common units issued upon the exercise of the over-allotment option. If the over-allotment option is exercised in full, CSFB Private Equity's and EnCap Investments' ownership of common units will each be reduced from 605,560 common units to 230,560 common units. The number of subordinated units held by CSFB Private Equity and EnCap Investments will remain unchanged.

        An affiliate of RBC Capital Markets Corporation, an underwriter for this offering, is a lender under our revolving credit facilities and will be partially repaid with a portion of the net proceeds from this offering. Please read "Underwriting."

CAPITALIZATION

        The following table shows:

  •
  our historical capitalization as of June 30, 2004; and

  •
  our pro forma capitalization as of June 30, 2004:

  •
  adjusted to reflect the offering of the common units and the application of the net proceeds we expect to receive in the offering as described under "Use of Proceeds;" and

  •
  adjusted to reflect the distribution of approximately $4 million to our existing investors prior to completion of this offering.

        We derived this table from, and it should be read in conjunction with and is qualified in its entirety by reference to, the unaudited historical and pro forma consolidated financial statements and the accompanying notes included elsewhere in this prospectus. You should also read this table in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	As of June 30, 2004
	Historical	Pro Forma
	(In thousands)
Cash and cash equivalents	$6,303	$2,303

Long-term debt and other obligations:
Long-term debt	$70,650	$55,091
Other obligations	1,718	746

Total long-term debt and other obligations	72,368	55,837
Redeemable preferred units	65,387	—
Members' capital:
Unitholders' capital	16,390	—
Common unitholders	—	95,677
Subordinated unitholders	—	10,379
Accumulated deficit	(18,224)	(32,312)

Total members' capital	(1,834)	73,744

Total capitalization	$135,921	$129,581

DILUTION

        Dilution is the amount by which the offering price paid by the purchasers of common units sold in this offering will exceed the pro forma net tangible book value per unit after the offering. On a pro forma basis as of June 30, 2004, after giving effect to the offering of common units and the application of the related net proceeds, and assuming the underwriters' over-allotment option is not exercised, our net tangible book value was $69.3 million, or $6.57 per common unit. Purchasers of common units in this offering will experience substantial and immediate dilution in net tangible book value per common unit for financial accounting purposes, as illustrated in the following table:

Assumed initial public offering price per common unit		$20.00
Net tangible book value per common unit before the offering(1)	$(1.13)
Increase in net tangible book value per common unit attributable to purchasers in the offering	7.70

Less: Pro forma net tangible book value per common unit after the offering(2)		6.57

Immediate dilution in tangible net book value per common unit to new investors		$13.43

(1)
Determined by dividing the number of units to be issued to affiliates of our management, CSFB Private Equity and EnCap Investments (2,038,252 common units and 3,519,126 subordinated units) into the net pro forma tangible book value of the contributed assets and liabilities.

(2)
Determined by dividing the total number of units to be outstanding after this offering and the application of the related net proceeds (7,038,252 common units and 3,519,126 subordinated units) into our pro forma net tangible book value, after giving effect to the application of the expected net proceeds of this offering and the distribution of approximately $4 million to our existing investors to be deposited in escrow.

        The following table sets forth the number of units that we will issue and the total consideration contributed to us by affiliates of our management, CSFB Private Equity and EnCap Investments with respect to their units and by the purchasers of common units in this offering upon consummation of the transactions contemplated by this prospectus:

	Units Acquired
			Total Consideration
	Number	Percent		Percent
			(In millions)
Affiliates of our management, CSFB Private Equity and EnCap Investments(1)(2)	5,557,378	52.64%	$(1.8)	(1.8)%
New investors	5,000,000	47.36%	100.0	101.8%

Total	10,557,378	100.00%	$98.2	100.0%

(1)
The units acquired by affiliates of our management, CSFB Private Equity and EnCap Investments consist of 2,038,252 common units and 3,519,126 subordinated units.

(2)
The total consideration is equal to the book value of the net assets as of June 30, 2004 contributed by affiliates of our management, CSFB Private Equity and EnCap Investments, which were recorded at historical cost in accordance with generally accepted accounting principles.

CASH DISTRIBUTION POLICY

Quarterly Distributions of Available Cash

        General.    Within 45 days after the end of each quarter, beginning with the quarter ending December 31, 2004, we will distribute all of our available cash to unitholders of record on the applicable record date. We will adjust the minimum quarterly distribution for the period from the closing of the offering through December 31, 2004 based on the actual length of the period.

        Available Cash.    Available cash for any quarter consists of cash on hand at the end of that quarter, plus cash on hand from working capital borrowings made after the end of the quarter but before the date of determination of available cash for the quarter, less cash reserves. If we are not in compliance with covenants contained in our credit facilities, we will be unable to make distributions of available cash. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources—Description of Our Indebtedness."

        Intent to Distribute the Minimum Quarterly Distribution.    We intend to distribute to the holders of common units and subordinated units on a quarterly basis at least the minimum quarterly distribution of $0.40 per unit, or $1.60 per unit per year, to the extent we have sufficient cash from our operations after establishment of cash reserves and payment of fees and expenses. There is no guarantee, however, that we will pay the minimum quarterly distribution on the common units in any quarter, and we will be prohibited from making any distributions to unitholders if it would cause an event of default, or if an event of default is existing, under our credit facilities.

Operating Surplus and Capital Surplus

        General.    All cash distributed to unitholders will be characterized as either "operating surplus" or "capital surplus." We distribute available cash from operating surplus differently than available cash from capital surplus. We will treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since we began operations equals the operating surplus as of the most recent date of determination of available cash. We will treat any amount distributed in excess of operating surplus, regardless of its source, as capital surplus. We do not anticipate that we will make any distributions from capital surplus.

        Operating Surplus.    Operating surplus consists of:

  •
  our cash balance on the closing date of this offering; plus

  •
  $12.0 million (as described below); plus

  •
  cash receipts from operations, excluding cash from borrowings that are not working capital borrowings, sales of equity and debt securities and sales or other dispositions of assets outside the ordinary course of business; plus

  •
  working capital borrowings made after the end of a quarter but before the date of determination of operating surplus for that quarter; plus

  •
  general and administrative expense reimbursement by our existing investors of the amount in excess of our cap on general and administrative expenses for the three-year period following this offering; less

  •
  operating expenditures, including the repayment of working capital borrowings, but not the repayment of other borrowings, and including maintenance capital expenditures; less

  •
  the amount of cash reserves for future operating expenditures.

        As reflected above, operating surplus includes $12.0 million in addition to our cash balance on the closing date of this offering, cash receipts from our operations and cash from working capital borrowings. This amount does not reflect actual cash on hand at closing that is available for distribution to our unitholders. Rather, it is a provision that will enable us, if we choose, to distribute as operating surplus up to $12.0 million of cash we receive in the future from non-operating sources, such as asset sales outside the ordinary course of business, sales of our equity and debt securities, and long-term borrowings, that would otherwise be distributed as capital surplus.

        We are currently unable to borrow under our credit facilities to pay distributions of operating surplus to unitholders because no such borrowings would constitute "working capital borrowings" pursuant to the definition contained in our limited liability company agreement. Because we will be unable to borrow money to pay our minimum quarterly distribution until such time as we establish a facility that meets the definition contained in our limited liability company agreement, our ability to pay the minimum quarterly distribution in any quarter is solely dependent on our ability to generate sufficient operating surplus with respect to that quarter. Because we are unable to cover a shortfall in the minimum quarterly distribution with working capital borrowings, there is an additional risk that we will not be able to pay the full minimum quarterly distribution in any particular quarter until such time as we establish a facility that meets the definition contained in our limited liability company agreement.

        As described above, operating surplus is reduced by the amount of our maintenance capital expenditures but not our expansion capital expenditures. Maintenance capital expenditures represent capital expenditures made to replace partially or fully depreciated assets to maintain the existing operating capacity of our assets and to extend their useful lives, or other capital expenditures that are incurred in maintaining existing system volumes and related cash flows. Expansion capital expenditures represent capital expenditures made to expand or increase the efficiency of the existing operating capacity of our assets. Expansion capital expenditures include expenditures that facilitate an increase in volumes within our operations, whether through construction or acquisition. For example, expansion of compression facilities to increase throughput capacity or the acquisition of additional pipelines, such as our recent acquisition of the Karnes County Gathering System, are considered expansion capital expenditures. Expenditures that reduce our operating costs will be considered expansion capital expenditures only if the reduction in operating expenses exceeds cost reductions typically resulting from routine maintenance. We treat costs for repairs and minor renewals to maintain facilities in operating condition and that do not extend the useful life of existing assets as operations and maintenance expenses as we incur them. Our management has the discretion to determine how to allocate a capital expenditure for the acquisition or expansion of our assets between maintenance capital expenditures and expansion capital expenditures. Maintenance capital expenditures reduce operating surplus, from which we pay the minimum quarterly distribution, but expansion capital expenditures do not.

        Capital Surplus.    Capital surplus consists of:

  •
  borrowings other than working capital borrowings;

  •
  sales of debt and equity securities; and

  •
  sales or other dispositions of assets for cash, other than inventory, accounts receivable and other current assets sold in the ordinary course of business or as part of normal retirements or replacements of assets.

Subordination Period

        General.    During the subordination period, which we define below and in the glossary, the common units will have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $0.40 per unit, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. Upon expiration of the subordination period, all subordinated units will convert into common units on a one-for-one basis and will then participate, pro rata, with the other common units in distributions of available cash, and the common units will no longer be entitled to arrearages.

        Expiration of Subordination Period.    The subordination period will extend until the first day of any quarter beginning after December 31, 2006 that each of the following tests is met:

  •
  distributions of available cash from operating surplus on each of the outstanding common units and subordinated units for the two consecutive four-quarter periods immediately preceding that date equaled or exceeded the minimum quarterly distribution;

  •
  the "adjusted operating surplus" (as defined below) generated during the two consecutive four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units; and

  •
  there are no arrearages in payment of the minimum quarterly distribution on the common units.

        Any quarterly distributions payable to our existing investors that are used to satisfy any reimbursement obligations associated with our cap on general and administrative expenses shall be considered distributed to such existing investors for purposes of determining whether the test above has been met.

        Adjusted Operating Surplus.    Adjusted operating surplus is a measure that we use to determine the operating surplus that is actually earned in a test period by excluding items from prior periods that affect operating surplus in the test period. Adjusted operating surplus consists of:

  •
  operating surplus generated with respect to that period; less

  •
  any net increase in working capital borrowings with respect to that period; less

  •
  any net decrease in cash reserves for operating expenditures with respect to that period not relating to an operating expenditure made with respect to that period; plus

  •
  any net decrease in working capital borrowings with respect to that period; plus

  •
  any net increase in cash reserves for operating expenditures with respect to that period required by any debt instrument for the repayment of principal, interest or premium.

        Adjusted operating surplus will not be reduced by the amount of general and administrative expense reimbursement from our existing investors.

Distributions of Available Cash from Operating Surplus During the Subordination Period

        We will make distributions of available cash from operating surplus for any quarter during the subordination period in the following manner:

  •
  First, to the common unitholders until we have distributed for each outstanding common unit an amount equal to the minimum quarterly distribution for that quarter;

  •
  Second, to the common unitholders until we have distributed for each outstanding common unit an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

  •
  Third, to the subordinated unitholders until we have distributed for each subordinated unit an amount equal to the minimum quarterly distribution for that quarter; and

  •
  Thereafter, to all unitholders pro rata.

Distributions of Available Cash from Operating Surplus After the Subordination Period

        When the subordination period ends, all remaining subordinated units will convert into common units on a one-for-one basis and will then participate, pro rata, with the other common units in distributions of available cash.

Distributions from Capital Surplus

        How Distributions from Capital Surplus Will be Made.    We will make distributions of available cash from capital surplus, if any, in the following manner:

  •
  First, to all unitholders, pro rata, until we have distributed for each common unit that was issued in this offering an amount of available cash from capital surplus equal to the initial public offering price;

  •
  Second, to the common unitholders, pro rata, until we have distributed for each common unit an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

  •
  Thereafter, we will make all distributions of available cash from capital surplus as if they were from operating surplus.

        Effect of a Distribution from Capital Surplus.    Our limited liability company agreement treats a distribution of capital surplus as the repayment of capital from this initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per unit is referred to as the "unrecovered capital." Each time a distribution of capital surplus is made, the minimum quarterly distribution will be reduced in the same proportion as the corresponding reduction in the unrecovered capital. Any distribution of capital surplus before the unrecovered capital is reduced to zero cannot be applied, however, to the payment of the minimum quarterly distribution or any arrearages.

        Once we distribute capital surplus on a unit issued in this offering in an amount equal to the initial unit price and have paid all arrearages, we will reduce the minimum quarterly distribution to zero, and then make all future distributions from operating surplus.

Adjustment of Minimum Quarterly Distribution

        In addition to adjusting the minimum quarterly distribution to reflect a distribution of capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:

  •
  the minimum quarterly distribution;

  •
  the unrecovered capital;

  •
  the number of common units issuable during the subordination period without a unitholder vote; and

  •
  the number of common units into which a subordinated unit is convertible.

        For example, if a two-for-one split of the common and subordinated units should occur, the minimum quarterly distribution and the unrecovered capital would each be reduced to 50% of its initial level and the number of common units issuable during the subordination period without a unitholder vote would double. We will not make any adjustment by reason of the issuance of additional units for cash or property.

        In addition, if legislation is enacted or if existing law is modified or interpreted in a manner that causes us to become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, we will reduce the minimum quarterly distribution level for each quarter by multiplying the minimum quarterly distribution by a fraction, the numerator of which is available cash for that quarter and the denominator of which is the sum of available cash for that quarter plus our board of directors' estimate of our aggregate liability for the income taxes payable by reason of that legislation or interpretation. To the extent that the actual tax liability differs from the estimated tax liability for any quarter, the difference will be accounted for in subsequent quarters.

Distributions of Cash Upon Liquidation

        If we dissolve in accordance with the limited liability company agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to the payment of our creditors. We will distribute any remaining proceeds to the unitholders in accordance with their respective capital account balances, as adjusted to reflect any taxable gain or loss upon the sale or other disposition of our assets in liquidation.

        The allocations of taxable gain upon liquidation are intended, to the extent possible, to allow the holders of common units to receive proceeds equal to their unrecovered capital plus the minimum quarterly distribution for the quarter during which liquidation occurs plus any arrearages in the payment of the minimum quarterly distribution on the common units from previous quarters prior to any allocation of gain to subordinated units. There may not be sufficient taxable gain upon our liquidation to enable the holders of common units to fully recover all of these amounts, even though there may be cash available for distribution to the holders of subordinated units.

        If there are losses upon liquidation, they first will be allocated to the subordinated units until the capital accounts of the subordinated units have been reduced to zero and then to the common units until the capital accounts of the common units have been reduced to zero. Any remaining loss will be allocated pro rata to all unitholders.

CASH AVAILABLE FOR DISTRIBUTION

        We intend to pay each quarter, to the extent we have sufficient available cash from operating surplus including working capital borrowings, the minimum quarterly distribution of $0.40 per unit, or $1.60 per year, on all the common units and subordinated units. Available cash for any quarter will consist generally of all cash on hand at the end of that quarter, plus working capital borrowings after the end of the quarter, as adjusted for reserves. Operating surplus generally consists of cash on hand at closing, cash generated from operations after deducting related expenditures and other items, plus working capital borrowings after the end of the quarter, plus $12.0 million, as adjusted for reserves. We are currently unable to borrow under this credit facility to pay distributions of operating surplus to unitholders because no such borrowings would constitute "working capital borrowings" pursuant to the definition contained in our limited liability company agreement. The definitions of available cash and operating surplus are in the glossary.

        The amount of available cash from operating surplus needed to pay the minimum quarterly distribution for one quarter and for four quarters on the common units and the subordinated units to be outstanding immediately after this offering are approximately:

	One Quarter	Four Quarters
	(In thousands)
Common units	$2,815	$11,261
Subordinated units	1,408	5,631

Total	$4,223	$16,892

        If we had completed this offering on January 1, 2003, our pro forma available cash from operating surplus generated during 2003 and the six months ended June 30, 2004 would have been $9.2 million and $7.6 million, respectively. Pro forma available cash from operating surplus is derived from our pro forma financial statements in the manner described in Appendix C and therefore does not give effect to any incremental expenses we would incur as the result of being a public company or the benefit of reimbursements from our existing investors for certain general and administrative expenses that we will be entitled to under our limited liability company agreement. We have therefore also calculated estimated available cash from operating surplus to reflect incremental general and administrative expenses and reimbursements from our existing investors.

        We expect to incur approximately $1.7 million annually in incremental general and administrative expenses, such as costs associated with annual and quarterly reports to unitholders, our annual meeting of unitholders, tax return and Schedule K-1 preparation and distribution, investor relations, registrar and transfer agent fees, incremental insurance costs, fees of independent directors, accounting fees and legal fees. Furthermore, pursuant to our limited liability company agreement, our existing investors have agreed to reimburse us for our general and administrative expenses in excess of stated levels (subject to certain limitations) for a period of three years beginning on January 1, 2005. Specifically, our general and administrative expenses (subject to certain adjustments and exclusions) will be limited, or capped, as follows:

Year	General and Administrative Expense Limitation
1	$1.50 million per quarter
2	$1.65 million per quarter
3	$1.80 million per quarter

During this three-year period, the quarterly limitation on general and administrative expenses will be increased by 10% of the amount by which EBITDA for any quarter exceeds $5.4 million. Additionally, the cap may be extended beyond its initial three-year term at the same or a higher level by the affirmative vote of at least 95% of the common and subordinated units held by the existing investors or their transferees, voting together as a single class. We can provide no assurance as to any such extension, as such determination will be made in the sole discretion of our existing investors. This cap on general and administrative expenses excludes non-cash expenses as well as expenses we may incur in connection with potential acquisitions and capital improvements.

        To the extent our general and administrative expenses exceed this cap during the three years beginning on January 1, 2005, each of our existing investors has agreed to reimburse us for an allocable share of those amounts. These reimbursements will be made on a quarterly basis and will be made initially from escrow accounts established by our existing investors to satisfy their reimbursement obligation. If funds in these escrow accounts are insufficient to reimburse us for all of the excess general and administrative expenses we incur, then reimbursements will be made from distributions payable to our existing investors with respect to the common and subordinated units they will own following this offering. Following this offering, our existing investors will collectively own 2,038,252 common units and 3,519,126 subordinated units, assuming no exercise of the underwriters' over-allotment option. It is currently anticipated that our existing investors will receive, in the aggregate, approximately $2.2 million quarterly and $8.9 million annually in distributions from us with respect to the common and subordinated units held by them. To the extent that funds remaining in the escrow accounts, together with distributions received by an existing investor in any quarter during this three-year period, are insufficient to reimburse us for its allocable share of the excess general and administrative expense, amounts not reimbursed will be paid by us. For purposes of this cap on general and administrative expenses, each quarterly period is independent of other quarterly periods. Please read "Certain Relationships and Related Party Transactions — Copano/Operations, Inc."

        In 2003, our general and administrative expenses were $5.8 million. For the first quarter and second quarter of 2004 these expenses were approximately $1.7 million and $1.8 million, respectively. If our general and administrative expenses for the remainder of 2004 are consistent with the first and second quarters of 2004, we will exceed our general and administrative expense cap for 2004 by $1.0 million, or $0.25 million quarterly. We believe that our general and administrative expenses will increase as a result of our becoming a public company. We currently anticipate that our total annual general and administrative expenses following completion of this offering will be approximately $7.8 million, or $1.95 million per quarter. Assuming the cap is not adjusted for increases in EBITDA, we would expect to receive approximately $0.45 million from either funds remaining in escrow or from the $2.2 million otherwise payable to our existing investors quarterly as distributions on common and subordinated units held by them to compensate us for such excess.

        If we had completed this offering on January 1, 2003, our estimated available cash from operating surplus generated during 2003 would have been approximately $9.2 million. This amount would have been sufficient to allow us to pay approximately 81.3% of the minimum quarterly distribution on the common units but none of the minimum quarterly distribution on the subordinated units. If we had completed this offering on January 1, 2004, our estimated available cash from operating surplus generated during the six months ended June 30, 2004 would have been approximately $7.6 million. This amount would have been sufficient to allow us to pay the full minimum quarterly distribution on all of our common units and 69.4% of the minimum quarterly distribution on our subordinated units.

        We make capital expenditures either to maintain our assets or the supply to our assets or for expansion projects to increase our gross margin. Maintenance capital is employed to replace partially or fully depreciated assets to maintain the existing operating capacity of our assets and to extend their useful lives, or other capital expenditures that are incurred in maintaining existing system volumes and related cash flows. Expansion capital expenditures represent capital expenditures made to expand or increase the efficiency of the existing operating capacity of our assets. Expansion capital expenditures include expenditures that facilitate an increase in volumes within our operations, whether through construction or acquisition. For example, expansion of compression facilities to increase throughput capacity or the acquisition of additional pipelines, such as our recent acquisition of the Karnes County Gathering System, are considered expansion capital expenditures. Expenditures that reduce our operating costs will be considered expansion capital expenditures only if the reduction in operating expenses exceeds cost reductions typically resulting from routine maintenance. Our decisions whether to spend capital on expansion projects are generally based on anticipated earnings, cash flow and rate of return of the assets.

        We have not budgeted any material expansion capital expenditures. Consistent with our strategy, however, we are continuously considering expansion and acquisition opportunities. Additionally, we expect our future maintenance capital expenditures to be consistent with the level of capital expenditures historically required to maintain our assets.

        We derived the amounts of pro forma available cash from operating surplus shown above from our pro forma financial statements in the manner described in Appendix C. The pro forma adjustments are based upon currently available information and specific estimates and assumptions. The pro forma financial statements do not purport to present our results of operations had the transactions contemplated in this prospectus actually been completed as of the dates indicated. In addition, available cash from operating surplus as defined in the limited liability company agreement is a cash accounting concept, while our pro forma financial statements have been prepared on an accrual basis. As a result, you should only view the amount of estimated available cash from operating surplus as a general indication of the amount of available cash from operating surplus that we might have generated had we been formed in earlier periods.

  We believe we will have sufficient available cash from operating surplus following the offering to pay the minimum quarterly distribution on all units through June 30, 2005.

        We believe that, following the completion of the offering, we will have sufficient available cash from operating surplus to allow us to make the full minimum quarterly distribution on all outstanding common and subordinated units for each quarter through June 30, 2005. Our belief is based on our financial forecast in Appendix D.

        You should read the notes and the other information in Appendix D carefully for a discussion of the material assumptions underlying the financial forecast. The financial forecast presents, to the best of our knowledge and belief, the expected results of our operations for the forecast period. While we believe that the assumptions underlying the financial forecast are reasonable in light of management's current beliefs concerning future events, these assumptions are inherently uncertain and are subject to significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those we anticipate. If our assumptions are not realized, the actual available cash from operating surplus that we generate could be substantially less than that currently expected and could, therefore, be insufficient to permit us to make the full minimum quarterly distribution on all units, in which event the market price of the common units may decline materially. Consequently, the statement that we believe that we will have sufficient available cash from operating surplus to pay the full minimum quarterly distribution on all units for each quarter through June 30, 2005 should not be regarded as a representation by us or the underwriters or any other person that we will make such a distribution.

        When considering the financial forecast, you should keep in mind the risk factors and other cautionary statements under the heading "Risk Factors — Risks Related to Our Business" and elsewhere in this prospectus. Any of these factors or the other risks discussed in this prospectus could cause our financial condition and results of operations to vary significantly from those set forth in Appendix D.

SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL AND OPERATING DATA

        The following table shows selected historical consolidated financial and operating data of Copano Energy Holdings, L.L.C. and pro forma consolidated financial data of Copano Energy, L.L.C. for the periods and as of the dates indicated. The selected historical consolidated financial data for the years ended December 31, 2001, 2002 and 2003 are derived from the audited consolidated financial statements of Copano Energy Holdings, L.L.C. The selected historical consolidated financial data for the years ended December 31, 1999 and 2000 and for the six months ended June 30, 2003 and 2004 are derived from the unaudited consolidated financial statements of Copano Energy Holdings, L.L.C. The selected pro forma consolidated financial data as of June 30, 2004 and for the year ended December 31, 2003 and six months ended June 30, 2004 are derived from the unaudited pro forma consolidated financial statements of Copano Energy, L.L.C. These pro forma consolidated financial statements show the pro forma effect of this offering, including our use of the anticipated net proceeds. The pro forma consolidated balance sheet assumes this offering and the application of the net proceeds occurred as of June 30, 2004, and the pro forma consolidated statements of operations assume this offering and the application of the net proceeds occurred on January 1, 2003.

        The following table includes the following non-GAAP financial measures: (1) EBITDA and (2) segment gross margin. We define EBITDA as net income (loss) plus interest expense, provision for income taxes and depreciation and amortization expense. We define segment gross margin as revenue less cost of sales. Cost of sales includes the following costs and expenses: cost of natural gas and NGLs purchased by us from third parties, cost of natural gas and NGLs purchased by us from affiliates, costs we pay third parties to transport our volumes and costs we pay our affiliates to transport our volumes. For a reconciliation of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with GAAP, please read page 47 of this prospectus.

        Maintenance capital expenditures represent capital expenditures made to replace partially or fully depreciated assets to maintain the existing operating capacity of our assets and to extend their useful lives, or other capital expenditures that are incurred in maintaining existing system volumes and related cash flows. Expansion capital expenditures represent capital expenditures made to expand or increase the efficiency of the existing operating capacity of our assets. Expansion capital expenditures include expenditures that facilitate an increase in volumes within our operations, whether through construction or acquisition. For example, expansion of compression facilities to increase throughput capacity or the acquisition of additional pipelines, such as our recent acquisition of the Karnes County Gathering System, are considered expansion capital expenditures. Expenditures that reduce our operating costs will be considered expansion capital expenditures only if the reduction in operating expenses exceeds cost reductions typically resulting from routine maintenance. We treat costs for repairs and minor renewals to maintain facilities in operating condition and that do not extend the useful life of existing assets as operations and maintenance expenses as we incur them.

        We derived the information in the following table from, and that information should be read together with and is qualified in its entirety by reference to, the historical consolidated and pro forma financial statements and the accompanying notes included elsewhere in this prospectus. The table should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations."

	Copano Energy Holdings, L.L.C.							Copano Energy, L.L.C. Pro Forma
						Six Months Ended June 30,			Six Months Ended June 30, 2004
	Year Ended December 31,							Year Ended December 31, 2003
	1999	2000	2001	2002	2003	2003	2004
	(In thousands, except per unit data)
Summary of Operations Data:
Revenues	$57,896	$107,381	$160,369	$224,896	$384,571	$202,381	$196,519	$384,571	$196,519
Cost of sales	51,018	96,028	143,381	199,525	353,376	187,431	176,974	353,376	176,974
Operations and maintenance expenses	1,999	1,780	4,960	9,562	10,854	4,977	5,969	10,854	5,969
General and administrative expenses(1)	1,120	1,460	2,171	4,177	5,849	2,646	3,498	5,849	3,498
Depreciation and amortization	2,327	2,191	3,326	5,539	6,091	2,989	3,246	6,091	3,246
Taxes other than income	318	331	435	891	926	479	501	926	501
Equity in loss (earnings) from unconsolidated affiliate	—	—	—	584	127	449	(168)	127	(168)

Operating income	$1,114	$5,591	$6,096	$4,618	$7,348	$3,410	$6,499	$7,348	$6,499
Interest and other financing costs	303	299	2,227	6,360	12,108	3,289	7,734	2,857	1,754
Interest income and other	46	150	183	101	43	23	23	43	23

Net income (loss)(2)	$857	$5,442	$4,052	$(1,641)	$(4,717)	$144	$(1,212)	$4,534	$4,768

Basic net income (loss) per unit:(3)
Common units			$2.84	$(8.40)	$(7.52)	$(3.41)	$(1.02)
Common special units			$—	$(8.40)	$(7.52)	$(3.41)	$(1.02)
Diluted net income (loss) per unit:(3)
Common units			$0.85	$(8.40)	$(7.52)	$(3.41)	$(1.02)
Common special units			$—	$(8.40)	$(7.52)	$(3.41)	$(1.02)
Cash distributions per common unitholder(3)			$0.39	$0.28	$—	$—	$—
Basic and diluted pro forma net income per unit(3)								$0.43	$0.45

Balance Sheet Data (at period end):
Total assets	$55,475	$71,530	$152,258	$159,521	$161,709	$169,744	$173,958		$166,505
Property, plant and equipment, net	44,360	45,427	109,158	116,888	117,032	116,949	118,362		118,362
Payables to affiliates	441	623	1,090	932	1,371	580	1,074		1,074
Long-term debt	4,336	3,350	65,354	68,740	57,898	66,651	70,650		55,091
Redeemable preferred units	—	—	48,327	53,559	60,982	56,755	65,387		—
Members' capital	42,199	49,131	16,157	6,577	(662)	2,883	(1,834)		73,744
Cash Flow Data:
Net cash flow provided by (used in):
Operating activities	$3,650	$4,788	$13,107	$8,865	$15,296	$9,301	$3,525
Investing activities	(4,958)	(3,318)	(93,335)	(16,817)	(6,192)	(2,932)	(4,128)
Financing activities	1,369	(430)	93,938	(2,591)	(9,633)	(4,940)	2,299
Other Financial Data:
Pipeline segment gross margin(4)	$6,878	$11,353	$11,529	$18,772	$27,551	$14,561	$14,033	$27,551	$14,033
Processing segment gross margin(5)	—	—	5,459	6,599	3,644	389	5,512	3,644	5,512

Total gross margin(4)	$6,878	$11,353	$16,988	$25,371	$31,195	$14,950	$19,545	$31,195	$19,545

EBITDA(1)(4)	$3,487	$7,932	$9,605	$10,258	$13,482	$6,422	$9,768	$13,482	$9,768
Maintenance capital expenditures	$565	$668	$1,175	$3,781	$2,281	$1,324	$1,108	$2,281	$1,108
Expansion capital expenditures	3,603	2,863	56,746	9,323	3,911	1,584	3,020	3,911	3,020

Total capital expenditures	$4,168	$3,531	$57,921	$13,104	$6,192	$2,908	$4,128	$6,192	$4,128

Operating Data:
Pipeline throughput(6) (Mcf/d)	75,205	87,907	228,657	247,613	238,800	242,394	215,455
Processing plant(5)
Inlet volumes (Mcf/d)	—	—	614,521	571,217	479,127	514,019	542,027
NGLs produced (Bbls/d)	—	—	15,227	12,656	7,280	6,132	14,455

(1)
Excludes the pro forma impact of general and administrative expense reimbursements that would have been received by us in accordance with our limited liability company agreement. On a pro forma basis, such reimbursement amounts would have been approximately $0 and $0.5 million for the year ended December 31, 2003 and the six months ended June 30, 2004, respectively.

(2)
Pro forma net income for the year ended December 31, 2003 excludes nonrecurring charges of $10.9 million, $1.4 million and $0.2 million related to the write-off of the remaining discount associated with the redeemable preferred units, the write-off of the unamortized balance of issuance costs associated with redeemable preferred units and the one-time bonus to an executive officer, respectively. Pro forma net income for the six months ended June 30, 2004 excludes a nonrecurring change of $0.4 million related to the write-off of the remaining discount associated with the credit agreement, because the debt will be repaid in connection with the offering.

(3)
Net income (loss) per unit and cash distributions per common unitholder are not provided for the years ended December 31, 1999 and 2000, as this financial information represents financial results of predecessor entities that have been combined for comparative purposes. Net income per unit for the year ended December 31, 2003 and the six months ended June 30, 2004 of $0.43 and $0.45, respectively, are presented pro forma for our initial public offering.

(4)
Under the equity method of accounting, these amounts include our equity in the earnings (loss) of Webb/Duval Gatherers in which we own a 62.5% partnership interest, in the amounts of $(584) and $(127) for the years ended December 31, 2002 and 2003, respectively, $(449) and $168 for the six months ended June 30, 2003 and 2004, respectively, and, on a pro forma basis, $(127) and $168, for the year ended December 31, 2003 and the six months ended June 30, 2004, respectively.

(5)
We initiated processing upon acquisition of our Houston Central Processing Plant in August 2001.

(6)
Excludes volumes associated with our interest in Webb/Duval Gatherers, which we acquired in November 2001 and February 2002. With respect to assets acquired mid-year, our operating data represents daily volumes for the portion of the year we owned the asset.

        The following table presents a reconciliation of the non-GAAP financial measures of (1) total gross margin (which consists of the sum of individual segment gross margins) to operating income and (2) EBITDA to the GAAP financial measures of net income and cash flows from operating activities, in each case, on a historical basis and pro forma as adjusted for this offering and the application of the net proceeds, as applicable, for each of the periods indicated.

	Copano Energy Holdings, L.L.C.							Copano Energy, L.L.C. Pro Forma
						Six Months Ended June 30,			Six Months Ended June 30, 2004
	Year Ended December 31,							Year Ended December 31, 2003
	1999	2000	2001	2002	2003	2003	2004
	(In thousands)
Reconciliation of total gross margin to operating income:
Operating income	$1,114	$5,591	$6,096	$4,618	$7,348	$3,410	$6,499	$7,348	$6,499
Add:
Operations and maintenance expenses	1,999	1,780	4,960	9,562	10,854	4,977	5,969	10,854	5,969
Depreciation and amortization	2,327	2,191	3,326	5,539	6,091	2,989	3,246	6,091	3,246
General and administrative expenses	1,120	1,460	2,171	4,177	5,849	2,646	3,498	5,849	3,498
Taxes other than income	318	331	435	891	926	479	501	926	501
Equity in loss (earnings) from unconsolidated affiliate	—	—	—	584	127	449	(168)	127	(168)

Total gross margin	$6,878	$11,353	$16,988	$25,371	$31,195	$14,950	$19,545	$31,195	$19,545

Reconciliation of EBITDA to net income (loss):
Net income (loss)	$857	$5,442	$4,052	$(1,641)	$(4,717)	$144	$(1,212)	$4,534	$4,863
Add:
Depreciation and amortization	2,327	2,191	3,326	5,539	6,091	2,989	3,246	6,091	3,246
Interest expense	303	299	2,227	6,360	12,108	3,289	7,734	2,857	1,659

EBITDA	$3,487	$7,932	$9,605	$10,258	$13,482	$6,422	$9,768	$13,482	$9,768

Reconciliation of EBITDA to cash flows from operating activities:
Cash flow from operating activities	$3,650	$4,788	$13,107	$8,865	$15,296	$9,301	$3,525
Add:
Cash paid for interest	233	211	946	2,543	3,033	888	1,745
Equity in earnings (loss) of unconsolidated affiliate	—	—	—	(584)	(127)	(449)	168
Increase (decrease) in working capital	(396)	2,933	(4,448)	(566)	(4,720)	(3,318)	4,330

EBITDA	$3,487	$7,932	$9,605	$10,258	$13,482	$6,422	$9,768

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion of our financial condition and results of operations in conjunction with the historical and pro forma consolidated financial statements and notes thereto included elsewhere in this prospectus. For more detailed information regarding the basis of presentation for the following information, you should read the notes to the historical and pro forma consolidated financial statements included elsewhere in this prospectus.

Overview

        We are a Delaware limited liability company formed in 2001 to serve as a holding company for our operating subsidiaries. We own networks of natural gas gathering and intrastate pipelines in the Texas Gulf Coast region. Our natural gas processing plant is the second largest in the Texas Gulf Coast region and the third largest in Texas in terms of throughput capacity. The plant is located approximately 100 miles southwest of Houston, Texas.

        We manage our business and analyze and report our results of operations on a segment basis. Our operations are divided into two business segments:

  •
  Copano Pipelines, which is engaged in the gathering and intrastate transmission of natural gas in areas we refer to as the South Texas, Coastal Waters, Central Gulf Coast and Upper Gulf Coast regions. Within this segment, we also provide certain related services including compression, dehydration and marketing of natural gas. For the year ended December 31, 2003 and six months ended June 30, 2004, this segment generated approximately 88% and 72%, respectively, of our total gross margin.

  •
  Copano Processing, which is engaged in natural gas processing, conditioning and treating and NGL fractionation and transportation through our Houston Central Processing Plant and Sheridan NGL Pipeline. For the year ended December 31, 2003 and six months ended June 30, 2004, this segment generated approximately 12% and 28%, respectively, of our total gross margin.

        Our results of operations are determined primarily by four interrelated variables: (1) the volume of natural gas gathered or transported through our pipelines, (2) the volume of natural gas processed or conditioned and the volume of natural gas treated at our Houston Central Processing Plant, (3) the level and relationship of natural gas and NGL prices and (4) our current contract portfolio. Because our profitability is a function of the difference between the revenues we receive from our operations, including revenues from the products we sell, and the costs associated with conducting our operations, including the costs of products we purchase, increases or decreases in our revenues alone are not necessarily indicative of increases or decreases in our profitability. To a large extent, our contract portfolio and the pricing environment for natural gas and NGLs will dictate increases or decreases in our profitability. For a discussion of the types of contracts we utilize and management's analysis of our recent results of operations, please read "— Our Contracts" and "— Our Results of Operations." Our profitability is also dependent upon prices and market demand for natural gas and NGLs, which fluctuate with changes in market and economic conditions and other factors.

        The margins we realize from a significant portion of the natural gas that we gather or transport through our pipeline systems decrease in periods of low natural gas prices because our gross margins on such natural gas volumes are based on a percentage of the index price. The profitability of our processing operations is dependent upon the relationship between natural gas and NGL prices. When natural gas prices are low relative to NGL prices it is more profitable for us to process natural gas than to condition it. Conversely, when natural gas prices are high relative to NGL prices, processing is less profitable or unprofitable. During such periods, we have the flexibility to condition natural gas rather than fully process it. Conditioning natural gas, however, is less profitable than processing during periods when the value of recovered NGLs exceeds the value of natural gas required for plant fuel and to replace the reduced British thermal units, or Btus, that result from processing the natural gas.

  How We Evaluate Our Operations

        We believe that investors benefit from having access to the same financial measures that our management uses in evaluating our performance. Our management uses a variety of financial and operational measurements to analyze our segment performance. These measurements include the following: (1) throughput volumes and fuel consumption; (2) segment gross margin; (3) operations and maintenance expenses; (4) general and administrative expenses; and (5) EBITDA.

        Throughput Volumes and Fuel Consumption.    Throughput volumes and fuel consumption associated with our business are an important part of our operational analysis. We continually evaluate volumes on our pipelines to ensure that we have adequate throughput to meet our financial objectives. It is important that we continually add new volumes to our gathering systems to offset or exceed the normal decline of existing volumes that are attached to those systems. Our performance at the Houston Central Processing Plant is significantly influenced by both the volume of natural gas coming into the plant and the NGL content of the natural gas. In addition, we monitor fuel consumption because it has a significant impact on the gross margin realized from our processing or conditioning operations. Although we monitor fuel costs associated with our pipeline operations, these costs are frequently passed on to our producers.

        Segment Gross Margin.    We define segment gross margin as our revenue minus cost of sales. Cost of sales includes the following costs and expenses: cost of natural gas and NGLs purchased by us from third parties, cost of natural gas and NGLs purchased by us from affiliates, costs we pay third parties to transport our volumes and costs we pay our affiliates to transport our volumes. We view segment gross margin as an important performance measure of the core profitability of our operations. The segment gross margin data reflect the financial impact on our company of our contract portfolio, which is described in more detail below. With respect to our Copano Pipelines segment, our management analyzes segment gross margin per unit of volumes gathered or transported. With respect to our Copano Processing segment, our management also analyzes segment gross margin per unit of natural gas processed or conditioned and the segment gross margin per unit of NGLs recovered. Our segment gross margin is reviewed monthly for consistency and trend analysis.

        Operations and Maintenance Expenses.    Operations and maintenance expenses are costs associated with the operations of a specific asset. Direct labor, insurance, ad valorem taxes, repair and maintenance, utilities and contract services comprise the most significant portion of operations and maintenance expenses. These expenses remain relatively stable across broad volume ranges and fluctuate slightly depending on the activities performed during a specific period. A portion of our operations and maintenance expenses are incurred through Copano Operations, an affiliate of our company. Under the terms of our arrangement with Copano Operations, we will reimburse it, at cost, for the operations and maintenance expenses it incurs on our behalf.

        General and Administrative Expenses.    Our general and administrative expenses include the cost of employee and officer compensation and related benefits, office lease and expenses, professional fees, information technology expenses, as well as other expenses not directly associated with our field operations. Substantially all of our general and administrative expenses are incurred through Copano Operations, an affiliate of our company.

        Pursuant to our limited liability company agreement, our existing investors have agreed to reimburse us for our general and administrative expenses in excess of stated levels (subject to certain limitations) for a period of three years beginning on January 1, 2005. Specifically, our general and administrative expenses (subject to certain adjustments and exclusions) will be limited, or capped, as follows:

Year	General and Administrative Expense Limitation
1	$1.50 million per quarter
2	$1.65 million per quarter
3	$1.80 million per quarter

During this three-year period, the quarterly limitation on general and administrative expenses will be increased by 10% of the amount by which EBITDA for any quarter exceeds $5.4 million. Additionally, the cap may be extended beyond its initial three-year term at the same or a higher level by the affirmative vote of at least 95% of the common and subordinated units held by the existing investors or their transferees, voting together as a single class. We can provide no assurance as to any such extension, as such determination will be made in the sole discretion of our existing investors. This cap on general and administrative expenses excludes non-cash expenses as well as expenses we may incur in connection with potential acquisitions and capital improvements.

        Immediately prior to completion of this offering, we will distribute to our existing investors $4 million. This distribution will be paid from our available cash immediately prior to completion of this offering. Our existing investors have agreed to deposit these funds in escrow accounts to be used solely for the purpose of satisfying their respective obligations to reimburse us for our general and administrative expenses in excess of stated levels for a period of three years beginning on January 1, 2005. We believe that these escrowed funds, together with the anticipated distributions on our existing investors' common units and subordinated units, will provide us with additional assurance that our existing investors will be able to satisfy their respective reimbursement obligations.

        To the extent our general and administrative expenses exceed this cap during the three years beginning on January 1, 2005, each of our existing investors has agreed to reimburse us for an allocable share of those amounts. These reimbursements will be made on a quarterly basis and will be made initially from escrow accounts established by our existing investors to satisfy their reimbursement obligation. If funds in these escrow accounts are insufficient to reimburse us for all of the excess general and administrative expenses we incur, then reimbursements will be made from distributions payable to our existing investors with respect to the common and subordinated units they will own following this offering. Following this offering, our existing investors will collectively own 2,038,252 common units and 3,519,126 subordinated units, assuming no exercise of the underwriters' over-allotment option. It is currently anticipated that our existing investors will receive, in the aggregate, approximately $2.2 million quarterly and $8.9 million annually in distributions from us with respect to the common and subordinated units held by them. To the extent that the escrowed funds, together with distributions received by an existing investor in any quarter during this three-year period, are insufficient to reimburse us for its allocable share of the excess general and administrative expense, amounts not reimbursed will be paid by us. For purposes of this cap on general and administrative expenses, each quarterly period is independent of other quarterly periods.

        In 2003, our general and administrative expenses were $5.8 million. For the first quarter and second quarter of 2004 these expenses were approximately $1.7 million and $1.8 million, respectively. If our general and administrative expenses for the remainder of 2004 are consistent with the first and second quarters of 2004, we will exceed our general and administrative expense cap for 2004 by $1.0 million, or $0.25 million quarterly. We believe that our general and administrative expenses will increase as a result of our becoming a public company. We currently anticipate that our total annual general and administrative expenses following completion of this offering will be approximately $7.8 million, or $1.95 million per quarter. Assuming the cap is not adjusted for increases in EBITDA, we would expect to receive approximately $0.45 million from either funds remaining in escrow or from the $2.2 million otherwise payable to our existing investors quarterly as distributions on common and subordinated units held by them to compensate us for such excess. We will treat the reimbursements of general and administrative expenses made by the existing investors as a capital contribution to us. At the end of each quarter, a corresponding special allocation of deductions will be made to our existing investors in the amount of the reimbursement for the general and administrative expenses in excess of the cap.

        EBITDA.    We define EBITDA as net income (loss) plus interest expense, provision for income taxes and depreciation and amortization expense. EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

  •
  the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

  •
  the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

  •
  our operating performance and return on capital as compared to those of other companies in the midstream energy sector, without regard to financing or capital structure; and

  •
  the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

        EBITDA is also a financial measurement that, with certain negotiated adjustments, is reported to our lenders and is used to compute our financial covenants under our credit facilities. EBITDA should not be considered an alternative to net income, operating income, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.

  How We Manage Our Operations

        Our management team uses a variety of tools to manage our business. These tools include: (1) our processing and conditioning economic model; (2) flow and transaction monitoring systems; (3) producer activity evaluation and reporting; and (4) imbalance monitoring and control.

        Our Processing and Conditioning Economic Model.    We utilize a processing and conditioning economic model each business day to determine whether we should process or condition natural gas at our Houston Central Processing Plant. This model allows management to analyze whether current natural gas and NGL pricing supports operating our Houston Central Processing Plant at full processing mode or whether it is economically more advantageous to operate the plant in a conditioning mode. For a detailed discussion of our processing and conditioning capabilities, please read "Business — Copano Processing" beginning on page 96 of this prospectus.

        Flow and Transaction Monitoring Systems.    We recently began utilizing proprietary systems that track commercial activity on each of our pipelines and monitor the flow of natural gas on our pipelines. For example, we designed and implemented software that tracks each of our natural gas transactions, which allows us to continuously track volumes, pricing, imbalances and estimated revenues from our pipeline assets. Additionally, we designed and installed a Supervisory Control and Data Acquisition (SCADA) system, which assists management in monitoring and operating our pipeline systems. The SCADA system allows us to monitor our assets at remote locations and respond to changes in pipeline operating conditions from our corporate office.

        Producer Activity Evaluation and Reporting.    We monitor the producer drilling and completion activity in our areas of operation to identify anticipated changes in production and potential new well attachment opportunities. The continued attachment of natural gas production to our pipeline systems is critical to our business and directly impacts our financial performance. Using a third-party electronic reporting system, we receive daily reports of new drilling permits and completion reports filed with the state regulatory agency that governs these activities. Additionally, our field personnel report the locations of new wells in their respective areas and anticipated changes in production volumes to supply representatives and operating personnel at our corporate office. These processes enhance our awareness of new well activity in our operating areas and allow us to be responsive to producers in connecting new volumes of natural gas to our pipelines.

        Imbalance Monitoring and Control.    We continually monitor volumes received and volumes delivered on behalf of third parties to ensure we remain within acceptable imbalance limits during the calendar month. We seek to reduce imbalances because of the inherent commodity price risk that results when receipts and deliveries of natural gas are not balanced concurrently. We have implemented "cash-out" provisions in many of our transportation agreements to reduce this commodity price risk. Cash-out provisions require that any imbalance that exists between a third party and us at the end of a calendar month is settled in cash based upon a pre-determined pricing formula. This provision ensures that imbalances under such contracts are not carried forward from month-to-month and revalued at higher or lower prices.

Our Contracts

        We seek to execute contracts with producers and shippers that provide us with positive gross margin in all natural gas and NGL pricing environments. Actual contract terms, however, are based upon a variety of factors including gas quality, pressures of natural gas production relative to downstream transporter pressure requirements, the competitive environment at the time the contract is executed and customer requirements. Our contract mix and, accordingly, our exposure to natural gas and NGL prices, may change as a result of changes in producer preferences, our expansion in regions where some types of contracts are more common and other market factors.

   Our Natural Gas Supply and Transportation Contracts

        Our pipeline segment purchases natural gas for transportation and resale and also transports and provides other services for natural gas that it does not purchase on a fee-for-service basis. For the six months ended June 30, 2004, we purchased 65.3% of the natural gas volumes delivered to our pipelines and transported 34.7% on a fee-for-service basis. These volumes exclude volumes associated with Webb/Duval Gatherers, substantially all of which are transported on a fee-for-service basis.

        Natural Gas Purchases.    Generally, we purchase natural gas attached to our pipeline systems under discount-to-index arrangements. Under these arrangements, we generally purchase natural gas at either (1) a percentage discount to an index price, (2) an index price less a fixed amount or (3) a percentage discount to an index price less a fixed amount. We then gather, deliver and resell the natural gas under arrangements described below. For the six months ended June 30, 2004, volumes related to discount-to-index purchase arrangements accounted for 95.2% of total purchased volumes. The gross margins we realize under the arrangements described in clauses (1) and (3) above decrease in periods of low natural gas prices and increase during months of high natural gas prices because these gross margins are based on a percentage of the index price. In many cases, our contracts for natural gas purchases allow us to charge producers fees for treating, compression, dehydration or services other than processing and conditioning.

        We also purchase natural gas under a limited number of intra-month, fixed-price arrangements used for balancing our portfolio for the month. Transactions under these arrangements are executed to support intra-month changes in operating conditions, including customer requirements, and not for purposes of speculation. For the six months ended June 30, 2004, volumes related to such fixed-price arrangements accounted for 4.8% of total purchased volumes.

        Fee-For-Service.    We generally transport natural gas on our pipeline systems under fixed fee arrangements pursuant to which our transportation fee income represents an agreed rate per unit of throughput. The revenue we earn from these arrangements is directly related to the volume of natural gas that flows through our systems and is not directly dependent on commodity prices. To the extent a sustained decline in commodity prices results in a decline in volumes, however, our revenues from these arrangements would be reduced. For the six months ended June 30, 2004, volumes related to fixed-fee arrangements accounted for 63.7% of total natural gas volumes that we transport on behalf of third-party shippers.

        We also derive some transportation fee income based upon percentage-of-index fee arrangements. Under this type of arrangement, the fee we receive for gathering or transporting the natural gas is based upon a percentage of an index price. The fee we realize under this type of arrangement decreases in periods of low natural gas prices and increases during periods of high natural gas prices. For the six months ended June 30, 2004, volumes related to percentage-of-index fee arrangements accounted for 2.6% of total transported volumes. For the six months ended June 30, 2004, volumes related to a combination of fixed-fee and percentage-of-index fee arrangements accounted for 33.7% of total transported volumes. In many cases, our contracts for natural gas transportation allow us to charge shippers fees for treating, compression, dehydration or services other than processing and conditioning.

   Our Natural Gas Sales Contracts

        We sell natural gas to other natural gas pipelines, marketing affiliates of integrated oil companies or other midstream companies, utilities, power producers and end-users. We sell natural gas under index-related pricing terms with the exception of a limited number of intra-month fixed-price sales arrangements used for balancing our portfolio for the month. Transactions under these fixed-price arrangements are executed to support intra-month changes in operating conditions, including customer requirements, and not for purposes of speculation.

  Our Natural Gas Processing and Conditioning Contracts

        With respect to our natural gas processing and conditioning services, we contract under the following types of arrangements:

  •
  Keep-Whole with Fee Arrangements.  Under keep-whole with fee arrangements, we receive natural gas from producers and third-party transporters, process or condition the natural gas and sell the resulting NGLs to third parties at market prices. Under these types of arrangements, we also charge producers and third- party transporters a conditioning fee. These fees provide us additional revenue and compensate us for the services required to redeliver natural gas that meets downstream pipeline quality specifications. The extraction of NGLs from the natural gas during processing or conditioning reduces the Btus of the natural gas. To replace these Btus, we must purchase natural gas at market prices for return to producers and transporters. Accordingly, under these arrangements, our revenues and gross margins increase as the price of NGLs increase relative to the price of natural gas, and our revenues and gross margins decrease as the price of natural gas increases relative to the price of NGLs. In the latter case, we are generally able to reduce our commodity price exposure by conditioning rather than processing the natural gas, as described below. For the six months ended June 30, 2004, volumes at our Houston Central Processing Plant related to this type of fee arrangement accounted for 83.9% of total volumes.

  •
  Keep-Whole Without Fee Arrangements.  Under keep-whole without fee arrangements, we receive natural gas from the producer or third-party transporter, process the natural gas and sell the resulting NGLs to third parties at market prices. Like the arrangement described above, under these contracts we are required to replace the Btus reduced during processing or conditioning. These contracts are subject to all of the considerations described in "Keep-whole with fee arrangements" above, except that we do not charge the producer or transporter a conditioning fee. It is generally not our policy to enter into new keep-whole contracts without fee arrangements. For the six months ended June 30, 2004, volumes at our Houston Central Processing Plant related to this type of fee arrangement accounted for 13.3% of total volumes.

  •
  Percentage-of-Proceeds Arrangements.  Under percentage-of-proceeds arrangements, we generally receive and process natural gas on behalf of producers, sell or redeliver the resulting residue gas and sell the NGL volumes at index-related prices. We remit to producers an agreed upon index-related price for the natural gas, if not redelivered, and an agreed upon percentage of the NGL proceeds. Under these types of arrangements, our revenues and gross margins increase as NGL prices increase, and our revenues and gross margins decrease as NGL prices decrease. For the six months ended June 30, 2004, volumes at our Houston Central Processing Plant related to this type of fee arrangement accounted for 2.4% of total volumes.

  •
  Fixed Fee, or Tolling, Arrangements.  Under fixed fee arrangements, producers pay us a fixed fee to process their natural gas. These types of arrangements require us to pay the producer for the value of NGLs recovered and to redeliver the residue gas in exchange for a fixed fee. For the six months ended June 30, 2004, volumes at our Houston Central Processing Plant related to this type of fee arrangement accounted for less than 1.0% of total volumes.

        We also provide processing and conditioning services under contracts that contain a combination of the arrangements described above. Additionally, we may share a fixed or variable portion of our processing margins with the producer or third-party transporter during periods where such margins are in excess of an agreed-upon amount.

        All of our processing agreements allow us to determine, in our sole discretion, whether we process or condition natural gas. We determine whether to process or condition the natural gas based upon the price of natural gas and various NGL products. When NGL extraction is uneconomic, NGLs are left in the natural gas stream to the maximum extent allowed by pipeline quality specifications, thus reducing the amount of fuel consumed by the processing plant and the loss in Btus resulting from the extraction of the NGLs. When we elect to condition natural gas, typically our natural gas fuel consumption volumes are reduced by approximately 79% and the Btu reduction associated with the extraction of NGLs is reduced by 94% while our average barrels of NGLs extracted from natural gas is reduced by approximately 96%. For a detailed discussion of our processing and conditioning capabilities, please read "Business — Copano Processing" beginning on page 96 of this prospectus.

  Our NGL Product Sales Arrangements

        We use our Sheridan NGL Pipeline for transporting butane and natural gasoline mix to an interconnect with Enterprise Seminole Pipeline where we sell the butane and natural gasoline mix based on market prices for its components. At the tailgate of the plant, we deliver and sell ethane and propane to Dow at prices based on published indices, and we deliver and sell stabilized condensate to TEPPCO based on an index-related price.

Our Commercial Relationship with Kinder Morgan Texas Pipeline

        For the six months ended June 30, 2004, approximately 86% of the natural gas volumes processed or conditioned at our Houston Central Processing Plant were delivered to the plant through the KMTP Laredo-to-Katy pipeline while the remaining 14% were delivered directly into the plant from our gathering systems. Of the volumes delivered into the plant from the KMTP Laredo-to-Katy pipeline, approximately 22% were delivered from gathering systems controlled by us, while 78% were delivered into KMTP's pipeline from other sources. We refer to the natural gas delivered into KMTP's pipeline from sources other than our gathering systems as "KMTP Gas." Of the total volume of NGLs extracted at the plant during this period, 48% originated from KMTP Gas, while 52% was attributable to gathering systems controlled by us, including our gathering systems connected directly to the plant. Under our contractual arrangement related to KMTP Gas, we receive natural gas at our plant, process or condition the natural gas and sell the NGLs to third parties at market prices. Because the extraction of NGLs from the natural gas stream during processing or conditioning reduces the Btus of the natural gas, our arrangement with KMTP requires us to purchase natural gas at market prices to replace the loss in Btus. Pursuant to an amendment to this contract with KMTP, effective January 1, 2004, we pay a fee to

KMTP based on the NGL content of the KMTP Gas only during periods of favorable processing margins. In addition, the amendment provides that during periods of unfavorable processing margins, KMTP pays us a fixed fee plus an additional payment based on the index price of natural gas. Please read "Risk Factors — If KMTP's Laredo-to-Katy pipeline becomes unavailable to transport natural gas to or from our Houston Central Processing Plant for any reason, then our cash flow and revenue could be adversely affected" beginning on page 18 of this prospectus.

Our Growth Strategy

        Our growth strategy contemplates complementary acquisitions of midstream assets in our operating areas as well as capital expenditures to enhance our ability to utilize our assets. We intend to pursue acquisitions and capital expenditure projects that we believe will allow us to capitalize on our existing infrastructure, personnel and relationships with producers and customers to provide midstream services. In the future, we may pursue selected acquisitions in new geographic areas, including other areas of Texas, Louisiana and the Gulf of Mexico, to the extent they present growth opportunities similar to those we are pursuing in our existing areas of operations. To successfully execute our growth strategy, we will require access to capital on competitive terms. We believe that we will have a lower cost of capital than many of our competitors that are MLPs because, unlike in a traditional MLP structure, neither our management nor any of our owners hold incentive distribution rights that entitle them to increasing percentages of cash distributions as higher per unit levels of cash distributions are received. We intend to finance future acquisitions primarily by using the capacity available under our bank credit facilities and equity or debt offerings or a combination of both. For a more detailed discussion of our capital resources, please read "— Liquidity and Capital Resources."

        Acquisition Analysis.    In analyzing a particular acquisition we consider the operational, financial and strategic benefits of the transaction. Our analysis includes location of the assets, strategic fit of the asset in relation to our business strategy, expertise required to manage the asset, capital required to integrate and maintain the asset, and the competitive environment of the area where the assets are located. From a financial perspective, we analyze the rate of return the assets will generate under various case scenarios, comparative market parameters and the additive earnings and cash flow capabilities of the assets.

        Capital Expenditure Analysis.    We make capital expenditures either to maintain our assets or the supply to our assets or for expansion projects to increase our gross margin. Maintenance capital is employed to replace partially or fully depreciated assets to maintain the existing operating capacity of our assets and to extend their useful lives, or other capital expenditures that are incurred in maintaining existing system volumes and related cash flows. Expansion capital expenditures represent capital expenditures made to expand or increase the efficiency of the existing operating capacity of our assets. Expansion capital expenditures include expenditures that facilitate an increase in volumes within our operations, whether through construction or acquisition. Expenditures that reduce our operating costs will be considered expansion capital expenditures only if the reduction in operating expenses exceeds cost reductions typically resulting from routine maintenance. Our decisions whether to spend capital on expansion projects are generally based on anticipated earnings, cash flow and rate of return of the assets.

Items Impacting Comparability of Our Financial Results

  Our Acquisitions

        Since our inception in 1992, we have grown through a combination of 24 acquisitions, including the acquisition of our Houston Central Processing Plant, and significant expansion and enhancement projects related to our assets. Our historical acquisitions were completed at different dates and with numerous sellers and were accounted for using the purchase method of accounting. Under the purchase method of accounting, results of operations from such acquisitions are recorded in the financial statements only from the date of acquisition. As a result, our historical results of operations for the periods presented may not be comparable, as they reflect the results of operations of a business that has grown significantly due to acquisitions. Most notably, you will see a significant change in our results of operations between 2001 and 2002 discussed below due to our acquisition of the Houston Central Processing Plant. For a more detailed discussion of our acquisition history, please read "Business — Overview" beginning on page 76 of this prospectus.

  Our Contract Restructuring

        We recently restructured a number of our contracts, including our contract with KMTP, to provide that at least during periods of relatively low processing margins, we will receive supplemental fees with respect to natural gas that does not meet the downstream transporter's gas quality specifications. These fees provide us additional revenue and compensate us for the services required to redeliver natural gas that meets downstream pipeline quality specifications. We expect that the restructured contracts, particularly our contract with KMTP, will help reduce the volatility of our processing segment gross margin. In the latter half of 2003, we began to restructure our contractual arrangements and expect to realize additional benefits from these efforts in 2004. The full impact of these efforts may affect the comparability of our historical results of operations.

Our Results of Operations

	Copano Energy Holdings, L.L.C.
	Year Ended December 31,				Six Months Ended June 30,
	2001		2002	2003	2003	2004
	($ in thousands)
Total gross margin	$16,988		$25,371	$31,195	$14,950	$19,545
Operations and maintenance expenses	4,960		9,562	10,854	4,977	5,969
General and administrative expenses	2,171		4,177	5,849	2,646	3,498
Depreciation and amortization	3,326		5,539	6,091	2,989	3,246
Taxes other than income	435		891	926	479	501
Equity in loss (earnings) from unconsolidated affiliates	—		584	127	449	(168)

Operating income	6,096		4,618	7,348	3,410	6,499
Interest and other financing costs, net	2,044		6,259	12,065	3,266	7,711

Net income (loss)	$4,052		$(1,641)	$(4,717)	$144	$(1,212)

Segment gross margin:
Pipelines(1)	$11,529		$18,772	$27,551	$14,561	$14,033
Processing	5,459		6,599	3,644	389	5,512

Total gross margin	$16,988		$25,371	$31,195	$14,950	$19,545

Segment gross margin per unit:
Pipelines ($/MMBtu)(1)	$0.18	(2)	$0.20	$0.29	$0.31	$0.33
Processing:
Inlet throughput ($/MMBtu)(3)	0.06	(2)	0.03	0.02	0.00	0.05
NGLs produced ($/Bbl)(3)	2.58		1.43	1.37	0.35	2.10
Volumes:
Pipelines — throughput (MMBtu/d)(1)	246,803	(2)	264,349	256,556	259,399	232,945
Processing:
Inlet throughput (MMBtu/d)	641,084	(2)	596,520	502,057	538,133	571,520
NGLs produced (Bbls/d)	15,227	(2)	12,656	7,280	6,132	14,455
Operations and maintenance expenses:
Pipelines	$3,085	(2)	$4,049	$5,161	$2,322	$2,814
Processing	1,875	(2)	5,513	5,693	2,655	3,155

Total operations and maintenance expenses	$4,960		$9,562	$10,854	$4,977	$5,969

(1)
Excludes results and volumes associated with our interest in Webb/Duval Gatherers. Volumes transported by Webb/Duval Gatherers were 89,985 MMBtu/d, 108,640 MMBtu/d, 105,167 MMBtu/d and 119,135 MMBtu/d for the years 2002 and 2003 and for the six months ended June 30, 2003 and 2004, respectively.

(2)
Reflects operations of our Central Gulf Coast System and Houston Central Processing Plant beginning on August 14, 2001, the date we acquired these assets.

(3)
Represents the total processing segment gross margin divided by the total inlet throughput or NGLs produced, as appropriate.

   Six Months Ended June 30, 2004 Compared with Six Months Ended June 30, 2003

        Pipelines Segment Gross Margin.    Pipelines segment gross margin was $14.0 million for the six months ended June 30, 2004 compared to $14.6 million for the six months ended June 30, 2003, a decrease of $0.6 million, or 4%. The decrease was primarily attributable to lower average natural gas prices during the six months ended June 30, 2004 compared to the six months ended June 30, 2003, which caused a decrease in margins associated with our index price-related gas purchase and transportation arrangements. During the first six months of 2003, the Houston Ship Channel, or HSC, natural gas index price averaged $5.80 per MMBtu compared to $5.60 per MMBtu during the first six months of 2004, a decrease of $0.20, or 3%. Additionally, a portion of this decrease was caused by milder weather during the winter heating portion of the first six months of 2004, which resulted in lower volumes being sold to utilities under high-margin arrangements.

        Processing Segment Gross Margin.    Processing segment gross margin was $5.5 million for the six months ended June 30, 2004, compared to $0.4 million for the six months ended June 30, 2003, an increase of $5.1 million, or 1,275%. For the six months ended June 30, 2004, we experienced improvements of $5.9 million in our processing segment gross margin as the result of increased plant utilization and higher average processing margins. During the first six months of 2003, processing margins averaged $(0.034) per gallon compared to $0.049 per gallon during the first six months of 2004. As a result of negative processing margins in the first six months of 2003, the Houston Central Processing Plant's operations were severely curtailed during certain portions of that period. Our improved processing gross margin was partially offset by a volume loss of $0.8 million during the first quarter of 2004 due to natural gas measurement problems at a third party interconnect, which we believe have been corrected.

        Operations and Maintenance Expenses.    Operations and maintenance expenses totaled $6.0 million for the six months ended June 30, 2004 compared with $5.0 million for the six months ended June 30, 2003, an increase of $1.0 million, or 20%. The increase was primarily attributable to: (1) higher compression rental expense of $0.2 million in 2004 as a result of installing additional compression equipment in our South Texas Region after March 31, 2003, (2) increased utility costs at our Houston Central Processing Plant of $0.2 million related to higher plant utilization in 2004 as discussed above, (3) a $0.3 million increase in contract services costs for our NGL line because these costs in 2003 were reduced by a reimbursement we received from a third party that shares our right-of-way and thus increasing our right-of-way maintenance costs and services during the current year, (4) higher maintenance expense of $0.2 million in our South Texas Region and at our Houston Central Processing Plant and (5) environmental, health and safety expenses of $0.1 million.

        General and Administrative Expenses.    General and administrative expenses totaled $3.5 million for the six months ended June 30, 2004 compared with $2.6 million for the six months ended June 30, 2003, an increase of $0.9 million, or 35%. The increase was primarily due to costs of augmented infrastructure and hiring of additional staff incurred in contemplation of becoming a public company, which contributed $0.5 million to the increase experienced in 2004. In addition, higher office rent, accounting fees and consulting costs accounted for $0.3 million of the increase in our 2004 general and administrative expense.

        Depreciation and Amortization.    Depreciation and amortization totaled $3.2 million for the six months ended June 30, 2004 compared with $3.0 million for the six months ended June 30, 2003,

an increase of $0.2 million, or 7%. This increase relates primarily to additional depreciation and amortization associated with capital expenditures made after June 30, 2003.

        Interest Expense.    Interest and other financing costs totaled $7.7 million for the six months ended June 30, 2004 compared with $3.3 million for the six months ended June 30, 2003, an increase of $4.4 million, or 133%. This increase was primarily the result of our adoption of SFAS No. 150 on July 1, 2003, which required that the value of the paid-in-kind units issued to the redeemable preferred unitholders be recorded as interest expense, whereas before the adoption of SFAS 150, this value was recorded as an increase to accumulated deficit. Similarly, the accretion of the allocated warrant value associated with the redeemable preferred units was also recorded as interest expense beginning July 1, 2003. This increase was partially offset by lower bank debt outstanding during the period, coupled with lower interest rates on the outstanding borrowings.

  Year Ended December 31, 2003 Compared with Year Ended December 31, 2002

        Pipelines Segment Gross Margin.    Pipelines segment gross margin was $27.6 million for the year ended December 31, 2003 compared to $18.8 million for the year ended December 31, 2002, an increase of $8.8 million, or 47%.

  •
  South Texas Region.  Our South Texas Region systems experienced a significant increase in on-system volumes as well as improved contractual terms resulting in a $4.2 million increase in gross margin. Increased volumes were the result of successful producer drilling activity in our South Texas Region, as well as the full-year effect of the acquisition of our Live Oak System in May 2002. We also realized fuel savings within this region as the result of operational modifications made to our Live Oak system.

  •
  Upper Gulf Coast Region.  Gross margins from our Upper Gulf Coast Region increased $1.6 million. This increase was due both to increased natural gas sales to utilities and power generators and increased margins for sales of natural gas to these customers.

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  Central Gulf Coast Region.  The Central Gulf Coast Region systems experienced an increase in gross margin of $1.9 million. This increase in gross margin resulted from the renegotiation of contracts under more favorable terms and successful drilling by producers under contracts providing favorable unit margins. This increase was partially offset by a decline in throughput volumes during 2003, which was largely attributable to our discontinuing purchases of low-margin natural gas from third-party pipelines.

  •
  Coastal Waters Region.  The gross margin from our Coastal Waters Region increased by $1.1 million. This increase was the result of increased volumes as a result of the full year effect of successful drilling activity by a producer in this region.

        Processing Segment Gross Margin.    Processing segment gross margin was $3.6 million for the year ended December 31, 2003 compared to $6.6 million for the year ended December 31, 2002, a decrease of $3.0 million, or 45%. The decrease was primarily attributable to lower overall processing margins caused by the significant increase in natural gas prices during 2003 relative to NGL prices, which had an $8.6 million negative impact. Although we experienced an approximately 16% decrease in plant inlet volumes during 2003, this decline was largely offset by the approximate 29% increase in NGL content associated with such volumes. The reduction in NGLs recovered by the plant was attributable to the suspension of processing during portions of the year for economic reasons discussed below. The impact of lower processing margins was partially offset by:

  •
  Our exposure to deteriorating processing gross margins was partially offset by $2.1 million of fees collected during the third and fourth quarters of 2003 under interim processing arrangements with KMTP and many of our producers.

  •
  Our processing segment gross margin during the first quarter of 2003 benefited significantly from our suspension of processing at the Houston Central Processing Plant in reaction to a rapidly changing natural gas pricing environment resulting in approximately $3.5 million of increased processing segment gross margin during the quarter. During the final week of February 2003, our processing segment suspended processing in order to sell natural gas otherwise used by the plant for fuel and hydrocarbon shrinkage requirements at spot prices ranging from $6.55 to $24.88 per MMBtu, a significant increase from the February monthly index of $5.44 per MMBtu. Management estimates that this activity improved processing gross margins by approximately $1.5 million for the month. Our suspension of processing operations continued in the beginning of March 2003 because the March HSC index price of $8.79 per MMBtu rendered processing uneconomic. Commencing March 11, 2003, we were able to purchase natural gas at spot prices ranging from $4.87 to $6.57 per MMBtu, enabling us to resume processing on that date. These lower gas prices made processing profitable for the balance of the month. Management estimates that these circumstances improved our processing segment gross margin by approximately $2.0 million for March 2003.

        Operations and Maintenance Expenses.    Operations and maintenance expenses totaled $10.9 million for the year ended December 31, 2003 compared with $9.6 million for the year ended December 31, 2002, an increase of $1.3 million, or 14%. The increase was primarily attributable to (1) an increase of $0.2 million of costs associated with operating our Live Oak System for the full year 2003 as opposed to only eight months during 2002, (2) additional costs of $0.5 million associated with installing additional leased compression equipment on our Copano Bay System, Live Oak System, Mesteña Grande System and Agua Dulce System to support increased natural gas throughput or enhanced service on these systems, (3) increased costs of $0.3 million for our Copano Bay System related to repair, maintenance and insurance costs and (4) an increase of $0.3 million at our Houston Central Processing Plant primarily attributable to insurance costs.

        General and Administrative Expenses.    General and administrative expenses totaled $5.8 million for the year ended December 31, 2003 compared with $4.2 million for the year ended December 31, 2002, an increase of $1.6 million, or 38%. The increase was primarily due to costs of augmented infrastructure ($0.7 million), the hiring of additional staff ($0.7 million) and the establishment of a reserve for uncollectible receivables ($0.2 million).

        Depreciation and Amortization.    Depreciation and amortization totaled $6.1 million for the year ended December 31, 2003 compared with $5.5 million for the year ended December 31, 2002, an increase of $0.6 million, or 11%. This increase was primarily attributable to (1) a $0.5 million increase related to the full year impact of capital expenditures made in 2002 at our Houston Central Processing Plant and depreciation of asset enhancement expenditures made in 2003 to our Copano Bay System and Agua Dulce System and (2) a $0.1 million increase related to a full year of depreciation being recognized during 2003 associated with our Live Oak System, which was acquired during May 2002.

        Interest Expense.    Interest and other financing costs totaled $12.1 million for the year ended December 31, 2003 compared with $6.4 million for the year ended December 31, 2002, an increase of $5.7 million, or 89%. This increase was primarily a result of our July 1, 2003 adoption of SFAS No. 150. Additional interest was also accrued with respect to the senior secured subordinated indebtedness of our processing segment. This increase was partially offset by lower bank debt outstanding during the year coupled with lower interest rates on our outstanding bank borrowings.

  Year Ended December 31, 2002 Compared with Year Ended December 31, 2001

        Pipelines Segment Gross Margin.    Pipelines segment gross margin was $18.8 million for the year ended December 31, 2002 compared to $11.5 million for the year ended December 31, 2001, an increase of $7.3 million, or 63%. Of this increase, $5.6 million was attributable to the full year effect of our acquisition of our Central Gulf Coast Region assets as well as successful producer drilling activity in that region. The remainder of this increase in segment gross margin was attributable to improved margins and contractual terms related to our Upper Gulf Coast ($0.7 million) and Coastal Waters ($0.6 million) and South Texas ($0.4 million) Regions.

        Processing Segment Gross Margin.    Processing segment gross margin was $6.6 million for the year ended December 31, 2002 compared to $5.5 million for the year ended December 31, 2001, an increase of $1.1 million, or 20%. Of this increase, $4.5 million was primarily attributable to the full year effect of the acquisition of the Houston Central Processing Plant and Sheridan NGL Pipeline during 2002. Additionally, processing gross margin was reduced by approximately $3.4 million in 2002 by a ten-day closure of our plant for equipment modifications and the unavailability of the Dow ethane and propane pipeline for approximately 70 days for pipeline integrity tests.

        Operations and Maintenance Expenses.    Operations and maintenance expenses totaled $9.6 million for the year ended December 31, 2002 compared with $5.0 million for the year ended December 31, 2001, an increase of $4.6 million, or 92%. Of this increase, $4.3 million was attributable to our operation of the Houston Central Processing Plant, the Sheridan NGL Pipeline and the Central Gulf Coast Region assets for a full year during 2002 as compared to 2001, in which we operated the assets for approximately four months. In addition, $0.3 million of this increase in 2002 reflects a partial year of operations for our Live Oak System, which was acquired in May 2002.

        General and Administrative Expenses.    General and administrative expenses totaled $4.2 million for the year ended December 31, 2002 compared with $2.2 million for the year ended December 31, 2001, an increase of $2.0 million, or 91%. Of this increase, $1.2 million was primarily due to a full year of ownership of our Houston Central Processing Plant, Sheridan NGL Pipeline and Central Gulf Coast Region assets and our Hebbronville Pipeline (placed in service in September 2001), as well as the partial year impact of operations at our Live Oak System (acquired in May 2002). Additionally, a portion of the increase was due to the full year effect of increased staff ($0.2 million) and compensation levels of existing employees ($0.2 million) and legal and accounting costs ($0.4 million).

        Depreciation and Amortization.    Depreciation and amortization totaled $5.5 million for the year ended December 31, 2002 compared with $3.3 million for the year ended December 31, 2001, an increase of $2.2 million, or 67%. Of this increase, $2.1 million reflects a full year of operations for our Houston Central Processing Plant, Sheridan NGL Pipeline and Central Gulf Coast Region

assets and $0.1 million relates to the partial year impact of operations at our Live Oak System (acquired in May 2002).

        Interest Expense.    Interest and other financing expenses totaled $6.4 million for the year ended December 31, 2002 compared with $2.2 million for the year ended December 31, 2001, an increase of $4.2 million, or 191%. This increase was primarily related to greater average borrowings outstanding during 2002 under our bank credit facilities and the full year impact of amounts outstanding under our senior secured subordinated debt incurred in connection with the acquisitions of our Houston Central Processing Plant, Sheridan NGL Pipeline and Central Gulf Coast Region assets during August 2001.

General Trends and Outlook

        We expect our business to continue to be affected by the following key trends. Our expectations are based on assumptions made by us and information currently available to us. To the extent our underlying assumptions about or interpretations of available information prove to be incorrect, our expectations may vary materially from actual results.

        U.S. Gas Supply and Outlook.    We believe that current natural gas prices will continue to result in relatively high levels of natural gas-related drilling as producers seek to increase their level of natural gas production. Although the number of U.S. natural gas wells drilled has increased overall in recent years, a corresponding increase in production has not been realized, primarily as a result of smaller discoveries. We believe that an increase in U.S. drilling activity and additional sources of supply such as liquefied natural gas, or LNG, imports will be required for the natural gas industry to meet the expected increased demand for, and compensate for the slowing production of, natural gas in the United States.

        Drilling Activity in Our Operating Areas.    Permitted drilling activity within a 10-mile radius of our pipelines increased 12.7% between 2002 and 2003, and we expect drilling activity in 2004 to be consistent with 2003 levels under the current natural gas price environment based on data reported to regulatory agencies aggregated by Energy Strategy Partners, a division of DrillingInfo.com, a web-based provider of oil and natural gas drilling data and data analysis to energy companies operating in the State of Texas. Additionally, we believe that improved 3D seismic acquisition and processing techniques are encouraging natural gas drilling activity in the regions in which we operate, a trend we expect to continue in the near to intermediate term absent a significant downturn in natural gas prices. To the extent that these trends result in further increases in the level of natural gas-related drilling within the areas in which we operate, we believe that our financial condition and results of operations would benefit as a result of increased volumes of natural gas being brought on to our systems.

        Natural Gas Quality Concerns — NGL Content.    With strong demand for natural gas and high natural gas prices, larger quantities of natural gas are being produced and sold without being adequately processed or conditioned, thus leaving high levels of NGLs in the natural gas stream. Rich natural gas, or natural gas with a higher NGL content, can create problems in pipeline transmission systems, distribution systems, power plants and home appliances that are not designed to handle such natural gas, which presents a number of safety, environmental and reliability concerns. For example, many industrial customers, such as power producers and utilities, have recently been faced with higher maintenance costs and, in some cases, have been forced to shut down service in order to clean equipment.

        In the past, suppliers had an economic incentive to process NGLs from the natural gas stream and sell the NGL products separate from the remaining residue gas. This was the case when producers were able to realize a higher value for their NGLs versus that of the natural gas from which they were extracted. Recently, however, as the result of higher overall natural gas prices, processing and conditioning natural gas to remove NGLs has not been as economically attractive as leaving the NGLs in the natural gas stream, which boosts the overall volume of natural gas sold by limiting the Btu reduction associated with stripping out the NGLs. This situation is causing many industry and end-user groups and regulatory bodies, such as the FERC, to seek stricter standards with regard to natural gas quality specifications.

        According to the FERC, these specifications are necessary to ensure that the nation's natural gas delivery system has sufficient operational flexibility to maintain system integrity and reliability for the diverse regions and product mix. The FERC, during a February 2004 conference, identified several groups currently advocating tighter pipeline specifications for the natural gas industry:

  •
  Pipeline Operators.  The effect of NGL drop-out is having an adverse impact on the operations of pipelines and related compression equipment.

  •
  Local Distribution Companies or LDCs.  NGL drop-out is occurring in local distribution systems that were not originally designed to handle such NGLs.

  •
  Industrial Users.  In many cases, industrial users are receiving rich natural gas that adversely affects their gas-fired equipment.

  •
  Power Generators.  Rich natural gas can potentially damage new-generation turbines used in generating power.

        As a result of these concerns, natural gas pipelines in our operating regions have instituted more stringent pipeline quality specifications with respect to natural gas NGL content. These requirements, which we expect to continue, are resulting in increased demand for natural gas conditioning services, which we believe positively impacts the results of operations and cash flows from our processing segment.

        Natural Gas Quality Concerns — Carbon Dioxide Content.    Deeper drilling along geological trends in the areas in which we operate is resulting in increasing levels of carbon dioxide in the natural gas stream. Because the corrosive nature of carbon dioxide can cause damage to pipelines and downstream end-user equipment, pipelines have established gas quality specifications that limit the content of carbon dioxide. This trend, which we expect to continue, is likely to result in increasing demand for natural gas treating to remove carbon dioxide from the natural gas stream.

        Processing Margins.    During 2002 and 2003, we generally experienced reduced processing margins as natural gas prices increased relative to NGL prices. This situation periodically made it unprofitable to extract NGLs from the natural gas stream. Historically, it was generally more profitable to extract NGLs from the natural gas stream and sell the NGL products separately rather than leave them in the natural gas stream. Although we have experienced recent improvement in processing margins to above historical averages, we expect such margins to remain volatile. For a discussion of our processing and conditioning capabilities, please read "Risk Factors — Risks Related to Our Business — Our profitability is dependent upon prices and market demand for natural gas and NGLs, which are beyond our control and have been volatile" beginning on page 20 of this prospectus.

        Rising Interest Rate Environment.    The credit markets recently have experienced 50-year record lows in interest rates. As the overall economy strengthens, it is likely that monetary policy will tighten further, resulting in higher interest rates to counter possible inflation. This could affect our ability to access the debt capital markets to pay for acquisitions. In addition, interest rates on future credit facilities and debt offerings could be higher than current levels, causing our financing costs to increase accordingly. Although this could limit our ability to raise funds in the debt capital markets, we expect to remain competitive with respect to acquisitions and capital projects, as our competitors would face similar circumstances. As with other yield-oriented securities, our unit price is impacted by the level of our cash distributions and implied distribution yield. The distribution yield is often used by investors to compare and rank related yield-oriented securities for investment decision-making purposes. Therefore, changes in interest rates, either positive or negative, may affect the yield requirements of investors who invest in our units, and a rising interest rate environment could have an adverse impact on our unit price and our ability to issue additional equity to make acquisitions, reduce debt or for other purposes. However, we believe that our LLC structure will facilitate growth, which would help offset the impact of rising interest rates. When compared to our competitors, particularly publicly traded partnerships, we believe that our LLC structure should provide us with a lower cost of capital as we grow because, unlike most publicly traded partnerships, neither our management nor any of our owners hold incentive distribution rights that entitle them to increasing percentages of cash distributions as higher per unit levels of cash distributions are received. Please read "Business — Competitive Strengths — Our LLC structure should provide us with a competitive advantage."

Impact of Inflation

        Inflation in the United States has been relatively low in recent years and did not have a material impact on our results of operations for the periods presented.

Liquidity and Capital Resources

        Cash generated from operations, borrowings under our credit facility and funds from private and future public equity and debt offerings are our primary sources of liquidity. We believe that funds from these sources should be sufficient to meet both our short-term working capital requirements and our long-term capital expenditure requirements. Our ability to pay distributions to our unitholders, to fund planned capital expenditures and to make acquisitions will depend upon our future operating performance, and more broadly, on the availability of equity and debt financing, which will be affected by prevailing economic conditions in our industry and financial, business and other factors, some of which are beyond our control. For additional information relating to our current capital structure, please refer to "Capitalization" on page 34 of this prospectus.

        Off-Balance Sheet Arrangements.    We had no off-balance sheet arrangements as of June 30, 2004 and December 31, 2003.

        Capital Requirements.    The natural gas gathering, transmission, and processing businesses are capital-intensive, requiring significant investment to maintain and upgrade existing operations. Our capital requirements have consisted primarily of, and we anticipate will continue to be:

  •
  maintenance capital expenditures, which are capital expenditures made to replace partially or fully depreciated assets to maintain the existing operating capacity of our assets and to extend their useful lives, or other capital expenditures that are incurred in maintaining existing system volumes and related cash flows; and

  •
  expansion capital expenditures such as those to acquire additional assets to grow our business, to expand and upgrade gathering systems, transmission capacity, processing plants, and to construct or acquire new pipelines, or processing plants.

        Given our objective of growth through acquisitions, we anticipate that we will continue to invest significant amounts of capital to grow and acquire assets. We actively consider a variety of assets for potential acquisitions. For a discussion of the primary factors we consider in deciding whether to pursue a particular acquisition, please read "— Our Growth Strategy — Acquisition Analysis."

        We had budgeted $4.3 million for capital expenditures for the year ending December 31, 2004, exclusive of any acquisitions, consisting of $1.2 million for expansion capital and $3.1 million for maintenance capital. However, during the second quarter of 2004, we adopted a plan to spend an additional $3.4 million of unbudgeted expansion capital for projects that allowed us to purchase certain compressor units that we were previously leasing. The majority of this additional capital was expended in the second quarter of 2004. We expect these expansion projects to have a positive impact on our operating cash flow during the third quarter of 2004. During the six months ended June 30, 2004, our capital expenditures totaled $4.1 million, consisting of $3.0 million of expansion capital and $1.1 million of maintenance capital. We expect to fund future capital expenditures with funds generated from our operations, borrowings under our new credit facility and the issuance of additional equity as appropriate given market conditions.

        Total Contractual Cash Obligations.    A summary of our total contractual cash obligations as of June 30, 2004, is as follows:

	Payment Due by Period
Type of Obligation(1)	Total Obligation	Remainder Due in 2004	Due in 2005-2006	Due in 2007-2008	Thereafter
	(In thousands)
Long-term debt	$71,513	$—	$2,650	$68,863	$—
Interest	17,534	2,491	9,837	5,206	—
Operating Leases	2,779	470	1,132	690	487

Total contractual cash obligations	$91,826	$2,961	$13,619	$74,759	$487

(1)
Excludes obligations to redeem the preferred units due in 2008.

        In addition to the contractual obligations noted in the table above, we have both fixed and variable contracts to purchase natural gas, which were executed in connection with our natural gas marketing activities. As of June 30, 2004, we had fixed contractual commitments to purchase 854,980 MMBtu of natural gas in July 2004. All of these contracts were based on index-related prices. Using these index-related prices at June 30, 2004, we had total commitments to purchase $5.0 million of natural gas under such agreements. Our contracts to purchase variable quantities of natural gas at index-related prices range from one month to the life of the dedicated production. During June 2004, we purchased 3,848,491 MMBtu of natural gas under such contracts.

        For a discussion of our real property leases, please read "Business — Office Facilities" beginning on page 104 of this prospectus.

  Cash Flows.

        The following summarizes our cash flows for each of the three years ended December 31, 2003 and for the six months ended June 30, 2003 and 2004, as reported in the historical consolidated statements of cash flows found on page F-12 of this prospectus.

	Year Ended December 31,			Six Months Ended June 30,
	2001	2002	2003	2003	2004
	(In thousands)
Net cash provided by operating activities	$13,107	$8,865	$15,296	$9,301	$3,525
Net cash used in investing activities	(93,335)	(16,817)	(6,192)	(2,932)	(4,128)
Net cash provided by (used in) financing activities	93,938	(2,591)	(9,633)	(4,940)	2,299

Net increase (decrease) in cash and cash equivalents	13,710	(10,543)	(529)	1,429	1,696
Cash and cash equivalents at beginning of period	1,969	15,679	5,136	5,136	4,607

Cash and cash equivalents at end of period	$15,679	$5,136	$4,607	$6,565	$6,303

        Operating:    For the year ended December 31, 2001, operating cash flows of $13.1 million reflect net income of $4.0 million and the following non-cash items: depreciation and amortization of $3.5 million, payment-in-kind interest on subordinated debt of $1.2 million and working capital increases of $4.4 million.

        For the year ended December 31, 2002, operating cash flows of $8.9 million reflect a net loss of $1.6 million and the following non-cash items: depreciation and amortization of $6.0 million, payment-in-kind interest on subordinated debt of $3.3 million, equity losses of unconsolidated affiliate of $0.6 million and working capital increases of $0.6 million.

        The overall decrease of $4.2 million in operating cash flow from 2001 to 2002 was primarily the result of a decrease in net income and non-cash items itemized above of $0.4 million and a decrease in working capital of $3.8 million. This decrease in working capital resulted from $10.5 million of working capital decreases offset by $6.7 million of working capital increases. Working capital decreases of $10.5 million resulted from (i) a decrease of $8.7 million related to an increase in accounts receivable and prepaid assets resulting primarily from the increase of the HSC price index, on which the majority of our sales contracts are based, of $2.30 per MMBtu for December 2001 compared with $4.05 per MMBtu for December 2002 and (ii) a decrease of $1.8 million related to a decrease in other current liabilities related to accruals at the end of 2001 for remaining acquisition costs associated with the Houston Central Processing Plant, Sheridan NGL Line and the Central Gulf Coast Gathering Systems. Working capital increases resulted from (i) an increase in accounts payable of $6.7 million is related to the increase in the HSC price index, on which the majority of our purchase contracts are based, of $2.30 per MMBtu for December 2001 compared with $4.05 per MMBtu for December 2002 and (ii) our suspension of payment to a well operator from whom we purchased natural gas, as discussed in more detail below.

        For the year ended December 31, 2003, operating cash flows of $15.3 million reflect a net loss of $4.7 million and the following non-cash items: depreciation and amortization of $7.0 million, payment-in-kind interest on subordinated debt of $3.9 million, payment-in-kind interest on redeemable preferred units of $3.5 million, accretion of preferred unitholders warrant value of $0.8 million, equity losses of unconsolidated affiliate of $0.1 million and working capital increases of $4.7 million.

        The overall increase of $6.4 million in operating cash flow from 2002 to 2003 was primarily the result of changes in net loss and non-cash items itemized above of $2.3 million and an increase in working capital of $4.1 million. This increase in working capital was primarily a result of an increase in accounts payable related to suspended payments to a well operator from whom we purchase natural gas, after receiving notification that a royalty interest owner had sued the operator. Standard industry operating procedures and contractual obligations required us to suspend payment to the operator until we received notification that the dispute between the operator and the royalty owner had been resolved. As a result, our accounts payable increased from 2002 to 2003 because we continued to purchase natural gas from the operator, but had suspended payment to the operator for these purchases. As discussed below, we received notification of settlement in the second quarter of 2004 at which time we paid the producer for the majority of the suspended amounts.

        For the six months ended June 30, 2003, operating cash flows of $9.3 million reflect net income of $0.1 million and the following non-cash items: depreciation and amortization of $3.6 million, payment-in-kind interest on subordinated debt of $1.8 million, equity losses of unconsolidated affiliate of $0.5 million, and working capital increases of $3.3 million.

        For the six months ended June 30, 2004, operating cash flows of $3.5 million reflect a net loss of $1.2 million and the following non-cash items: depreciation and amortization of $4.0 million, payment-in-kind interest on subordinated debt of $0.8 million, payment-in-kind interest on redeemable preferred units of $3.6 million, accretion of preferred unitholders warrant value of $0.8 million, equity earnings of unconsolidated affiliate of $(0.2) million and working capital reductions of $4.3 million.

        The overall decrease of $5.8 million in operating cash flow from the six months ended June 30, 2003 to the six months ended June 30, 2004 was primarily the result of an increase in net income and non-cash items itemized above of $1.8 million and a decrease in working capital of $7.6 million. This decrease in working capital was primarily the result of decreased accounts payable as a result of the resolution of the dispute between the royalty owner and the operator discussed above. As a result of receiving notice that the royalty owner and the operator have now substantially resolved their dispute, we used additional cash during the second quarter of 2004 when we released approximately $6.1 million in suspended funds to pay the operator for natural gas we had purchased during 2002, 2003 and early 2004.

        Investing:    Net cash used in investing activities was $4.1 million for the six months ended June 30, 2004 and $2.9 million for the six months ended June 30, 2003. Net cash used in investing activities was $6.2 million, $16.8 million and $93.3 million for the years ended December 31, 2003, 2002 and 2001, respectively. Capital expenditures for additions to property, plant and equipment and acquisitions were:

  •
  $6.2 million in 2003, which includes capital expenditures for the recent modification to our Houston Central Processing Plant to increase the plant's conditioning capabilities, and the development of our SCADA system;

  •
  $16.8 million in 2002, which includes $13.1 million of capital expenditures for our acquisition of the Live Oak system, the construction of a pipeline connecting our Agua Dulce System with the Webb/Duval Gathering System, the installation of new and expansion of existing compressor stations and the performance of upgrades to our Houston Central Processing Plant, as well as $3.7 million for the purchase of additional partnership interests in Webb/Duval Gatherers; and

  •
  $93.3 million in 2001, which includes $49.2 million of capital expenditures for the acquisition of our Houston Central Processing Plant, Sheridan NGL line and Central Gulf Coast Gathering System and $8.7 million of capital expenditures primarily related to the construction of our Hebbronville pipeline, as well as $33.1 million for the acquisition of certain minority interests in our company, $1.3 million for the initial acquisition of our partnership interest in Webb/Duval Gatherers and $1.0 million for other assets.

        Financing:    Net cash provided by (used in) financing activities was $2.3 million for the six months ended June 30, 2004 and $(4.9) million for the six months ended June 30, 2003. Cash provided by financing activities for the six months ended June 30, 2004 was increased by net borrowings of long-term debt of approximately $4.5 million. For the six months ended June 30, 2003, cash used in financing activities was primarily attributable to our net repayment of $3.9 million in long-term debt. Net cash used in financing activities was $9.6 million for the year ended December 31, 2003, primarily attributable to a net pay-down of long-term debt. Net cash provided by (used in) financing activities was $(2.6) million and $93.9 million for the years ended December 31, 2002 and 2001, respectively. During 2001, we received $60.0 million from proceeds received by our issuance of redeemable preferred units and net borrowings of $39.7 million.

  Description of Our Indebtedness

  Copano Pipelines Credit Agreement

        Copano Pipelines has a $100.0 million revolving credit agreement, which matures on February 12, 2008. As of June 30, 2004, $55.0 million was outstanding under this revolving credit facility, bearing interest at a weighted average interest rate of 4.42%. Copano Pipelines has used the borrowings under this revolving credit facility to retire existing debt, finance capital expenditures (including construction and expansion projects), finance acquisitions and investments in unconsolidated affiliates and meet working capital requirements. We anticipate that $6.0 million of the proceeds from this offering will be used to reduce amounts outstanding under this facility. Our management believes that reducing the amount of debt outstanding under this credit facility with proceeds of this offering will have a positive effect on our ability to comply with the financial covenants under this facility. In addition, the enhanced access to the public markets that this offering will provide should allow us to raise additional equity capital.

        Future borrowings under this revolving credit facility are available for acquisitions, capital expenditures, working capital and general corporate purposes. Amounts outstanding under this revolving credit facility have been classified as long-term debt. The terms of this credit facility will be amended upon completion of this offering; therefore, the discussion below reflects the terms of the credit facility as amended.

        At Copano Pipelines' election, interest under this revolving credit facility is determined by reference to (1) the reserve-adjusted London interbank offered rate, or LIBOR, plus an applicable margin between 1.75% and 3% per annum or (2) the prime rate plus, in certain circumstances, an applicable margin between 0.25% and 1.5% per annum. Interest is payable quarterly for prime rate loans and at the applicable maturity date for LIBOR loans, except that if the interest period for a LIBOR loan is six months, interest will be paid at the end of each three-month period.

        The obligations under this revolving credit facility are secured by first priority liens on substantially all of the assets of Copano Pipelines and its subsidiaries (other than certain subsidiaries with insignificant assets) and our interest in Copano Pipelines. Additionally, the obligations under the revolving credit facility are guaranteed by us and Copano Pipelines and its subsidiaries (other than certain subsidiaries with insignificant assets).

        This revolving credit facility contains various covenants that limit Copano Pipelines' ability to:

  •
  incur indebtedness;

  •
  grant certain liens;

  •
  make certain loans, acquisitions, capital expenditures and investments;

  •
  make distributions other than from available cash;

  •
  merge or consolidate unless Copano Pipelines is the survivor; or

  •
  engage in certain asset dispositions, including a sale of all or substantially all of its assets.

        This revolving credit facility also contains covenants, which, among other things, require Copano Pipelines to maintain specified ratios or conditions as follows:

  •
  EBITDA (as defined in the credit agreement) to interest expense of not less than 3.5 to 1.0;

  •
  total debt to EBITDA of not more than 4.5 to 1.0;

  •
  total senior debt to EBITDA of not more than 3.75 to 1.0;

  •
  minimum tangible net worth; and

  •
  positive net working capital (excluding current debt maturities).

        We are currently unable to borrow under this credit facility to pay distributions of operating surplus to unitholders because no such borrowings would constitute "working capital borrowings" pursuant to the definition contained in our limited liability company agreement.

        Our management believes that Copano Pipelines was in compliance with the terms of its credit facility prior to amending the covenants and would have been in compliance with the terms of the amended credit facility at June 30, 2004. If an event of default exists under the credit agreement, the lenders will be able to accelerate the maturity of the credit agreement and exercise other rights and remedies. Each of the following will be an event of default:

  •
  failure to pay any principal when due or any interest, fees or other amount within certain grace periods;

  •
  failure to perform or otherwise comply with the covenants in the credit agreement or other loan documents, subject, in certain instances, to certain grace periods;

  •
  default by us on the payment of any other indebtedness in excess of $0.5 million, or any default in the performance of any obligation or condition with respect to such indebtedness beyond the applicable grace period if the effect of the default is to permit or cause the acceleration of the indebtedness;

  •
  bankruptcy or insolvency events involving us or our subsidiaries;

  •
  the entry, and failure to pay, one or more adverse judgments in excess of $0.5 million against which enforcement proceedings are brought or that are not stayed pending appeal; and

  •
  a Change of Control (as defined in the credit agreement).

       Copano Processing Credit Agreement

        Historically, we have financed our processing operations through a $35 million revolving credit facility, which was repaid in February 2004, as well as through a $21.2 million term loan entered into in August 2001. The term loan matures on August 14, 2008 and bears interest at a rate of 14%. As of June 30, 2004, approximately $16.0 million remained outstanding under this term loan, and it is currently anticipated that approximately $7.0 million of this balance will be repaid with proceeds from this offering. The remaining balance, approximately $9.0 million, will be retired with proceeds from a new revolving credit facility, as more fully described below. Using a portion of the proceeds from this offering to reduce our outstanding indebtedness should have a positive effect on our ability to comply with the financial covenants under this facility. In addition, the enhanced access to the public markets that the public offering will provide should allow us to raise additional equity capital.

        Concurrently with the closing of this offering, we anticipate establishing a $12.0 million revolving credit facility, which we will use to finance capital expenditures (including construction and expansion projects) as well as to meet working capital requirements of our processing operations. Approximately $9.0 million is expected to be drawn under this facility concurrently with the closing of the offering to retire in full the term loan described above.

        At Copano Processing's election, interest under the new revolving credit facility will be determined by reference to (1) the reserve-adjusted interbank offered rate, or IBOR, plus an applicable margin between 2.5% and 3.5% per annum or (2) the prime rate plus, in certain circumstances, an applicable margin of up to 1.5% per annum. Interest will be payable quarterly for prime rate loans and at the applicable maturity date for IBOR loans, except that if the interest period for an IBOR loan is six months, interest will be paid at the end of each three-month period.

        The obligations under this revolving credit facility will be secured by first priority liens on substantially all of the assets of Copano Processing and its subsidiaries and our interest in Copano Processing. Additionally, Copano Processing and certain of its subsidiaries are jointly and severally liable as borrowers under this revolving credit facility, and the obligations under the revolving credit facility will be guaranteed by us and Copano Processing and its subsidiaries that are not borrowers under this facility.

        This new revolving credit facility will contain various covenants that limit the ability of Copano Processing and its subsidiaries to:

  •
  incur indebtedness;

  •
  grant certain liens;

  •
  make certain loans, acquisitions and investments;

  •
  make distributions if a default or event of default exists;

  •
  change its capital structure;

  •
  merge or consolidate; or

  •
  sell all or any material part of its assets.

        This revolving credit facility also will contain covenants, which, among other things, require Copano Processing to maintain specified ratios or conditions as follows:

  •
  EBITDA (as defined in the credit agreement) to interest expense of not less than 3.25 to 1.0;

  •
  total senior debt to EBITDA of not more than 3.5 to 1.0 at closing, reducing to not more than 2.75 to 1.0 over the two-year term of the loan;

  •
  positive net working capital (excluding current debt maturities);

  •
  minimum tangible net worth;

  •
  make maintenance capital expenditures of not more than $2.5 million per calendar year; and

  •
  maintain an interest reserve account of at least $1.0 million.

        We are currently unable to borrow under this credit facility to pay distributions of operating surplus to unitholders because no such borrowings would constitute "working capital borrowings" pursuant to the definition contained in our limited liability company agreement.

        Our management believes that Copano Processing will be in compliance with the covenants under this anticipated facility following the offering. If an event of default exists under the credit agreement, the lenders will be able to accelerate the maturity of the credit agreement and exercise other rights and remedies. Each of the following will be an event of default:

  •
  failure to pay any principal when due or any interest, fees or other amount within certain grace periods;

  •
  failure to perform or otherwise comply with the covenants in the credit agreement or other loan documents, subject, in certain instances, to certain grace periods;

  •
  default by us or any of our subsidiaries on the payment of any other indebtedness in excess of $0.5 million, default by Copano Processing or any of its subsidiaries on the payment of any other indebtedness in excess of $0.25 million, or, in either case, any default in the performance of any obligation or condition with respect to such indebtedness beyond the applicable grace period if the effect of the default is to permit or cause the acceleration of the indebtedness;

  •
  bankruptcy or insolvency events involving us or our subsidiaries;

  •
  the entry, and failure to pay, one or more adverse judgments in excess of (a) $0.5 million in the case of judgments against us or (b) $0.25 million in the case of judgments against Copano Processing or any of its subsidiaries, and, in each case, against which enforcement proceedings are brought or that are not stayed pending appeal;

  •
  a Change of Control (as defined in the credit agreement); and

  •
  any payment default by any guarantor of its obligations under this revolving credit facility or revocation of any guaranty.

Recent Accounting Pronouncements

        In June 2002, the Financial Accounting Standards Board, or FASB, issued SFAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities, which addresses accounting for restructuring and similar costs. SFAS No. 146 supersedes previous accounting guidance, principally Emerging Issues Task Force, or EITF, Issue No. 94-3. We have adopted the provisions of SFAS No. 146 for restructuring activities effective January 1, 2003. SFAS No. 146 requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. EITF Issue No. 94-3 requires that a liability for an exit cost be recognized at the date of commitment to an exit plan. SFAS No. 146 also establishes that the liability should initially be measured and recorded at fair value. Accordingly, SFAS No. 146 may affect the timing of recognizing future restructuring costs as well as the amounts recognized. The impact that SFAS No. 146 will have on the consolidated financial statements will depend on the circumstances of any specific exit or disposal activity.

        In June 2001, the FASB issued SFAS No. 143, Accounting for Asset Retirement Obligations. This statement requires entities to record the fair value of a liability for legal obligations associated with the retirement obligations of tangible long-lived assets in the period in which the obligation is incurred and can be reasonably estimated. When the liability is initially recorded, a corresponding increase in the carrying amount of the related long-lived asset would be recorded. Over time, accretion of the liability is recognized each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss on settlement. The standard was effective for us on January 1, 2003. Under the implementation guidelines of SFAS No. 143, we have reviewed our long-lived assets for asset retirement obligation, or ARO, liabilities and identified any such liabilities. These liabilities include ARO liabilities related to (i) right-of-way easements over property not owned by us, (ii) leases of certain currently operated facilities and (iii) regulatory requirements triggered by the abandonment or retirement of certain of these assets. As a result of our analysis of identified AROs, we are not required to recognize such potential liabilities. Our rights under our easements are renewable or perpetual and retirement action, if any, is only required upon nonrenewal or abandonment of the easements. We currently expect to continue to use or renew all such easement agreements and to use these properties for the foreseeable future. Similarly, under certain leases of currently operated facilities, retirement action is only required upon termination of these leases and we do not expect termination in the foreseeable future. Accordingly, management is unable to reasonably estimate and record liabilities for our obligations that fall under the provisions of SFAS No. 143 because it does not believe that any of the applicable assets will be retired or abandoned in the foreseeable future. We will record AROs in the period in which the obligation may be reasonably estimated.

        For a discussion of recent accounting pronouncements that had no impact on our results of operations, financial position or cash flows, please read Note 3 of the accompanying Notes to Consolidated Financial Statements.

Significant Accounting Policies and Estimates

        The selection and application of accounting policies is an important process that has developed as our business activities have evolved and as the accounting rules have developed. Accounting rules generally do not involve a selection among alternatives, but involve an implementation and interpretation of existing rules, and the use of judgment applied to the specific set of circumstances existing in our business. We make every effort to properly comply with all applicable rules on or before their adoption, and we believe the proper implementation and consistent application of the accounting rules are critical. For further details on our accounting policies, you should read Notes 2 and 3 of the accompanying Notes to Consolidated Financial Statements.

        In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. SFAS No. 150 requires that certain financial instruments previously classified as equity be classified as liabilities or, in some cases, as assets. We adopted SFAS No. 150 effective July 1, 2003 and classified our redeemable preferred units as a liability and recorded the value of the paid-in-kind, or PIK, preferred unit distributions issued to the redeemable preferred unitholders as interest expense, whereas prior to the adoption of SFAS

No. 150, these distributions were recorded as a direct reduction of the accumulated deficit. Additionally, the accretion of the allocated warrant value was recorded as interest expense upon adoption of SFAS No. 150 whereas previously this accretion was recorded as a direct reduction of paid-in-capital. Please read Notes 3 and 9 to our financial statements included in this prospectus.

        Impairment of Long-Lived Assets.    In accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, we evaluate the long-lived assets, including related intangibles, of identifiable business activities for impairment when events or changes in circumstances indicate, in management's judgment, that the carrying value of such assets may not be recoverable. The determination of whether impairment has occurred is based on management's estimate of undiscounted future cash flows attributable to the assets as compared to the carrying value of the assets. Estimating the fair value for the assets to determine if impairment has occurred, and recording a provision for loss if the carrying value is greater than fair value, determine the amount of the impairment recognized. For assets identified to be disposed of in the future, the carrying value of these assets is compared to the estimated fair value less the cost to sell to determine if impairment is required. Until the assets are disposed of, an estimate of the fair value is recalculated when related events or circumstances change.

        When determining whether impairment of one of our long-lived assets has occurred, we must estimate the undiscounted cash flows attributable to the asset or asset group. Our estimate of cash flows is based on assumptions regarding the volume of reserves behind the asset and future NGL product and natural gas prices. The amount of reserves and drilling activity are dependent in part on natural gas prices. Projections of gas volumes and future commodity prices are inherently subjective and contingent upon a number of variable factors, including but not limited to:

  •
  changes in general economic conditions in regions in which our products are located;

  •
  the availability and prices of raw natural gas supply;

  •
  our ability to negotiate favorable sales agreements;

  •
  our dependence on certain significant customers, producers, gatherers, and transporters of natural gas; and

  •
  competition from other midstream service providers, including major energy companies.

        Any significant variance in any of the above assumptions or factors could materially affect our cash flows, which could require us to record an impairment of an asset.

        Equity Method of Accounting.    Although we own a 62.5% partnership interest in Webb/Duval Gatherers, we account for the investment using the equity method of accounting since the minority general partners of Webb/Duval Gatherers have substantive participating rights with respect to the management of Webb/Duval Gatherers.

        Revenue Recognition.    Our natural gas and NGL revenue is recognized in the period when the physical product is delivered to the customer at contractually agreed-upon pricing. Transportation, compression and processing-related revenues are recognized in the period when the service is provided.

Commodity Price Risks

        Our profitability is affected by volatility in prevailing NGL and natural gas prices. Historically, changes in the prices of most NGL products have generally correlated with changes in the price of crude oil. NGL and natural gas prices are volatile and are impacted by changes in the supply and demand for NGLs and natural gas, as well as market uncertainty. For a discussion of the volatility of natural gas and NGL prices, please read "Risk Factors — Our profitability is dependent upon prices and demand for natural gas and NGLs, which are beyond our control and have been volatile." The current mix of our contractual arrangements described above, together with our ability to condition natural gas during periods of unfavorable processing margins, significantly reduces our exposure to natural gas and NGL price volatility. Natural gas prices can also affect our profitability indirectly by influencing the level of drilling activity and related opportunities for our services. To illustrate the impact of changes in prices for natural gas and NGLs on our operating results, we have provided below a matrix that reflects, for the six months ended June 30, 2004, the impact on our gross margin of a $0.01 per gallon change (increase or decrease) in NGL prices coupled with a $0.10 per MMBtu change (increase or decrease) in the price of natural gas.

Quantitative and Qualitative Disclosures about Market Risk

        Market risk is the risk of loss arising from adverse changes in market rates and prices. The principal market risk to which we are exposed is commodity price risk for natural gas and NGLs. We also incur, to a lesser extent, risks related to interest rate fluctuations. We do not engage in commodity energy trading activities.

        Interest Rate Risk.    We are exposed to changes in interest rates as a result of our revolving credit facility, which had a floating interest rate as of June 30, 2004. We had a total of $55.0 million of indebtedness outstanding under our credit facility at June 30, 2004. The impact of a 1% increase in interest rates on this amount of debt would result in an increase in interest expense, and a corresponding decrease in net income of approximately $0.6 million annually.

BUSINESS

Overview

        We are a growth-oriented midstream energy company with networks of natural gas gathering and intrastate transmission pipelines in the Texas Gulf Coast region. Our natural gas processing plant is the second largest in the Texas Gulf Coast region and the third largest in Texas in terms of throughput capacity. Our natural gas pipeline assets consist of approximately 1,300 miles of gas gathering and transmission pipelines, including 144 miles of pipeline owned by a partnership in which we own a 62.5% interest and which we operate. These pipelines collect natural gas from designated points near producing wells and transport these volumes to third-party pipelines, our Houston Central Processing Plant, utilities and industrial consumers.

        Our Houston Central Processing Plant is located approximately 100 miles southwest of Houston and has the capacity to process approximately 700 million cubic feet of gas per day, or MMcf/d. Volumes shipped to our processing plant, either on our pipelines or a third-party pipeline, are treated to remove contaminants and conditioned or processed to extract mixed natural gas liquids, or NGLs. Processed or conditioned natural gas is then delivered to third-party pipelines through plant interconnects, while NGLs are fractionated or separated and then sold as component NGL products, including ethane, propane, isobutane, normal butane, natural gasoline and stabilized condensate. We also own a 104-mile NGL products pipeline extending from the Houston Central Processing Plant to the Houston area.

        Our objective is to increase cash flow and distributions to our unitholders through accretive acquisitions and expansion projects, and through increased utilization of our assets. We believe that we have established a reputation for providing reliable service to our customers and for our ability to offer a combination of services, including natural gas gathering, transportation, compression, dehydration, treating, conditioning and processing. Since our inception in 1992, we have grown through a combination of 24 acquisitions, including the acquisition of our Houston Central Processing Plant. Over the same period, we have made significant capital investments to expand our pipelines and improve the efficiency and flexibility of our processing plant. We believe our acquisition and capital improvement experience, industry relationships and motivated management team will enable us to continue to increase the geographic scope of our operations and our profitability.

        Our operations consist of the following:

  •
  gathering natural gas from over 260 receipt points and third-party pipeline interconnects, which receive production from one or more wells, representing more than 130 different producers and shippers;

  •
  transporting natural gas from our gathering systems and third-party pipelines for further transportation to third-party pipelines, utilities and other consumers;

  •
  providing related services, including compressing natural gas to facilitate its transportation to our Houston Central Processing Plant, third-party pipelines, utilities and other consumers, and dehydrating natural gas to remove water from the natural gas stream to meet pipeline and end-user quality specifications;

  •
  treating natural gas to remove or reduce impurities such as carbon dioxide, hydrogen sulfide and other contaminants to ensure that the natural gas meets pipeline specifications;

  •
  processing natural gas to extract NGLs when it is economically attractive to do so, and fractionating NGLs into a mix of NGL products and selling these NGLs to third parties;

  •
  conditioning natural gas to extract only the minimum amount of NGLs required to meet downstream pipeline specifications when it is not economically attractive to process natural gas and selling these NGLs to third parties;

  •
  transporting NGL products on our NGL pipeline for further delivery to downstream interconnected third-party pipelines; and

  •
  purchasing and selling natural gas that either originates on or is delivered through our pipeline systems.

        We generate gross margins in three principal ways:

  •
  by purchasing natural gas at index-related prices from

  •
  sellers connected to our pipelines, and selling that natural gas at higher index-related prices; and

  •
  sources originating on third-party pipelines, and selling that natural gas to utilities and other customers connected directly to our pipelines at higher index-related prices;

  •
  by processing or conditioning natural gas and selling the resulting NGLs for prices greater than the cost to replace the reduction in Btus; and

  •
  by charging fees for

  •
  gathering and transporting natural gas and performing services incidental to those activities, such as compression and dehydration;

  •
  treating natural gas; and

  •
  processing or conditioning natural gas.

        When we purchase natural gas at index-related prices, we typically establish a margin by selling natural gas for future delivery at higher index-related prices, thereby reducing our exposure to market volatility in natural gas prices. We seek to maintain a position that is substantially balanced between purchases and sales for future delivery obligations.

        We have two operating segments: Copano Pipelines, which performs our natural gas gathering and transmission and related operations, and Copano Processing, which performs our natural gas processing, treating and conditioning and related NGL transportation operations. We have set forth in the table below summary information describing the regions in which we have pipeline systems and processing assets.

Asset	Initial Acquisition Date(1)	Asset Type	Average Throughput at Time of Acquisition (Mcf/d)(2)	Average Throughput for Six Months Ended June 30, 2004 (Mcf/d)(3)
Copano Pipelines
South Texas Region
Live Oak Area	May 2002	Gathering	9,179	22,378
Agua Dulce Area	June 1996	Gathering and Transmission	7,850	30,381
Hebbronville Area	September 1994	Gathering	15,337	31,504
Karnes Area	August 2004	Gathering	—(4)	—(4)
Webb/Duval Area(5)	February 2002	Gathering	43,046	105,055
Coastal Waters Region	June 1992	Gathering	1,208	15,592
Central Gulf Coast Region	August 2001	Gathering	118,804	73,168
Upper Gulf Coast Region	April 1997	Gathering and Transmission	33,748	42,432
Copano Processing(6)
Houston Central Processing Plant	August 2001	Processing
Inlet volumes			626,764(6)	542,027
NGLs produced			10,406 Bbls/d(6)	14,455 Bbls/d
Sheridan NGL Pipeline	August 2001	NGL Transportation	2,648 Bbls/d(6)	3,697 Bbls/d

(1)
The initial acquisition date is the date that we first commenced operations with respect to any system or property.

(2)
Reflects average throughput for the first month in which we operated the assets.

(3)
Average throughput volumes have been adjusted, or netted, so that volumes moving through more than one of our systems are not double counted. Volumes presented by operating asset can be found in our more detailed asset descriptions appearing later in this section.

(4)
We acquired the Karnes County System in August 2004. Because throughput commenced in September 2004, no historical throughput information is available.

(5)
Our Webb/Duval Area consists of the Webb/Duval Gathering System and two smaller gathering systems, which are owned by an unconsolidated partnership in which we hold a 62.5% partnership interest. The throughput volumes for Webb/Duval exclude volumes received from one of our wholly owned systems and are otherwise presented on a gross basis, without netting volumes attributable to each of the partners.

(6)
Represents volumes for the month of June 2001. In July 2001, volumes began to be transported from our Copano South Texas Region to the KMTP Laredo-to-Katy pipeline thereby increasing the volume of NGLs produced by the Houston Central Processing Plant and transported on our Sheridan NGL line.

  Copano Pipelines

        Copano Pipelines includes four pipeline operating regions: South Texas, Coastal Waters, Central Gulf Coast and Upper Gulf Coast. For the six months ended June 30, 2004, we gathered and transported an average of 215,455 Mcf/d of natural gas on these pipelines, which excludes volumes associated with Webb/Duval Gatherers, an unconsolidated partnership in which we own a 62.5% interest and which we operate as part of our South Texas Region.

  •
  South Texas Region.  The South Texas Region consists of seven wholly owned gathering and intrastate transmission systems totaling approximately 587 miles of pipelines operating in Atascosa, Bee, Duval, Jim Hogg, Jim Wells, Karnes, Live Oak, Nueces and San Patricio Counties, Texas. This region is composed of several separate pipeline systems: the Live Oak System, the Clayton Pipeline, the Agua Dulce System, the Nueces County System, the Mesteña Grande System, the Hebbronville Pipeline and the Karnes County System. Average throughput volume related to our wholly owned systems was 84,263 Mcf/d for the six months ended June 30, 2004. Webb/Duval Gatherers is also located in our South Texas Region and consists of 144 miles of pipeline systems with average throughput volumes, excluding throughput received from one our wholly owned systems, of 105,055 Mcf/d for the six months ended June 30, 2004. Natural gas is supplied to our South Texas Region systems from 130 receipt points, representing 76 producers and third-party shippers.

  •
  Coastal Waters Region.  The Coastal Waters Region is comprised of two pipeline systems, the Copano Bay System and the Encinal Channel Pipeline, which collectively represent approximately 142 miles of pipelines extending both onshore and offshore in Aransas, Nueces, Refugio and San Patricio Counties, Texas. Natural gas is supplied to our Coastal Waters Region systems from nine receipt points, representing 10 producers and third-party shippers. Average throughput was 15,592 Mcf/d for the six months ended June 30, 2004.

  •
  Central Gulf Coast Region.  The Central Gulf Coast Region is composed of two natural gas gathering systems, the Sheridan System and the Provident City System, which consist of approximately 210 miles of pipelines operating in Colorado, Dewitt, Lavaca and Wharton Counties, Texas. Natural gas is supplied to our Central Gulf Coast systems from 83 receipt points and two third-party pipeline interconnects, representing 51 producers and third-party shippers. Average throughput was 73,168 Mcf/d for the six months ended June 30, 2004.

  •
  Upper Gulf Coast Region.  Our Upper Gulf Coast Region is composed of three pipeline systems, the Sam Houston System, the Lake Creek System and the Grimes County System, which comprise approximately 230 miles of pipelines used for gathering, intrastate transmission and sales of natural gas in Grimes, Harris, Houston, Montgomery and Walker Counties, Texas. Natural gas is supplied to our Upper Gulf Coast Region systems from 30 receipt points and six third-party pipeline interconnects, representing 20 producers and third-party shippers. Average throughput was 42,432 Mcf/d for the six months ended June 30, 2004.

        For a more detailed description of pipeline assets, please read "— Copano Pipelines" beginning on page 90 of this prospectus.

   Copano Processing

        Copano Processing includes our Houston Central Processing Plant and the Sheridan NGL Pipeline that extends from the tailgate of our plant to the Houston area.

  •
  Houston Central Processing Plant.  Our Houston Central Processing Plant removes NGLs from the natural gas received from KMTP's Laredo-to-Katy pipeline, which it straddles, and our Central Gulf Coast Region and fractionates NGLs into separate marketable products for sale to third parties. The plant has the capacity to process 700 MMcf/d of natural gas and includes: (1) 6,689 horsepower of inlet compression and 8,400 horsepower of tailgate compression, (2) a 700 gallon per minute amine treating system for removal of carbon dioxide and low-level hydrogen sulfide, (3) two 250 MMcf/d refrigerated lean oil trains, (4) one 200 MMcf/d cryogenic turbo-expander train, (5) a 25,000 Bbls/d NGL fractionation facility, and (6) 882,000 gallons of storage for propane, butane and natural gasoline mix, and condensate. This processing plant had an average throughput of 542,027 Mcf/d and produced an average of 14,455 barrels per day of NGLs for the six months ended June 30, 2004.

  •
  Sheridan NGL Pipeline.  Our 104-mile, 6-inch diameter Sheridan NGL pipeline originates at the tailgate of our Houston Central Processing Plant and currently delivers butane and natural gasoline mix at an interconnect with Enterprise Products Partners' Seminole Pipeline in west Houston. Average throughput volume on this system was 3,697 Bbls/d for the six months ended June 30, 2004.

        For a more detailed description of our processing assets, please read "— Copano Processing" beginning on page 96 of this prospectus.

Competitive Strengths

        Based on the following competitive strengths, we believe that we are well positioned to compete in our operating regions:

  •
  Our assets are strategically located in major natural gas supply areas.  Our assets are strategically located in natural gas producing regions in Texas that have experienced significant drilling activity, which provides us with attractive opportunities to access newly-developed natural gas supplies. Our gathering and transmission pipelines also have access to a variety of end-user markets, as well as other intrastate and interstate pipelines. We believe that our significant presence and asset platform in these regions provide us with a competitive advantage in capturing new supplies of natural gas and markets for natural gas. Our existing position is also advantageous because constructing significant pipelines in these regions is challenging due to population density, existing regulatory constraints and difficulties in obtaining rights-of-way.

  •
  Our pipelines have additional capacity.  By continuing to aggressively acquire natural gas supplies, we believe that we can take advantage of our existing asset platform to increase utilization of the available capacity of our pipelines and thereby increase cash flow.

  •
  We have proven acquisition, expansion and integration expertise.  Since 1992, we have completed 24 acquisitions and several significant expansion projects, increasing the reach of our natural gas pipeline and NGL pipeline assets from approximately 23 miles to over 1,400 miles. Our management team has demonstrated the ability to identify, evaluate, negotiate, consummate and integrate strategic acquisitions and expansion projects.

  •
  The recent modification at our Houston Central Processing Plant has enabled us to better manage our commodity price risk.  We recently modified our Houston Central Processing Plant to provide natural gas conditioning capability. Conditioning is a process which enables us to remove NGLs from the natural gas stream only to the extent required to meet downstream pipeline quality specifications. Prior to this modification, we were only able to fully process natural gas, removing a more complete slate of NGLs, a process that requires us to expend a greater amount of fuel and increased our exposure to commodity price risk. In addition, this modification provides us with a significant benefit in that we can elect not to process natural gas, but instead condition natural gas, during periods when processing margins (or the difference between NGL sales prices and the cost of natural gas) are unfavorable. This capability allows us to enter into contractual arrangements with producers to increase our fee-based revenues and to avoid processing natural gas when it is economically more desirable to condition natural gas.

  •
  We provide an integrated and comprehensive package of midstream services.  We provide services to natural gas producers, including natural gas gathering, transportation, compression, dehydration, treating, conditioning and processing. We believe our ability to provide all of these services gives us an advantage in competing for new supplies of natural gas because we can provide all of the services producers, marketers and others require to connect their natural gas quickly and efficiently. In addition, using centralized treating and processing facilities, we can attach producers that require these services more quickly and at a lower initial capital cost due in part to the elimination of some field equipment and greater economies of scale at our Houston Central Processing Plant. For natural gas that exceeds the maximum carbon dioxide and NGL specifications for interconnecting pipelines and downstream markets, we believe that we offer treating, conditioning and other processing services on competitive terms. We are able to vary quantities of natural gas delivered to customers in response to market demands.

  •
  We have significant experience operating our assets, and a knowledgeable management team whose interests are aligned with those of our unitholders.  Many of our employees operated or were associated with our assets before we acquired the assets. In addition, our management team has an average of almost 24 years of energy industry experience. After giving effect to this offering, our management team will own or control approximately 21.36% of our outstanding units, which we believe aligns our management team's interests with those of our unitholders. In addition and concurrently with this offering, we are adopting a long-term incentive plan that will provide for the award of equity incentives to our employees.

  •
  Our LLC structure should provide us with a competitive advantage.  We believe that we will have a lower cost of capital than many of our competitors that are MLPs because, unlike in a traditional MLP structure, neither our management nor any of our owners hold incentive distribution rights that entitle them to increasing percentages of cash distributions as higher per unit levels of cash distributions are received. Therefore, it should be easier for us to achieve distribution growth for our unitholders than it is for those MLPs that distribute a large portion of incremental cash distributions to the holders of incentive distribution rights.

  •
  Our flexible capital structure should enhance our ability to competitively pursue acquisition and expansion opportunities.  We have a $100 million revolving credit facility to fund acquisitions,

    expansions and working capital for our pipeline operating segment. On a pro forma basis after giving effect to this offering, we will have approximately $48 million of unused borrowing capacity under this credit facility, subject to certain financial tests and ratios. We have the right to increase capacity under this facility by an additional $25 million if we are able to obtain additional commitments from one or more lenders. Upon completion of this offering, we expect that approximately $52 million will be outstanding under this facility. Please read "Management's Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources."

Business Strategy

        Our management team is committed to increasing the amount of cash available for distribution by improving the cash flows from our existing assets, pursuing complementary acquisition and expansion opportunities and maintaining an appropriate mix of index-related and fixed-fee margin business to stabilize our cash flow. Key elements of our strategy include the following:

  •
  Improve the cash flows from our existing assets.  Our pipelines have excess capacity, which provides us with opportunities to increase throughput volume with minimal incremental costs. We intend to increase cash flows from our existing assets by aggressively marketing our services to producers to connect new supplies of natural gas, increase volumes and more fully utilize our capacity.

  •
  Pursue complementary acquisitions.  We intend to use our acquisition and integration experience to continue to make complementary acquisitions of midstream assets in our operating areas that provide opportunities to expand either the acquired assets or our existing assets to increase utilization. We pursue acquisitions that we believe will allow us to capitalize on our existing infrastructure, personnel, and producer and customer relationships to provide an integrated package of services. In the future, we may pursue selected acquisitions in new geographic areas to the extent they present growth opportunities similar to those we are pursuing in our existing areas of operations.

  •
  Exploit our ability to switch between processing and conditioning modes.  Exploiting our ability to condition gas, rather than fully process it, provides us with significant benefits during periods when fully processing natural gas is not economic. We intend to continually monitor natural gas and NGL prices to quickly switch between processing and conditioning modes at our Houston Central Processing Plant when it is economically appropriate to do so.

  •
  Enter into contracts that provide us with positive operating margins under a variety of market conditions.  Because of the significant volatility of natural gas and NGL prices, we attempt to structure our contracts in a manner that allows us to achieve positive gross margins from our contracts in a variety of market conditions. In our processing contracts, we focus on arrangements pursuant to which we are paid a fee to condition natural gas when processing is economically unattractive. In our contracts with producers, we focus on arrangements pursuant to which the fee received for the services we deliver is sufficient to provide us with positive operating margins irrespective of NGL prices. Collectively, this strategy should provide us with a more predictable revenue stream.

  •
  Execute cost-effective expansion and asset enhancement opportunities.  We intend to expand our assets where appropriate to meet increased demand for our midstream services. For example, we constructed the 17-mile, 16-inch diameter Hebbronville Pipeline in 2001 to connect our Mesteña Grande System to KMTP's Laredo-to-Katy pipeline. In addition, during 2002 we constructed a 6-mile, 12-inch diameter extension of our Agua Dulce System to connect with the Webb/Duval Gathering System. Both of these pipeline projects allowed us to deliver natural gas to our Houston Central Processing Plant. These projects, in addition to the enhancement of our Houston Central Processing Plant discussed above, have also increased the throughput capacity of our existing assets.

Industry Overview

        The midstream natural gas industry is the link between the exploration and production of natural gas and the delivery of its components to end-use markets and consists of natural gas gathering, compression, dehydration, treating, conditioning, processing, fractionation and transportation. The midstream industry is generally characterized by regional competition based on the proximity of gathering systems and processing plants to natural gas producing wells.

        The following diagram illustrates the natural gas gathering, dehydration, compression, treating, conditioning, processing, fractionation and transportation processes. Of these services, we provide natural gas gathering, treating, conditioning, processing, fractionation, transportation and related services to our customers.

  •
  Demand for natural gas.  Natural gas continues to be a critical component of energy consumption in the United States. According to the Energy Information Administration, or the EIA, total domestic consumption of natural gas is expected to increase by over 2.4% per annum, on average, to 26.1 trillion cubic feet, or Tcf, by 2010, from an estimated 21.9 Tcf consumed in 2003, representing approximately 24% of all total end-user energy requirements by 2010. During the last five years, the United States has on average consumed approximately 22.6 Tcf per year, with average domestic production of approximately 24.1 Tcf per year during the same period.

    The industrial and electricity generation sectors are the largest users of natural gas in the United States. During the last three years, these sectors accounted for approximately 56% of the total natural gas consumption in the United States. According to the EIA, consumption in the industrial and electricity generation sectors is expected to increase by over 3.1% per annum, on average, to 15.1 Tcf in 2010 from an estimated 12.2 Tcf in 2003. Texas is also the leading consuming state for deliveries of natural gas for electric power generation, consuming 28.7% of all natural gas delivered.

  •
  Natural gas reserves and production.  As of December 31, 2002, operators in the United States had 186.9 Tcf of dry natural gas reserves and 7,994 MMBbls of NGL reserves. Texas has the largest amount of natural gas reserves of any state, accounting for approximately 23.7% of the United States' dry natural gas reserves and 34% of its NGL reserves. Driven by growth in natural gas demand, domestic natural gas production is projected to increase from 19.1 Tcf per year to 20.5 Tcf per year between 2003 and 2010. According to the EIA, in 2003, Texas was the largest state in terms of domestic natural gas production with 26.4% of total natural gas production.

    Petroleum refining and chemicals manufacturing are significant components of the Texas industrial economy. According to the EIA, between 1998 and 2002, Texas has consumed approximately 4.2 Tcf per year, with average marketed production of approximately 5.2 Tcf per year during the same period. The supply of natural gas in Texas is an inducement for companies to expand or move their manufacturing facilities to Texas. It is also a benefit to electricity companies seeking to build natural gas driven power plants. The Texas Department of Economic Development reports that Texas currently ranks as the second largest manufacturing state in the economy.

  •
  Natural gas gathering and compression.  The natural gas gathering process begins with the drilling of wells into gas bearing rock formations. Once a well has been completed, the well is connected to a gathering system. Gathering systems generally consist of a network of small diameter pipelines that collect natural gas from points near producing wells and transport it to larger pipelines for further transmission. Gathering systems are operated at design pressures that will maximize the total throughput from all connected wells.

    On gathering systems where it is economically desirable, we operate at a relatively lower pressure, which allows us to offer a benefit to natural gas producers. Specifically, lower pressure gathering systems allow wells, which produce at progressively lower field pressures as they age, to remain connected to the gathering system and continue to produce for longer periods of time. As the well pressure declines, it becomes increasingly difficult to deliver the remaining production in the ground against a higher pressure that exists in the connecting gathering system. Natural gas compression is a mechanical process in which a volume of gas at an existing pressure is compressed to a desired higher pressure. Compression allows gas that no longer naturally flows into a higher-pressure downstream pipeline to be brought to market. Field compression is typically used to allow a gathering system to operate at a lower pressure or provide sufficient discharge pressure to deliver gas into a higher downstream pipeline. If field compression is not installed, then the remaining natural gas in the ground will not be produced because it cannot overcome the higher gathering system pressure. In contrast, if field compression is installed, then a well can continue delivering natural gas that otherwise would not be produced.

  •
  Natural gas dehydration.  Produced natural gas is saturated with water, which must be removed because the combination of natural gas and water can form ice that can plug many different parts of the pipeline gathering and transportation system. Water in a natural gas stream can also cause corrosion when combined with carbon dioxide or hydrogen sulfide in natural gas and condensed water in the pipeline can raise pipeline pressure. To avoid these potential issues and to meet downstream pipeline and end-user gas quality standards, natural gas is dehydrated to remove the saturated water.

  •
  Natural gas treating and blending.  Natural gas has a varied composition depending on the field, the formation and the reservoir from which it is produced. Natural gas from certain formations can be high in carbon dioxide or hydrogen sulfide. Natural gas with high carbon dioxide or hydrogen sulfide levels may cause significant damage to pipelines and is generally not acceptable to end-users. To alleviate the potential adverse effects of these contaminants, many pipelines regularly inject corrosion inhibitors into the gas stream. Additionally, to render natural gas with high carbon dioxide or hydrogen sulfide levels marketable, pipelines may blend the gas with gas that contains low carbon dioxide or hydrogen sulfide levels, or arrange for treatment to remove carbon dioxide and hydrogen sulfide to levels that meet pipeline quality standards.

    The amine treating process involves a continuous circulation of a liquid chemical called amine that physically contacts with the natural gas. Amine has a chemical affinity for hydrogen sulfide and carbon dioxide that allows it to absorb the impurities from the gas. After mixing, gas and amine are separated and the impurities are removed from the amine by heating. The treating plants are sized by the amine circulation capacity in terms of gallons per minute. Our facility has a circulation capacity of 700 gallons per minute.

  •
  Natural gas processing.  The principal components of natural gas are methane and ethane, but most natural gas also contains varying amounts of other NGLs. Most natural gas produced by a well is not suitable for long-haul pipeline transportation or commercial use and must be processed to remove the heavier hydrocarbon components. Natural gas is processed not only to remove unwanted NGLs that would interfere with pipeline transportation or use of the natural gas, but also to separate from the gas those hydrocarbon liquids that have higher value as NGLs. The removal and separation of individual hydrocarbons by processing is possible because of differences in weight, boiling point, vapor pressure and other physical characteristics. Natural gas processing involves the separation of natural gas into pipeline quality natural gas and a mixed NGL stream.

  •
  Natural gas conditioning.  Conditioning of natural gas is the process by which NGLs are removed from the natural gas stream by lowering the hydrocarbon dew point sufficiently to meet downstream gas pipeline quality specifications. Although similar to natural gas processing, conditioning of natural gas removes only an absolute minimum amount of NGLs (typically the components of pentane and heavier products) from the gas stream. To lower the hydrocarbon dew point of a natural gas stream, the temperature of the gas is reduced. Cryogenic processing consumes more fuel because it involves significantly lower temperatures than are required for conditioning of natural gas. We utilize propane refrigeration to more accurately and efficiently control the temperature used to condition the natural gas stream. Conditioning of natural gas, rather than processing, is preferred during periods of unfavorable processing margins.

  •
  NGL fractionation.  Fractionation is the process by which NGLs are further separated into individual, more valuable components. NGL fractionation facilities separate mixed NGL streams into discrete NGL products: ethane, propane, isobutane, normal butane, natural gasoline and stabilized condensate. Ethane is primarily used in the petrochemical industry as feedstock for ethylene, one of the basic building blocks for a wide range of plastics and other chemical products. Propane is used both as a petrochemical feedstock in the production of ethylene and propylene and as a heating fuel, an engine fuel and an industrial fuel. Isobutane is used principally to enhance the octane content of motor gasoline. Normal butane is used as a petrochemical feedstock in the production of ethylene and butadiene (a key ingredient in synthetic rubber), as a blend stock for motor gasoline and to derive isobutane through isomerization. Natural gasoline, a mixture of pentanes and heavier hydrocarbons, is used primarily as motor gasoline blend stock or petrochemical feedstock. Stabilized condensate is primarily used as a refinery feedstock for the production of motor gasoline and other products.

    NGLs are fractionated by heating mixed NGL streams and passing them through a series of distillation towers. Fractionation takes advantage of the differing boiling points of the various NGL products. As the temperature of the NGL stream is increased, the lightest (lowest boiling point) NGL product boils off the top of the tower where it is condensed and routed to storage. The mixture from the bottom of the first tower is then moved into the next tower where the process is repeated, and a different NGL product is separated and stored. This process is repeated until the NGLs have been separated into their components. Because the fractionation process uses large quantities of heat, fuel costs are a major component of the total cost of fractionation.

  •
  Natural gas transportation.  Natural gas transportation pipelines receive natural gas from other mainline transportation pipelines and gathering systems and deliver the natural gas to industrial end-users and utilities and to other pipelines.

  •
  NGL transportation.  NGLs are transported to market by means of pipelines, pressurized barges, rail car and tank trucks. The method of transportation utilized depends on, among other things, the existing resources of the transporter, the locations of the production points and the delivery points, cost-efficiency and the quantity of NGLs being transported. Pipelines are generally the most cost-efficient mode of transportation when large, consistent volumes of NGLs are to be delivered.

Natural Gas Supply

        Our assets are located in four pipeline operating regions in Texas that have experienced significant levels of drilling activity, providing us with opportunities to access newly developed natural gas supplies. Data prepared by Energy Strategy Partners, using historical production reports filed with the TRRC, indicate that the number of permitted and completed wells within a 10-mile radius of our pipelines for the period from 1990 through 2003 was as follows:

Year	Drilling Permits	Well Completions
1999	689	524
2000	887	568
2001	845	620
2002	573	436
2003	656	481

        Energy Strategy Partners is a division of DrillingInfo.com, a web-based provider of oil and natural gas drilling data and data analysis to energy companies operating in the State of Texas.

        We generally do not obtain independent evaluations of reserves dedicated to our pipeline systems due to the cost of such evaluations and the lack of publicly available producer reserve information. Accordingly, we do not have estimates of total reserves dedicated to our systems or the anticipated life of such producing reserves. We have engaged Energy Strategy Partners to document production trends within a 10-mile radius of all of our pipelines based upon regulatory filings with the TRRC. We believe that a 10-mile radius provides a valuable perspective of the number of wells adjacent to our pipelines as well as potential drilling activity near our pipeline. While it may not be cost-effective for us to connect a single well located within 10 miles of our gathering systems, high drilling activity within this radius may signal a new natural gas field, which could yield multiple well attachment opportunities. Additionally, a 10-mile radius also provides a larger sampling of data for statistical analysis of drilling activity in our operating regions.

        Using the data described above, we have constructed the following chart, which illustrates production trends from active wells adjacent to our pipelines (within a ten-mile radius) from 1990 through 2003. Production levels are presented as average daily volume stated in MMcf/d. The years shown inside the chart are the initial production years of the wells responsible for the shaded volumes of natural gas. The production amounts shown on this chart do not represent volumes of natural gas that flowed through our pipelines, but total production from active wells within the ten-mile radius described above.

        During the six months ended June 30, 2004, our top producers by volume of natural gas were Mesteña Operating, Dominion OK TX Exploration and Production, Kerr-McGee, Gryphon Exploration and Noble Energy, which collectively accounted for approximately 38% of the natural gas delivered to our natural gas gathering and intrastate pipeline systems during that period.

        We contract for supplies of natural gas from producers primarily under two types of arrangements, natural gas purchase contracts and fee-for-service contracts. The primary term of each contract varies significantly, ranging from one month to the life of the dedicated production. The specific terms of each natural gas supply contract are based upon a variety of factors including gas quality, pressure of natural gas production relative to downstream transporter pressure requirements, the competitive environment at the time the contract is executed and customer requirements. For a detailed discussion of our contracts, please read "Our Contracts — Our Natural Gas Supply and Transportation Contracts" beginning on page 53 of this prospectus.

        We continually seek new supplies of natural gas, both to offset natural declines in production from connected wells and to increase throughput volume. We obtain new natural gas supplies in our operating areas by contracting for production from new wells, connecting new wells drilled on dedicated acreage or by obtaining natural gas that was previously transported on other gathering systems.

        For the six months ended June 30, 2004, approximately 86% of the natural gas volumes processed or conditioned at our Houston Central Processing Plant were delivered to the plant through the KMTP Laredo-to-Katy pipeline while the remaining 14% were delivered directly into the plant from our gathering systems. Of the natural gas delivered into the plant from the KMTP Laredo-to-Katy pipeline, approximately 22% was delivered from gathering systems controlled by us and 78% was delivered into KMTP's pipeline from other sources. We refer to the natural gas delivered into KMTP's pipeline from sources other than our gathering systems as "KMTP Gas." Of the total volume of NGLs extracted at the plant during this period, 48% was attributable to KMTP Gas, while 52% was attributable to gathering systems controlled by us, including our gathering systems connected directly to the plant.

Our Midstream Assets

        Virtually all of our margins are derived from gathering and transporting natural gas on our pipeline assets, purchasing natural gas for resale, marketing natural gas and conditioning or processing natural gas. Our natural gas gathering and transmission and related operations are conducted by our Copano Pipelines segment, and our natural gas processing, treating and conditioning, and related NGL transportation operations are conducted by our Copano Processing segment.

TEXAS
Austin
Houston
San Antonio
Corpus Christi
GULF OF MEXICO
GRIMES COUNTY SYSTEM
SAM HOUSTON SYSTEM
LAKE CREEK PIPELINE
SHERIDAN NGL PIPELINE
SHERIDAN SYSTEM
PROVIDENT CITY SYSTEM
KARNES COUNTY SYSTEM
CLAYTON PIPELINE
LIVE OAK SYSTEM
WEBB/DUVAL GATHERING SYSTEM
COPANO BAY SYSTEM
ENCINAL CHANNEL PIPELINE
NUECES COUNTY SYSTEM
AGUA DULCE SYSTEM
HEBBRONVILLE PIPELINE
MESTENA GRANDE SYSTEM
HOUSTON CENTRAL PROCESSING PLANT
COMPRESSOR STATIONS

Copano Pipelines

        We own approximately 1,300 miles of pipelines used for natural gas gathering and transmission, including approximately 144 miles of pipeline owned by a partnership in which we own a 62.5% interest. For the year ended December 31, 2003, we averaged net throughput volumes of 334,142 Mcf/d of natural gas. Our facilities are operated in four separate operating regions as described below. We recently designed and installed a Supervisory Control and Data Acquisition (SCADA) system, which includes proprietary software that provides us with state-of-the-art systems to monitor, control and respond quickly to pipeline operating conditions. Certain information regarding our natural gas gathering and transmission pipelines is summarized in the table below:

							Six Months Ended June 30, 2004
				Year Ended December 31, 2003
							Net Average Throughput Volumes (Mcf/d)
Asset	Pipeline Type	Length (miles)	Existing Throughput Capacity (Mcf/d)(1)	Net Average Throughput Volumes (Mcf/d)		Utilization of Capacity			Utilization of Capacity
South Texas Region
Live Oak Area	Gathering	112	102,000	23,653		23%	22,378		22%
Agua Dulce Area(2)	Gathering and Transmission	381	78,000	22,897		29%	30,381		39%
Hebbronville Area	Gathering	79	90,000	40,345		45%	31,504		35%
Karnes Area	Gathering	15	17,500	—	(3)	— (3)	—	(3)	— (3)
Webb/Duval Area(4)(5)	Gathering	144	219,000	95,341		44%	105,055		48%
Coastal Waters Region
Copano Bay Area	Gathering	142	37,000	20,541		56%	15,592		42%
Central Gulf Coast Region
Central Gulf Coast Area	Gathering	210	155,000	80,352		52%	73,168		47%
Upper Gulf Coast Region
Sam Houston Area	Gathering and Transmission	230	139,000	51,013		37%	42,432		31%

Total		1,313		334,142			320,510

(1)
Many capacity values are based on current operating configurations and, as described below, could be increased through additional compression, increased delivery meter capacity and/or other facility upgrades including, for example, larger dehydration capacity.

(2)
Throughput volumes presented in the table are net of intercompany transactions. Gross volumes and utilization of capacity in this area totaled 23,353 Mcf/d and 30%, respectively, for the year ended December 31, 2003 and 30,794 Mcf/d and 39%, respectively, for the six months ended June 30, 2004.

(3)
We acquired the Karnes County System in August 2004. Because throughput commenced in September 2004, no historical throughput information is available.

(4)
Our Webb/Duval Area consists of the Webb/Duval Gathering System and two smaller gathering systems, which are owned by Webb/Duval Gatherers, an unconsolidated partnership in which we hold a 62.5% interest. Throughput volumes for Webb/Duval are presented on a gross basis, without netting volumes attributable to each of the partners.

(5)
Throughput volumes presented in the table are net of affiliate transactions. Gross volumes and utilization of capacity in this area totaled 102,726 Mcf/d and 47%, respectively, for the year ended December 31, 2003 and 123,639 Mcf/d and 56%, respectively, for the six months ended June 30, 2004.

   South Texas Region

        The South Texas Region consists of seven wholly owned gathering and intrastate transmission systems totaling approximately 587 miles of pipelines operating in Atascosa, Bee, Duval, Jim Hogg, Jim Wells, Karnes, Live Oak, Nueces and San Patricio Counties, Texas. This region is composed of several operating pipeline systems including the Live Oak System, the Clayton Pipeline, the Agua Dulce System, the Nueces County System, the Mesteña Grande System, the Hebbronville Pipeline and the Karnes County System. This region is managed from our field office in Alice, Texas. In addition, our employees in this region are responsible for the operations of Webb/Duval Gatherers, as more fully described below.

  Live Oak Area

        Our Live Oak Area is comprised of two gathering systems, the Live Oak System and the Clayton Pipeline.

        Live Oak System.    The Live Oak System is an approximately 54-mile pipeline system that gathers natural gas from fields located in Live Oak County, Texas. The Live Oak System is composed of a 12-inch diameter mainline and two 8-inch diameter main gathering lateral lines, the Bennett lateral and the Pattison lateral, which extend into southern and eastern Live Oak County. The system also includes several smaller lines that range in size from two inches to eight inches in diameter. We currently gather natural gas from approximately 22 active receipt points representing 12 producers and three shippers connected to our Live Oak System. All of the natural gas from the Live Oak System is compressed, dehydrated and delivered to the KMTP Laredo-to-Katy pipeline for treating, conditioning and/or processing at our Houston Central Processing Plant.

        In February 2002, we expanded our compression and dehydration facilities providing a throughput capacity of 50,000 Mcf/d. We currently operate 2,430 horsepower of compression and 40,000 Mcf/d of dehydration capacity. Average throughput volume on this system was 20,553 Mcf/d for the six months ended June 30, 2004 and was 18,917 Mcf/d for the year ended December 31, 2003, up from 6,909 Mcf/d for the year ended December 31, 2002.

        Clayton Pipeline.    The Clayton Pipeline is an approximately 58-mile pipeline extending through Atascosa, Live Oak and Duval Counties, Texas. The northern 34 miles consists of 10-inch diameter pipeline and the southern 22 miles consists of 16-inch diameter pipeline. There are approximately two miles of 3-inch to 6-inch diameter feeder pipelines. We currently transport natural gas on the Clayton Pipeline from six active receipt points including the Pueblo Midstream Fashing plant in Atascosa County, representing four producers as well as the Fashing plant tailgate interconnect. All natural gas is delivered to Houston Pipe Line Company (an affiliate of American Electric Power Company). There is an existing inactive interconnect with Natural Gas Pipeline Company of America, or NGPL, on the southern end of the Clayton Pipeline. The Clayton Pipeline has no compression or dehydration facilities.

        Average throughput volume on the Clayton Pipeline was 1,825 Mcf/d for the six months ended June 30, 2004 and was 4,736 Mcf/d for the year ended December 31, 2003, up from 1,475 Mcf/d for the year ended December 31, 2002. The Clayton Pipeline has a capacity of 52,000 Mcf/d.

  Agua Dulce Area

        Our Agua Dulce Area consists of two primary pipeline assets, the Agua Dulce System and the Nueces County System.

        Agua Dulce System.    The Agua Dulce System is an approximately 240-mile gathering system located in Duval, Jim Wells and Nueces Counties, Texas. The Agua Dulce System is composed of (i) the East Duval lateral, a 17-mile, 10-inch diameter mainline that originates near Agua Dulce, Texas in Jim Wells County, and terminates at an interconnect with the Webb/Duval Gathering System and (ii) several distinct gathering systems that deliver natural gas to the East Duval lateral. There are approximately 240 miles of 2-inch to 12-inch diameter gathering pipelines that supply the East Duval lateral. We currently gather natural gas from 36 active receipt points, representing 25 producers and one shipper. Since purchasing the system, we have added approximately 9 miles of pipeline, including the 6-mile, 12-inch diameter line that connected the system to the Webb/Duval Gathering System in 2002. We currently have 3,825 horsepower of compression and 44,000 Mcf/d of dehydration capacity installed on this system. Natural gas is gathered and transported through the Agua Dulce System into the Webb/Duval Gathering System, which can deliver this natural gas into the KMTP Laredo-to-Katy pipeline. The Agua Dulce System has inactive interconnects with GulfTerra Energy Partners (an affiliate of Enterprise Products Partners L.P.), Humble Gas Pipeline Company (an affiliate of ExxonMobil), and Duke Energy Field Services.

        Average net throughput volume on this system was 18,921 Mcf/d for the six months ended June 30, 2004. Average net throughput volume on this system was 7,429 Mcf/d for the year ended December 31, 2003, down from 8,367 Mcf/d for the year ended December 31, 2002. The Agua Dulce System has an estimated capacity of 37,000 Mcf/d.

        Nueces County System.    The Nueces County System is an approximately 141-mile pipeline system that gathers natural gas in Nueces and San Patricio Counties, Texas. The Nueces County System is composed of gathering and transmission lines ranging in size from two inches to 12 inches in diameter. The Nueces County System currently gathers natural gas from 15 active receipt points representing nine producers. Natural gas from this system is gathered and delivered to Houston Pipe Line Company and to our Agua Dulce System. We currently have 85 horsepower of compression and 33,000 Mcf/d of dehydration capacity installed on this system.

        Average throughput volume on this system was 11,460 Mcf/d for the six months ended June 30, 2004. For the year ended December 31, 2003, the average throughput volume on this system was 15,468 Mcf/d, up from 3,205 Mcf/d for the year ended December 31, 2002. The Nueces County System has an estimated capacity of 41,000 Mcf/d under current operating pressures.

  Hebbronville Area

        There are two major pipelines that encompass the Hebbronville area, the Mesteña Grande System and the Hebbronville Pipeline.

        Mesteña Grande System.    The Mesteña Grande System is an approximately 56-mile pipeline system located in the southern portion of Jim Hogg County and the northern half of Duval County, Texas. The Mesteña Grande System currently gathers natural gas from 19 active receipt points, representing five producers and one shipper. This system consists of pipelines ranging in size from 4 inches to 8 inches in diameter. All natural gas gathered from the Mesteña Grande System is transported for delivery to KMTP via our Hebbronville Pipeline. We have 4,020 horsepower of compression installed on this system and 116,000 MMcf/d of dehydration capacity.

        Hebbronville Pipeline.    The Hebbronville Pipeline was constructed by us in 2001 and is an approximately 23-mile pipeline comprised of 12-inch diameter pipeline and 16-inch diameter pipeline, which transports all of the natural gas from the Mesteña Grande System for delivery to the KMTP Laredo-to-Katy pipeline. The Hebbronville Pipeline has two active receipt points representing one shipper. There is no installed compression or dehydration on this pipeline.

        Average throughput volume on these pipelines was 31,504 Mcf/d on a combined basis for the six months ended June 30, 2004. Average throughput volume on these pipelines was 40,345 Mcf/d for the year ended December 31, 2003, down from 56,040 Mcf/d for the year ended December 31, 2002. The Mesteña Grande System and the Hebbronville Pipeline have an estimated capacity of 250,000 Mcf/d on a combined basis.

  Karnes Area

        The Karnes Area is comprised of one natural gas gathering system, which we call the Karnes County Gathering System.

        Karnes County Gathering System.    The Karnes County Gathering System is an approximately 15-mile pipeline operating in northern Bee and southern Karnes Counties, Texas. This system is comprised of natural gas pipelines ranging in size from 10 inches to 16 inches in diameter. The Karnes County Gathering System gathers natural gas from one active receipt meter connected to a third party. Natural gas transported on the Karnes County Gathering System is delivered to the KMTP Laredo-to-Katy pipeline and is processed or conditioned at our Houston Central Processing Plant. We have 2,060 horsepower of compression installed on this system. We acquired this system in August 2004 and initial flow of natural gas commenced on September 10, 2004.

  Webb/Duval Area

        Our Webb/Duval Area is comprised of the Webb/Duval Gathering System, the Olmitos Gathering System and the Cinco Compadres Gathering System, each of which is owned by Webb/Duval Gatherers, a general partnership which we operate and in which we hold a 62.5% interest. Our original investment in the Webb/Duval Area was made in November 2001 when we acquired our initial 15% partnership interest in Webb/Duval Gatherers, which owns the Webb/Duval Gathering System. In February 2002, we acquired an additional 47.5% partnership interest in Webb/Duval Gatherers, and Webb/Duval Gatherers purchased the Olmitos and Cinco Compadres Gathering Systems. As the holder of a 62.5% interest in the partnership that owns these pipeline systems, we operate these systems subject to certain rights of the other partners, including the right to approve capital expenditures in excess of $0.1 million, financing arrangements by the partnership or any expansion projects associated with these systems. In addition, each partner has the right to use its pro rata share of pipeline capacity on these systems subject to applicable ratable take and common purchaser statutes.

        Webb/Duval Systems.    The Webb/Duval Gathering System is a 121-mile pipeline located in Webb and Duval Counties, Texas, and is comprised of 3-inch and 16-inch diameter pipelines. Following our construction of a 6-mile, 12-inch diameter pipeline in 2002, the Webb/Duval Gathering System connects our Agua Dulce System to the KMTP Laredo-to-Katy pipeline. We currently have 29 active receipt points connected to the Webb/Duval Gathering System, representing 13 shippers. We currently have 7,468 horsepower of installed compression and no dehydration on this system. The Olmitos Gathering System and the Cinco Compadres Gathering System are smaller non-contiguous gathering systems that are part of Webb/Duval Gatherers' assets. The Olmitos Gathering System is a 14-mile pipeline located in Webb County, Texas, and is comprised of 4-inch to 8-inch diameter pipelines. The Cinco Compadres Gathering System is a 9-mile pipeline located in Webb County, Texas, and is comprised of 3-inch to 6-inch diameter pipelines.

        Average total throughput volume on these combined systems including volumes delivered by our Agua Dulce System was 123,639 Mcf/d for the six months ended June 30, 2004. Average total throughput volume on these combined systems was 102,726 Mcf/d for the year ended December 31, 2003, up from 82,480 Mcf/d for the year ended December 31, 2002. Excluding the volume received from our Agua Dulce System described previously, the average throughput volume on these systems was 105,055 Mcf/d for the six months ended June 30, 2004. Average throughput volumes on these systems were 95,341 Mcf/d and 78,737 Mcf/d for 2003 and 2002, respectively. Differences in volumes between the Webb/Duval Gathering Area and the Agua Dulce systems are attributable to gas consumed as fuel during dehydration and compression, ordinary pipeline system gains and losses and the fact that the Agua Dulce System used alternate interconnects before its connection during 2002 to the Webb/Duval Gathering System. The Webb/Duval Gathering System has an estimated current capacity of 219,000 Mcf/d. We generate gross margins from transportation of gas across these majority-owned pipelines.

  Coastal Waters Region

        The Coastal Waters Region is comprised of two pipeline systems, the Copano Bay System and the Encinal Channel Pipeline, consisting of approximately 142 miles of pipelines operating both onshore and offshore in Aransas, Nueces, Refugio and San Patricio Counties, Texas. This region is managed from our field office in Lamar, Texas.

        Copano Bay System.    The Copano Bay System currently comprises approximately 119 miles of natural gas pipelines, which range in size from three inches to 12 inches in diameter. Currently, the Copano Bay System gathers natural gas from the offshore Matagorda Island Block 721 area, Aransas and Copano Bays, and adjacent onshore lands through Aransas Bay and onshore at Rockport, Texas. Natural gas and condensate are separated at our Lamar separation and dehydration facility, and the natural gas is delivered to GulfTerra Energy Partners (an affiliate of Enterprise Products Partners L.P.)/Channel at Lamar, Texas. The condensate is stored and redelivered to producers and shippers who then truck the product to market. The Copano Bay System gathers or transports substantially all of the natural gas in the Copano Bay and Aransas Bay area. In 2003, we installed 15,000 Mcf/d of additional dehydration capacity (for a total of approximately 25,000 Mcf/d of dehydration capacity) on the northern end of the Copano Bay System. The throughput capacity of this system is 37,000 Mcf/d. The Copano Bay System has nine active receipt points, representing nine producers and one shipper.

        Average throughput volume on this system was 15,592 Mcf/d for the six months ended June 30, 2004. For the year ended December 31, 2003, the average throughput volume on the Copano Bay System was 20,541 Mcf/d, up from 3,592 Mcf/d for the year ended December 31, 2002.

        Encinal Channel Pipeline.    The Encinal Channel Pipeline is an approximately 23-mile pipeline that is currently inactive. The Encinal Channel Pipeline measures three inches to 12 inches in diameter and is located in Nueces and San Patricio Counties, Texas. The Encinal Channel Pipeline currently has an estimated throughput capacity of 145,000 Mcf/d. There is no installed compression or dehydration on this pipeline. We believe inland bay lease sales will ultimately provide purchase and transportation opportunities for this pipeline.

  Central Gulf Coast Region

        The Central Gulf Coast Region is composed of two intrastate natural gas gathering systems totaling approximately 210 miles and operating in Colorado, Dewitt, Lavaca and Wharton

Counties, Texas. This region is operated from our Houston Central Processing Plant located approximately 100 miles southwest of Houston. Interconnects at the tailgate of the Copano Houston Central Processing Plant include KMTP, Tennessee Gas Pipeline, Texas Eastern Transmission and Houston Pipe Line Company (an affiliate of American Electric Power Company).

        Sheridan System.    The Sheridan System consists of approximately 60 miles of natural gas gathering lines ranging in size from four inches to 10 inches in diameter, and gathers natural gas from 20 active receipt points and one third-party pipeline interconnect located in Colorado and Lavaca Counties, Texas, representing 11 producers and two shippers. There is no installed compression or dehydration on this system. Average throughput volume on this system was 15,938 Mcf/d for the six months ended June 30, 2004. For the year ended December 31, 2003, the average throughput volume on this system was approximately 15,284 Mcf/d, down from 20,721 Mcf/d for the year ended December 31, 2002. The Sheridan System has an estimated capacity of 45,000 Mcf/d. Natural gas from the Sheridan System is gathered and transported to our Houston Central Processing Plant for treatment of carbon dioxide, processing and ultimate delivery into the interconnects at the tailgate of the processing plant. The Sheridan System also has a pipeline interconnect with the El Paso Chesterville System.

        Provident City System.    This system consists of approximately 150 miles of natural gas gathering lines ranging in size from three inches to 14 inches in diameter, and gathers natural gas from 63 receipt points and one third-party pipeline interconnect located in Colorado, DeWitt, Lavaca and Wharton Counties, Texas, representing 36 producers and two shippers. There is no compression or dehydration installed on this system. The Provident City System has a pipeline interconnect with Duke's San Jacinto Pipeline System. Average throughput volume on this system was 57,230 Mcf/d for the six months ended June 30, 2004. For the year ended December 31, 2003, the average throughput volume on this system was 65,068 Mcf/d, down from 92,735 Mcf/d for the year ended December 31, 2002. The Provident City System has an estimated capacity of 110,000 Mcf/d.

  Upper Gulf Coast Region

        Our Upper Gulf Coast Region is composed of three pipeline systems consisting of approximately 230 miles of pipeline used for gathering, transportation and sales of natural gas in Houston, Walker, Grimes, Montgomery and Harris Counties, Texas. This region is managed from our field office in Conroe, Texas.

        Sam Houston System.    The Sam Houston System includes approximately 125 miles of natural gas pipeline that gathers natural gas and receives natural gas from other pipelines for ultimate delivery to markets on the system. This gathering and transportation pipeline ranges in size from four inches to 12 inches in diameter. We currently gather natural gas from 22 active receipt points and five third-party pipeline interconnects, representing eight producers and five shippers.

        The Sam Houston System has interconnects with Houston Pipe Line Company, Lone Star Pipeline Company, KMTP, Vantex Gas Pipeline Company and Texas Eastern Transmission. The Sam Houston System delivers natural gas to multiple CenterPoint Energy city gates in The Woodlands, Conroe and Huntsville, Texas, to Universal Natural Gas, a gas company providing services to residential markets in southern Montgomery County, Texas and to Entergy's Lewis Creek Generating Plant and several industrial consumers. There is no compression or dehydration installed on this pipeline system. Average net throughput volume on this system was 31,086 Mcf/d for the six months ended June 30, 2004. Average net throughput volume on this system was 38,449

Mcf/d for the year ended December 31, 2003, down from 43,408 Mcf/d for the year ended December 31, 2002. The Sam Houston System has an estimated capacity of approximately 120,000 Mcf/d.

        Grimes County System.    The Grimes County System is an approximately 77-mile natural gas gathering system located in Grimes County, Texas, which consists of natural gas pipelines ranging in size from two inches to 12 inches in diameter. We currently gather natural gas from six active receipt points representing five producers, and deliver all of the natural gas to our Sam Houston System. There is 311 horsepower of compression and no active dehydration on this pipeline system.

        Average throughput volume on this system was 2,868 Mcf/d for the six months ended June 30, 2004. For the year ended December 31, 2003, the average throughput volume on this system was 1,155 Mcf/d, down slightly from 1,359 Mcf/d for the year ended December 31, 2002. The Grimes County System has an estimated capacity of 23,000 Mcf/d.

        Lake Creek Pipeline.    The Lake Creek Pipeline is an approximately 28-mile natural gas pipeline system located in Harris and Montgomery Counties, Texas. The Lake Creek Pipeline is comprised of 6-inch and 8-inch diameter natural gas pipelines. This pipeline has two receipt points and a bi-directional receipt and delivery point with Houston Pipe Line Company near the Bammel Storage field in Harris County.

        The majority of the natural gas transported on this pipeline is delivered to CenterPoint Energy at delivery points serving the western portion of The Woodlands, Texas and the surrounding area. Natural gas is also delivered to Universal Gas. Average throughput volume on this system was 8,478 Mcf/d for the six months ended June 30, 2004. Average throughput volume on this pipeline was 11,409 Mcf/d for the year ended December 31, 2003, up from 9,803 Mcf/d for the year ended December 31, 2002. The Lake Creek Pipeline has an estimated capacity of 20,000 Mcf/d.

Copano Processing

        The Copano Processing segment includes our Houston Central Processing Plant located near Sheridan, Texas in Colorado County and the Sheridan NGL Pipeline that runs from the tailgate of the processing plant to the Houston area.

        Houston Central Processing Plant.    Our Houston Central Processing Plant is the second largest and most fuel efficient processing plant in the areas in which we operate in terms of throughput capacity. Our Houston Central Processing Plant removes NGLs from the natural gas supplied by the KMTP Laredo-to-Katy pipeline, which it straddles, and the pipelines in our Central Gulf Coast Region gathering systems and fractionates the NGLs into separate marketable products for sale to third parties. The Houston Central Processing Plant was originally constructed in 1965 by Shell and was comprised of a single refrigerated lean oil train and a fractionation facility. The plant was modified by Shell in 1985 with the addition of a second refrigerated lean oil train and in 1986 with the addition of a cryogenic turbo-expander train. This 700 MMcf/d gas processing plant includes 6,689 horsepower of inlet compression, 8,400 horsepower of tailgate compression, a 700 gallon per minute amine treating system for removal of carbon dioxide and low-level hydrogen sulfide, two 250 MMcf/d refrigerated lean oil trains, one 200 MMcf/d cryogenic turbo-expander train, a 25,000 Bbl/d NGL fractionation facility, and 882,000 gallons of storage capacity for propane, butane and natural gasoline mix and stabilized condensate. The plant also has multiple tailgate interconnects for redelivery of natural gas with KMTP, Houston Pipe Line Company, Tennessee Gas Pipeline Company and a recently completed interconnect with Texas

Eastern Transmission. In addition, at the tailgate of the plant, we operate our Sheridan NGL Pipeline for transporting butane and natural gasoline mix, Dow operates a 6-inch diameter pipeline for transportation of ethane and propane to Dow's Freeport facility and TEPPCO operates an 8-inch diameter crude oil and stabilized condensate pipeline that runs to refineries in the greater Houston area. Our Houston Central Processing Plant and related facilities are located on a 163-acre tract of land, which we lease under three long-term lease agreements.

        In 2003, we modified the processing plant to provide natural gas conditioning capability by installing two new 700 horsepower, electric-driven compressors to provide propane refrigeration through the lean oil portion of the plant, which enables us to shut down one of our steam-driven turbines when we are conditioning natural gas. These modifications provide us with the capability to process gas only to the extent required to meet pipeline hydrocarbon dew point specifications. Our ability to condition gas, rather than fully process it, provides us with significant benefits during periods when processing is not economic (when the price of natural gas is high compared to the price of NGLs), including:

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  providing us with the ability to minimize the level of NGLs removed from the natural gas stream during periods when the price of natural gas is higher than NGLs; and

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  allowing us to operate our Houston Central Processing Plant more efficiently at a much reduced fuel consumption rate while still meeting downstream pipeline hydrocarbon dew point specifications.

As a result, during these periods the combination of reduced NGL removal and reduced fuel consumption at our plant allows us to preserve a greater portion of the value of the natural gas.

        Our Houston Central Processing Plant has an inlet capacity of approximately 700,000 Mcf/d and had an average throughput of 542,027 Mcf/d for the six months ended June 30, 2004. This compares with an average daily throughput of 479,127 Mcf/d for the 12 months ended December 31, 2003 and 571,217 Mcf/d for the 12 months ended December 31, 2002. The average daily volume of ethane and propane delivered from the plant to the Dow NGL pipeline was 7,941 Bbls/d and 4,981 Bbls/d for 2002 and 2003, respectively. The average daily volume of butane and natural gasoline mix delivered to the Sheridan NGL pipeline was 6,071 Bbls/d and 2,758 Bbls/d for 2002 and 2003, respectively. The average daily volume of stabilized condensate delivered from the plant to the TEPPCO crude oil pipeline was 670 Bbls/d and 241 Bbls/d for 2002 and 2003, respectively. Management, with the assistance of an independent construction and engineering firm, has concluded that the expected remaining life of the Houston Central Processing Plant is approximately 30 years.

        Sheridan NGL Pipeline.    Our 104-mile, 6-inch diameter Sheridan NGL pipeline originates at the tailgate of our Houston Central Processing Plant and currently delivers butane and natural gasoline mix into the Enterprise Products Partners' Seminole Pipeline for ultimate redelivery for further transportation and fractionation. We also have the ability to deliver the ethane and propane through the Sheridan NGL line for redelivery to Enterprise's Seminole Pipeline if the Dow pipeline were unavailable. The line has a current capacity of 20,840 Bbls/d of NGLs. Average throughput volume on this system was 2,758 Bbls/d for the year ended December 31, 2003 as compared with 6,071 Bbls/d for the year ended December 31, 2002.

Kinder Morgan Texas Pipeline

        KMTP is an intrastate natural gas pipeline system that is principally located in the Texas Gulf Coast area. KMTP transports natural gas from producing fields in South Texas, the Texas Gulf

Coast and the Gulf of Mexico to markets in southeastern Texas. KMTP acts as a seller of natural gas as well as a transporter. We utilize KMTP as a transporter because our Houston Central Processing Plant straddles its 30-inch diameter Laredo-to-Katy pipeline. By using KMTP as a transporter, we can transport natural gas from many of our pipeline systems to our processing plant and downstream markets. Under our contractual arrangement related to KMTP Gas, we receive natural gas at our plant, process or condition the natural gas and sell the NGLs to third parties at market prices. Because the extraction of NGLs from the natural gas stream during processing or conditioning reduces the Btus of the natural gas, our arrangement with KMTP requires us to purchase natural gas at market prices to replace the loss in Btus. Pursuant to an amendment to this contract with KMTP, effective January 1, 2004, we pay a fee to KMTP based on the NGL content of the KMTP Gas only during periods of favorable processing margins. In addition, the amendment provides that during periods of unfavorable processing margins, KMTP pays us a fixed fee plus an additional payment based on the index price of natural gas. Our contract arrangement relating to KMTP Gas expires on August 31, 2006, with automatic annual renewals thereafter unless canceled by either party upon 180 days' prior notice. Please read "Risk Factors — If KMTP's Laredo-to-Katy pipeline becomes unavailable to transport natural gas to or from our Houston Central Processing Plant for any reason, then our cash flow and revenue could be adversely affected" beginning on page 18 of this prospectus.

Competition

        The natural gas gathering, transmission, treating, processing and marketing industries are highly competitive. We face strong competition in acquiring new natural gas supplies. Our competitors include major interstate and intrastate pipelines, and other natural gas gatherers that gather, process and market natural gas. Competition for natural gas supplies is primarily based on the reputation, efficiency, flexibility and reliability of the gatherer, the pricing arrangements offered by the gatherer and the location of the gatherer's pipeline facilities; a competitive advantage for us because of our proximity to established and new production. We provide services to natural gas producers, including natural gas gathering, transportation, compression, dehydration, treating, conditioning and processing. We believe our ability to furnish these services gives us an advantage in competing for new supplies of natural gas because we can provide the services that producers, marketers and others require to connect their natural gas quickly and efficiently. In addition, using centralized treating and processing facilities, we can in most cases attach producers that require these services more quickly and at a lower initial capital cost due in part to the elimination of some field equipment and greater economies of scale at our Houston Central Processing Plant. For natural gas that exceeds the maximum carbon dioxide and NGL specifications for interconnecting pipelines and downstream markets, we believe that we offer treating, conditioning and other processing services on competitive terms. In addition, with respect to natural gas customers attached to our pipeline systems, we are able to vary quantities of natural gas delivered to customers in response to market demands.

        The primary difference between us and our competitors is that we provide an integrated and responsive package of midstream services, while most of our competitors typically offer only a few select services. We believe that offering an integrated package of services, while remaining flexible in the types of contractual arrangements that we offer producers, allows us to compete more effectively for new natural gas supplies.

        Many of our competitors have capital resources and control supplies of natural gas greater than ours. Our major competitors for natural gas supplies and markets in our four operating regions include GulfTerra Energy Partners (an affiliate of Enterprise Products Partners L.P.), Lobo Pipeline Company (an affiliate of ConocoPhillips), KMTP, Duke Energy Field Services, Crosstex Energy, and Houston Pipe Line Company (an affiliate of American Electric Power Company). Our primary competitors for our processing business are GulfTerra Energy Partners (an affiliate of Enterprise Products Partners L.P.), ExxonMobil and Duke Energy Field Services.

Regulation

        Regulation by the FERC of Interstate Natural Gas Pipelines.    We do not own any interstate natural gas pipelines, so the Federal Energy Regulatory Commission, or the FERC, does not directly regulate any of our operations. However, the FERC's regulation influences certain aspects of our business and the market for our products. In general, the FERC has authority over natural gas companies that provide natural gas pipeline transportation services in interstate commerce, and its authority to regulate those services includes:

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  the certification and construction of new facilities;

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  the extension or abandonment of services and facilities;

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  the maintenance of accounts and records;

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  the acquisition and disposition of facilities;

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  the initiation and discontinuation of services; and

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  various other matters.

        In recent years, the FERC has pursued pro-competitive policies in its regulation of interstate natural gas pipelines. However, we cannot assure you that the FERC will continue this approach as it considers matters such as pipeline rates and rules and policies that may affect rights of access to natural gas transportation capacity.

        Intrastate Pipeline Regulation.    Our intrastate natural gas pipeline operations generally are not subject to rate regulation by the FERC, but they are subject to regulation by the State of Texas. However, to the extent that our intrastate pipelines transport natural gas in interstate commerce, the rates, terms and conditions of such transportation service are subject to the FERC jurisdiction under Section 311 of the Natural Gas Policy Act, which regulates, among other things, the provision of transportation services by an intrastate natural gas pipeline on behalf of a local distribution company or an interstate natural gas pipeline.

        Some of our operations are subject to the Texas Gas Utility Regulatory Act, as implemented by the Railroad Commission of Texas, or the TRRC. Generally the TRRC is vested with authority to ensure that rates charged for natural gas sales or transportation services are just and reasonable. The rates we charge for transportation services are deemed just and reasonable under Texas law unless challenged in a complaint. We cannot predict whether such a complaint will be filed against us or whether the TRRC will change its regulation of these rates.

        Gathering Pipeline Regulation.    Section 1(b) of the NGA exempts natural gas gathering facilities from the jurisdiction of the FERC. We own a number of intrastate natural gas pipelines that we believe would meet the traditional tests the FERC has used to establish a pipeline's status as a gatherer not subject to the FERC jurisdiction. However, the distinction between the FERC-regulated transmission services and federally unregulated gathering services is the subject of regular litigation, so the classification and regulation of some of our gathering facilities may be subject to change based on future determinations by the FERC and the courts. State regulation of gathering facilities generally includes various safety, environmental and, in some circumstances, nondiscriminatory take requirements and complaint-based rate regulation.

        We are subject to state ratable take and common purchaser statutes. The ratable take statutes generally require gatherers to take, without undue discrimination, natural gas production that may be tendered to the gatherer for handling. Similarly, common purchaser statutes generally require gatherers to purchase without undue discrimination as to source of supply or producer. These statutes are designed to prohibit discrimination in favor of one producer over another producer or one source of supply over another source of supply. These statutes have the effect of restricting our right as an owner of gathering facilities to decide with whom we contract to purchase or transport natural gas.

        Natural gas gathering may receive greater regulatory scrutiny at both the state and federal levels now that the FERC has taken a less stringent approach to regulation of the gathering activities of interstate pipeline transmission companies and a number of such companies have transferred gathering facilities to unregulated affiliates. For example, the TRRC has approved changes to its regulations governing transportation and gathering services performed by intrastate pipelines and gatherers, which prohibit such entities from unduly discriminating in favor of their affiliates. Our gathering operations could be adversely affected should they be subject in the future to the application of state or federal regulation of rates and services. Our gathering operations also may be or become subject to safety and operational regulations relating to the design, installation, testing, construction, operation, replacement and management of gathering facilities. Additional rules and legislation pertaining to these matters are considered or adopted from time to time. We cannot predict what effect, if any, such changes might have on our operations, but the industry could be required to incur additional capital expenditures and increased costs depending on future legislative and regulatory changes.

        Sales of Natural Gas.    The price at which we buy and sell natural gas currently is not subject to federal regulation and, for the most part, is not subject to state regulation. Our sales of natural gas are affected by the availability, terms and cost of pipeline transportation. As noted above, the price and terms of access to pipeline transportation are subject to extensive federal and state regulation. The FERC is continually proposing and implementing new rules and regulations affecting those segments of the natural gas industry, most notably interstate natural gas transmission companies that remain subject to the FERC's jurisdiction. These initiatives also may affect the intrastate transportation of natural gas under certain circumstances. The stated purpose of many of these regulatory changes is to promote competition among the various sectors of the natural gas industry, and these initiatives generally reflect more light-handed regulation. We cannot predict the ultimate impact of these regulatory changes to our natural gas marketing operations, and we note that some of the FERC's more recent proposals may adversely affect the availability and reliability of interruptible transportation service on interstate pipelines. We do not believe that we will be affected by any such FERC action materially differently than other natural gas marketers with whom we compete.

Environmental Matters

        The operation of pipelines, plants and other facilities for gathering, compressing, treating, processing, or transporting natural gas, natural gas liquids and other products is subject to stringent and complex laws and regulations pertaining to health, safety and the environment. As an owner or operator of these facilities, we must comply with these laws and regulations at the federal, state and local levels. These laws and regulations can restrict or impact our business activities in many ways, such as:

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  restricting the way we can handle or dispose of our wastes;

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  limiting or prohibiting construction activities in sensitive areas such as wetlands, coastal regions, or areas inhabited by endangered species;

  •
  requiring remedial action to mitigate pollution conditions caused by our operations or attributable to former operators; and

  •
  enjoining the operations of facilities deemed in non-compliance with permits issued pursuant to such environmental laws and regulations.

        Failure to comply with these laws and regulations may trigger a variety of administrative, civil and criminal enforcement measures, including the assessment of monetary penalties, the imposition of remedial requirements, and the issuance of orders enjoining future operations. Certain environmental statutes impose strict, joint and several liability for costs required to clean up and restore sites where hazardous substances have been disposed or otherwise released. Moreover, it is not uncommon for neighboring landowners and other third parties to file claims for personal injury and property damage allegedly caused by the release of substances or other waste products into the environment.

        The trend in environmental regulation is to place more restrictions and limitations on activities that may affect the environment, and thus there can be no assurance as to the amount or timing of future expenditures for environmental compliance or remediation, and actual future expenditures may be different from the amounts we currently anticipate. We try to anticipate future regulatory requirements that might be imposed and plan accordingly to remain in compliance with changing environmental laws and regulations and to minimize the costs of such compliance. We also actively participate in industry groups that help formulate recommendations for addressing existing or future regulations.

        We do not believe that compliance with federal, state or local environmental laws and regulations will have a material adverse effect on our business, financial position or results of operations. In addition, we believe that the various environmental activities in which we are presently engaged are not expected to materially interrupt or diminish our operational ability to gather, compress, treat, process and transport natural gas. We cannot assure you, however, that future events, such as changes in existing laws, the promulgation of new laws, or the development or discovery of new facts or conditions will not cause us to incur significant costs. The following is a discussion of certain environmental and safety concerns that relate to the midstream natural gas industry.

        Air Emissions.    Our operations are subject to the federal Clean Air Act and comparable state laws and regulations. These laws and regulations regulate emissions of air pollutants from various industrial sources, including our processing plant and compressor stations, and also impose various monitoring and reporting requirements. Such laws and regulations may require that we obtain pre-approval for the construction or modification of certain projects or facilities expected to produce air emissions or result in the increase of existing air emissions, obtain and strictly comply with air permits containing various emissions and operational limitations, or utilize specific emission control technologies to limit emissions. Our failure to comply with these requirements could subject us to monetary penalties, injunctions, conditions or restrictions on operations, and potentially criminal enforcement actions. We will be required to incur certain capital expenditures in the future for air pollution control equipment in connection with obtaining and maintaining operating permits and approvals for air emissions. We believe, however, that our operations will not be materially adversely affected by such requirements, and the requirements are not expected to be any more burdensome to us than to any other similarly situated companies.

        Hazardous Waste.    Our operations generate wastes, including some hazardous wastes, that are subject to the federal Resource Conservation and Recovery Act, or RCRA, and comparable state laws, which impose detailed requirements for the handling, storage, treatment and disposal of hazardous and solid waste. RCRA currently exempts many natural gas gathering and field processing wastes from classification as hazardous waste. Specifically, RCRA excludes from the definition of hazardous waste produced waters and other wastes associated with the exploration, development, or production of crude oil and natural gas. However, these oil and gas exploration and production wastes may still be regulated under state law or the less stringent solid waste requirements of RCRA. Moreover, ordinary industrial wastes such as paint wastes, waste solvents, laboratory wastes, and waste compressor oils may be regulated as hazardous waste. The transportation of natural gas in pipelines may also generate some hazardous wastes that are subject to RCRA or comparable state law requirements.

        Site Remediation.    The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, or CERCLA, also known as "Superfund," and comparable state laws impose liability, without regard to fault or the legality of the original conduct, on certain classes of persons responsible for the release of hazardous substances into the environment. Such classes of persons include the current and past owners or operators of sites where a hazardous substance was released, and companies that disposed or arranged for disposal of hazardous substances at offsite locations such as landfills. Although petroleum as well as natural gas is excluded from CERCLA's definition of "hazardous substance," in the course of our ordinary operations we will generate wastes that may fall within the definition of a "hazardous substance." CERCLA authorizes the EPA and, in some cases, third parties to take actions in response to threats to the public health or the environment and to seek to recover from the responsible classes of persons the costs they incur. Under CERCLA, we could be subject to joint and several liability for the costs of cleaning up and restoring sites where hazardous substances have been released, for damages to natural resources, and for the costs of certain health studies.

        We currently own or lease, and have in the past owned or leased, numerous properties that for many years have been used for the measurement, gathering, field compression and processing of natural gas. Although we used operating and disposal practices that were standard in the industry at the time, hydrocarbons or wastes may have been disposed of or released on or under the properties owned or leased by us or on or under other locations where such wastes have been taken for disposal. In addition, some of these properties have been operated by third parties or by previous owners whose treatment and disposal or release of hydrocarbons or wastes was not under our control. These properties and the substances disposed or released on them may be subject to CERCLA, RCRA and analogous state laws. Under such laws, we could be required to remove previously disposed wastes (including waste disposed of by prior owners or operators), remediate contaminated property (including groundwater contamination, whether from prior owners or operators or other historic activities or spills), or perform remedial plugging or pit closure operations to prevent future contamination.

        Water Discharges.    Our operations are subject to the Federal Water Pollution Control Act of 1972, as amended, also known as the Clean Water Act, and analogous state laws and regulations.

These laws and regulations impose detailed requirements and strict controls regarding the discharge of pollutants into waters of the United States. The unpermitted discharge of pollutants, including discharges resulting from a spill or leak incident, is prohibited. The Clean Water Act and regulations implemented thereunder also prohibit discharges of dredged and fill material in wetlands and other waters of the United States unless authorized by an appropriately issued permit. Any unpermitted release of pollutants from our pipelines or facilities could result in fines or penalties as well as significant remedial obligations.

        Pipeline Safety.    Our pipelines are subject to regulation by the U.S. Department of Transportation, or the DOT, under the Natural Gas Pipeline Safety Act of 1968, as amended, or the NGPSA, pursuant to which the DOT has established requirements relating to the design, installation, testing, construction, operation, replacement and management of pipeline facilities. The NGPSA covers the pipeline transportation of natural gas and other gases, and the transportation and storage of liquefied natural gas (LNG) and requires any entity that owns or operates pipeline facilities to comply with the regulations under the NGPSA, to permit access to and allow copying of records and to make certain reports and provide information as required by the Secretary of Transportation. We believe that our pipeline operations are in substantial compliance with applicable NGPSA requirements; however, due to the possibility of new or amended laws and regulations or reinterpretation of existing laws and regulations, future compliance with the NGPSA could result in increased costs that, at this time, cannot reasonably be quantified.

        The DOT, through the Office of Pipeline Safety, recently finalized a series of rules intended to require pipeline operators to develop integrity management programs for gas transmission pipelines that, in the event of a failure, could affect "high consequence areas." "High consequence areas" are currently defined as areas with specified population densities, buildings containing populations of limited mobility, and areas where people gather that are located along the route of a pipeline. Similar rules are already in place for operators of hazardous liquid pipelines. The Texas Railroad Commission, or TRRC, has adopted similar regulations applicable to intrastate gathering and transmission lines. Compliance with these rules could result in increased operating costs that, at this time, cannot reasonably be quantified.

        Employee Health and Safety.    We are subject to the requirements of the Occupational Safety and Health Act, referred to as OSHA, and comparable state laws that regulate the protection of the health and safety of workers. In addition, the OSHA hazard communication standard requires that information be maintained about hazardous materials used or produced in our operations and that this information be provided to employees, state and local government authorities and citizens.

Title to Properties

        Substantially all of our pipelines are constructed on rights-of-way granted by the apparent record owners of the property. Lands over which pipeline rights-of-way have been obtained may be subject to prior liens that have not been subordinated to the right-of-way grants. We have obtained, where necessary, license or permit agreements from public authorities and railroad companies to cross over or under, or to lay facilities in or along, waterways, county roads, municipal streets, railroad properties and state highways, as applicable. In some cases, property on which our pipeline was built was purchased in fee.

        Some of our leases, easements, rights-of-way, permits, licenses and franchise ordinances require the consent of the current landowner to transfer these rights, which in some instances is a governmental entity. We believe that we have obtained or will obtain sufficient third-party consents, permits and authorizations for the transfer of the assets necessary for us to operate our business in all material respects as described in this prospectus. With respect to any consents, permits or authorizations that have not been obtained, we believe that these consents, permits or authorizations will be obtained after the closing of this offering, or that the failure to obtain these consents, permits or authorizations will have no material adverse effect on the operation of our business.

        We believe that we have satisfactory title to all of our assets. Title to property may be subject to encumbrances. We believe that none of these encumbrances will materially detract from the value of our properties or from our interest in these properties nor will they materially interfere with their use in the operation of our business.

Office Facilities

        In addition to our pipelines and processing facility discussed above, we occupy approximately 15,500 square feet of space at our executive offices in Houston, Texas under a lease expiring on March 31, 2010. At the expiration of the primary term, we have an option to renew this lease for an additional five years at the then prevailing market rates. We also lease office facilities in Alice and Hebbronville, Texas, which consist of approximately 1,863 square feet and 500 square feet of office space, respectively. We own office facilities in Conroe, Sheridan and Lamar, Texas, which consist of approximately 3,000 square feet, 10,000 square feet and 1,200 square feet, respectively. Certain of our owned office facilities are located on land leased by us or on land subject to a permanent easement from an affiliate. While we may require additional office space as our business expands, we believe that our existing facilities are adequate to meet our needs for the immediate future and that additional facilities will be available on commercially reasonable terms as needed.

Employees

        We have no employees other than certain Delaware-based officers. To carry out our operations, one of our affiliates, Copano Operations, employs approximately 80 people on our behalf. None of these employees is covered by collective bargaining agreements. We consider our relations with these employees, with Copano Operations and with those Copano Operations' employees providing services to us to be good. In exchange for providing general and administrative services to us, including employing personnel on our behalf, we are required to reimburse Copano Operations for its costs and expenses. To the extent these employees will be dedicated to provide services on our behalf, we refer to them in this prospectus as our employees. For a brief description of our general and administrative services agreement, please read "Certain Relationships and Related Party Transactions" on page 118 of this prospectus.

Legal Proceedings

        Although we may, from time to time, be involved in litigation and claims arising out of our operations in the normal course of business, we are not currently a party to any material legal proceedings. In addition, we are not aware of any legal or governmental proceedings against us, or contemplated to be brought against us, under the various environmental protection statutes to which we are subject.

MANAGEMENT

Our Board of Directors

        Upon completion of this offering, our board of directors will consist of three persons, one of whom will satisfy the independence requirements of the Nasdaq National Market and SEC rules. Within a year of completing this offering, we intend to appoint four additional directors, all of whom will satisfy the independence requirements of the Nasdaq National Market and the SEC. Each of the four additional directors shall initially be appointed to our board of directors only with the unanimous approval of Copano Partners, CSFB Private Equity and EnCap Investments. Thereafter, our directors will be elected annually as described below. The board intends to appoint four functioning committees concurrently with the closing of this offering: an audit committee, a compensation committee, a conflicts committee and a nominating committee. The additional independent directors to be appointed following this offering are also expected to serve on one or more of the committees described below.

        It is currently contemplated that the audit committee will consist of up to three directors. At the time of closing of this offering, at least one member of the audit committee will be independent under the independence standards established by the Nasdaq National Market and SEC rules, and the committee expects to have an "audit committee financial expert," as defined under SEC rules. The audit committee will recommend to the board the independent public accountants to audit our financial statements and establish the scope of, and oversee, the annual audit. The committee also will approve any other services provided by public accounting firms. The audit committee will provide assistance to the board in fulfilling its oversight responsibility to the unitholders, the investment community and others relating to the integrity of our financial statements, our compliance with legal and regulatory requirements, the independent auditor's qualifications and independence and the performance of our internal audit function. The audit committee will oversee our system of disclosure controls and procedures and system of internal controls regarding financial, accounting, legal compliance and ethics that management and the board have established. In doing so, it will be the responsibility of the audit committee to maintain free and open communication between the committee and our independent auditors, the internal accounting function and management of our company.

        It is currently contemplated that the compensation committee will consist of up to three directors, at least one of whom will be independent under the independence standards established by the Nasdaq National Market and SEC rules at the time of the closing of this offering. The compensation committee will review the compensation and benefits of our executive officers, establish and review general policies related to our compensation and benefits and administer our Long-Term Incentive Plan. The compensation committee will determine the compensation of our executive officers.

        It is currently contemplated that the conflicts committee will consist of up to three directors. The conflicts committee will review specific matters that the board believes may involve conflicts of interest. The conflicts committee will determine if the resolution of the conflict of interest is fair and reasonable to our company. Our limited liability company agreement will provide that members of the committee may not be officers or employees of our company or directors, officers or employees of any of our affiliates and must meet the independence standards for service on an audit committee of a board of directors as established by the Nasdaq National Market and SEC rules. Any matters approved by the conflicts committee will be conclusively deemed to be fair and reasonable to our company and approved by all of our unitholders.

        It is currently contemplated that the nominating committee will consist of up to three directors, at least one of whom will be independent under the independence standards established by the Nasdaq National Market and SEC rules at the time of closing of this offering. This committee will nominate candidates to serve on our board of directors and approve director compensation. The nominating committee also will be responsible for monitoring a process to assess director, board and committee effectiveness, developing and implementing our corporate governance guidelines and otherwise taking a leadership role in shaping the corporate governance of our company.

Compensation Committee Interlocks and Insider Participation

        None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee.

        During fiscal year 2003, we had no compensation committee. Our board of directors determined executive compensation.

        At our first annual meeting of unitholders following this offering, members of our board of directors will be elected by our unitholders and will be subject to re-election on an annual basis at each annual meeting of unitholders. Our limited liability company agreement provides for "cumulative voting" in the election of directors. This means that: (1) a unitholder will be entitled to a number of votes equal to (i) the number of units that such unitholder is entitled to vote at the meeting (ii) multiplied by the number of directors to be elected at the annual meeting; and (2) a unitholder may (i) cast all such votes for a single director, (ii) distribute them evenly among the number of directors to be voted for at the annual meeting or (iii) distribute them among any two or more directors to be voted for at the annual meeting. For example, if you own 100 units and seven directors are nominated for election at our annual unitholders' meeting, then you will be entitled to cast 700 votes in the manner set forth in the preceding sentence. Cumulative voting permits a unitholder to concentrate his or her votes on fewer nominees, thereby allowing the unitholder potentially to have a greater impact on the outcome of the election with respect to one or more nominees. A unitholder holding a sufficient number of units may have the ability to elect one or more nominees to our board of directors without the support of other unitholders. Please read "The Limited Liability Company Agreement — Meetings; Voting." Following this offering, our management, CSFB Private Equity and EnCap Investments will each own a number of units sufficient to allow each of them to elect at least one nominee to our board of directors.

        Our board will hold regular and special meetings at any time as may be necessary. Regular meetings may be held without notice on dates set by the board from time to time. Special meetings of the board may be called with reasonable notice to each member upon request of the chairman of the board or upon the written request of any three board members. A quorum for a regular or special meeting will exist when a majority of the members are participating in the meeting either in person or by conference telephone. Any action required or permitted to be taken at a board meeting may be taken without a meeting, without prior notice and without a vote if all of the members sign a written consent authorizing the action.

Our Management

        We expect that most of our operational personnel initially will be employees of Copano Operations, an affiliate of our company. Our officers will spend most of their time managing our business and affairs. These officers may face a conflict, however, regarding the allocation of their time between our business and the other business interests of certain of our affiliates. Our board of directors will meet at least once per quarter to evaluate our business and financial condition and review our business strategy. Using our financial health and the proper execution of our business strategy as primary guides, our board of directors will evaluate whether our executive officers and other members of our management are devoting such time to the management of our business and affairs as is necessary for the proper conduct of our business.

Our Board of Directors and Executive Officers

        The following table shows information for members of our board of directors and our executive officers. Members of our board of directors and our executive officers are elected for one-year terms.

Name	Age	Position with Our Company
John R. Eckel, Jr.	53	Chairman of the Board and Chief Executive Officer
R. Bruce Northcutt	45	President and Chief Operating Officer
Matthew J. Assiff	37	Senior Vice President and Chief Financial Officer
Brian D. Eckhart	49	Senior Vice President, Transportation and Supply
J. Terrell White	41	Vice President, Operations
James J. Gibson, III	58	Vice President, Processing
Lari Paradee	41	Vice President and Controller
Douglas L. Lawing	43	Vice President and General Counsel
Robert L. Cabes, Jr.	35	Director
William L. Thacker	58	Director

        John R. Eckel, Jr., Chairman of the Board and Chief Executive Officer, founded our business in 1992 and served as our President and Chief Executive Officer until April 2003, when he was elected to his current position. Mr. Eckel serves on the board of directors of the Texas Pipeline Association. Mr. Eckel also serves as President and Chief Executive Officer of Live Oak Reserves, Inc., which he founded in 1986, and which, with its affiliates, is engaged in oil and gas exploration and production in South Texas. Mr. Eckel received a Bachelor of Arts degree from Columbia University and was employed in various corporate finance positions in New York prior to entering the energy industry in 1979.

        R. Bruce Northcutt, President and Chief Operating Officer, has served in his current capacity since April 2003. Mr. Northcutt served as President of El Paso Global Networks Company (a provider of wholesale bandwidth transport services) from November 2001 until April 2003, Managing Director of El Paso Global Networks Company from April 1999 until December 2001 and Vice President, Business Development, of El Paso Gas Services Company (a marketer of strategic interstate pipeline capacity) from January 1998 until April 1999. Mr. Northcutt began his career with Tenneco Oil Exploration and Production in 1982 working in the areas of drilling and production engineering. From 1988 until 1998, Mr. Northcutt held various levels of responsibility within several business units of El Paso Energy and its predecessor, Tenneco Energy, including supervision of pipeline supply and marketing as well as regulatory functions. Mr. Northcutt holds a Bachelor of Science degree in Petroleum Engineering from Texas Tech University. Mr. Northcutt is a Registered Texas Professional Engineer.

        Matthew J. Assiff, Senior Vice President and Chief Financial Officer, has served in his current capacity since October 2004 and previously served as our Senior Vice President, Finance and Administration, since January 2002. Prior thereto, Mr. Assiff was a Vice President within the

Global Energy Group of Credit Suisse First Boston and was with Donaldson, Lufkin and Jenrette (prior to its purchase by Credit Suisse First Boston in 2000) initially as an Associate and subsequently as a Vice President from 1998. Mr. Assiff began his career in 1989 with Goldman, Sachs & Co. in the Merger & Acquisitions group focusing on energy transactions and has worked in the corporate finance and Merger & Acquisition groups of Bear Stearns and Chemical Securities (now J.P. Morgan Chase). Mr. Assiff has also worked with Landmark Graphics Company and Compaq Computer in the areas of finance, planning, mergers and acquisitions and corporate venture investing. Mr. Assiff graduated from Columbia University with a Bachelor of Arts degree and holds a Masters of Business Administration degree from Harvard Business School.

        Brian D. Eckhart, Senior Vice President, Transportation and Supply, has served in his current capacity since March 2002. From January 1998 until March 2002, Mr. Eckhart served as our Vice President, Business Development. From February 1997 to January 1998, Mr. Eckhart additionally served as Vice President, Operations for us. From 1979 until 1997, Mr. Eckhart held various engineering and management positions at Natural Gas Pipeline Company of America and other subsidiaries of MidCon Corporation, a predecessor of Kinder Morgan, Inc. Mr. Eckhart graduated from Texas A&M University with a Bachelor of Science degree in Ocean Engineering.

        J. Terrell White, Vice President, Operations, has served in his current capacity since joining us in January 1998. Mr. White oversees pipeline operations, including new well connects, dehydration, compression, measurement, and construction activities. From 1990 until 1997, Mr. White served in increasingly responsible engineering, project management and business development roles with Enron Liquid Services Corp., and from February 1997 until January 1998 with TransCanada Energy USA, Inc., following its acquisition of certain Enron midstream assets. From 1985 until 1990, Mr. White was an engineer with Mobil E&P SE, Inc. and Mobil Chemical, involved primarily in gas processing, fractionation, gathering and NGL transportation. Mr. White is a registered professional engineer in the State of Oklahoma. Mr. White graduated from the University of Alabama with a Bachelor of Science degree in Mechanical Engineering.

        James J. Gibson, III, Vice President, Processing, has served in his current capacity since joining us in October 2001. Mr. Gibson oversees operations for our Processing segment. From 1998 until September 2001, Mr. Gibson served as Manager, Business Development — Texas Gas Plants of Coral Energy, LLC, an affiliate of Shell Oil Company. From 1997 until 1998, Mr. Gibson served as Director, Gas Processing and Treating Services of Corpus Christi Natural Gas, Inc. From 1992 until 1997, Mr. Gibson was self-employed as a consultant to several midstream energy companies operating in Texas. From 1980 until 1992, Mr. Gibson served as Vice President — Plant Operations of Seagull Energy Corporation. From 1977 until 1980, Mr. Gibson served as project engineer for Houston Oil & Minerals Corporation. Mr. Gibson began his career in 1969 as an engineer with Sun Oil Company. Mr. Gibson is a registered professional engineer in the State of Texas. Mr. Gibson graduated from Texas A&I University with a Bachelor of Science degree in Natural Gas Engineering.

        Lari Paradee, Vice President and Controller, has served in her current capacity since joining us in July 2003. As Vice President and Controller, Ms. Paradee is primarily responsible for our accounting and reporting functions. From September 2000 until March 2003, Ms. Paradee served as Accounting and Consolidations Manager for Intergen, a global power generation company jointly owned by Shell Generating (Holdings) B.V. and Bechtel Enterprises Energy B.V. Ms. Paradee served as Vice President and Controller of DeepTech International, Inc. (an offshore pipeline and exploration and production company) from May 1991 until August 1998, when

DeepTech was merged into El Paso Energy Corporation. Ms. Paradee then served as Manager, Finance and Administration of El Paso Energy until March 2000. Ms. Paradee has served as Senior Auditor and Staff Auditor for Price Waterhouse. Ms. Paradee graduated magna cum laude from Texas Tech University with a B.B.A. in Accounting. Ms. Paradee is also a Certified Public Accountant.

        Douglas L. Lawing, Vice President and General Counsel, has served in his current capacity since October 2004 and previously served as our General Counsel since November 2003. From January 2002 until November 2003, Mr. Lawing served as our Corporate Counsel. Since February 1994, Mr. Lawing has served as corporate secretary of our company and its predecessors. Additionally, from March 1998 until January 2002, Mr. Lawing served as an Associate Counsel of Nabors Industries, Inc. (now Nabors Industries, Ltd.). Mr. Lawing holds a Bachelor of Science degree in Business Administration from the University of North Carolina at Chapel Hill and a J.D. from Washington and Lee University.

        Robert L. Cabes, Jr., Director, joined our board of directors in 2001. Mr. Cabes is a Principal of Global Energy Partners, a specialty group within Credit Suisse First Boston's Alternative Capital Division that makes investments in energy companies. Prior to joining Global Energy Partners in 2001, Mr. Cabes was with Credit Suisse First Boston's and Donaldson, Lufkin and Jenrette's Investment Banking Division (prior to its acquisition by Credit Suisse First Boston in 2000). Before joining Donaldson, Lufkin and Jenrette, Mr. Cabes spent six years with Prudential Securities in its energy corporate finance group in Houston and New York. Mr. Cabes serves as a director of CEH Holdco, Inc., Laramie Energy, LLC, Medicine Bow Energy Corporation and Pinnacle Gas Resources, Inc, each a portfolio company of DLJ Merchant Banking Partners III, L.P. (an investment fund within Credit Suisse First Boston's Alternative Capital Division). Mr. Cabes holds a B.B.A. from Southern Methodist University and is a Chartered Financial Analyst.

        William L. Thacker, Director, will be appointed to our board of directors upon completion of this offering. Mr. Thacker is a member of the board of directors of Pacific Energy GP, Inc., the general partner of Pacific Energy Partners, L.P. Mr. Thacker joined Texas Eastern Products Pipeline Company (the general partner of TEPPCO Partners, L.P.) in September 1992 as President, Chief Operating Officer and director. He was elected Chief Executive Officer in January 1994. In March 1997, he was named to the additional position of Chairman of the Board, which he held until his retirement in May 2002. Prior to joining Texas Eastern Products Pipeline Company, Mr. Thacker was President of Unocal Pipeline Company from 1986 until 1992. Mr. Thacker is past Chairman of the Executive Committee of the Association of Oil Pipelines, has served as a member of the board of directors of the American Petroleum Institute, and has actively participated in many energy-related organizations during his 35-year career in the energy industry. Mr. Thacker holds a Bachelor of Mechanical Engineering degree from the Georgia Institute of Technology and a Masters of Business Administration degree from Lamar University.

Reimbursement of Expenses

        Substantially all of our general and administrative expenses are incurred through Copano Operations, an affiliate of our company. Under the terms of this arrangement, we will reimburse Copano Operations, at cost, for the general and administrative expenses it incurs on our behalf, which include the costs of employees and employee benefits properly allocable to us and all other expenses necessary or appropriate to the conduct of our business. Pursuant to our administrative services agreement, we will reimburse Copano Operations for all of the general and administrative expenses incurred on our behalf for the three years beginning on January 1, 2005.

        Pursuant to our limited liability company agreement, our existing investors have agreed to reimburse us for our general and administrative expenses in excess of stated levels (subject to certain limitations) for a period of three years beginning on January 1, 2005. Specifically, our general and administrative expenses (subject to certain adjustments and exclusions) will be limited, or capped, as follows:

Year	General and Administrative Expense Limitation
1	$1.50 million per quarter
2	$1.65 million per quarter
3	$1.80 million per quarter

During this three-year period, the quarterly limitation on general and administrative expenses will be increased by 10% of the amount by which EBITDA for any quarter exceeds $5.4 million. Additionally, the cap may be extended beyond its initial three-year term at the same or a higher level by the affirmative vote of at least 95% of the common and subordinated units held by the existing investors or their transferees, voting together as a single class. We can provide no assurance as to any such extension, as such determination will be made in the sole discretion of our existing investors. This cap on general and administrative expenses excludes non-cash expenses as well as expenses we may incur in connection with potential acquisitions and capital improvements. For a brief description of our general and administrative services agreement, please read "Certain Relationships and Related Party Transactions" beginning on page 118 of this prospectus.

Executive Compensation

        The following table shows the aggregate compensation paid to our chief executive officer and our four other most highly compensated executive officers during 2003.

				Long-Term Compensation
	Annual Compensation			Awards	Payouts
	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Securities Underlying Options ($)	LTIP Payouts ($)	All Other Compensation ($)
John R. Eckel, Jr. Chairman of the Board and Chief Executive Officer	202,267	—	13,749	—	—	—
R. Bruce Northcutt President and Chief Operating Officer	135,641	—	7,320	—	—	—
Matthew J. Assiff Senior Vice President and Chief Financial Officer	133,750	11,000	14,721	—	—	—
Brian D. Eckhart Senior Vice President, Transportation and Supply	128,246	17,500	6,079	—	—	—
J. Terrell White Vice President, Operations	111,250	15,000	7,936	—	—	—

Compensation of Directors

        Each independent member of our board of directors will receive compensation for attending meetings of the board of directors as well as committee meetings. The amount of compensation to be paid to the independent members of our board will be determined prior to completion of this offering. In addition, each independent member of our board will be reimbursed for out-of-pocket expenses in connection with attending meetings of the board of directors or committees. Each director will be fully indemnified by us for actions associated with being a member of our board to the extent permitted under Delaware law.

Employment Agreements

        R. Bruce Northcutt, our President and Chief Operating Officer, entered into an employment agreement with Copano Operations and certain of our subsidiaries effective April 28, 2003, pursuant to which he agreed to serve in those capacities. Mr. Northcutt's employment agreement has an initial term that expires on April 28, 2005, but will automatically continue from year to year thereafter until terminated by Mr. Northcutt or by us.

        The employment agreement provides for an annual base salary of $200,000 subject to annual review. Mr. Northcutt's employment agreement also provides for an annual incentive bonus targeted at 50% of his base salary, which is payable within the discretion of our board of directors, taking into account his individual performance and our financial performance during the preceding year. Mr. Northcutt is also eligible to participate in all other benefit programs for which employees and/or senior executives are generally eligible.

        Except in the event of termination for cause, termination upon Mr. Northcutt's death or disability or termination by Mr. Northcutt other than for good reason, the employment agreement provides for a severance payment equal to one year of Mr. Northcutt's then base salary plus one year of continued benefits following termination of employment. If a change in control or an initial public offering occurs prior to April 28, 2005, and, as a result, we terminate Mr. Northcutt's employment other than for cause or Mr. Northcutt terminates his employment for good reason, he will be entitled to receive a severance payment equal to two years of his then base salary plus one year of continued benefits. Upon completion of this offering, Mr. Northcutt is entitled to a one-time bonus in the amount of $128,000, which includes a payment to satisfy any related tax obligations. Mr. Northcutt's employment agreement also provides for a noncompetition period that will continue for one year after the termination of his employment by us for cause or by Mr. Northcutt other than for a good reason.

        Pursuant to Mr. Northcutt's employment agreement, Copano Operations also agreed to loan Mr. Northcutt the acquisition price for special units issued to Mr. Northcutt by us effective April 1, 2003. Please read "Certain Relationships and Related Party Transactions."

        James J. Gibson, III, our Vice President, Processing, entered into an employment agreement with Copano Operations effective October 1, 2004. Mr. Gibson's employment agreement has an initial term that expires on October 1, 2005, but will automatically continue from month to month thereafter until terminated by Mr. Gibson or by us.

        The employment agreement provides for an annual base salary of $122,713 subject to cost of living adjustments. Mr. Gibson is also eligible to participate in all other benefit programs for which employees and/or senior executives are generally eligible.

        In the event of termination by us of Mr. Gibson's employment other than for cause or upon Mr. Gibson's death or disability, the employment agreement provides for the payment of the greater of (1) any severance amount provided for in any company-sponsored severance plan, if applicable, or (2) severance amounts provided for in his employment agreement. In the event of termination by us prior to October 1, 2006, the employment agreement provides for a severance payment equal to 20% of the aggregate of Mr. Gibson's base salary from the termination date through September 30, 2006. In the event of termination of employment by us after September 30, 2006, Mr. Gibson shall be entitled under the employment agreement to receive a severance payment equal to 20% of the aggregate of his base salary from the termination date through September 30, 2011. Mr. Gibson's employment agreement also provides for a non-competition period that will continue for one year after the termination of his employment.

Long-Term Incentive Plan

        We expect to adopt a Copano Energy, L.L.C. Long-Term Incentive Plan for our employees and directors and employees of our affiliates who perform services for us. For purposes of the plan, our affiliates will include Copano Operations. The long-term incentive plan will consist of four components: restricted units, phantom units, unit options and unit appreciation rights. The long-term incentive plan will limit the number of units that may be delivered pursuant to awards to 800,000 units, provided that no more than 25% of such units (as adjusted) may be delivered as payment with respect to restricted units and phantom units. Units withheld to satisfy exercise prices or tax withholding obligations are available for delivery pursuant to other awards. The plan will be administered by the compensation committee of our board of directors.

        Our board of directors and the compensation committee of the board may terminate or amend the long-term incentive plan at any time with respect to any units for which a grant has not yet been made. Our board of directors and the compensation committee of the board also have the right to alter or amend the long-term incentive plan or any part of the plan from time to time, including increasing the number of units that may be granted subject to unitholder approval as required by the exchange upon which the common units are listed at that time. However, no change in any outstanding grant may be made that would materially reduce the benefits of the participant without the consent of the participant. The plan will expire on the earlier of the tenth anniversary of its adoption or its termination by the board of directors or the compensation committee. Awards then outstanding will continue pursuant to the terms of their grants.

        Restricted Units.    A restricted unit is a common unit that vests over a period of time and that during such time is subject to forfeiture. Initially, we do not expect to grant restricted units to our employees under the long-term incentive plan. It is currently contemplated, however, that awards for 3,000 restricted units will be made to our independent directors. In the future, the compensation committee may determine to make additional grants of restricted units under the plan to employees and directors containing such terms as the compensation committee shall determine. The compensation committee will determine the period over which restricted units granted to employees and members of our board will vest. The committee may base its determination upon the achievement of specified financial objectives. In addition, the restricted units will vest upon a change of control of our company, as defined in the plan, unless provided otherwise by the committee. Distributions made on restricted units may be subjected to the same vesting provisions as the restricted units.

        If a grantee's employment or membership on the board of directors terminates for any reason, the grantee's restricted units will be automatically forfeited unless, and to the extent, the compensation committee or the terms of the award agreement provide otherwise. Common units to be delivered as restricted units may be common units acquired by us in the open market, common units already owned by us, common units acquired by us from any other person or any combination of the foregoing. If we issue new common units upon the grant of the restricted units, the total number of common units outstanding will increase.

        We intend the restricted units under the plan to serve as a means of incentive compensation for performance and not primarily as an opportunity to participate in the equity appreciation of our common units. Therefore, plan participants will not pay any consideration for the common units they receive, and we will receive no remuneration for the units.

        Phantom Units.    A phantom unit entitles the grantee to receive a common unit upon the vesting of the phantom unit or, in the discretion of the compensation committee, cash equivalent to the value of a common unit. Initially, we do not expect to grant phantom units under the long-term incentive plan. In the future, the compensation committee may determine to make grants of phantom units under the plan to employees and directors containing such terms as the compensation committee shall determine. The compensation committee will determine the period over which phantom units granted to employees and members of our board will vest. The committee may base its determination upon the achievement of specified financial objectives. In addition, the phantom units will vest upon a change of control of our company, unless provided otherwise by the committee.

        If a grantee's employment or membership on the board of directors terminates for any reason, the grantee's phantom units will be automatically forfeited unless, and to the extent, the compensation committee or the terms of the award agreement provide otherwise. Common units to be delivered upon the vesting of phantom units may be common units acquired by us in the open market, common units already owned by us, common units acquired by us from any other person or any combination of the foregoing. If we issue new common units upon vesting of the phantom units, the total number of common units outstanding will increase. The compensation committee, in its discretion, may grant tandem distribution equivalent rights with respect to phantom units that entitle the holder to receive cash equal to any cash distributions made on common units while the phantom units are outstanding.

        We intend the issuance of any common units upon vesting of the phantom units under the plan to serve as a means of incentive compensation for performance and not primarily as an opportunity to participate in the equity appreciation of our common units. Therefore, plan participants will not pay any consideration for the common units they receive, and we will receive no remuneration for the units.

        Unit Options.    The long-term incentive plan will permit the grant of options covering common units. In the future, the compensation committee may determine to make grants under the plan to employees and members of our board containing such terms as the committee shall determine. Unit options will have an exercise price that may not be less than the fair market value of the units on the date of grant. In general, unit options granted will become exercisable over a period determined by the compensation committee. In addition, the unit options will become exercisable upon a change in control of our company, unless provided otherwise by the committee. If a grantee's employment or membership on the board of directors terminates for any reason, the grantee's unvested unit options will be automatically forfeited unless, and to the extent, the option agreement or the compensation committee provides otherwise.

        It is currently anticipated in connection with this offering that options to purchase 200,000 units will be awarded to officers and employees other than our Chief Executive Officer. We expect that Messrs. Northcutt, Assiff, Eckhart, White, Gibson and Lawing and Ms. Paradee will receive options to purchase 15,000, 10,000, 8,400, 6,600, 7,800, 7,600 and 7,600 units, respectively.

        Unit Appreciation Rights.    The long-term incentive plan will permit the grant of unit appreciation rights. A unit appreciation right is an award that, upon exercise, entitles the participant to receive the excess of the fair market value of a unit on the exercise date over the exercise price established for the unit appreciation right. Such excess may be paid in common units, cash or a combination thereof, as determined by the compensation committee in its discretion. Initially, we do not expect to grant unit appreciation rights under our long-term incentive plan. In the future, the compensation committee may determine to make grants of unit appreciation rights under the plan to employees and members of our board of directors containing such terms as the committee shall determine. Unit appreciation rights will have an exercise price that may not be less than the fair market value of the common units on the date of grant. In general, unit appreciation rights granted will become exercisable over a period determined by the compensation committee. In addition, the unit appreciation rights will become exercisable upon a change in control of our company, unless provided otherwise by the committee. If a grantee's employment or membership on the board of directors terminates for any reason, the grantee's unvested unit appreciation rights will be automatically forfeited unless, and to the extent, the grant agreement or compensation committee provides otherwise.

        Upon exercise of a unit option (or a unit appreciation right settled in common units), we will issue new common units, acquire common units on the open market or directly from any person or use any combination of the foregoing, in the compensation committee's discretion. If we issue new common units upon exercise of the unit options (or a unit appreciation right settled in common units), the total number of common units outstanding will increase. The availability of unit options and unit appreciation rights is intended to furnish additional compensation to employees and members of our board of directors and to align their economic interests with those of common unitholders.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the beneficial ownership of units of our company that will be issued upon the consummation of this offering, assuming no exercise of the underwriters' over-allotment option, and the application of the related net proceeds and held by:

  •
  each person who then will beneficially own of 5% or more of the then outstanding units;

  •
  all of the members of our board of directors;

  •
  each named executive officer of our company; and

  •
  all board members and officers as a group.

Name of Beneficial Owner	Common Units to be Beneficially Owned	Percentage of Common Units to be Beneficially Owned	Subordinated Units to be Beneficially Owned	Percentage of Subordinated Units to be Beneficially Owned	Percentage of Total Units to be Beneficially Owned
Copano Partners, L.P.(1)	763,221	10.8%	1,317,733	37.4%	19.71%
DLJ Merchant Banking Partners III, L.P. and related owners(2)	605,560	8.6%	1,045,524	29.7%	15.64%
EnCap Energy Capital Fund III, L.P. and related owners(3)	605,560	8.6%	1,045,524	29.7%	15.64%
John R. Eckel, Jr.(1)(4)(5)	763,221	10.8%	1,317,733	37.4%	19.71%
R. Bruce Northcutt(5)	42,330	0.6%	73,084	2.1%	1.09%
Matthew J. Assiff(5)	*	*	*	*	*
Brian D. Eckhart(5)	*	*	*	*	*
J. Terrell White(5)	*	*	*	*	*
Robert L. Cabes, Jr.(6)	*	*	*	*	*
William L. Thacker(7)	*	*	*	*	*
All directors and executive officers as a group (9 persons)	827,132	11.8%	1,428,078	40.6%	21.36%

*
Less than 1% of total outstanding units.

(1)
Ten grantor trusts own indirectly all of the outstanding general partner interests in Copano Partners, L.P. and, together with 18 additional grantor trusts, own, directly or indirectly, all of its outstanding limited partner interests. The direct or indirect beneficiaries of the grantor trusts are members of our management team, current and former employees of Copano Operations and consultants. 27 of the 28 grantor trusts have three trustees, John R. Eckel, Jr., Charles R. Noll, Jr. and Charles R. Barker, Jr., and Mr. Eckel has the power to appoint additional trustees for 23 of the 28 grantor trusts, including each of the grantor trusts holding indirect interests in the general partner of Copano Partners, L.P. Mr. Eckel, Jeffrey A. Casey and Douglas L. Lawing serve as the trustees of the remaining grantor trust, for which Mr. Eckel has the right to appoint additional trustees. An additional grantor trust, of which Matthew J. Assiff is the beneficiary, holds two options, each to acquire a 1% limited partnership interest in Copano Partners, L.P. Each option is currently exercisable and expires April 30, 2005. Please read "Certain Relationships and Related Party Transactions."

(2)
Includes common units and subordinated units issuable upon exchange of warrants owned by DLJ Merchant Banking Partners III, L.P.; DLJ Merchant Banking III, Inc., as Advisory General Partner on behalf of DLJ Offshore Partners III, C.V.; DLJ Merchant Banking III, Inc. as Advisory General Partner on behalf of DLJ Offshore Partners III-1, C.V. and as attorney-in-fact for DLJ Merchant Banking III, L.P., as Associate General Partner of DLJ Offshore Partners III-1, C.V.; DLJ Merchant Banking III, Inc., as Advisory General Partner on behalf of DLJ Offshore Partners III-2, C.V. and as attorney-in-fact for DLJ Merchant Banking III, L.P., as Associate General Partner of DLJ Offshore Partners III-2, C.V.; DLJ MB Partners III Gmbh & Co. KG; Millennium Partners II, L.P.; and MBP III Plan Investors, L.P. Subject to applicable securities laws and agreements, prior to this offering, the holders of our warrants are permitted to assign the warrants.

  Credit Suisse First Boston, a Swiss bank, owns the majority of the voting stock of Credit Suisse First Boston, Inc., which owns all of the stock of Credit Suisse First Boston (USA), Inc. (formerly Donaldson, Lufkin & Jenrette, Inc.) ("CSFB-USA"). The entities discussed in the above paragraph are merchant banking funds managed by affiliates of CSFB Private Equity, which are indirect subsidiaries of CSFB-USA.

  The ultimate parent company of Credit Suisse First Boston is Credit Suisse Group ("CSG"). CSG disclaims beneficial ownership of the reported Common Stock that is beneficially owned by its direct and indirect subsidiaries. Robert L. Cabes, Jr. is a Principal of Global Energy Partners, a specialty group within CSFB Private Equity.

  DLJ Merchant Banking Partners III, L.P. and related owners can be contacted at the following address: Eleven Madison Avenue, New York, New York 10010-3629.

  If the over-allotment option is exercised in full, CSFB Private Equity's ownership of common units will be reduced from 605,560 common units to 230,560 common units. The number of subordinated units held by CSFB Private Equity will remain unchanged.

(3)
Includes common units and subordinated units issuable upon exchange of warrants owned by EnCap Energy Capital Fund III, L.P. ("EnCap Fund III"), EnCap Acquisition III-B, Inc. ("EnCap Acquisition III-B") and BOCP Energy Partners, L.P. ("BOCP"). Such entities or persons may be deemed to share the voting and dispositive control with respect to the securities owned by EnCap Fund III, EnCap Acquisition III-B, and BOCP as a result of the relationships described as follows:

•
EnCap Energy Capital Fund III-B, L.P. ("EnCap Fund III-B") is the sole shareholder of EnCap Acquisition III-B;

•
EnCap Investments L.L.C. is the sole general partner of EnCap Fund III and EnCap Fund III-B and is the manager of BOCP; and

•
EnCap Investments L.P. is the sole manager of EnCap Investments L.L.C., EnCap Investments GP, L.L.C. is the sole general partner of EnCap Investments L.P., RNBD GP LLC is the sole member of EnCap Investments GP, L.L.C., and David B. Miller, Gary R. Petersen, D. Martin Phillips, and Robert L. Zorich are the members of RNBD GP LLC.

  Each of EnCap Investments L.L.C., EnCap Investments L.P., EnCap Investments GP, L.L.C., RNBD GP LLC, David B. Miller, Gary R. Petersen, D. Martin Phillips, and Robert L. Zorich disclaims beneficial ownership of the reported securities in excess of such entity's or person's respective pecuniary interest in the securities.

  EnCap Energy Capital Fund III, L.P. and related owners can be contacted at the following address: 1100 Louisiana, Suite 3150, Houston, Texas 77002.

  If the over-allotment option is exercised in full, EnCap Investments' ownership of common units will be reduced from 605,560 common units to 230,560 common units. The number of subordinated units held by EnCap Investments will remain unchanged.

(4)
Mr. Eckel is the direct or indirect beneficiary of grantor trusts that directly or indirectly own 68% of the outstanding partnership interests of Copano Partners, L.P. Mr. Eckel disclaims beneficial ownership of the reported securities in excess of his pecuniary interest in the securities.

(5)
Messrs. Eckel, Northcutt, Assiff, Eckhart and White can be contacted at the following address: 2727 Allen Parkway, Suite 1200, Houston, Texas 77019.

(6)
Mr. Cabes is a Principal of Global Energy Partners, a specialty group within Credit Suisse First Boston's Alternative Capital Division, which will own a 15.64% equity interest in us. Mr. Cabes can be contacted at the following address: 1100 Louisiana, Suite 4600, Houston, Texas 77002.

(7)
Mr. Thacker can be contacted at the following address: 2727 Allen Parkway, Suite 1200, Houston, Texas 77019.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Copano/Operations, Inc.

        Pursuant to arrangements commencing in 1996, a substantial majority of our general and administrative functions, all of our field operating personnel and certain other services shared by our operating subsidiaries have been obtained through Copano Operations, which we reimburse for its actual costs, as described below. Beginning November 1, 2004, these arrangements will be reflected in an Administrative and Operating Services Agreement entered into by Copano Operations, our operating subsidiaries and us. Under the services agreement, our obligation to reimburse Copano Operations for its costs is limited to costs of expenditures approved by us pursuant to our governance and delegation of authority process. Mr. Eckel serves as Chairman and Chief Executive Officer of Copano Operations and is the indirect owner of its capital stock.

        In addition to personnel, including personnel benefits, Copano Operations also procures office facilities, office supplies and equipment, insurance, professional services and similar goods and services on our behalf. In addition to their duties on behalf of our operating subsidiaries, certain of Copano Operations' employees also perform services on behalf of other companies that are controlled by Mr. Eckel, utilizing office space described below.

        Copano Operations charges us for the costs that it incurs on our behalf without markup, based upon total monthly expenses incurred by Copano Operations less (i) a fixed allocation to reflect expenses incurred by Copano Operations for the benefit of other companies controlled by Mr. Eckel and (ii) any costs incurred directly for the benefit of these other companies. For the year ended December 31, 2003, we reimbursed Copano Operations for $12.2 million of direct operating costs and general and administrative expenses, including payroll and benefits expense for both our field and administrative personnel. While we are obligated to pay Copano Operations for all general, administrative and operating costs incurred pursuant to our services agreement with Copano Operations, our existing investors have agreed to fund a portion of our general and administrative costs, as defined, in excess of a defined level for a period ending three years beginning on January 1, 2005 (if not extended by our existing investors).

        The initial term of our services agreement with Copano Operations extends through December 31, 2006 and is automatically extended for successive one-year terms unless Copano Operations or we provide at least 90 days' notice of termination prior to commencement of a renewal term. If the services agreement terminates prior to May 30, 2010, we have agreed with Copano Operations that the responsibilities of the parties under the services agreement will continue with respect to the office lease for our Houston offices described below through May 30, 2010.

        Pursuant to the services agreement, we have agreed that, effective January 1, 2005, Copano Operations will transfer responsibility for a significant portion of the procurement services currently effected by Copano Operations solely for our benefit to a new Texas subsidiary to be formed by us. Specifically, Copano Operations has agreed to transfer responsibility for a portion of these services so that for January 2005, the costs associated with the responsibilities assumed by us will exceed 80% of the average monthly costs of Copano Operations reimbursed by us for the months January through October 2004.

        Pursuant to our limited liability company agreement, our existing investors have agreed to reimburse us for our general and administrative expenses in excess of stated levels (subject to certain limitations) for a period of three years beginning on January 1, 2005. Specifically, our general and administrative expenses (subject to certain adjustments and exclusions) will be limited, or capped, as follows:

Year	General and Administrative Expense Limitation
1	$1.50 million per quarter
2	$1.65 million per quarter
3	$1.80 million per quarter

During this three-year period, the quarterly limitation on general and administrative expenses will be increased by 10% of the amount by which EBITDA for any quarter exceeds $5.4 million. Additionally, the cap may be extended beyond its initial three-year term at the same or a higher level by the affirmative vote of at least 95% of the common and subordinated units held by the existing investors or their transferees, voting together as a single class. We can provide no assurance as to any such extension, as such determination will be made in the sole discretion of our existing investors. This cap on general and administrative expenses excludes non-cash expenses as well as expenses we may incur in connection with potential acquisitions and capital improvements.

        To the extent our general and administrative expenses exceed this cap during the three years beginning on January 1, 2005, each of our existing investors has agreed to reimburse us for an allocable share of those amounts. These reimbursements will be made on a quarterly basis and will be made initially from escrow accounts established by our existing investors to satisfy their reimbursement obligation. If funds in these escrow accounts are insufficient to reimburse us for all of the excess general and administrative expenses we incur, then reimbursements will be made from distributions payable to our existing investors with respect to the common and subordinated units they will own following this offering. Following this offering, our existing investors will collectively own 2,038,252 common units and 3,519,126 subordinated units, assuming no exercise of the underwriters' over-allotment option. It is currently anticipated that our existing investors will receive, in the aggregate, approximately $2.2 million quarterly and $8.9 million annually in distributions from us with respect to the common and subordinated units held by them. To the extent that funds held in the escrow accounts, together with distributions received by an existing investor in any quarter during this three-year period, are insufficient to reimburse us for its allocable share of the excess general and administrative expense, amounts not reimbursed will be paid by us. For purposes of this cap on general and administrative expenses, each quarterly period is independent of other quarterly periods.

        During this three-year period, the annual budget for our general and administrative expenses will require approval of a majority of the members of our board of directors, which approval shall not be unreasonably withheld. If the annual budget for general and administrative expenses is not approved, the budget for the preceding year will apply. Any change to the annual budget for general and administrative expenses which exceeds 10% of the budget for the prior year, or any adjustments to an approved annual budget exceeding 5% of the approved amount for such item, or 10% in the aggregate, during the applicable year, will require the unanimous approval of our directors affiliated with CSFB Private Equity, EnCap Investments and Copano Partners, L.P., which approval shall not be unreasonably withheld.

        In 2003, our general and administrative expenses were $5.8 million. For the first quarter and second quarter of 2004 these expenses were approximately $1.7 million and $1.8 million, respectively. If our general and administrative expenses for the remainder of 2004 are consistent with the first and second quarters of 2004, we will exceed our general and administrative expense cap for 2004 by $1.0 million, or $0.25 million quarterly. We believe that our general and administrative expenses will increase as a result of our becoming a public company. We currently anticipate that our total annual general and administrative expenses following completion of this offering will be approximately $7.8 million, or $1.95 million per quarter. Assuming the cap is not adjusted for increases in EBITDA, we would expect to receive approximately $0.45 million from either funds remaining in escrow or from the $2.2 million otherwise payable to our existing investors quarterly as distributions on common and subordinated units held by them to compensate us for such excess. We will treat the reimbursements of general and administrative expenses made by the existing investors as a capital contribution to us. At the end of each quarter, we will make a corresponding special allocation of deductions to our existing investors in the amount of the reimbursements for the general and administrative expenses received by us.

        In connection with the services that Copano Operations provides to us, we have also entered into the following transactions with Copano Operations:

  •
  Beginning in April 2003, certain of our subsidiaries became co-lessees with Copano Operations under the office lease agreement for our Houston offices. Lease expense under this agreement was $0.3 million for the year ended December 31, 2003 and was paid by Copano Operations and included in the calculation of its charges to us.

  •
  From July 8, 2002 through April 1, 2004, we guaranteed certain vehicle lease obligations of Copano Operations for vehicles operated for the benefit of certain of our subsidiaries. The use of these vehicles was included in the support services provided by Copano Operations to us. For further details on these guarantees, you should read Note 15 of the accompanying Notes to Consolidated Financial Statements. As of April 2, 2004, the vehicle leases were transferred by Copano Operations to one of our subsidiaries and Copano Operations is no longer a party to the leases.

        We believe that we obtained these services on terms no less favorable than those that could have been achieved with an unaffiliated entity.

Natural Gas Transactions

        Our subsidiaries, Copano Field Services/Copano Bay, L.P. and Copano Field Services/Agua Dulce, L.P., purchase natural gas from and provide gathering and compression services to companies affiliated with Mr. Eckel, which include Camden Reserves, Inc., Live Oak Reserves, Inc., and Nueces Reserves, Inc. Mr. Eckel serves as President of each of these affiliated companies and is the indirect owner of more than 80% of each of these companies' capital stock. During the year ended December 31, 2003, our subsidiaries purchased natural gas totaling $1.9 million from affiliated companies of Mr. Eckel and provided gathering and compression services totaling $33,000 to these companies. We believe that these purchases and sales were on terms no less favorable than those that could have been achieved with an unaffiliated entity.

Transactions Related to Our Formation

        In connection with our formation and through a series of transactions occurring between August 14, 2001 and November 27, 2001, we issued to Copano Partners, L.P. 1,030,000 common units and 620,000 junior units in exchange for assets valued at $15 million for purposes of the exchange and having a net book value of approximately $4 million. Additionally, through a series of transactions occurring between August 14, 2001 and November 27, 2001, we issued:

  •
  1,875,000 warrants to purchase common units and 300,000 redeemable preferred units to affiliates of CSFB Private Equity for $30 million, and

  •
  1,875,000 warrants to purchase common units and 300,000 redeemable preferred units to affiliates of EnCap Investments for $30 million,

in each case, in an offering exempt from registration under Section 4(2) of the Securities Act as the transaction did not involve a public offering.

        Since November 1, 2001, we have issued 79,252 additional redeemable preferred units to affiliates of CSFB Private Equity and 79,252 additional redeemable preferred units to affiliates of EnCap Investments in lieu of quarterly cash distributions. We believe that these transactions were on terms no less favorable than those that could have been achieved with an unaffiliated entity.

Stakeholders' Agreement

        Prior to filing our registration statement relating to this offering, all of the holders of membership interests in us and of warrants to acquire membership interests in us, including Copano Partners, L.P., certain affiliates of EnCap Investments and CSFB Private Equity which hold investments in us, as well as R. Bruce Northcutt and Matthew J. Assiff, entered into an agreement relating to:

  •
  the redemption or exchange, as applicable, of their respective membership interests in or warrants to acquire membership interests in us;

  •
  the reimbursement of general and administrative expenses in excess of the quarterly general and administrative expenses cap;

  •
  the way in which we will elect the initial members of our board of directors; and

  •
  registration rights for the benefit of our existing investors.

We refer to this agreement as our "Stakeholders' Agreement" and have filed it as an exhibit to the registration statement of which this prospectus is a part. The Stakeholders' Agreement resulted from arm's-length negotiations among the parties, some of which are our affiliates.

        Redemption and Equity Exchange.    Pursuant to the terms of the Stakeholders' Agreement, our outstanding preferred units, together with accrued distributions, will be redeemed for cash with proceeds from this offering. The Stakeholders' Agreement further provides the formula by which our units not being sold in the offering will be allocated among our existing investors in exchange for their existing equity interests. Specifically, the Stakeholders' Agreement provides that the value of our units not being sold in this offering (based upon the offering price of our common units) will be allocated among our existing investors, including the holders of our warrants, (i) based upon the liquidating distribution provisions of our limited liability company agreement prior to the amendment of that agreement concurrent with this offering and (ii) as if our warrants had been exercised immediately prior to the offering.

        The Stakeholders' Agreement further provides that the value attributable to each existing investor, including the value attributable to the holders of the warrants in excess of the warrants' aggregate exercise price, will then be converted to our units by dividing the value allocated to each existing investor by the offering price. Finally, each existing investor will be allocated common units and subordinated units in the same ratio so that the ratio of total outstanding common units to subordinated units upon consummation of this offering is two common units for every one subordinated unit. Upon determination of the number of common and subordinated units to be allocated to each existing investor, Copano Partners, L.P. has agreed that common and subordinated units having an aggregate value of $1 million allocated to it shall be reallocated on a pro rata basis to the holders of the warrants in satisfaction of certain obligations under the prior limited liability company agreement.

        DLJ Merchant Banking Partners, III, L.P. and EnCap Energy Capital Fund III, L.P. and their respective related affiliates will receive an aggregate of $78.1 million from the net proceeds of this offering as consideration for redemption of their preferred units. Please read "Use of Proceeds." The following table sets forth the equity interests owned by our existing investors prior to this offering and the number of units to be received in exchange for these equity interests upon consummation of this offering, assuming no exercise of the underwriters' over-allotment option.

Existing Investor	Equity Interest prior to Consummation of Offering	Initial Investment	Units/Consideration to be Received upon Consummation of Offering	Value of Units to be Received upon Consummation of Offering(1)
Copano Partners, L.P.	1,030,000 Common Units and 620,000 Junior Units(2)	$15,000,000(3)	763,221 Common Units	$15,264,420
			1,317,733 Subordinated Units	$26,354,660
DLJ Merchant Banking Partners, III, L.P. and related owners	1,875,000 Warrants(4) and 379,252 Preferred Units	$30,000,000(5)	$39,038,336 in cash 605,560 Common Units	$12,111,200
			1,045,524 Subordinated Units	$20,910,480
EnCap Energy Capital Fund III, L.P. and related owners	1,875,000 Warrants(4) and 379,252 Preferred Units	$30,000,000(5)	$39,038,336 in cash 605,560 Common Units	$12,111,200
			1,045,524 Subordinated Units	$20,910,480
R. Bruce Northcutt	100,000 Common Special Units(6)	$100,000(7)	32,419 Common Units	$648,380
			55,972 Subordinated Units	$1,119,440
	40,000 Junior Special Units(7)	$20,000(7)	9,911 Common Units	$198,220
			17,112 Subordinated Units	$342,240
Matthew J. Assiff	54,000 Common Special Units	$54,000(8)	17,176 Common Units	$343,520
			29,655 Subordinated Units	$593,100
	18,000 Junior Special Units(7)	$9,000(8)	4,405 Common Units	$88,100
			7,606 Subordinated Units	$152,120

(1)
Based upon an assumed offering price of $20.00 per common unit.

(2)
Pursuant to our limited liability company agreement prior to its amendment concurrent with this offering, the holder of the existing common units (together with the holder of the existing junior units) had the right to appoint two members to a six-member Board of Managers and had a preferential right (together with the common special units) to receive $20.00 per unit in distributions prior to any distributions to the junior units or junior special units.

(3)
The Common Units and Junior Units were issued in 2001 in exchange for assets valued at $15 million for purposes of the exchange and having a net book value of approximately $4 million.

(4)
Each Warrant provided the holder thereof the right to acquire one common unit at an exercise price of $16.00 per unit through August 14, 2011.

(5)
The Warrants were issued for no cash consideration in connection with the sale of our preferred units to the holders of the Warrants or their affiliates for an aggregate of $60.0 million in cash. Please read note 9 of the accompanying Notes to Consolidated Financial Statements.

(6)
Pursuant to our prior limited liability company agreement, the holders of the common special units had no voting rights but had the same rights to distributions as the common units except that with respect to any liquidating distributions, the amount otherwise distributable to the common special units was to be reduced by $16 per unit.

(7)
Please read "Certain Relationships and Related Party Transactions—Acquisition of Special Units by Certain Executive Officers and Related Loans."

(8)
Pursuant to our prior limited liability company agreement, the holders of the junior special units had no voting rights but had the same rights to distributions as the junior units.

        General and Administrative Expense Cap.    The Stakeholders' Agreement also provides that our existing investors will reimburse us for general and administrative expenses incurred by us in excess of the general and administrative expenses cap (subject to certain limitations) as discussed in more detail above under "— Copano/Operations, Inc."

        Corporate Governance.    The Stakeholders' Agreement provides that each of Copano Partners, L.P., CSFB Private Equity and EnCap Investments will have the ability to designate one of the members of our initial board of directors. The balance of our initial board of directors will consist of independent members, in accordance with Nasdaq National Market and SEC rules, and shall be subject to the unanimous approval of the initial designees. Following the offering, all members of our board of directors will be elected annually by the cumulative vote of our unitholders pursuant to the terms of our limited liability company agreement. Please read "Limited Liability Company Agreement — Election of Members of Our Board of Directors." Following consummation of the offering, the provisions regarding corporate governance contained in our Stakeholders' Agreement will be superseded by the provisions of our limited liability company agreement.

        Registration Rights.    Pursuant to the terms of our Stakeholders' Agreement, we have agreed to register for sale under the Securities Act and applicable state securities laws (subject to certain limitations) any common units proposed to be sold by Copano Partners, L.P., CSFB Private Equity or EnCap Investments or any of their respective affiliates. These registration rights require us to file one registration statement for each of these groups. We have also agreed to include any securities held by Copano Partners, L.P., CSFB Private Equity, EnCap Investments or any of their respective affiliates or by Mr. Northcutt or Mr. Assiff in any registration statement that we file to offer securities for cash, except an offering relating solely to an employee benefit plan and other similar exceptions. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions. These registration rights are in addition to the registration rights that we have agreed to provide Copano Partners, L.P., CSFB Private Equity and EnCap Investments or any of their respective affiliates pursuant to our limited liability company agreement. Please read "Units Eligible for Future Sale."

Acquisition of Special Units by Certain Executive Officers and Related Loans

        Effective January 31, 2002, we issued 54,000 common special units and 18,000 junior special units to Matthew J. Assiff, our Senior Vice President and Chief Financial Officer, in exchange for Mr. Assiff's agreement to pay us $63,000. On July 30, 2004, Copano Operations, as Mr. Assiff's employer, loaned Mr. Assiff $63,000 to fund Mr. Assiff's payment of the acquisition price for the special units. The promissory note evidencing this loan bore interest at 4.25% per annum and was payable by Mr. Assiff upon his assignment of the special units or upon certain liquidating events, including the completion of this offering. Immediately prior to the filing of this registration statement, Mr. Assiff received a distribution from his capital account of $63,000 and retired the outstanding obligations of this loan.

        Effective April 1, 2003, we issued 100,000 common special units and 40,000 junior special units to R. Bruce Northcutt, our President and Chief Operating Officer, in exchange for Mr. Northcutt's agreement to pay us $120,000. One-third of Mr. Northcutt's obligation was forgiven on April 1, 2004. On July 30, 2004, Copano Operations, as Mr. Northcutt's employer, loaned Mr. Northcutt $80,000 to fund Mr. Northcutt's payment to us on that date of the balance of the acquisition price for the special units. The promissory note evidencing this loan bore interest at 4.25% per annum and was payable upon the earlier of April 1, 2006, Mr. Northcutt's voluntary resignation or our termination of Mr. Northcutt's employment for cause. The promissory note additionally provided that so long as Mr. Northcutt continued to be employed by us, one half of the promissory note would have been forgiven on April 1, 2005 with the then outstanding balance forgiven on April 1, 2006. The promissory note would also have been forgiven upon a termination of Mr. Northcutt's employment other than for cause, upon his death or disability or upon certain liquidating events, including the completion of this offering. Immediately prior to the filing of this registration statement, Mr. Northcutt received a distribution from his capital account of $80,000 and retired the outstanding obligations of this loan. We believe that these transactions were on terms no less favorable than those that could have been achieved with an unaffiliated entity.

Option to Purchase Limited Partnership Interest in Copano Partners, L.P.

        On April 26, 2002, Copano Partners, L.P. granted two options to a grantor trust of which Matthew J. Assiff, one of our executive officers, is the primary beneficiary. Each option is exercisable to acquire a 1% limited partnership interest in Copano Partners, L.P., which will own a 19.7% interest in us following the offering. Each option is currently exercisable and expires April 30, 2005. John R. Eckel, Jr., Charles R. Noll, Jr., Charles R. Barker, Jr. and Mr. Assiff are trustees under the trust and have shared voting and investment power. We are not a party to this arrangement.

Other Transactions

        Merrill Corporation, an affiliate of CSFB Private Equity, is providing us with printing and distribution services in connection with this offering. We expect the cost of such services to be approximately $0.4 million. We believe that we obtained these services on terms no less favorable than those that could have been achieved with an unaffiliated entity.

DESCRIPTION OF THE COMMON UNITS

The Units

        The common units and the subordinated units represent limited liability company interests in us. The holders of units are entitled to participate in distributions and exercise the rights or privileges available to unitholders under our limited liability company agreement. For a description of the relative rights and preferences of holders of common units and subordinated units in and to distributions, please read this section, "Cash Distribution Policy" and "Description of the Subordinated Units." For a description of the rights and privileges of unitholders under our limited liability company agreement, including voting rights, please read "The Limited Liability Company Agreement."

Transfer Agent and Registrar

        Duties.    American Stock Transfer and Trust Company will serve as registrar and transfer agent for the common units. We will pay all fees charged by the transfer agent for transfers of common units except the following fees that will be paid by unitholders:

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  surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;

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  special charges for services requested by a holder of a common unit; and

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  other similar fees or charges.

        There will be no charge to holders for disbursements of our cash distributions. We will indemnify the transfer agent, its agents and each of their shareholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

        Resignation or Removal.    The transfer agent may at any time resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and accepted the appointment within 30 days after notice of the resignation or removal, we are authorized to act as the transfer agent and registrar until a successor is appointed.

Transfer of Common Units

        By transfer of common units in accordance with our limited liability company agreement, each transferee of common units shall be admitted as a unitholder with respect to the common units transferred when such transfer and admission is reflected in our books and records. Additionally, each transferee of common units:

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  becomes the record holder of the common units;

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  automatically agrees to be bound by the terms and conditions of, and is deemed to have executed, our limited liability company agreement;

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  represents that the transferee has the capacity, power and authority to enter into the limited liability company agreement;

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  grants powers of attorney to our officers and any liquidator of our company as specified in the limited liability company agreement; and

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  makes the consents and waivers contained in the limited liability company agreement.

        An assignee will become a unitholder of our company for the transferred common units upon the recording of the name of the assignee on our books and records.

        Until a common unit has been transferred on our books, we and the transfer agent, notwithstanding any notice to the contrary, may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.

DESCRIPTION OF THE SUBORDINATED UNITS

        The subordinated units are a separate class of limited liability company interests in our company, and the rights of holders of subordinated units to participate in distributions to unitholders differ from, and are subordinated to, the rights of the holders of common units. Unlike the common units, the subordinated units will not be publicly traded.

Cash Distribution Policy

        During the subordination period, the common units will have the right to receive distributions of available cash from operating surplus in an amount equal to the minimum quarterly distribution of $0.40 per unit, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. The purpose of the subordinated units is to increase the likelihood that during the subordination period there will be available cash to be distributed on the common units. For a more complete description of our cash distribution policy on the subordinated units, please read "Cash Distribution Policy — Distributions of Available Cash from Operating Surplus During the Subordination Period."

Conversion of the Subordinated Units

        Each subordinated unit will convert into one common unit at the end of the subordination period, which will end once we meet the financial tests set forth in the limited liability company agreement. The subordination period will extend until the first day of any quarter beginning after December 31, 2006 that each of the following tests is met:

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  distributions of available cash from operating surplus on each of the outstanding common units and subordinated units for the two consecutive four-quarter periods immediately preceding that date equaled or exceeded the minimum quarterly distribution;

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  the "adjusted operating surplus" generated during the two consecutive four-quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units; and

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  there are no arrearages in payment of the minimum quarterly distribution on the common units.

        Any quarterly distributions payable to our existing investors that are used to satisfy any reimbursement obligations associated with our cap on general and administrative expenses shall be considered distributed to such existing investors for purposes of determining whether the tests above have been met. For a more complete description of the circumstances under which the subordinated units will convert into common units, please read "Cash Distribution Policy — Subordination Period."

Distributions Upon Liquidation

        If we liquidate during the subordination period, we will allocate gain and loss to entitle the holders of common units a preference over the holders of subordinated units to the extent required to permit the common unitholders to receive their unrecovered capital, plus the minimum quarterly distribution for the quarter during which liquidation occurs, plus any arrearages. For a more complete description of this liquidation preference, please read "Cash Distribution Policy — Distributions of Cash Upon Liquidation."

Limited Voting Rights

        For a description of the voting rights of holders of subordinated units, please read "The Limited Liability Company Agreement — Voting Rights."

THE LIMITED LIABILITY COMPANY AGREEMENT

        The following is a summary of the material provisions of our limited liability company agreement. The form of the limited liability company agreement is included in this prospectus as Appendix A. We will provide prospective investors with a copy of the form of this agreement upon request at no charge.

        We summarize the following provisions of our limited liability company agreement elsewhere in this prospectus:

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  with regard to distributions of available cash, please read "Cash Distribution Policy."

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  with regard to the transfer of common units, please read "Description of the Common Units — Transfer of Common Units."

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  with regard to the election of members of our board of directors, please read "Management — Our Board of Directors."

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  with regard to allocations of taxable income and taxable loss, please read "Material Tax Consequences."

Organization

        Our company was formed in August 2001 and will remain in existence until dissolved in accordance with our limited liability company agreement.

Purpose

        Under our limited liability company agreement, we are permitted to engage, directly or indirectly, in any activity that our board of directors approves and that a limited liability company organized under Delaware law lawfully may conduct; provided, that our board of directors shall not cause us to engage, directly or indirectly, in any business activities that it determines would cause us to be treated as an association taxable as a corporation or otherwise taxable as an entity for federal income tax purposes.

        Although our board of directors has the ability to cause us and our operating subsidiaries to engage in activities other than the midstream energy business, our board of directors has no current plans to do so. Our board of directors is authorized in general to perform all acts it deems to be necessary or appropriate to carry out our purposes and to conduct our business.

Fiduciary Duties

        Our limited liability company agreement provides that our business and affairs shall be managed under the direction of our board of directors, which shall have the power to appoint our officers. Our limited liability company agreement further provides that the authority and function of our board of directors and officers shall be identical to the authority and functions of a board of directors and officers of a corporation organized under the Delaware General Corporation Law, or DGCL. Finally, our limited liability company agreement provides that except as specifically provided therein, the fiduciary duties and obligations owed to our limited liability company and to our members shall be the same as the respective duties and obligations owed by officers and directors of a corporation organized under the DGCL to their corporation and stockholders, respectively. Our limited liability company agreement permits affiliates of our directors to invest or engage in other businesses or activities that compete with us. In addition, our limited liability company agreement establishes a conflicts committee of our board of directors, consisting solely of independent directors, which will be responsible for reviewing transactions involving potential conflicts of interest. If the conflicts committee approves such a transaction, you will not be able to assert that such approval constituted a breach of fiduciary duties owed to you by our directors and officers.

Agreement to be Bound by Limited Liability Company Agreement; Power of Attorney

        By purchasing a unit in us, you will be admitted as a unitholder of our company and will be deemed to have agreed to be bound by the terms of our limited liability company agreement. Pursuant to this agreement, each unitholder and each person who acquires a unit from a unitholder grants to our board of directors (and, if appointed, a liquidator) a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants our board of directors the authority to make certain amendments to, and to make consents and waivers under and in accordance with, our limited liability company agreement.

Capital Contributions

        Unitholders are not obligated to make additional capital contributions, except as described below under "— Limited Liability."

Tax Distribution Obligation

        Under the terms of our limited liability company agreement, we are required to make a tax distribution to our existing investors for their respective tax obligations attributable to those taxable periods, or any portion thereof, ending on or prior to completion of this offering. For the six months ended June 30, 2004, our existing investors' respective estimated accrued tax obligations were zero. We do not expect that any distributions to our existing investors to cover any such tax obligations will be material.

Limited Liability

        Unlawful Distributions.    The Delaware Act provides that a unitholder who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the company for the amount of the distribution for three years. Under the Delaware Act, a limited liability company may not make a distribution to a unitholder if, after the distribution, all liabilities of the company, other than liabilities to unitholders on account of their membership interests and liabilities for which the recourse of creditors is limited to specific property of the company, would exceed the fair value of the assets of the company. For the purpose of determining the fair value of the assets of a company, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited shall be included in the assets of the company only to the extent that the fair value of that property exceeds the nonrecourse liability. Under the Delaware Act, an assignee who becomes a substituted unitholder of a company is liable for the obligations of his assignor to make contributions to the company, except the assignee is not obligated for liabilities unknown to him at the time he became a unitholder and that could not be ascertained from the limited liability company agreement.

        Failure to Comply with the Limited Liability Provisions of Jurisdictions in Which We Do Business.    Our subsidiaries will initially conduct business only in the State of Texas. We may decide to conduct business in other states, and maintenance of limited liability for us, as a member of our operating subsidiaries, may require compliance with legal requirements in the jurisdictions in which the operating subsidiaries conduct business, including qualifying our subsidiaries to do business there. Limitations on the liability of unitholders for the obligations of a limited liability company have not been clearly established in many jurisdictions. We will operate in a manner that our board of directors considers reasonable and necessary or appropriate to preserve the limited liability of our unitholders.

Voting Rights

        The following matters require the unitholder vote specified below:

Election of members of the board of directors	Following our initial public offering we will have seven directors. Our limited liability company agreement provides that we will have a board of no more than eleven members. Holders of our units, voting together as a single class, will elect our directors on a cumulative voting basis. Please read "— Election of Members of Our Board of Directors."
Issuance of additional common units or units of equal rank with the common units during the subordination period	Unit majority, with certain exceptions described under "— Issuance of Additional Securities."
Issuance of units senior to the common units during the subordination period	Unit majority.
Issuance of units junior to the common units during subordination period	No approval right.
Issuance of additional units after the subordination period	No approval right.
Amendment of the limited liability company agreement
Certain amendments may be made by our board of directors without the approval of the unitholders. Other amendments generally require the approval of a unit majority. Please read "— Amendment of Our Limited Liability Company Agreement."
Merger of our company or the sale of all or substantially all of our assets	Unit majority. Please read "— Merger, Sale or Other Disposition of Assets."
Dissolution of our company	Unit majority. Please read "— Termination and Dissolution."

        Matters requiring the approval of a "unit majority" require:

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  during the subordination period, the approval of a majority of the common units and the subordinated units, voting together as a class; and

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  after the subordination period, the approval of a majority of the common units.

Issuance of Additional Securities

        Our limited liability company agreement authorizes us to issue an unlimited number of additional securities and rights to buy securities for the consideration and on the terms and conditions determined by our board of directors without the approval of the unitholders. During the subordination period, however, except as we discuss in the following paragraph, we may not issue equity securities ranking senior to the common units or an aggregate of more than 3,519,126 additional common units, or 50% of the common units outstanding immediately after this offering, or units on a parity with the common units, in each case, without the approval of the holders of a unit majority.

        During the subordination period or thereafter, we may issue an unlimited number of common units without the approval of the unitholders as follows:

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  upon exercise of the underwriters' over-allotment option;

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  upon conversion of the subordinated units;

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  for the redemption of common units or other equity securities of equal rank with the common units from the net proceeds of an issuance of common units or parity units, but only if the redemption price equals the net proceeds per unit, before expenses, to us;

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  under employee benefit plans;

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  upon conversion of units of equal rank with the common units into common units under some circumstances;

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  in the event of a combination or subdivision of common units;

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  in connection with an acquisition or an expansion capital improvement that increases cash flow from operations per unit on an estimated pro forma basis; or

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  if the proceeds of the issuance are used to repay indebtedness, the cost of which to service is greater than the distribution obligations associated with the units issued in connection with retirement of the debt.

        During the subordination period, we may also issue, without unitholder approval, an unlimited number of securities that are similar to subordinated units because such units are not entitled, during the subordination period, to receive distributions of available cash from operating surplus until after the common units and parity units have been paid the minimum quarterly distribution and any arrearages.

        It is possible that we will fund acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, the issuance of additional common units or other equity securities may dilute the value of the interests of the then-existing holders of common units in our net assets.

        In accordance with Delaware law and the provisions of our limited liability company agreement, we may also issue additional securities that, as determined by our board of directors, may have special voting rights to which the common units are not entitled.

        The holders of common units will not have preemptive rights to acquire additional common units or other securities.

Election of Members of Our Board of Directors

        At our first annual meeting of unitholders following this offering, members of our board of directors will be elected by our unitholders and will be subject to re-election on an annual basis at our annual meeting of unitholders. Our limited liability company agreement provides for "cumulative voting" in the election of directors. This means that: (1) a unitholder will be entitled to a number of votes equal to (i) the number of units that such unitholder is entitled to vote at the meeting (ii) multiplied by the number of directors to be elected at the annual meeting; and (2) a unitholder may (i) cast all such votes for a single director, (ii) distribute them evenly among the number of directors to be voted for at the annual meeting or (iii) distribute them among any two or more directors to be voted for at the annual meeting. For example, if you own 100 units and seven directors are nominated for election at our annual unitholders' meeting, then you will be entitled to cast 700 votes in the manner set forth in the preceding sentence. Cumulative voting permits a unitholder to concentrate his or her votes on fewer nominees, thereby allowing the unitholder potentially to have a greater impact on the outcome of the election with respect to one or more nominees. A unitholder holding a sufficient number of units may have the ability to elect one or more nominees to our board of directors without the support of other unitholders. Please read "Management — Our Board of Directors." Following this offering, our management, CSFB Private Equity and EnCap Investments will each control a number of units sufficient to allow each of them to elect at least one nominee to our board of directors.

Removal of Members of Our Board of Directors

        Any director may be removed, with or without cause, by the holders of a majority of the units then entitled to vote at an election of directors. However, no director may be removed (whether voting on the removal of an individual director or the removal of the entire board) without cause if the votes cast against such director's removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors.

General and Administrative Expense Reimbursements

        Pursuant to our limited liability company agreement, our existing investors have agreed to reimburse us for our general and administrative expenses in excess of stated levels (subject to certain limitations) for a period of three years beginning on January 1, 2005. Specifically, our general and administrative expenses (subject to certain adjustments and exclusions) will be limited, or capped, as follows:

Year	General and Administrative Expense Limitation
1	$1.50 million per quarter
2	$1.65 million per quarter
3	$1.80 million per quarter

During this three-year period, the quarterly limitation on general and administrative expenses will be increased by 10% of the amount by which EBITDA for any quarter exceeds $5.4 million. Additionally, the cap may be extended beyond its initial three-year term at the same or a higher level by the affirmative vote of at least 95% of the common and subordinated units held by the existing investors or their transferees, voting together as a single class. We can provide no assurance as to any such extension, as such determination will be made in the sole discretion of our existing investors. This cap on general and administrative expenses excludes non-cash expenses as well as expenses we may incur in connection with potential acquisitions and capital improvements.

        Immediately prior to completion of this offering, we will distribute to our existing investors $4 million. This distribution will be paid from our available cash immediately prior to completion of this offering. Our existing investors have agreed to deposit these funds in escrow accounts to be used solely for the purpose of satisfying their respective obligations to reimburse us for our general and administrative expenses in excess of stated levels for a period of three years beginning on January 1, 2005. We believe that these escrowed funds, together with the anticipated distributions on our existing investors' common units and subordinated units, will provide us with additional assurance that our existing investors will be able to satisfy their respective reimbursement obligations.

        To the extent our general and administrative expenses exceed this cap during the three years beginning on January 1, 2005, each of our existing investors has agreed to reimburse us for an allocable share of those amounts. These reimbursements will be made on a quarterly basis and will be made initially from escrow accounts established by our existing investors to satisfy their reimbursement obligation. If funds in these escrow accounts are insufficient to reimburse us for all of the excess general and administrative expenses we incur, then reimbursements will be made from distributions payable to our existing investors with respect to the common and subordinated units they will own following this offering. To the extent that funds held in the escrow accounts, together with distributions received by an existing investor in any quarter during this three-year period, are insufficient to reimburse us for its allocable share of the excess general and administrative expense, amounts not reimbursed will be paid by us. For purposes of this cap on general and administrative expenses, each quarterly period is independent of other quarterly periods.

        During this three-year period, the annual budget for our general and administrative expenses will require approval of a majority of the members of our board of directors, which approval shall not be unreasonably withheld. If the annual budget for general and administrative expenses is not approved, the budget for the preceding year will apply. Any change to the annual budget for general and administrative expenses which exceeds 10% of the budget for the prior year, or any adjustments to an approved annual budget exceeding 5% of the approved amount for such item, or 10% in the aggregate, during the applicable year, will require the unanimous approval of our directors affiliated with CSFB Private Equity, EnCap Investments and Copano Partners, L.P., which approval shall not be unreasonably withheld.

Amendment of Our Limited Liability Company Agreement

        General.    Amendments to our limited liability company agreement may be proposed only by or with the consent of our board of directors. To adopt a proposed amendment, other than the amendments discussed below, our board of directors is required to seek written approval of the holders of the number of units required to approve the amendment or call a meeting of our unitholders to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.

        Prohibited Amendments.    No amendment may be made that would:

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  enlarge the obligations of any unitholder without its consent, unless approved by at least a majority of the type or class of member interests so affected;

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  provide that we are not dissolved upon an election to dissolve our company by our board of directors that is approved by a unit majority;

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  change the term of existence of our company; or

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  give any person the right to dissolve our company other than our board of directors' right to dissolve our company with the approval of a unit majority.

        The provision of our limited liability company agreement preventing the amendments having the effects described in any of the clauses above can be amended upon the approval of the holders of at least 75% of the outstanding units, voting together as a single class.

        No Unitholder Approval.    Our board of directors may generally make amendments to our limited liability company agreement without the approval of any unitholder or assignee to reflect:

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  a change in our name, the location of our principal place of our business, our registered agent or our registered office;

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  the admission, substitution, withdrawal or removal of members in accordance with our limited liability company agreement;

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  the merger of our company or any of its subsidiaries into, or the conveyance of all of our assets to, a newly-formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity;

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  a change that our board of directors determines to be necessary or appropriate for us to qualify or continue our qualification as a company in which our members have limited liability under the laws of any state or to ensure that neither we, our operating subsidiaries nor any of its subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

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  an amendment that is necessary, in the opinion of our counsel, to prevent us, members of our board, or our officers, agents or trustees from in any manner being subjected to the provisions of the Investment Company Act of 1940, the Investment Advisors Act of 1940, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, or ERISA, whether or not substantially similar to plan asset regulations currently applied or proposed;

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  subject to the limitations on the issuance of additional securities described above, an amendment that our board of directors determines to be necessary or appropriate for the authorization of additional securities or rights to acquire securities;

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  any amendment expressly permitted in our limited liability company agreement to be made by our board of directors acting alone;

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  an amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our limited liability company agreement;

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  any amendment that our board of directors determines to be necessary or appropriate for the formation by us of, or our investment in, any corporation, partnership or other entity, as otherwise permitted by our limited liability company agreement;

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  a change in our fiscal year or taxable year and related changes;

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  a merger, conversion or conveyance effected in accordance with the limited liability company agreement; and

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  any other amendments substantially similar to any of the matters described in the clauses above.

        In addition, our board of directors may make amendments to our limited liability company agreement without the approval of any unitholder or assignee if our board of directors determines that those amendments:

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  do not adversely affect the unitholders (including any particular class of unitholders as compared to other classes of unitholders) in any material respect;

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  are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;

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  are necessary or appropriate to facilitate the trading of common units or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the common units are or will be listed for trading, compliance with any of which our board of directors deems to be in the best interests of us and our unitholders;

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  are necessary or appropriate for any action taken by our board of directors relating to splits or combinations of units under the provisions of our limited liability company agreement; or

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  are required to effect the intent expressed in this prospectus or the intent of the provisions of our limited liability company agreement or are otherwise contemplated by our limited liability company agreement.

        Opinion of Counsel and Unitholder Approval.    Our board of directors will not be required to obtain an opinion of counsel that an amendment will not result in a loss of limited liability to our unitholders or result in our being treated as an entity for federal income tax purposes if one of the amendments described above under "— No Unitholder Approval" should occur. No other amendments to our limited liability company agreement will become effective without the approval of holders of at least 75% of the units unless we obtain an opinion of counsel to the effect that the amendment will not affect the limited liability under applicable law of any unitholder of our company.

        Any amendment that would have a material adverse effect on the rights or preferences of any type or class of outstanding units in relation to other classes of units will require the approval of at least a majority of the type or class of units so affected. Any amendment that reduces the voting percentage required to take any action is required to be approved by the affirmative vote of unitholders whose aggregate outstanding units constitute not less than the voting requirement sought to be reduced.

Merger, Sale or Other Disposition of Assets

        Our board of directors is generally prohibited, without the prior approval of the holders of a unit majority from causing us to, among other things, sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination, or approving on our behalf the sale, exchange or other disposition of all or substantially all of the assets of our subsidiaries, provided that our board of directors may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without that approval. Our board of directors may also sell all or substantially all of our assets under a foreclosure or other realization upon the encumbrances above without that approval. Following this offering, our management, CSFB Private Equity and EnCap Investments will control, in the aggregate, a 52.64% interest in our company, and would collectively have the ability to block a merger, sale or other disposition of our assets, even if such transaction would be in the best interest of the other unitholders.

        If the conditions specified in the limited liability company agreement are satisfied, our board of directors may merge our company or any of its subsidiaries into, or convey all of our assets to, a newly-formed entity if the sole purpose of that merger or conveyance is to effect a mere change in our legal form into another limited liability entity. The unitholders are not entitled to dissenters' rights of appraisal under the limited liability company agreement or applicable Delaware law in the event of a merger or consolidation, a sale of all or substantially all of our assets or any other transaction or event.

Termination and Dissolution

        We will continue as a company until terminated under our limited liability company agreement. We will dissolve upon: (1) the election of our board of directors to dissolve us, if approved by the holders of a unit majority; (2) the sale, exchange or other disposition of all or substantially all of the assets and properties of our company and our subsidiaries; or (3) the entry of a decree of judicial dissolution of our company.

Liquidation and Distribution of Proceeds

        Upon our dissolution, the liquidator authorized to wind up our affairs will, acting with all of the powers of our board of directors that the liquidator deems necessary or desirable in its judgment, liquidate our assets and apply the proceeds of the liquidation as provided in "Cash Distribution Policy — Distributions of Cash Upon Liquidation." The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to unitholders in kind if it determines that a sale would be impractical or would cause undue loss to our unitholders.

Anti-Takeover Provisions

        Our limited liability company agreement contains specific provisions that are intended to discourage a person or group from attempting to take control of our company without the approval of our board of directors. Specifically, our limited liability company agreement provides that we will elect to have Section 203 of the Delaware General Corporation Law apply to transactions in which an interested unitholder (as described below) seeks to enter into a merger or business combination with us. Under this provision, such a holder will not be permitted to enter into a merger or business combination with us unless:

  •
  prior to such time, our board of directors approved either the business combination or the transaction that resulted in the unitholder's becoming an interested unitholder;

  •
  upon consummation of the transaction that resulted in the unitholder's becoming an interested unitholder, the interested unitholder owned at least 85% of our outstanding units at the time the transaction commenced, excluding for purposes of determining the number of units outstanding those units owned:

  •
  by persons who are directors and also officers; and

  •
  by employee unit plans in which employee participants do not have the right to determine confidentially whether units held subject to the plan will be tendered in a tender or exchange offer; or

  •
  at or subsequent to such time the business combination is approved by our board of directors and authorized at an annual or special meeting of our unitholders, and not by written consent, by the affirmative vote of at least a majority of our outstanding voting units that are not owned by the interested unitholder.

        Section 203 defines "business combination" to include:

  •
  any merger or consolidation involving the company and the interested unitholder;

  •
  any sale, transfer, pledge or other disposition of 10% or more of the assets of the company involving the interested unitholder;

  •
  subject to certain exceptions, any transaction that results in the issuance or transfer by the company of any units of the company to the interested unitholder;

  •
  any transaction involving the company that has the effect of increasing the proportionate share of the units of any class or series of the company beneficially owned by the interested unitholder; or

  •
  the receipt by the interested unitholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the company.

        In general, by reference to Section 203, an "interested unitholder" is any entity or person who or which beneficially owns (or within three years did own) 15% or more of the outstanding voting units of the company and any entity or person affiliated with or controlling or controlled by such entity or person.

        The existence of this provision would be expected to have an anti-takeover effect with respect to transactions not approved in advance by our board of directors, including discouraging attempts that might result in a premium over the market price for common units held by unitholders.

Limited Call Right

        If at any time any person owns more than 90% of the then-issued and outstanding membership interests of any class, such person will have the right, which it may assign in whole or in part to any of its affiliates or to us, to acquire all, but not less than all, of the remaining membership interests of the class held by unaffiliated persons as of a record date to be selected by our management, on at least 10 but not more than 60 days' notice. The unitholders are not entitled to dissenters' rights of appraisal under the limited liability company agreement or applicable Delaware law if this limited call right is exercised. The purchase price in the event of this purchase is the greater of:

  •
  the highest cash price paid by such person for any membership interests of the class purchased within the 90 days preceding the date on which such person first mails notice of its election to purchase those membership interests; or

  •
  the current market price as of the date three days before the date the notice is mailed.

        As a result of this limited call right, a holder of membership interests in our company may have his membership interests purchased at an undesirable time or price. Please read "Risk Factors — Risks Related to Our Structure." The tax consequences to a unitholder of the exercise of this call right are the same as a sale by that unitholder of his common units in the market. Please read "Material Tax Consequences — Disposition of Common Units."

Meetings; Voting

        All notices of meetings of unitholders shall be sent or otherwise given in accordance with Section 11.4 of our limited liability company agreement not less than 10 nor more than 60 days before the date of the meeting. The notice shall specify the place, date and hour of the meeting and (i) in the case of a special meeting, the general nature of the business to be transacted (no business other than that specified in the notice may be transacted) or (ii) in the case of the annual meeting, those matters which the board of directors, at the time of giving the notice, intends to present for action by the unitholders (but any proper matter may be presented at the meeting for such action). The notice of any meeting at which directors are to be elected shall include the name of any nominee or nominees who, at the time of the notice, the board of directors intends to present for election. Any previously scheduled meeting of the unitholders may be postponed, and any special meeting of the unitholders may be cancelled, by resolution of the board of directors upon public notice given prior to the date previously scheduled for such meeting of unitholders.

        Common units that are owned by an assignee who is a record holder, but who has not yet been admitted as a unitholder, shall be voted at the written direction of the record holder by a proxy designated by our board of directors. Absent direction of this kind, the common units will not be voted, except that common units held by us on behalf of non-citizen assignees shall be voted in the same ratios as the votes of unitholders on other units are cast.

        Any action required or permitted to be taken by our unitholders must be effected at a duly called annual or special meeting of unitholders and may not be effected by any consent in writing by such unitholders.

        Meetings of the unitholders may only be called by a majority of our board of directors. Unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called represented in person or by proxy shall constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum shall be the greater percentage.

        Each record holder of a unit has a vote according to his percentage interest in us, although additional units having special voting rights could be issued. Please read "— Issuance of Additional Securities." Common units held in nominee or street name accounts will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and its nominee provides otherwise. Except as otherwise provided in the limited liability company agreement, subordinated units will vote together with common units as a single class.

        Any notice, demand, request, report or proxy material required or permitted to be given or made to record holders of common units under our limited liability company agreement will be delivered to the record holder by us or by the transfer agent.

Non-Citizen Assignees; Redemption

        If we or any of our subsidiaries are or become subject to federal, state or local laws or regulations that, in the reasonable determination of our board of directors, create a substantial risk of cancellation or forfeiture of any property that we have an interest in because of the nationality, citizenship or other related status of any unitholder or assignee, we may redeem, upon 30 days' advance notice, the units held by the unitholder or assignee at their current market price. To avoid any cancellation or forfeiture, our board of directors may require each unitholder or assignee to furnish information about his nationality, citizenship or related status. If a unitholder or assignee fails to furnish information about his nationality, citizenship or other related status within 30 days after a request for the information or our board of directors determines after receipt of the information that the unitholder or assignee is not an eligible citizen, the unitholder or assignee may be treated as a non-citizen assignee. In addition to other limitations on the rights of an assignee who is not a substituted unitholder, a non-citizen assignee does not have the right to direct the voting of his units and may not receive distributions in kind upon our liquidation.

Indemnification

        Under our limited liability company agreement and subject to specified limitations, we will indemnify to the fullest extent permitted by law, from and against all losses, claims, damages or similar events any director or officer, or while serving as a director or officer, any person who is or was serving as a tax matters member or as a director, officer, tax matters member, employee, partner, manager, fiduciary or trustee of any or our affiliates. Additionally, we shall indemnify to the fullest extent permitted by law, from and against all losses, claims, damages or similar events any person is or was an employee (other than an officer) or agent of our company.

        Any indemnification under our limited liability company agreement will only be out of our assets. We are authorized to purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our limited liability company agreement.

Books and Reports

        We are required to keep appropriate books of our business at our principal offices. The books will be maintained for both tax and financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.

        We will furnish or make available to record holders of common units, within 120 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also furnish or make available summary financial information within 90 days after the close of each quarter.

        We will furnish each record holder of a unit with information reasonably required for tax reporting purposes within 90 days after the close of each calendar year. This information is expected to be furnished in summary form so that some complex calculations normally required of unitholders can be avoided. Our ability to furnish this summary information to unitholders will depend on the cooperation of unitholders in supplying us with specific information. Every unitholder will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns, regardless of whether he supplies us with information.

Right To Inspect Our Books and Records

        Our limited liability company agreement provides that a unitholder can, for a purpose reasonably related to his interest as a unitholder, upon reasonable demand and at his own expense, have furnished to him:

  •
  a current list of the name and last known address of each unitholder;

  •
  a copy of our tax returns;

  •
  information as to the amount of cash, and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each unitholder and the date on which each became a unitholder;

  •
  copies of our limited liability company agreement, the certificate of formation of the company, related amendments and powers of attorney under which they have been executed;

  •
  information regarding the status of our business and financial condition; and

  •
  any other information regarding our affairs as is just and reasonable.

        Our board of directors may, and intends to, keep confidential from our unitholders information that it believes to be in the nature of trade secrets or other information, the disclosure of which our board of directors believes in good faith is not in our best interests, information that could damage our company or our business, or information that we are required by law or by agreements with a third party to keep confidential.

Registration Rights

        Under our limited liability company agreement, we have agreed to register for sale under the Securities Act and applicable state securities laws (subject to certain limitations) any common units proposed to be sold by Copano Partners, L.P., CSFB Private Equity, EnCap Investments or any of their respective affiliates. These registration rights require us to file one registration statement for each of these groups. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions. These registration rights are in addition to the registration rights that we have agreed to provide to Copano Partners, L.P., CSFB Private Equity, EnCap Investments or any of their respective affiliates pursuant to our Stakeholders' Agreement. Please read "Units Eligible for Future Sale."

UNITS ELIGIBLE FOR FUTURE SALE

        After the sale of the common units offered hereby, and assuming that the over-allotment option is not exercised, affiliates of our management, CSFB Private Equity and EnCap Investments will hold an aggregate of 2,038,252 common units and 3,519,126 subordinated units. Assuming we satisfy the earnings and distribution requirements contained in our limited liability company agreement, all of our subordinated units will convert into common units at the end of the subordination period. The sale of these units could have an adverse impact on the price of the common units or on any trading market that may develop.

        The common units sold in the offering will generally be freely transferable without restriction or further registration under the Securities Act, except that any common units owned by an "affiliate" of ours may not be resold publicly except in compliance with the registration requirements of the Securities Act or under an exemption under Rule 144 or otherwise. Rule 144 permits securities acquired by an affiliate of the issuer to be sold into the market in an amount that does not exceed, during any three-month period, the greater of:

  •
  1% of the total number of the securities outstanding; or

  •
  the average weekly reported trading volume of the common units for the four calendar weeks prior to the sale.

        Sales under Rule 144 are also subject to specific manner of sale provisions, notice requirements and the availability of current public information about us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned his common units for at least two years, would be entitled to sell common units under Rule 144 without regard to the public information requirements, volume limitations, manner of sale provisions and notice requirements of Rule 144.

        Prior to the end of the subordination period, we may not issue equity securities of the company ranking prior or senior to the common units or an aggregate of more than 3,519,126 common units or an equivalent amount of securities ranking on a parity with the common units, without the approval of the holders of a majority of the outstanding common units and subordinated units, voting as separate classes, subject to certain exceptions described under "The Limited Liability Company Agreement — Issuance of Additional Securities."

        Our limited liability company agreement provides that, after the subordination period, we may issue an unlimited number of equity securities of any type without a vote of the unitholders. Our limited liability company agreement does not restrict our ability to issue equity securities ranking junior to the common units at any time. Any issuance of additional common units or other equity securities would result in a corresponding decrease in the proportionate ownership interest in us represented by, and could adversely affect the cash distributions to and market price of, common units then outstanding. Please read "The Limited Liability Company Agreement — Issuance of Additional Securities."

        Pursuant to our limited liability company agreement and the Stakeholders' Agreement, affiliates of our management, CSFB Private Equity and EnCap Investments have the right to cause us to register under the Securities Act and state laws the offer and sale of any units that they hold. Subject to the terms and conditions of our limited liability company agreement, these registration rights allow affiliates of our management, CSFB Private Equity and EnCap Investments or their respective assignees holding any units to require registration of any of these units and to include any of these units in a registration by us of other units, including units offered by us or by any unitholder. In connection with any registration of this kind, we will indemnify each unitholder participating in the registration and its officers, directors and controlling persons from and against any liabilities under the Securities Act or any state securities laws arising from the registration statement or prospectus. We will bear all costs and expenses incidental to any registration, excluding any underwriting discounts and commissions. Except as described below, affiliates of our management, CSFB Private Equity and EnCap Investments may sell their units in private transactions at any time, subject to compliance with applicable laws.

        We, affiliates of our management, CSFB Private Equity and its affiliates, and EnCap Investments and its affiliates, and the members of our board of directors and executive officers of our company, have agreed not to sell any common units we beneficially own for a period of 180 days from the date of this prospectus. Please read "Underwriting" for a description of these lock-up provisions.

MATERIAL TAX CONSEQUENCES

        This section is a discussion of the material tax consequences that we believe may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, is in its entirety the opinion of Vinson & Elkins L.L.P., counsel to us, insofar as it relates to United States federal income tax matters. This section is based on current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below. Unless the context otherwise requires, references in this section to "us" or "we" are references to Copano Energy, L.L.C. and the operating subsidiaries.

        This section does not address all federal income tax matters that affect us or the unitholders. Furthermore, this section focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, non-resident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts ("REITs") or mutual funds. Accordingly, each prospective unitholder is urged to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of our common units.

        No ruling has been or will be requested from the IRS regarding any matter that affects us or prospective unitholders. Instead, we will rely on opinions and advice of Vinson & Elkins L.L.P. Unlike a ruling, an opinion of counsel represents only that counsel's best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made herein may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for our common units and the prices at which our common units trade. In addition, the costs of any contest with the IRS will be borne directly or indirectly by the unitholders. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

        All statements as to matters of law and legal conclusions set forth below, unless otherwise noted, are the opinion of Vinson & Elkins L.L.P. and are based on the accuracy of the representations made by us. Statements of fact do not represent opinions of Vinson & Elkins L.L.P.

        For the reasons described below, Vinson & Elkins L.L.P. has not rendered an opinion with respect to the following specific federal income tax issues:

  (1)
  the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read "— Tax Consequences of Unit Ownership — Treatment of Short Sales");

  (2)
  whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury regulations (please read "— Disposition of Common Units — Allocations Between Transferors and Transferees"); and

  (3)
  whether our method for depreciating Section 743 adjustments is sustainable (please read "— Tax Consequences of Unit Ownership — Section 754 Election").

Partnership Status

        A limited liability company is treated as a partnership for federal income tax purposes and, therefore, is not a taxable entity and incurs no federal income tax liability. Instead, each unitholder of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, even if no cash distributions are made to him. Distributions by a partnership to a unitholder are generally not taxable to the partner unless the amount of cash distributed to him is in excess of his adjusted basis in his partnership interests.

        Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to herein as the "Qualifying Income Exception," exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of "qualifying income." Qualifying income includes income and gains derived from the processing, transportation and marketing of natural resources, including natural gas and products thereof. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 5% of our current income does not constitute qualifying income; however, this estimate could change from time to time. Based on and subject to this estimate, the factual representations made by us and a review of the applicable legal authorities, Vinson & Elkins L.L.P. is of the opinion that more than 90% of our current gross income constitutes qualifying income. Thus, Vinson & Elkins L.L.P. is of the opinion that we will be treated as a partnership for federal income tax purposes.

        No ruling has been or will be sought from the IRS, and the IRS has made no determination as to our status or the status of the operating subsidiaries for federal income tax purposes or whether our operations generate "qualifying income" under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Vinson & Elkins L.L.P. that we will be treated as a partnership for federal income tax purposes.

        In rendering its opinion, Vinson & Elkins L.L.P. has relied on the following factual representations made by us and the assumption that we will continually comply with such representations:

  (a)
  We have not elected nor will we elect to be treated as a corporation; and

  (b)
  For each taxable year, more than 90% of our gross income has been and will be income that Vinson & Elkins L.L.P. has opined or will opine is "qualifying income" within the meaning of Section 7704(d) of the Internal Revenue Code.

        If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, in which case the IRS may also require us to make adjustments with respect to our unitholders or pay other amounts, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation would be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

        If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as taxable dividend income to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital to the extent of the unitholder's tax basis in his common units, or taxable capital gain, after the unitholder's tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder's cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

        The remainder of this section is based on Vinson & Elkins L.L.P.'s opinion that we will be classified as a partnership for federal income tax purposes.

Unitholder Status

        Unitholders who become members of our company will be treated as partners of our company for federal income tax purposes. Also:

  (a)
  assignees who have executed and delivered transfer applications, and are awaiting admission as members, and

  (b)
  unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units will be treated as partners of our company for federal income tax purposes.

        As there is no direct authority addressing the federal tax treatment of assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, the opinion of Vinson & Elkins L.L.P. does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

        A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read "— Tax Consequences of Unit Ownership — Treatment of Short Sales."

        Income, gain, loss, or deduction would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. These holders are urged to consult their own tax advisors with respect to their status as partners in our company for federal income tax purposes.

Tax Consequences of Unit Ownership

  Flow-Through of Taxable Income

        We will not pay any federal income tax. Instead, each unitholder will be required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Vinson & Elkins L.L.P. is of the opinion that each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending with or within his taxable year. Our taxable year ends on December 31.

  Treatment of Distributions

        Vinson & Elkins L.L.P. is of the opinion that cash distributions made by us to a unitholder generally will not be taxable to him for federal income tax purposes to the extent of his tax basis in his common units immediately before the distribution. Cash distributions made by us to a unitholder in an amount in excess of his tax basis in his common units generally will be considered to be gain from the sale or exchange of those common units, taxable in accordance with the rules described under "— Disposition of Common Units" below. To the extent that cash distributions made by us cause a unitholder's "at risk" amount to be less than zero at the end of any taxable year, he must recapture any losses deducted in previous years. Please read "— Limitations on Deductibility of Losses."

        Any reduction in a unitholder's share of our liabilities for which no partner bears the economic risk of loss, known as "non-recourse liabilities," will be treated as a distribution of cash to that unitholder. A decrease in a unitholder's percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities and thus will result in a corresponding deemed distribution of cash, which may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder's share of our "unrealized receivables," including depreciation recapture and/or substantially appreciated "inventory items," both as defined in Section 751 of the Internal Revenue Code, and collectively, "Section 751 Assets." To that extent, he will be treated as having received his proportionate share of the Section 751 Assets and having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder's realization of ordinary income. That income will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder's tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

  Ratio of Taxable Income to Distributions

        We estimate that a purchaser of our common units in this offering who holds those common units from the date of closing of this offering through December 31, 2007, will be allocated an amount of federal taxable income for that period that will be less than 20% of the cash distributed to the unitholder with respect to that period. We anticipate that thereafter, the ratio of taxable income allocable to cash distributions to the unitholders will increase. These estimates are based upon the assumption that gross income from operations will approximate the amount required to make the minimum quarterly distribution on all units and other assumptions with respect to capital expenditures, cash flow and anticipated cash distributions. These estimates and assumptions are subject to, among other things, numerous business, economic, regulatory, competitive and political uncertainties beyond our control. Further, the estimates are based on current tax law and tax reporting positions that we intend to adopt and with which the IRS could disagree. Accordingly, these estimates may not prove to be correct. The actual percentage of distributions that will constitute taxable income could be higher or lower, and any differences could be material and could materially affect the value of the common units.

  Initial Basis of Common Units

        Vinson & Elkins L.L.P. is of the opinion that a unitholder's initial tax basis for his common units generally will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis generally will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis generally will be decreased, but not below zero, by distributions to him from us, by his share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read "— Disposition of Common Units — Recognition of Gain or Loss."

  Limitations on Deductibility of Losses

        Vinson & Elkins L.L.P. is of the opinion that the deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of its stock is owned directly or indirectly by or for five or fewer individuals or certain tax-exempt organizations, to the amount for which the unitholder is considered to be "at risk" with respect to our activities, if that is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at-risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that his tax basis or at-risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at-risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

        In general, a unitholder will be at risk to the extent of his tax basis in his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment, or any portion of that basis representing amounts otherwise protected against loss because of a guarantee, stop loss agreement or other similar arrangement. A unitholder's at-risk amount will increase or decrease as the tax basis of the unitholder's units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

        The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations are permitted to deduct losses from passive activities, which are generally defined as corporate or partnership activities in which the taxpayer does not materially participate, only to the extent of the taxpayer's income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or investments in other publicly traded partnerships, or salary or active business income. Similarly, a unitholder's share of our net income may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships. Passive losses that are not deductible because they exceed a unitholder's share of income we generate may be deducted in full when he disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at-risk rules and the basis limitation.

  Limitations on Interest Deductions

        Vinson & Elkins L.L.P. is of the opinion that the deductibility of a non-corporate taxpayer's "investment interest expense" is generally limited to the amount of that taxpayer's "net investment income." Investment interest expense includes:

  •
  interest on indebtedness properly allocable to property held for investment;

  •
  our interest expense attributable to portfolio income; and

  •
  the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

        The computation of a unitholder's investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit.

        Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder's share of our portfolio income will be treated as investment income.

  Entity-Level Collections

        If we are required or elect under applicable law to pay any federal, state or local income tax on behalf of any unitholder or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the unitholder on whose behalf the payment was made. If the payment is made on behalf of a unitholder whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the limited liability company agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the limited liability company agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of a unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

   Allocation of Income, Gain, Loss and Deduction

        In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the unitholders in accordance with their percentage interests in us. At any time that distributions are made to the common units and not to the subordinated units, gross income will be allocated to the recipients to the extent of those distributions. If we have a net loss for the entire year, that amount of loss will be allocated to the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts.

        Specified items of our income, gain, loss and deduction will be allocated to account for the difference between the tax basis and fair market value of our assets at the time of an offering, referred to in this discussion as "Contributed Property." The effect of these allocations to a unitholder who purchases common units in an offering will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of the offering. In addition, items of recapture income will be allocated to the extent possible to the unitholder who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by other unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner sufficient to eliminate the negative balance as quickly as possible.

        Our existing investors have agreed to reimburse us for our general and administrative expenses in excess of stated levels. We will treat the reimbursements of general and administrative expenses made by the existing investors as a capital contribution to us. At the end of each quarter, we will make a corresponding special allocation of deductions to our existing investors in the amount of the reimbursements for the general and administrative expenses received by us. Please read "Certain Relationships and Related Party Transactions."

        Vinson & Elkins L.L.P. is of the opinion that, with the exception of the issues described in "— Tax Consequences of Unit Ownership — Section 754 Election" and "— Disposition of Common Units — Allocations Between Transferors and Transferees," allocations under our limited liability company agreement will be given effect for federal income tax purposes in determining a unitholder's share of an item of income, gain, loss or deduction.

  Treatment of Short Sales

        A unitholder whose units are loaned to a "short seller" to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be a partner for tax purposes with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

  •
  any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

  •
  any cash distributions received by the unitholder as to those units would be fully taxable; and

  •
  all of these distributions would appear to be ordinary income.

        Vinson & Elkins L.L.P. has not rendered an opinion regarding the treatment of a unitholder whose common units are loaned to a short seller. Therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition are urged to modify any applicable brokerage account agreements to prohibit their brokers from loaning their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read "— Disposition of Common Units — Recognition of Gain or Loss."

  Alternative Minimum Tax

        Vinson & Elkins L.L.P. is of the opinion that each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for non-corporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in our units on their liability for the alternative minimum tax.

  Tax Rates

        In general, the highest effective federal income tax rate for individuals currently is 35% and the maximum federal income tax rate for net capital gains of an individual currently is 15% if the asset disposed of was held for more than 12 months at the time of disposition.

  Section 754 Election

        We intend to make the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. That election will generally permit us to adjust a common unit purchaser's tax basis in our assets ("inside basis") under Section 743(b) of the Internal Revenue Code to reflect his purchase price. The Section 743(b) adjustment does not apply to a person who purchases common units directly from us, and it belongs only to the purchaser and not to other unitholders. Please also read, however, "— Allocation of Income, Gain, Loss and Deduction" above. For purposes of this discussion, a unitholder's inside basis in our assets has two components: (1) his share of our tax basis in our assets ("common basis") and (2) his Section 743(b) adjustment to that basis.

        Treasury regulations under Section 743 of the Internal Revenue Code require, if the remedial allocation method is adopted (which we intend to adopt), a portion of the Section 743(b) adjustment attributable to recovery property to be depreciated over the remaining cost recovery period for the Section 704(c) built-in gain. Under Treasury Regulation Section 1.167(c)-l(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code rather than cost recovery deductions under Section 168 is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our limited liability company agreement, our board of directors is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these Treasury regulations. Please read "— Tax Treatment of Operations — Uniformity of Units."

        Although Vinson & Elkins L.L.P. is unable to opine as to the validity of this approach because there is no clear authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized book-tax disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of the property, or treat that portion as non-amortizable to the extent attributable to property the common basis of which is not amortizable. This method is consistent with the regulations under Section 743 but is arguably inconsistent with Treasury regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized book-tax disparity, we will apply the rules described in the Treasury regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read "— Tax Treatment of Operations — Uniformity of Units."

        A Section 754 election is advantageous if the transferee's tax basis in his units is higher than the units' share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee's tax basis in his units is lower than those units' share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election.

        The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

  Accounting Method and Taxable Year

        We will use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Vinson & Elkins L.L.P. is of the opinion that each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year ending on a date other than December 31 and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read "— Disposition of Common Units — Allocations Between Transferors and Transferees."

   Tax Basis, Depreciation and Amortization

        Vinson & Elkins L.L.P. is of the opinion that the tax basis of our assets will be used for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to an offering will be borne by our unitholders as of that time. Please read "— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction."

        To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

        If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some or all of those deductions as ordinary income upon a sale of his interest in us. Please read "— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction" and "— Disposition of Common Units — Recognition of Gain or Loss."

        The costs incurred in selling our units (called "syndication expenses") must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which we may amortize, and as syndication expenses, which we may not amortize. The underwriting discounts and commissions we incur will be treated as syndication expenses.

  Valuation and Tax Basis of Our Properties

        The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values and the tax bases of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deduction previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

  Recognition of Gain or Loss

        Vinson & Elkins L.L.P. is of the opinion that gain or loss will be recognized on a sale of units equal to the difference between the amount realized and the unitholder's tax basis for the units sold. A unitholder's amount realized will be measured by the sum of the cash or the fair market value of other property he receives plus his share of our nonrecourse liabilities. Because the amount realized includes a unitholder's share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

        Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder's tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder's tax basis in that common unit, even if the price received is less than his original cost.

        Except as noted below, gain or loss recognized by a unitholder, other than a "dealer" in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. A portion of this gain or loss, which may be substantial, however, will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other "unrealized receivables" or "inventory items" that we own. The term "unrealized receivables" includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized on the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital loss may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gain in the case of corporations.

        The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an "equitable apportionment" method. Treasury regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the regulations, may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and those Treasury regulations.

        Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an "appreciated" partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

  •
  a short sale;

  •
  an offsetting notional principal contract; or

  •
  a futures or forward contract with respect to the partnership interest or substantially identical property.

        Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

  Allocations Between Transferors and Transferees

        In general, our taxable income and losses will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the "Allocation Date"). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

        The use of this method may not be permitted under existing Treasury regulations. Accordingly, Vinson & Elkins L.L.P. is unable to opine on the validity of this method of allocating income and deductions between unitholders. If this method is not allowed under the Treasury regulations, or only applies to transfers of less than all of the unitholder's interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury regulations.

        A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

  Notification Requirements

        A purchaser of units from another unitholder is required to notify us in writing of that purchase within 30 days after the purchase. We are required to notify the IRS of that transaction and to furnish specified information to the transferor and transferee. However, these reporting requirements do not apply to a sale by an individual who is a citizen of the United States and who effects the sale or exchange through a broker. Failure to notify us of a purchase may lead to the imposition of substantial penalties.

  Constructive Termination

        Vinson & Elkins L.L.P. is of the opinion that we will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year other than a fiscal year ending December 31, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Units

        Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read "— Tax Consequences of Unit Ownership — Section 754 Election."

        We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized book-tax disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the common basis of that property, or treat that portion as nonamortizable, to the extent attributable to property the common basis of which is not amortizable, consistent with the regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. Please read "— Tax Consequences of Unit Ownership — Section 754 Election." To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized book-tax disparity, we will apply the rules described in the Treasury regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. Please read "— Disposition of Common Units — Recognition of Gain or Loss."

Tax-Exempt Organizations and Other Investors

        Ownership of units by employee benefit plans, other tax-exempt organizations, non-resident aliens, foreign corporations, other foreign persons and regulated investment companies raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

        Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. A significant portion of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

        A regulated investment company or "mutual fund" is required to derive 90% or more of its gross income from interest, dividends and gains from the sale of stocks or securities or foreign currency or specified related sources. It is not anticipated that any significant amount of our gross income will constitute that type of income. Recent legislation also includes net income derived from the ownership of an interest in a "qualified publicly traded partnership" as qualified income to a regulated investment company. We expect that we will meet the definition of a qualified publicly traded partnership. However, this legislation will only be effective for taxable years beginning after October 22, 2004.

        Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Under rules applicable to publicly traded partnerships, we will withhold tax, at the highest effective applicable rate, from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

        In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation's "U.S. net equity," which are effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a "qualified resident." In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

        Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters

  Information Returns and Audit Procedures

        We intend to furnish to each unitholder, within 90 days after the close of each calendar year, specific tax information, including a Schedule K-1, which describes his share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder's share of income, gain, loss and deduction.

We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury regulations or administrative interpretations of the IRS. Neither we nor counsel can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

        The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year's tax liability and possibly may result in an audit of his own return. Any audit of a unitholder's return could result in adjustments not related to our returns as well as those related to our returns.

        Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the "Tax Matters Partner" for these purposes. The limited liability company agreement appoints Copano Partners, L.P. as our Tax Matters Partner, subject to redetermination by our board of directors from time to time.

        The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

        A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

  Nominee Reporting

        Persons who hold an interest in us as a nominee for another person are required to furnish to us:

  (a)
  the name, address and taxpayer identification number of the beneficial owner and the nominee;

  (b)
  whether the beneficial owner is:

  (1)
  a person that is not a United States person,

  (2)
  a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or

  (3)
  a tax-exempt entity;

  (c)
  the amount and description of units held, acquired or transferred for the beneficial owner; and

  (d)
  specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

        Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

  Registration as a Tax Shelter

        The Internal Revenue Code requires that "tax shelters" be registered with the Secretary of the Treasury. It is arguable that we are not subject to the registration requirement on the basis that we will not constitute a tax shelter. However, we will register as a tax shelter with the Secretary of Treasury in the absence of assurance that we will not be subject to tax shelter registration and in light of the substantial penalties that might be imposed if registration were required and not undertaken. We will supply our tax shelter registration number to you when one has been assigned to us.

        Issuance of this registration number does not indicate that investment in us or the claimed tax benefits have been reviewed, examined or approved by the IRS.

        A unitholder who sells or otherwise transfers a unit in a later transaction must furnish the tax shelter registration number to the transferee. The penalty for failure of the transferor of a unit to furnish the tax shelter registration number to the transferee is $100 for each failure. The unitholders must disclose our tax shelter registration number on Internal Revenue Service Form 8271 to be attached to the tax return on which any deduction, loss or other benefit we generate is claimed or on which any of our income is reported. A unitholder who fails to disclose the tax shelter registration number on his return, without reasonable cause for that failure, will be subject to a $250 penalty for each failure. Any penalties discussed are not deductible for federal income tax purposes.

        Recently issued Treasury regulations require taxpayers to report certain information on Internal Revenue Service Form 8886 if they participate in a "reportable transaction." Unitholders may be required to file this form with the IRS if we participate in a "reportable transaction." A transaction may be a reportable transaction based upon any of several factors. Unitholders are urged to consult with their own tax advisor concerning the application of any of these factors to their investment in our common units. Congress is considering legislative proposals that, if enacted, would impose significant penalties for failure to comply with these disclosure requirements. The Treasury Regulations also impose obligations on "material advisors" that organize, manage or sell interests in registered "tax shelters." As stated above, we will register as a tax shelter, and, thus, one of our material advisors will be required to maintain a list with specific information, including unitholder names and tax identification numbers, and to furnish this information to the IRS upon request. Unitholders are urged to consult with their own tax advisor concerning any possible disclosure obligation with respect to their investment and should be aware that we and our material advisors intend to comply with the list and disclosure requirements.

  Accuracy-Related Penalties

        A penalty in an amount equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

        A substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for a corporation other than an S Corporation or a personal holding company). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

  (1)
  for which there is, or was, "substantial authority," or

  (2)
  as to which there is a reasonable basis and the relevant facts of that position are disclosed on the return.

        More stringent rules apply to "tax shelters," a term that in this context does not appear to include us. If any item of income, gain, loss or deduction included in the distributive share of unitholders might result in the kind of an "understatement" for which no "substantial authority" exists but for which a reasonable basis for the tax treatment of such item exists, we must disclose the relevant facts on our return. In such a case, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty.

        A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 200% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000 ($10,000 for a corporation other than an S Corporation or a personal holding company). If the valuation claimed on a return is 400% or more than the correct valuation, the penalty imposed increases to 40%.

State, Local and Other Tax Considerations

        In addition to federal income taxes, you will be subject to other taxes, including state and local income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. We currently do business and own property in Texas. Texas does not currently impose a personal income tax. We may also own property or do business in other states in the future. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. You may not be required to file a return and pay taxes in some states because your income from that state falls below the filing and payment requirement. You will be required, however, to file state income tax returns and to pay state income taxes in many of the states in which we may do business or own property, and you may be subject to penalties for failure to comply with those requirements. In some states, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the states may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the state. Withholding, the amount of which may be greater or less than a particular unitholder's income tax liability to the state, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld may be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read "— Tax Consequences of Unit Ownership — Entity-Level Collections." Based on current law and our estimate of our future operations, we anticipate that any amounts required to be withheld will not be material.

        It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent states and localities, of his investment in us. Vinson & Elkins L.L.P. has not rendered an opinion on the state or local tax consequences of an investment in us. We strongly recommend that each prospective unitholder consult, and depend on, his own tax counsel or other advisor with regard to those matters. It is the responsibility of each unitholder to file all state and local, as well as United States federal tax returns, that may be required of him.

INVESTMENT IN OUR COMPANY BY EMPLOYEE BENEFIT PLANS

        An investment in us by an employee benefit plan is subject to additional considerations because the investments of these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes the term "employee benefit plan" includes, but is not limited to, qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and tax deferred annuities or IRAs established or maintained by an employer or employee organization. Among other things, consideration should be given to:

  •
  whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

  •
  whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(1)(C) of ERISA; and

  •
  whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return.

        The person with investment discretion with respect to the assets of an employee benefit plan, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan.

        Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit employee benefit plans, and also IRAs that are not considered part of an employee benefit plan, from engaging in specified transactions involving "plan assets" with parties that are "parties in interest" under ERISA or "disqualified persons" under the Internal Revenue Code with respect to the plan.

        In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan should consider whether the plan will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules, as well as the prohibited transaction rules of the Internal Revenue Code.

        The Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans acquire equity interests would be deemed "plan assets" under some circumstances. Under these regulations, an entity's assets would not be considered to be "plan assets" if, among other things:

  (a)
  the equity interests acquired by employee benefit plans are publicly offered securities — i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

  (b)
  the entity is an "operating company," — i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority-owned subsidiary or subsidiaries; or

  (c)
  there is no significant investment by benefit plan investors, which is defined to mean that less than 25% of the value of each class of equity interest is held by the employee benefit plans referred to above, IRAs and other employee benefit plans not subject to ERISA, including governmental plans.

        Our assets should not be considered "plan assets" under these regulations because it is expected that the investment will satisfy the requirements in (a) above.

        Plan fiduciaries contemplating a purchase of our common units should consult with their own counsel regarding the consequences under ERISA and the Internal Revenue Code in light of the serious penalties imposed on persons who engage in prohibited transactions or other violations.

UNDERWRITING

        Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has agreed to purchase from us the number of common units set forth opposite the underwriter's name.

Name	Number of Common Units
RBC Capital Markets Corporation
KeyBanc Capital Markets, a Division of McDonald Investments Inc.
Sanders Morris Harris Inc.

Total	5,000,000

        The underwriting agreement provides that the underwriters' obligations to purchase the common units depend on the satisfaction of the conditions contained in the underwriting agreement and that if any of our common units are purchased by the underwriters, all of our common units must be purchased. The conditions contained in the underwriting agreement include the condition that all the representations and warranties made by us to the underwriters are true, that there has been no material adverse change in the condition of us or in the financial markets and that we deliver to the underwriters customary closing documents.

        The following table shows the underwriting fees to be paid to the underwriters by us in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional common units. This underwriting fee is the difference between the initial price to the public and the amount the underwriters pay to us to purchase the common units. On a per unit basis, the underwriting fee is 7.0% of the initial price to the public.

Paid by Us
	No Exercise	Full Exercise
Per common unit	$	$
Total	$	$

        We will pay $335,000 in advisory fees to A.G. Edwards & Sons, Inc. for financial advisory services performed in connection with this offering.

        We estimate that total remaining expenses of the offering, other than underwriting discounts and commissions, will be approximately $0.9 million.

        We have been advised by the underwriters that the underwriters propose to offer our common units directly to the public at the initial price to the public set forth on the cover page of this prospectus and to dealers (who may include the underwriters) at this price to the public less a concession not in excess of $    per unit. The underwriters may allow, and the dealers may reallow, a concession not in excess of $    per unit to certain brokers and dealers. After the offering, the underwriters may change the offering price and other selling terms.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act or to contribute to payments that may be required to be made with respect to these liabilities.

        We have granted to the underwriters an option to purchase up to an aggregate of 750,000 additional common units at the initial price to the public less the underwriting discount set forth on the cover page of this prospectus exercisable solely to cover over-allotments, if any. Such option may be exercised in whole or in part at any time until 30 days after the date of this prospectus. If this option is exercised, each underwriter will be committed, subject to satisfaction of the conditions specified in the underwriting agreement, to purchase a number of additional common units proportionate to the underwriter's initial commitment as indicated in the preceding table, and we will be obligated, pursuant to the option, to sell these common units to the underwriters.

        We, affiliates of our management, CSFB Private Equity and its affiliates, EnCap Investments and its affiliates, and members of our board of directors and our executive officers have agreed that we will not, directly or indirectly, sell, offer or otherwise dispose of any common units or enter into any derivative transaction with similar effect as a sale of common units for a period of 180 days after the date of this prospectus without the prior written consent of RBC Capital Markets Corporation. The restrictions described in this paragraph do not apply to:

  •
  The sale of common units to the underwriters; or

  •
  Restricted units issued by us under the long-term incentive plan or upon the exercise of options issued under the long-term incentive plan.

        RBC Capital Markets Corporation, in its sole discretion, may release the units subject to lock-up agreements in whole or in part at any time with or without notice. When determining whether or not to release units from lock-up agreements, RBC Capital Markets Corporation will consider, among other factors, the unitholders' reasons for requesting the release, the number of units for which the release is being requested and market conditions at the time.

        In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

  •
  Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  •
  Over-allotment transactions involve sales by the underwriters of the common units in excess of the number of units the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of units over-allotted by the underwriters is not greater than the number of units they may purchase in the over-allotment option. In a naked short position, the number of units involved is greater than the number of units in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing common units in the open market.

  •
  Syndicate covering transactions involve purchases of the common units in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of the common units to close out the short position, the underwriters will consider, among other things, the price of common units available for purchase in the open market as compared to the price at which they may purchase common units through the over-allotment option. If the underwriters sell more common units than could be covered by the over-allotment option, which we refer to in this prospectus as a naked short position, the position can only be closed out by buying common units in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the common units in the open market after pricing that could adversely affect investors who purchase in the offering.

  •
  Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common units originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

        Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the common units or preventing or retarding a decline in the market price of the common units. As a result, the price of the common units may be higher than the price that might otherwise exist in the open market.

        These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common units or preventing or retarding a decline in the market price of the common units. As a result, the price of the common units may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the common units. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, if commenced, will not be discontinued without notice.

        We have been approved to list our common units on the Nasdaq National Market under the symbol "CPNO," subject to official notice of issuance.

        Prior to this offering, there has been no public market for the common units. The initial public offering price was determined by negotiation between us and the underwriters. The principal factors considered in determining the public offering price included the following:

  •
  the information set forth in this prospectus and otherwise available to the underwriters;

  •
  market conditions for initial public offerings;

  •
  the history and the prospects for the industry in which we will compete;

  •
  the ability of our management;

  •
  our prospects for future earnings;

  •
  the present state of our development and our current financial condition;

  •
  the general condition of the securities markets at the time of this offering; and

  •
  the recent market prices of, and the demand for, publicly traded common units of generally comparable entities.

        Some of the underwriters and their affiliates may in the future perform various financial advisory, investment banking and other commercial banking services in the ordinary course of business for us for which they will receive customary compensation. Certain underwriters and their affiliates have performed, and may in the future perform, various financial advisory, investment banking and other commercial banking services in the ordinary course of business with us and our affiliates for which they have received or will receive customary compensation.

        In addition, an affiliate of RBC Capital Markets Corporation is a lender under our pipeline segment revolving credit facility and will be partially repaid with a portion of the net proceeds from this offering.

        Because the National Association of Securities Dealers, Inc. views the common units offered hereby as interests in a direct participation program, the offering is being made in compliance with Rule 2810 of the NASD's Conduct Rules. Investor suitability with respect to the common units should be judged similarly to the suitability with respect to other securities that are listed for trading on a national securities exchange.

        No sales to accounts over which any underwriter exercises discretionary authority may be made without the prior written approval of the customer.

VALIDITY OF THE COMMON UNITS

        The validity of the common units will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas, and for the underwriters by Baker Botts L.L.P., Houston, Texas. Baker Botts L.L.P. performs legal services for us from time to time on matters unrelated to this offering.

EXPERTS

        The consolidated financial statements of Copano Energy Holdings, L.L.C. and subsidiaries as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing in this prospectus (which report expresses an unqualified opinion and includes an explanatory paragraph related to changes in accounting for goodwill and intangible assets and, effective July 1, 2003, the changes in accounting for financial instruments with characteristics of both liabilities and equity), and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The financial statements of Webb/Duval Gatherers as of December 31, 2002 and for the period from February 1, 2002 through December 31, 2002, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing in this prospectus and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the Securities and Exchange Commission, or the SEC, a registration statement on Form S-l regarding the common units. This prospectus does not contain all of the information found in the registration statement. For further information regarding us and the common units offered by this prospectus, you may desire to review the full registration statement, including its exhibits and schedules, filed under the Securities Act. The registration statement of which this prospectus forms a part, including its exhibits and schedules, may be inspected and copied at the public reference room maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of the materials may also be obtained from the SEC at prescribed rates by writing to the public reference room maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at l-800-SEC-0330. The SEC maintains a web site on the Internet at http://www.sec.gov. Our registration statement, of which this prospectus constitutes a part, can be downloaded from the SEC's web site.

        We intend to furnish our unitholders annual reports containing our audited financial statements and furnish or make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each of our fiscal years.

FORWARD-LOOKING STATEMENTS

        Some of the information in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology including "may," "believe," "expect," "anticipate," "estimate," "continue," or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition, or state other "forward-looking" information. These forward-looking statements involve risks and uncertainties. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors and other factors noted throughout this prospectus could cause our actual results to differ materially from those contained in any forward-looking statement.

Copano Energy, L.L.C. Unaudited Pro Forma Consolidated Financial Statements:
Introduction
Unaudited Pro Forma Consolidated Balance Sheet as of June 30, 2004
Unaudited Pro Forma Consolidated Statement of Operations for the year ended December 31, 2003
Unaudited Pro Forma Consolidated Statement of Operations for the six months ended June 30, 2004
Notes to Unaudited Pro Forma Consolidated Financial Statements
Copano Energy Holdings, L.L.C. and Subsidiaries Consolidated Financial Statements:
Report of Independent Registered Public Accounting Firm
Consolidated Balance Sheets as of December 31, 2002 and 2003 and as of June 30, 2004 (unaudited)
Consolidated Statements of Operations for the years ended December 31, 2001, 2002 and 2003 and for the six months ended June 30, 2003 and 2004 (unaudited)
Consolidated Statements of Cash Flows for the years ended December 31, 2001, 2002 and 2003 and for the six months ended June 30, 2003 and 2004 (unaudited)
Consolidated Statements of Members' Capital and Comprehensive Income (Loss) for the years ended December 31, 2001, 2002 and 2003 and for the six months ended June 30, 2004 (unaudited)
Notes to the Consolidated Financial Statements
Webb/Duval Gatherers Financial Statements:
Report of Independent Registered Public Accounting Firm
Balance Sheets as of December 31, 2002 and 2003 (unaudited)
Statements of Operations for the period from February 1, 2002 through December 31, 2002 and the year ended December 31, 2003 (unaudited)
Statements of Cash Flows for the period from February 1, 2002 through December 31, 2002 and the year ended December 31, 2003 (unaudited)
Statements of Partners' Capital for the period from February 1, 2002 through December 31, 2002 and the year ended December 31, 2003 (unaudited)
Notes to Financial Statements

COPANO ENERGY, L.L.C.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Introduction

        Following are the unaudited pro forma consolidated financial statements of Copano Energy, L.L.C. as of June 30, 2004, for the year ended December 31, 2003 and for the six months ended June 30, 2004. The pro forma financial information gives effect to the public offering of common units and related transactions. The unaudited pro forma consolidated balance sheet assumes that the initial public offering occurred as of June 30, 2004, and the unaudited pro forma consolidated statements of operations for the year ended December 31, 2003 and for the six months ended June 30, 2004 assume that the offering occurred on January 1, 2003. The transaction adjustments are described in the accompanying notes to the unaudited pro forma consolidated financial statements.

        The unaudited pro forma consolidated financial statements and accompanying notes should be read together with the related historical consolidated financial statements and notes thereto appearing elsewhere in this prospectus. The unaudited pro forma consolidated balance sheet and the pro forma consolidated statements of operations were derived by adjusting the historical consolidated financial statements of Copano Energy Holdings, L.L.C. and its subsidiaries. On July 27, 2004, Copano Energy Holdings, L.L.C. changed its name to Copano Energy, L.L.C. These adjustments are based on currently available information and certain estimates and assumptions and, therefore, the actual effects of the offering may differ from the effects reflected in the unaudited pro forma consolidated financial statements. However, management believes that the assumptions provide a reasonable basis for presenting the significant effects of the offering as contemplated and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited consolidated pro forma financial statements.

        The unaudited pro forma consolidated financial statements are not necessarily indicative of the consolidated financial condition or results of operations of Copano Energy, L.L.C. had the offering actually been completed at the beginning of the period or as of the date specified. Moreover, the unaudited pro forma consolidated financial statements do not project consolidated financial position or results of operations of Copano Energy, L.L.C. for any future period or at any future date.

COPANO ENERGY, L.L.C.

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
JUNE 30, 2004

	Copano Energy Holdings and Subsidiaries	Offering Adjustments		Pro Forma
	(In thousands)
ASSETS
Current assets:
Cash and cash equivalents	$6,303	$(4,000 100,000 (7,895 (75,212 (972 (15,921 143 (143)	)(b) (c) )(d) )(e) )(g) )(h) (i) (j)	$2,303
Accounts receivable, net	33,361	—		33,361
Accounts receivable from affiliates	1,258	—		1,258
Prepayments and other current assets	409	—		409

Total current assets	41,331	(4,000)		37,331

Property, plant and equipment, net	118,362	—		118,362

Intangible assets, net	4,430	—		4,430
Investment in unconsolidated affiliate	4,180	—		4,180
Other assets, net	5,655	(2,440 (1,013	)(d) )(f)	2,202

Total assets	$173,958	$(7,453)		$166,505

LIABILITIES AND MEMBERS' CAPITAL
Current liabilities:
Accounts payable	$34,655	$—		$34,655
Accounts payable to affiliates	1,074	—		1,074
Other current liabilities	2,308	(1,241 128	)(e) (k)	1,195

Total current liabilities	38,037	(1,113)		36,924

Long-term debt	70,650	(15,921 362	)(h) (h)	55,091
Other noncurrent liabilities	1,718	(972	)(g)	746
Redeemable preferred units	65,387	(65,387	)(e)	—
Members' capital:
Common units	3,471	2,541 100,000 (10,335	(a) (c) )(d)	95,677
Subordinated units	—	10,379	(a)	10,379
Common special units	154	(121 (33	)(j) )(a)	—
Junior units	526	(526	)(a)	—
Junior special units	29	(22 (7	)(j) )(a)	—
Paid-in capital	12,353	(12,353	)(a)	—
Accumulated deficit	(18,224)	(4,000 (8,584 (1,013 (363 (128	)(b) )(e) )(f) )(h) )(k)	(32,312)
Subscription receivable	(143)	143	(i)	—

Total members' capital	(1,834)	75,578		73,744

Total liabilities and members' capital	$173,958	$(7,453)		$166,505

See accompanying notes to the unaudited pro forma consolidated financial statements.

COPANO ENERGY, L.L.C.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
YEAR ENDED DECEMBER 31, 2003

	Copano Energy Holdings and Subsidiaries	Offering Adjustments		Pro Forma
	(In thousands, except per unit amounts)
Revenue:
Natural gas sales	$315,531	$—		$315,531
Natural gas liquids	60,307	—		60,307
Transportation, compression and processing fees	7,723	—		7,723
Other	1,010	—		1,010

Total revenue	384,571	—		384,571

Costs and expenses:
Cost of natural gas sold	350,726	—		350,726
Transportation	2,650	—		2,650
Operations and maintenance	10,854	—		10,854
Depreciation and amortization	6,091	—		6,091
General and administrative(t)	5,849	—		5,849
Taxes other than income	926	—		926
Equity in loss from unconsolidated affiliate	127	—		127

Total costs and expenses	377,223	—		377,223

Operating income	7,348	—		7,348
Interest and other income	43	—		43
Interest and other financing costs	(12,108)	5,531 3,720	(l) (m)	(2,857)

Income (loss) from continuing operations(f)(k)(n)	$(4,717)	$9,251		$4,534

Weighted average units outstanding:
Common units	1,030	5,000 3,252 (2,244	(p) (r) )(r)	7,038
Subordinated units	—	3,519	(r)	3,519
Common special units	129	(19 (110	)(q) )(r)	—
Junior units	620	(206 (414	)(q) )(r)	—
Junior special units	58	(19 (39	)(q) )(r)	—

Total weighted average units outstanding				10,557

Basic and diluted per unit loss from continuing operations:(o)
Common units	$(7.52)

Common special units	$(7.52)

Basic and diluted income from continuing operations				$0.43	(s)

See accompanying notes to the unaudited pro forma consolidated financial statements.

COPANO ENERGY, L.L.C.

UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
SIX MONTHS ENDED JUNE 30, 2004

	Copano Energy Holdings and Subsidiaries	Offering Adjustments		Pro Forma
	(In thousands, except per unit amounts)
Revenue:
Natural gas sales	$123,693	$—		$123,693
Natural gas liquids	67,267	—		67,267
Transportation, compression and processing fees	4,793	—		4,793
Other	766	—		766

Total revenue	196,519	—		196,519

Costs and expenses:
Cost of natural gas sold	176,090	—		176,090
Transportation	884	—		884
Operations and maintenance	5,969	—		5,969
Depreciation and amortization	3,246	—		3,246
General and administrative(t)	3,498	—		3,498
Taxes other than income	501	—		501
Equity in earnings of unconsolidated affiliate	(168)	—		(168)

Total costs and expenses	190,020	—		190,020

Operating income	6,499	—		6,499
Interest and other income	23	—		23
Interest and other financing costs	(7,734)	4,587 1,393	(l) (m)	(1,754)

Income (loss) from continuing operations(h)	$(1,212)	$5,980		$4,768

Weighted average units outstanding:
Common units	1,030	5,000 3,252 (2,244	(p) (r) )(r)	7,038
Subordinated units	—	3,519	(r)	3,519
Common special units	154	(19 (135	)(q) )(r)	—
Junior units	620	(206 (414	)(q) )(r)	—
Junior special units	58	(19 (39	)(q) )(r)	—

Total weighted average units outstanding				10,557

Basic and diluted per unit loss from continuing operations:(o)
Common units	$(1.02)

Common special units	$(1.02)

Basic and diluted per unit income from continuing operations				$0.45 (s)

See accompanying notes to the unaudited pro forma consolidated financial statements.

COPANO ENERGY, L.L.C.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

Offering and Transactions

        The unaudited pro forma consolidated financial statements reflect the following transactions:

  •
  the public offering of 5,000,000 common units at an assumed initial public offering price of $20.00 per common unit resulting in aggregate proceeds of $100.0 million;

  •
  payment of underwriting fees and commissions, and other fees and expenses associated with the offering, estimated to be approximately $10,335,000;

  •
  redemption of the redeemable preferred units;

  •
  pay down of senior indebtedness and certain other obligations with proceeds from the offering; and

  •
  distribution of $4,000,000 to existing unitholders prior to the completion of this offering.

Pro Forma Adjustments

  Balance Sheet

  (a)
  Reflects the reclassification of existing common, special common, junior and junior special units and warrants outstanding into new common and subordinated units.

  (b)
  Reflects the distribution of $4,000,000 to our existing unitholders immediately prior to the completion of this offering. This distribution will be paid from available cash prior to the completion of this offering to the public, and the existing unitholders have agreed to deposit these funds into escrow accounts to be used solely for the purpose of satisfying their respective obligations to reimburse us for general and administrative expenses in excess of stated levels for a period of three years beginning on January 1, 2005.

  (c)
  Reflects the public offering of 5,000,000 common units at an assumed initial public offering price of $20.00 per common unit resulting in aggregate proceeds of $100.0 million.

  (d)
  Reflects the payment of underwriters' discounts and commissions and estimated remaining offering expenses of $7,895,000 and the reclass of $2,440,000 of offering costs incurred as of June 30, 2004 from "other assets" to "members' capital." The total of $10,335,000 of underwriters' discounts and commissions and offering expenses will be allocated to the common units.

  (e)
  Record payment of $75,212,000 to redeem the outstanding redeemable preferred units. The amount payable includes (i) principal allocated to the preferred units of $65,387,000, (ii) accrued interest of $1,241,000 for May and June 2004 and (iii) interest expense of $8,584,000 which represents the write off of the remaining discount associated with the redeemable preferred units since these units are redeemed with proceeds from the offering and such redemption is considered an early extinguishment of debt.

  (f)
  Reflects expense related to the write off of the unamortized balance of issuance costs associated with the redeemable preferred units. Such write-off has been excluded from the statement of operations as this write-off is nonrecurring.

  (g)
  Represents the payment of $972,000 of certain other obligations.

  (h)
  Reflects repayment of existing indebtedness of $15,921,000 and interest expense of $363,000 which represents the write-off of the remaining discount associated with the Tejas Credit Agreement since their debt was repaid in connection with the offering and such redemption is considered an early extinguishment of debt. Such write-off has been excluded from the statement of operations as this write-off is nonrecurring.

  (i)
  Records proceeds of $143,000 from two executive officers related to the subscription receivable.

  (j)
  Records special capital account distributions totaling $143,000 to two executive officers holding common special and junior special units.

  (k)
  Includes a one-time bonus of $128,000 to an executive officer upon completion of this offering pursuant to the terms of the executive officer's employment agreement. Such bonus has been excluded from the statement of operations as a nonrecurring expense.

  Statements of Operations

  (l)
  Reflects the reversal of interest expense, accretion of the discount and amortization of issuance costs related to the redeemable preferred units since the preferred units are to be redeemed using proceeds from the offering. For the year ended December 31, 2003, the reversal of historical interest expense, accretion of the discount and amortization of issuance costs represents six months of activity. Prior to July 1, 2003 and the adoption of Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity," the distribution of paid-in-kind preferred units and the accretion of the discount were recorded as a direct reduction to retained earnings.

  (m)
  Reflects a reduction in interest expense of $3,720,000 and $1,393,000 for the year ended December 31, 2003 and for the six months ended June 30, 2004, respectively, related to the repayment of existing indebtedness using proceeds from the offering.

  (n)
  Excludes a nonrecurring charge of $10,928,000 related to the write-off of the remaining discount associated with the redeemable preferred units since the preferred units are to be redeemed with proceeds from the offering and such redemption is considered an early extinguishment of debt.

  (o)
  Loss per unit from continuing operations has not been presented for junior units and junior special units as such units are not entitled to share in earnings for the periods presented.

  (p)
  Reflects public offering of 5,000,000 common units.

  (q)
  Reflects the reduction of existing special common, junior and junior special units prior to converting into common and subordinated units.

  (r)
  Reflects the exchange of existing common, special common, junior and junior special units and warrants outstanding into new common and subordinated units.

  (s)
  The weighted average units outstanding used in the net income per unit calculation includes the common and subordinated units. Pro forma net income per unit is determined by dividing the pro forma net income that would have been allocated to holders of the common units and subordinated units by the number of common units and subordinated units expected to be outstanding at the closing of the offering. For purposes of this calculation, the number of common and subordinated units outstanding of 10,557,378 was assumed to have been outstanding since January 1, 2003. Basic and diluted pro forma net income per unit is equal, as there are no dilutive units outstanding.

  (t)
  Excludes the pro forma impact of general and administrative expense reimbursements that would have been made in accordance with our limited liability company agreement. On a pro forma basis, such reimbursement amounts would have been approximately $0 and $0.5 million for the year ended December 31, 2003 and the six months ended June 30, 2004, respectively.

  Description of Equity Interest

        The common and subordinated units represent limited liability company interests in Copano Energy, L.L.C. The holders of the units are entitled to participate in distributions and exercise the rights and privileges available to unitholders under the limited liability company agreement.

        The common units will have the right to receive a minimum quarterly distribution of $0.40 per unit, plus any arrearages on the common units, before any distribution is made to the holders of the subordinated units.

        The subordinated units generally receive quarterly cash distributions only when the common units have received a minimum quarterly distribution of $0.40 per unit for each quarter since the commencement of operations. Subordinated units will convert into common units on a one-for-one basis when the subordination period ends. The subordination period will end when Copano Energy, L.L.C. meets financial tests specified in the limited liability company agreement but generally cannot end before December 31, 2006.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Managers of Copano Energy Holdings, L.L.C. and Subsidiaries:

        We have audited the accompanying consolidated balance sheets of Copano Energy Holdings, L.L.C. and subsidiaries (the "Companies") as of December 31, 2003 and 2002, and the related consolidated statements of operations, members' capital and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2003. These financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Copano Energy Holdings, L.L.C. and subsidiaries at December 31, 2003 and 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

        As discussed in Note 3 to the financial statements, effective January 1, 2002, the Companies changed their accounting for goodwill and intangible assets and effective July 1, 2003, the Companies changed their accounting for financial instruments with the characteristics of both liabilities and equity.

/s/ Deloitte & Touche LLP
Houston, Texas
May 28, 2004

COPANO ENERGY HOLDINGS, L.L.C. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 31,
			June 30, 2004
	2002	2003
			(unaudited)
	(In thousands, except unit information)
ASSETS
Current assets:
Cash and cash equivalents	$5,136	$4,607	$6,303
Escrow cash	1,000	1,001	—
Accounts receivable, net	24,455	25,605	33,361
Accounts receivable from affiliates	27	651	1,258
Prepayments and other current assets	1,197	1,035	409

Total current assets	31,815	32,899	41,331

Property, plant and equipment, net	116,888	117,032	118,362

Intangible assets, net	4,240	4,397	4,430
Investment in unconsolidated affiliate	4,319	4,072	4,180
Other assets, net	2,259	3,309	5,655

Total assets	$159,521	$161,709	$173,958

LIABILITIES AND MEMBERS' CAPITAL
Current liabilities:
Accounts payable	$26,268	$31,369	$34,655
Accounts payable to affiliates	932	1,371	1,074
Current portion of long-term debt	—	7,800	—
Other current liabilities	2,436	1,960	2,308

Total current liabilities	29,636	42,500	38,037

Long-term debt, net of current portion	43,100	27,500	70,650
Subordinated debt	25,640	30,398	—
Other noncurrent liabilities	1,009	991	1,718
Redeemable preferred units ($100 face value, 1,000,000 units authorized, 644,880 units, 703,870 units and 739,704 units issued and outstanding as of December 31, 2002 and 2003 and June 30, 2004, respectively)	53,559	60,982	65,387
Commitments and contingencies (Note 15)
Members' capital:
Common units, no par value, 5,000,000 units authorized, 1,030,000 units issued and outstanding	3,471	3,471	3,471
Common special units, no par value, 54,000 units, 154,000 units and 154,000 units outstanding as of December 31, 2002 and 2003 and June 30, 2004, respectively	54	154	154
Junior units, no par value, 620,000 units authorized, issued and Outstanding	526	526	526
Junior special units, no par value, 18,000 units, 58,000 units and 58,000 units outstanding as of December 31, 2002 and 2003, June 30, 2004, respectively	9	29	29
Paid-in capital	11,095	12,353	12,353
Accumulated deficit	(8,289)	(17,012)	(18,224)
Subscription receivable	(63)	(183)	(143)
Accumulated other comprehensive loss	(226)	—	—

	6,577	(662)	(1,834)

Total liabilities and members' capital	$159,521	$161,709	$173,958

The accompanying notes are an integral part of these consolidated financial statements.

COPANO ENERGY HOLDINGS, L.L.C. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,			Six Months Ended June 30,
	2001	2002	2003	2003	2004
				(unaudited)
	(In thousands, except unit information)
Revenue:
Natural gas sales	$121,321	$138,655	$315,521	$171,081	$123,264
Natural gas sales — affiliates	—	—	10	10	429
Natural gas liquids sales	32,146	77,230	60,307	27,165	67,267
Natural gas liquids sales — affiliates	119	—	—	—	—
Transportation, compression and processing fees	5,738	7,704	7,690	3,430	4,752
Transportation, compression and processing fees — affiliates	163	46	33	21	41
Other	882	1,261	1,010	674	766

Total revenue	160,369	224,896	384,571	202,381	196,519

Costs and expenses:
Cost of natural gas and natural gas liquids	139,867	194,640	348,336	184,456	174,802
Cost of natural gas and natural gas liquids — affiliates	965	2,189	2,390	1,342	1,288
Transportation	2,007	2,605	2,469	1,554	683
Transportation — affiliates	542	91	181	79	201
Operations and maintenance	4,960	9,562	10,854	4,977	5,969
Depreciation and amortization	3,326	5,539	6,091	2,989	3,246
General and administrative	2,171	4,177	5,849	2,646	3,498
Taxes other than income	435	891	926	479	501
Equity in loss (earnings) from unconsolidated affiliate	—	584	127	449	(168)

Total costs and expenses	154,273	220,278	377,223	198,971	190,020

Operating income (loss)	6,096	4,618	7,348	3,410	6,499
Other income (expense):
Interest and other income	183	101	43	23	23
Interest and other financing costs	(2,227)	(6,360)	(12,108)	(3,289)	(7,734)

Net income (loss)	$4,052	$(1,641)	$(4,717)	$144	$(1,212)

Basic net income (loss) per unit:
Common units	$2.84	$(8.40)	$(7.52)	$(3.41)	$(1.02)
Common special units	$—	$(8.40)	$(7.52)	$(3.41)	$(1.02)
Basic weighted average number of units:
Common units	1,030	1,030	1,030	1,030	1,030
Common special units	—	49	129	104	154
Diluted net income (loss) per unit:
Common units	$0.85	$(8.40)	$(7.52)	$(3.41)	$(1.02)
Common special units	$—	$(8.40)	$(7.52)	$(3.41)	$(1.02)
Diluted weighted average number of units:
Common units	4,780	1,030	1,030	1,030	1,030
Common special units	—	49	129	104	154

The accompanying notes are an integral part of these consolidated financial statements.

COPANO ENERGY HOLDINGS, L.L.C. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,			Six Months Ended June 30,
	2001	2002	2003	2003	2004
				(unaudited)
	(In thousands)
Cash Flows From Operating Activities:
Net income (loss)	$4,052	$(1,641)	$(4,717)	$144	$(1,212)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	3,326	5,539	6,091	2,989	3,246
Amortization of debt issue costs	127	531	940	589	738
Equity in loss (earnings) from unconsolidated affiliate	—	584	127	449	(168)
Payment-in-kind interest on subordinated debt	1,154	3,286	3,908	1,811	814
Payment-in-kind interest to preferred unitholders	—	—	3,446	—	3,584
Accretion of preferred unitholders warrant value	—	—	781	—	821
Accretion of subsidiary warrant value	—	—	—	—	33
(Increase) decrease in:
Accounts receivable	1,866	(7,517)	(1,150)	(9,495)	(7,756)
Accounts receivable from affiliates	(644)	678	(504)	(975)	(547)
Interest receivable from affiliates	102	—	—	—	—
Prepayments and other current assets	(355)	(699)	162	803	626
Increase (decrease) in:
Accounts payable	1,068	8,313	5,101	12,974	3,285
Accounts payable to affiliates	468	(158)	439	(352)	(297)
Other current liabilities	2,023	(51)	672	364	348
Deferred revenue and other	(80)	—	—	—	10

Net cash provided by operating activities	13,107	8,865	15,296	9,301	3,525

Cash Flows From Investing Activities:
Additions to property, plant and equipment and intangible assets	(8,679)	(9,578)	(6,054)	(2,908)	(4,128)
Acquisitions of property, plant and equipment	(49,242)	(3,526)	(138)	—	—
Additions to other assets	(1,000)	—	—	—	—
Acquisition of minority interests	(33,114)	—	—	—	—
Investment in unconsolidated affiliate	(1,300)	(3,858)	—	(24)	—
Distributions from unconsolidated affiliate	—	145	—	—	—

Net cash used in investing activities	(93,335)	(16,817)	(6,192)	(2,932)	(4,128)

Cash Flows From Financing Activities:
Repayments of long-term debt	(4,850)	(5,100)	(21,800)	(3,900)	(11,300)
Proceeds from long-term debt	44,500	5,200	14,000	—	31,000
Escrow cash	(1,000)	—	(1)	—	1,001
Repayment of subordinated debt	—	—	—	—	(15,199)
Repayments of other long-term obligations	(107)	(103)	(89)	(8)	(19)
Deferred financing costs	(1,917)	(107)	(135)	(222)	(1,541)
Proceeds from issuance of redeemable preferred units	60,000	—	—	—	—
Capital contributions	3	—	—	—	—
Equity issuance costs	(1,704)	—	—	—	—
Distributions to partners (predecessor)	(582)	—	—	—	—
Distributions to common unitholder	(405)	(287)	—	—	—
Distributions to preferred unitholders	—	(2,194)	(810)	(810)	—
Deferred offering costs	—	—	(798)	—	(1,643)

Net cash provided by (used in) financing activities	93,938	(2,591)	(9,633)	(4,940)	2,299

Net increase (decrease) in cash and cash equivalents	13,710	(10,543)	(529)	1,429	1,696
Cash and cash equivalents, beginning of year	1,969	15,679	5,136	5,136	4,607

Cash and cash equivalents, end of period	$15,679	$5,136	$4,607	$6,565	$6,303

The accompanying notes are an integral part of these consolidated financial statements.

COPANO ENERGY HOLDINGS, L.L.C. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF MEMBERS' CAPITAL AND COMPREHENSIVE INCOME (LOSS)

	Predecessor		Common		Common Special		Junior		Junior Special
														Accumulated Other Comprehensive Income (Loss)
	Paid In Capital	Retained Earnings	Number of Units	Common Units	Number of Units	Common Special Units	Number of Units	Junior Units	Number of Units	Junior Special units	Paid-in Capital	Accumulated Earnings (Deficit)	Subscription Receivable		Total	Total Comprehensive Income (Loss)
	(In thousands)
Balance, January 1, 2001	$9,181	$7,431	—	$—	—	$—	—	$—	—	$—	$—	$—	$—	$—	$16,612	$—
Distributions of "accounts receivable from affiliate"	—	(4,024)	—	—	—	—	—	—	—	—	—	—	—	—	(4,024)	—
Distributions of cash (predecessor)	—	(582)	—	—	—	—	—	—	—	—	—	—	—	—	(582)	—
Earnings of predecessor (January1 to November 26, 2001)	—	1,456	—	—	—	—	—	—	—	—	—	—	—	—	1,456	1,456
Formation of Copano Energy Holdings, L.L.C	—	—	—	3	—	—	—	—	—	—	—	—	—	—	3	—
Push down of basis from minority interest acquisition (See Note 4)	(9,468)	—	—	—	—	—	—	—	—	—	—	—	—	—	(9,468)	—
Reorganization of controlled entities	287	(4,281)	1,030	3,468	—	—	620	526	—	—	—	—	—	—	—	—
Value of warrants issued to preferred unitholders	—	—	—	—	—	—	—	—	—	—	12,799	—	—	—	12,799	—
Equity issuance costs	—	—	—	—	—	—	—	—	—	—	(1,704)	—	—	—	(1,704)	—
Accretion of preferred units	—	—	—	—	—	—	—	—	—	—	—	(491)	—	—	(491)	—
Payment-in-kind preferred distributions	—	—	—	—	—	—	—	—	—	—	—	(635)	—	—	(635)	—
Distributions to common unitholder	—	—	—	—	—	—	—	—	—	—	—	(405)	—	—	(405)	—
Net income	—	—	—	—	—	—	—	—	—	—	—	2,596	—	—	2,596	2,596

Comprehensive income																$4,052

Balance, December 31, 2001	—	—	1,030	3,471	—	—	620	526	—	—	11,095	1,065	—	—	16,157	—
Payment-in-kind preferred distributions	—	—	—	—	—	—	—	—	—	—	—	(3,853)	—	—	(3,853)	—
Accretion of preferred units	—	—	—	—	—	—	—	—	—	—	—	(1,379)	—	—	(1,379)	—
Distributions to preferred unitholders	—	—	—	—	—	—	—	—	—	—	—	(2,194)	—	—	(2,194)	—
Distributions to common unitholder	—	—	—	—	—	—	—	—	—	—	—	(287)	—	—	(287)	—
Issuance of common and junior special units	—	—	—	—	54	54	—	—	18	9	—	—	—	—	63	—
Subscription receivable	—	—	—	—	—	—	—	—	—	—	—	—	(63)	—	(63)	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	(1,641)	—	—	(1,641)	(1,641)
Change in fair value of derivatives used for hedging purposes	—	—	—	—	—	—	—	—	—	—	—	—	—	(226)	(226)	(226)

Comprehensive loss																$(1,867)

Balance, December 31, 2002	—	—	1,030	3,471	54	54	620	526	18	9	11,095	(8,289)	(63)	(226)	6,577	—
Equity issuance costs (See Note 9)	—	—	—	—	—	—	—	—	—	—	1,258	—	—	—	1,258	—
Payment-in-kind preferred distribution	—	—	—	—	—	—	—	—	—	—	—	(2,453)	—	—	(2,453)	—
Accretion of preferred units	—	—	—	—	—	—	—	—	—	—	—	(743)	—	—	(743)	—
Distributions to preferred unitholders	—	—	—	—	—	—	—	—	—	—	—	(810)	—	—	(810)	—
Issuance common and junior special units	—	—	—	—	100	100	—	—	40	20	—	—	—	—	120	—
Subscription receivable	—	—	—	—	—	—	—	—	—	—	—	—	(120)	—	(120)	—
Net loss	—	—	—	—	—	—	—	—	—	—	—	(4,717)	—	—	(4,717)	(4,717)
Change in fair value of derivatives used for hedging purposes	—	—	—	—	—	—	—	—	—	—	—	—	—	226	226	226

Comprehensive loss																$(4,491)

Balance, December 31, 2003	—	—	1,030	3,471	154	154	620	526	58	29	12,353	(17,012)	(183)	—	(662)	—
Subscription receivable (unaudited)	—	—	—	—	—	—	—	—	—	—	—	—	40	—	40	—
Net loss (unaudited)	—	—	—	—	—	—	—	—	—	—	—	(1,212)	—	—	(1,212)	(1,212)

Comprehensive loss (unaudited)																$(1,212)

Balance, June 30, 2004 (unaudited)	$—	$—	1,030	$3,471	154	$154	620	$526	58	$29	$12,353	$(18,224)	$(143)	$—	$(1,834)

The accompanying notes are an integral part of these consolidated financial statements.

COPANO ENERGY HOLDINGS, L.L.C. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Organization

        Copano Energy Holdings, L.L.C. ("CEH"), a Delaware limited liability company, was formed in August 2001 and, through its wholly owned subsidiaries, provides midstream energy services, including gathering, transporting, treating, processing, conditioning and marketing services, to producers of natural gas in the South Texas and Texas Gulf Coast regions (CEH and its subsidiaries, including its predecessor entities, are collectively referred to as the "Company"). See Note 19. The Company's natural gas pipelines collect natural gas from designated points near producing wells and transport these volumes to third-party pipelines, the Company's gas processing plant, utilities and industrial consumers. Natural gas shipped to the Company's gas processing plant, either on The Company's pipelines or third-party pipelines, is treated to remove contaminants, conditioned or processed into mixed natural gas liquids, or NGLs, and then fractionated or separated into selected component NGL products, including ethane, propane, butane, natural gasoline mix and stabilized condensate. The Company additionally owns an NGL products pipeline extending from the Company's gas processing plant to the Houston area.

        The Company conducts its natural gas gathering and transportation activities through its pipeline operating subsidiaries, which include the following entities:

  •
  Copano Energy Services/Upper Gulf Coast, L.P.

  •
  Copano Energy Services/Texas Gulf Coast, L.P. ("CES/TGC")

  •
  Copano Field Services/Agua Dulce, L.P. ("Agua Dulce")

  •
  Copano Field Services/Central Gulf Coast, L.P. ("CFS/CGC")

  •
  Copano Field Services/Copano Bay, L.P. ("CFS/CB")

  •
  Copano Field Services/Live Oak, L.P. ("CFS/LO")

  •
  Copano Field Services/South Texas, L.P. ("CFS/South Texas")

  •
  Copano Field Services/Upper Gulf Coast, L.P.

  •
  Copano Pipelines/Hebbronville, L.P. ("Hebbronville")

  •
  Copano Pipelines/South Texas, L.P.

  •
  Copano Pipelines/Texas Gulf Coast, L.P. ("CP/TGC")

  •
  Copano Pipelines/Upper Gulf Coast, L.P.

  •
  Copano/Webb-Duval Pipeline, Inc. ("CWDPL")

        The Company refers to its pipeline operating subsidiaries collectively as "Copano Pipelines".

        Agua Dulce, CFS/CB and CFS/South Texas commenced operations of Copano Pipelines in 1996 and the entities comprising Copano Pipelines, other than CFS/CGC, CFS/LO and CWDPL, represent the "Predecessor" of CEH and its subsidiaries through November 26, 2001. The Company's interests in the Predecessor entities and CFS/CGC were either (i) contributed by Copano Partners, L.P. ("Copano Partners") in exchange for common units and junior units of

CEH or (ii) acquired from a third party through an affiliate in a series of transactions occurring between August 14, 2001 and November 27, 2001, which were accounted for as a reorganization of entities under common control. Copano Partners is controlled by John R. Eckel, Jr., Chairman of the Board of Managers and Chief Executive Officer of the Company. As of February 13, 2004, Copano Pipelines Group, L.L.C. ("CPG"), a wholly owned subsidiary of CEH, held directly or indirectly all the entities comprising Copano Pipelines, with the exception of CWDPL, which was conveyed to CEH in February 2004.

        The Company conducts its processing and related activities through Copano Processing, L.P. ("CP") and Copano NGL Services, L.P. ("CNGL") (collectively referred to herein as "Copano Processing"). The entities comprising Copano Processing were contributed to CEH by Copano Partners on August 14, 2001 in transactions that included the acquisition of their assets, together with the assets of CFS/CGC, from a third party. See Note 4. As of February 13, 2004, Copano Energy, L.L.C. ("CE"), a wholly owned subsidiary of CEH, held directly or indirectly all the entities comprising Copano Processing.

Note 2 — Summary of Significant Accounting Policies

  Basis of Presentation and Principles of Consolidation

        The accompanying consolidated financial statements include the assets, liabilities and results of operations of the Predecessor (through November 26, 2001) and CEH and its subsidiaries for each of the periods presented. As discussed in Note 4, the assets of CFS/LO were acquired in May 2002 and the assets of CFS/CGC, CP and CNGL (collectively, the "CHC Assets") were acquired on August 14, 2001. Although the Company owns, through CWDPL, a 62.5% equity investment in Webb/Duval Gatherers ("WDG"), a Texas general partnership, the Company accounts for the investment using the equity method of accounting because the minority general partners have substantive participating rights with respect to the management of WDG (see Note 5). All significant intercompany accounts and transactions are eliminated in the consolidated financial statements.

        Copano General Partners, Inc. ("CGP"), a wholly owned indirect subsidiary of CEH, is the only entity within the consolidated group subject to federal income taxes. CGP's operations include its ownership of CWDPL and its indirect ownership of the managing general partner interest in certain of the Copano Pipelines entities. As of December 31, 2003, CGP had a net operating loss carryforward of approximately $621,000, for which a valuation allowance has been recorded. No income tax expense was recognized for the years ended December 31, 2001, 2002 and 2003. Except for income allocated to CGP, income is taxable directly to the members holding the membership interests in CEH.

        The consolidated financial statements as of June 30, 2004, and for the six months ended June 30, 2003 and 2004 are unaudited and reflect all normal recurring adjustments which are, in the opinion of management, necessary for a fair statement of the financial condition and results of operations for the periods covered by such statements. These interim results are not necessarily indicative of the results for the full year.

  Use of Estimates

        The preparation of the financial statements in conformity with accounting policies generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities that exist at the date of the financial statements. Although management believes the estimates are appropriate, actual results can differ from those estimates.

  Cash and Cash Equivalents

        Cash and cash equivalents include certificates of deposit or other highly liquid investments with maturities of three months or less at the time of purchase.

  Escrow Cash

        Escrow cash includes cash that was contractually restricted for interest expense due currently. Restricted cash and cash equivalents are classified as a current or non-current asset based on their designated purpose. Current amounts represent an escrow for the CHC Credit Facility that was released in February 2004 (see Note 7).

  Concentration and Credit Risk

        Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable.

        The Company places its cash and cash equivalents with high-quality institutions and in money market funds. The Company derives its revenue from customers primarily in the natural gas and utility industries. These industry concentrations have the potential to impact the Company's overall exposure to credit risk, either positively or negatively, in that the Company's customers could be affected by similar changes in economic, industry or other conditions. However, the Company believes that the credit risk posed by this industry concentration is offset by the creditworthiness of the Company's customer base. The Company's portfolio of accounts receivable is comprised primarily of mid-size to large domestic corporate entities.

  Allowance for Doubtful Accounts

        The Company extends credit to customers and other parties in the normal course of business. Estimated losses on accounts receivable are provided through an allowance for doubtful accounts. In evaluating the level of established reserves, the Company makes judgments regarding each party's ability to make required payments, economic events and other factors. As the financial condition of these parties change, circumstances develop or additional information becomes available, adjustments to the allowance for doubtful accounts may be required. The Company has established various procedures to manage its credit exposure, including initial credit approvals, credit limits and rights of offset. The Company also uses prepayments and guarantees to limit credit risk to ensure that management's established credit criteria are met. The activity in the allowance for doubtful accounts is as follows (in thousands):

	Balance at Beginning of Period	Charged to Expense	Write-Offs, net of Recoveries	Balance at End of Period
Year ended December 31, 2001	$—	$—	$—	$—
Year ended December 31, 2002	$—	$—	$—	$—
Year ended December 31, 2003	$—	$208	$(8)	$200

  Property, Plant and Equipment

        Property, plant and equipment consist of intrastate gas transmission systems, gas gathering systems, gas processing, conditioning and treating facilities and other related facilities, which are carried at cost less accumulated depreciation. The Company charges repairs and maintenance against income when incurred and capitalizes renewals and betterments, which extend the useful life or expand the capacity of the assets. The Company calculates depreciation on the straight-line method principally over 20-year and 30-year estimated useful lives of the Company's assets. The weighted average useful lives are as follows:

Pipelines and equipment	23 years
Gas processing plant and equipment	30 years
Office furniture and equipment	5 years

        The Company capitalizes interest on major projects during extended construction time periods. Such interest is allocated to property, plant and equipment and amortized over the estimated useful lives of the related assets. The Company capitalized $74,000 related to the construction of the Hebbronville pipeline in 2001. No interest was capitalized during 2002 and 2003.

        The Company reviews long-lived assets for impairment whenever there is evidence that the carrying value of such assets may not be recoverable. This review consists of comparing the carrying value of the asset with the asset's expected future undiscounted cash flows without interest costs. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition are less than the asset's carrying value. Estimates of expected future cash flows represent management's best estimate based on reasonable and supportable assumptions.

   Intangible Assets

        Intangible assets consist of rights-of-way, easements and an acquired customer relationship, which the Company amortizes over the term of the agreement or estimated useful life. For the years ended December 31, 2002 and 2003, the weighted average amortization period for the Company's intangible assets was 9.5 years and 9.3 years, respectively. Amortization expense was approximately $357,000, $358,000, $377,000, $181,000 (unaudited) and $217,000 (unaudited) for the years ended December 31, 2001, 2002 and 2003 and for the six months ended June 30, 2003 and 2004, respectively. Estimated aggregate amortization expense for each of the five succeeding fiscal years is as follows: 2004 — $408,000; 2005 — $365,000; 2006 — $356,000; 2007 — $316,000 and 2008 — $250,000. Intangible assets consisted of the following (in thousands):

	December 31,
			June 30, 2004
	2002	2003
			(unaudited)
Rights-of-way and easements, at cost	$5,513	$6,047	$6,297
Customer relationship	725	725	725
Less accumulated amortization	(1,998)	(2,375)	(2,592)

Intangible assets, net	$4,240	$4,397	$4,430

  Other Assets

        Other assets primarily consist of costs associated with debt issuance and long-term contracts and are carried on the balance sheet, net of related accumulated amortization. Amortization of other assets is calculated using the straight-line method over the maturity of the associated debt or the expiration of the contract.

  Transportation and Exchange Imbalances

        In the course of transporting natural gas and natural gas liquids for others, the Company may receive for redelivery different quantities of natural gas or natural gas liquids than the quantities actually redelivered. These transactions result in transportation and exchange imbalance receivables or payables that are recovered or repaid through the receipt or delivery of natural gas or natural gas liquids in future periods, if not subject to cashout provisions. Imbalance receivables are included in accounts receivable and imbalance payables are included in accounts payable on the consolidated balance sheets and marked-to-market using current market prices in effect for the reporting period of the outstanding imbalances. As of December 31, 2002 and 2003 and June 30, 2004, the Company had imbalance receivables totaling $858,000, $380,000 and $366,000 (unaudited) and imbalance payables totaling $509,000, $554,000 and $0 (unaudited), respectively. Changes in market value and the settlement of any such imbalance at a price greater than or less than the recorded imbalance results in either an upward or downward adjustment, as appropriate, to the cost of natural gas sold.

   Revenue Recognition

        The Company's natural gas and natural gas liquids revenue is recognized in the period when the physical product is delivered to the customer at contractually agreed-upon pricing.

        Transportation, compression and processing-related revenue are recognized in the period when the service is provided and include the Company's fee-based service revenue for services such as transportation, compression and processing including processing under tolling arrangements.

  Derivatives

        Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended, establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS No. 133 provides that normal purchases and normal sales contracts are not subject to the statement. Normal purchases and normal sales are contracts that provide for the purchase or sale of something other than a financial instrument or derivative instrument that will be delivered in quantities expected to be used or sold by the reporting entity over a reasonable period in the normal course of business. The Company's forward natural gas purchase and sales contracts are designated as normal purchases and sales. Substantially all forward contracts fall within a one-month to five-year term; however, the Company does have certain contracts which extend through the life of the dedicated production.

  Net Income (Loss) Per Unit

        Basic net income (loss) per unit excludes dilution and is computed by dividing net income (loss) attributable to the common unitholders by the weighted average number of units outstanding during the period. Dilutive net income (loss) per unit reflects potential dilution and is computed by dividing net income (loss) attributable to the common unitholders by the weighted average number of units outstanding during the period increased by the number of additional units that would have been outstanding if the dilutive potential units had been exercised.

        Basic net income (loss) per unit is calculated as follows (in thousands, except per unit amounts):

	Year Ended December 31,			Six Months Ended June 30,
	2001	2002	2003	2003	2004
				(unaudited)
Net income (loss)	$4,052	$(1,641)	$(4,717)	$144	$(1,212)
Accretion of preferred units	(491)	(1,379)	(743)	(743)	—
Cash distributions to preferred unitholders	—	(2,194)	(810)	(810)	—
Paid-in kind distributions to preferred unitholders	(635)	(3,853)	(2,453)	(2,453)	—

Net income (loss) available — basic	$2,926	$(9,067)	$(8,723)	$(3,862)	$(1,212)

Net income (loss) allocable to each class — basic
Common units	$2,926	$(8,655)	$(7,752)	$(3,507)	$(1,054)
Common special units	—	(412)	(971)	(355)	(158)

Total	$2,926	$(9,067)	$(8,723)	$(3,862)	$(1,212)

Basic weighted average units:
Common units	1,030	1,030	1,030	1,030	1,030
Common special units	—	49	129	104	154
Basic net income (loss) per unit:
Common units	$2.84	$(8.40)	$(7.52)	$(3.41)	$(1.02)
Common special units	$—	$(8.40)	$(7.52)	$(3.41)	$(1.02)

        Diluted net income (loss) per unit is calculated as follows (in thousands, except per unit amounts):

	Year Ended December 31,			Six Months Ended June 30,
	2001	2002	2003	2003	2004
				(unaudited)
Net income (loss)	$4,052	$(1,641)	$(4,717)	$144	$(1,212)
Accretion of preferred units	—	(1,379)	(743)	(743)	—
Cash distributions to preferred unitholders	—	(2,194)	(810)	(810)	—
Paid-in kind distributions to preferred unitholders	—	(3,853)	(2,453)	(2,453)	—

Net income (loss) available — dilutive	$4,052	$(9,067)	$(8,723)	$(3,862)	$(1,212)

Net income (loss) allocable to each class — dilutive
Common units	$4,052	$(8,655)	$(7,752)	$(3,507)	$(1,054)
Common special units	—	(412)	(971)	(355)	(158)

Total	$4,052	$(9,067)	$(8,723)	$(3,862)	$(1,212)

Dilutive weighted average units:
Common units	1,030	1,030	1,030	1,030	1,030
Potential dilutive common units	3,750	—	—	—	—

	4,780	1,030	1,030	1,030	1,030

Common special units	—	49	129	104	154

Dilutive net income (loss) per unit:
Common units	$0.85	$(8.40)	$(7.52)	$(3.41)	$(1.02)
Common special units	$—	$(8.40)	$(7.52)	$(3.41)	$(1.02)

        CEH has 3,750,000 potentially dilutive warrants outstanding and Copano Houston Central L.L.C. ("CHC") has a potentially dilutive warrant, the Tejas Warrant (see Note 7), outstanding for all periods presented. For the years ended December 31, 2002 and 2003 and the six months ended June 30, 2003 and 2004, all of these potentially dilutive warrants were not included in dilutive income (loss) per unit because to do so would have been anti-dilutive. For the year ended December 31, 2001, the Tejas Warrant was not included in dilutive income (loss) per unit because to do so would have been anti-dilutive.

        For the year ended December 31, 2001, basic and diluted net income per unit was calculated as though the reorganization of entities under common control and management had occurred as of January 1, 2001. Thus, the predecessor earnings were included in net income and the common units were considered outstanding since January 1, 2001.

        Net income (loss) per unit has not been presented for junior units and junior special units as such units are not entitled to share in earnings for the periods presented.

Note 3 — New Accounting Pronouncements

        In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." Pursuant to SFAS No. 141, all business combinations initiated after June 30, 2001, are to be accounted for using the purchase method of accounting and, therefore, the net assets of an acquired business are to be recorded at fair value. SFAS No. 142 requires that goodwill no longer be subject to amortization over its useful life but, rather, be subject to at least an annual assessment for impairment by applying the fair value-based test. Further, SFAS No. 142 requires other acquired intangible assets be reported separately from goodwill if the benefit of the intangible asset can be sold or transferred or if it is obtained through contractual or other legal rights. In accordance with SFAS No. 142, which became effective for the Company on January 1, 2002, the Company tests other intangible assets periodically to determine if impairment has occurred. An impairment loss is recognized for intangibles if the carrying amount of an intangible asset is not recoverable and its carrying amount exceeds its fair value. As of June 30, 2004, no impairments have occurred. Upon adoption of SFAS No. 142, the Company re-evaluated the life of its customer relationship.

        In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This statement requires entities to record the fair value of a liability for legal obligations associated with the retirement obligations of tangible long-lived assets in the period in which the obligation is incurred and can be reasonably estimated. When the liability is initially recorded, a corresponding increase in the carrying amount of the related long-lived asset is recorded. Over time, accretion of the liability is recognized each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss on settlement. The standard became effective for the Company on January 1, 2003.

        Under the implementation guidelines of SFAS No. 143, the Company has reviewed its long-lived assets for asset retirement obligation ("ARO") liabilities and identified any such liabilities. These liabilities include ARO liabilities related to (i) rights-of-way and easements over property not owned by the Company, (ii) leases of certain currently operated facilities and (iii) regulatory requirements triggered by the abandonment or retirement of certain of these assets.

        As a result of the Company's analysis of AROs, the Company determined it was not required to recognize any such potential liabilities. The Company's rights under its easements are renewable or perpetual and retirement action, if any, is required only upon nonrenewal or abandonment of the easements. The Company currently expects to continue to use or renew all such easement agreements and to use these properties for the foreseeable future. Similarly, under certain leases of currently operated facilities, retirement action is only required upon termination of these leases and the Company does not expect termination in the foreseeable future. Accordingly, management is unable to reasonably estimate and record liabilities for its obligations that fall under the provisions of SFAS No. 143 because it does not believe that any of the applicable assets will be retired or abandoned in the foreseeable future. The Company will record AROs in the period in which the obligation may be reasonably estimated.

        In June 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," which addresses accounting for restructuring and similar costs. SFAS No. 146 supersedes previous accounting guidance, principally Emerging Issues Task Force ("EITF") Issue No. 94-3. The Company has adopted the provisions of SFAS No. 146 for restructuring activities effective January 1, 2003. SFAS No. 146 requires that the liability for costs associated with an exit or disposal activity be recognized when the liability is incurred. EITF Issue No. 94-3 requires that a liability for an exit cost be recognized at the date of commitment to an exit plan. SFAS No. 146 also establishes that the liability should initially be measured and recorded at fair value. Accordingly, SFAS No. 146 may affect the timing of recognizing future restructuring costs as well as the amounts recognized. The impact that SFAS No. 146 will have on the Company's consolidated financial statements will depend on the circumstances of any specific exit or disposal activity. Since the Company does not engage in exit and disposal activities in the ordinary course of business, the adoption of this statement had no material impact on the Company's consolidated financial statements.

        The Company implemented FASB Interpretation No. ("FIN") 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," as of December 31, 2002. This interpretation of SFAS Nos. 5, 57 and 107 and rescission of FIN 34 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The information required by this interpretation is included in Note 15.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure," which provides alternative methods of transition from a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 in both annual and interim financial statements. SFAS No. 148 is effective for financial statements for fiscal years ending after December 15, 2002 and financial reports containing condensed financial statements for interim periods beginning after December 15, 2002. As of December 31, 2002 and 2003, there were no outstanding options to purchase CEH's units. Therefore, the adoption of this statement had no effect on the financial position, results of operations, cash flows or disclosure requirements of the Company.

        In January 2003, the FASB issued FIN 46, "Consolidation of Variable Interest Entities — An Interpretation of Accounting Research Bulletin 51." FIN 46 addresses consolidation by business enterprises of variable interest entities ("VIEs") and provides guidance on the identification of, and financial reporting for, entities over which control is achieved through means other than voting rights; such entities are known as VIEs. FIN 46 requires an entity to consolidate a VIE if the entity has a variable interest (or combination of variable interests) that will absorb a majority of the entity's expected losses if they occur, receive a majority of the entity's expected residual returns if they occur, or both. The Company adopted FIN 46 as of December 31, 2003. The Company had no VIEs as of December 31, 2003 and, accordingly, does not expect FIN 46 to have a material impact on its consolidated financial statements.

        On April 30, 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities." This statement amends and clarifies accounting and reporting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. This statement is effective for contracts entered into or modified after June 30, 2003, for hedging relationships designated after June 30, 2003, and to certain preexisting contracts. The Company adopted SFAS No. 149 on July 1, 2003. The adoption of this statement had no material impact on the Company's financial position, results of operations or cash flows.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." SFAS No. 150 establishes standards for how an issuer classifies and measures certain instruments with characteristics of both liabilities and equity. SFAS No. 150 requires that an issuer classify such a financial instrument as a liability (or asset in some circumstances). The Company adopted SFAS No. 150 effective July 1, 2003. Upon adoption, the Company began classifying its redeemable preferred units as a liability and began recording the value of the paid-in-kind ("PIK") preferred unit distributions issued to the redeemable preferred unitholders as interest expense, whereas prior to the adoption of SFAS No. 150, these distributions were recorded as a direct increase to the accumulated deficit.

Note 4 — Acquisitions

  CHC Assets

        On August 14, 2001, CFS/CGC, CP and CNGL, subsidiaries of CHC, which is a wholly owned indirect subsidiary of CEH, acquired the CHC Assets from Tejas Energy NS, LLC ("Tejas") and SWEPI, LP ("SWEPI"), both wholly owned, indirect subsidiaries of the Royal Dutch/Shell Group, for $43,750,000 in cash and $21,200,000 in subordinated notes issued pursuant to the Tejas Credit Agreement (see Note 7). The CHC Assets include the Houston Central Gathering System (CFS/CGC), the Houston Central Processing Plant (CP) and the Sheridan NGL Pipeline (CNGL). Management allocated the purchase price of these assets entirely to property, plant and equipment. The consolidated financial statements include the results of operations of the CHC Assets for the period subsequent to August 14, 2001.

  Acquisition of Minority Interest

        Through a series of transactions occurring between August 14, 2001 and November 27, 2001, minority interests in the Predecessor entities were acquired from a third party through an affiliate of CEH. With respect to the minority interests acquired, the fair value of the acquisition of these minority interests was based on the acquisition price of the interests and resulted in a reduction of the historical asset values. This reduction in CEH's basis of $9,468,000 was pushed down to the Predecessor entities and recorded as an adjustment to the Predecessor entities' equity.

  CFS/LO

        In May 2002, CFS/LO acquired non-utility gathering assets and contracts from Kinder Morgan Texas Pipeline, L.P. in Live Oak, Atascosa and Duval Counties, Texas for a cash payment of $3,000,000. The consolidated financial statements include the results of operations of CFS/LO for the period subsequent to the acquisition. Management allocated the purchase price of this asset acquisition entirely to property, plant and equipment.

Note 5 — Investment in Unconsolidated Affiliate

        On November 27, 2001, the Company acquired CWDPL, which owned a 15% general partnership interest in WDG, for $1,300,000 in cash. From November 27, 2001 through January 31, 2002, CWDPL accounted for its investment in WDG using the cost method of accounting.

        On February 1, 2002, the Company, through CWDPL, completed the acquisition of an additional 47.5% general partnership interest in WDG for $3,858,000, comprised of $3,750,000 cash paid to the seller and $108,000 in legal and other direct acquisition costs. As a result of this transaction, CWDPL now holds a 62.5% general partnership interest in WDG and became the operator of WDG's natural gas gathering systems located in Webb and Duval Counties, Texas. Although CWDPL owns a majority interest in WDG and operates WDG, the Company uses the equity method of accounting for its investment in WDG because the terms of the general partnership agreement of WDG provide the minority general partners substantive participating rights with respect to the management of WDG. The investment in WDG, an unconsolidated affiliate, totaled $4,319,000, $4,072,000 and $4,180,000 (unaudited) as of December 31, 2002 and 2003 and June 30, 2004, respectively. As of December 31, 2002 and 2003 and June 30, 2004, the investment in WDG was carried at $291,000, $270,000 and $260,000 (unaudited), respectively, less than the amount of the underlying equity in net assets (6%, 6% and 6% (unaudited), respectively, of total investment of unconsolidated affiliate). This difference is being amortized into income on a straight-line basis over the life of the underlying related property and equipment of WDG. Equity in earnings (loss) from unconsolidated affiliate is included in income from operations as the operations of WDG are integral to the Company.

        The summarized financial information for investment in unconsolidated affiliate, which is accounted for using the equity method, is as follows (in thousands):

Webb/Duval Gatherers
Summary Historical Financial Information

	Period from February 1, 2002 through December 31, 2002		Six Months Ended June 30,
		Year Ended December 31, 2003
			2003	2004
			(unaudited)
Operating revenue	$2,436	$3,180	$1,729	$2,398
Operating expenses	(3,051)	(3,017)	(2,266)	(1,937)
Depreciation	(526)	(591)	(294)	(305)

Net income (loss)	(1,141)	(428)	(831)	156
Ownership %	62.5%	62.5%	62.5%	62.5%

	(713)	(268)	(519)	98
CWDPL share of management fee charged to WDG	110	120	60	60
Amortization of difference between the carried investment and the underlying equity in net assets	19	21	10	10

Equity in earnings (loss) from unconsolidated affiliate	$(584)	$(127)	$(449)	$168

Distributions from unconsolidated affiliate	$145	$—	$—	$—

Current assets	$1,908	$3,075	$2,682	$2,687
Noncurrent assets	8,575	8,526	8,586	8,446
Current liabilities	(3,107)	(4,653)	(4,723)	(4,030)

Net assets	$7,376	$6,948	$6,545	$7,103

Note 6 — Property, Plant and Equipment

        Property, plant and equipment consisted of the following (in thousands):

	December 31,
			June 30, 2004
	2002	2003
			(unaudited)
Property, plant and equipment, at cost
Pipelines and equipment	$81,039	$86,244	$89,292
Gas processing plant and equipment	43,041	47,948	48,347
Construction in progress	5,695	600	962
Office furniture and equipment	779	1,420	1,870

	130,554	136,212	140,471
Less accumulated depreciation and amortization	(13,666)	(19,180)	(22,109)

Property, plant and equipment, net	$116,888	$117,032	$118,362

Note 7 — Long-Term Debt

        A summary of the Company's debt follows (in thousands):

	December 31,
			June 30, 2004
	2002	2003
			(unaudited)
Current portion of long-term debt:
CHC Credit Agreement	$—	$7,800	$—
Long-term debt:
CPG Credit Agreement	16,000	27,500	55,000
Tejas Credit Agreement:
Senior debt outstanding	—	—	16,013
Discount	—	—	(363)
CHC Credit Agreement	27,100	—	—

Total	$43,100	$27,500	$70,650

Subordinated Debt:
Tejas Credit Agreement	$25,640	$30,398	$—

  CPG Credit Agreement

        On November 27, 2001, CPG and Copano Pipelines (other than CFS/CGC, CP/TGC, CES/TGC, CFS/LO and CWDPL) entered into a $20,000,000 revolving credit agreement (the "CPG Credit Agreement") with a syndicate of commercial banks, including Fleet National Bank ("Fleet") as the administrative agent. In August 2003, the CPG Credit Agreement was amended to increase the commitment amount from $20,000,000 to $27,500,000. As of December 31, 2002 and 2003 and June 30, 2004, CPG had $16,000,000, $27,500,000 and $55,000,000 (unaudited), respectively, outstanding under its credit facility. In February and March 2004, the CPG Credit Agreement was further amended and restated to, among other things, increase the lenders' commitment amount from $27,500,000 to $100,000,000. As of May 28, 2004, the balance outstanding totaled $55,000,000. Additional borrowings under the CPG Agreement during 2004 were used primarily by CPG to acquire CFS/CGC from CHC, which in turn used the proceeds to pay in full $7,800,000 outstanding under the CHC Credit Agreement discussed below and to reduce the outstanding balance under the Tejas Credit Agreement, discussed below, by $15,199,000.

        The CPG credit facility is available to be drawn on and repaid without restriction so long as CPG is in compliance with the terms of the CPG Credit Agreement, including certain financial covenants. In particular, the CPG Credit Agreement requires that outstanding borrowings be within a certain multiple of a defined cash flow measure, subject to pro forma adjustments. Based on this requirement, as of May 28, 2004, CPG had approximately $1,350,000 of unused capacity under the CPG Credit Agreement.

        At the election of CPG, interest under this credit facility is determined by reference to the reserve-adjusted London interbank offered rate ("LIBOR") plus an applicable margin between 1.5% and 3% per annum or the prime rate plus, in certain circumstances, an applicable margin of up to 1.0% (1.5% beginning in February 2004) per annum. The interest is payable at the applicable maturity date for LIBOR loans and quarterly for prime interest loans. During 2001, 2002 and 2003, the effective average interest rate on borrowings under the CPG Credit Agreement was 5.44%, 4.97% and 3.72%, respectively. A quarterly commitment fee of between 0.5% and 0.625% (between 0.375% and 0.5% beginning in February 2004) per annum is charged on the unused portion of the credit facility and was 0.625% and 0.5% at December 31, 2002 and 2003, respectively.

        Amounts advanced under the CPG Credit Agreement have been used to retire existing debt, to finance capital expenditures, including construction projects, acquisitions of pipelines and investments in unconsolidated affiliate, and to meet working capital requirements. Future advances under the CPG Credit Agreement may be used for general corporate purposes, including for capital expenditures and working capital.

        The CPG Credit Agreement originally was to mature on November 27, 2004; however, as amended in February 2004, the credit facility now matures on February 12, 2008. Amounts outstanding under the CPG Credit Agreement have been classified as long-term based on the terms of the February 2004 amendment. Substantially all assets of CPG and its subsidiary entities (other than CP/TGC and CES/TGC), together with CEH's interest in CPG collateralize, these loans. The credit facility is also guaranteed by CEH and CPG and its subsidiary entities (other than CP/TGC and CES/TGC). In February 2004, CFS/CGC became an additional obligor under the CPG Credit Agreement when CFS/CGC was conveyed to CPG, and CWDPL ceased to be an obligor under the credit facility when it was conveyed to CEH.

        The CPG Credit Agreement restricts certain additional indebtedness, loans, advances, investments and sales of assets, among other activities. The credit facility additionally restricts distributions by CPG to CEH, except distributions for any fiscal year in amounts not to exceed CPG's final net income for federal income tax purposes multiplied by the maximum personal federal income tax rate. The CPG Credit Agreement also requires compliance by obligors under the agreement with certain financial covenants, including positive working capital and minimum cash flow tests. Management believes that CPG was in compliance with the CPG Credit Agreement covenants at December 31, 2003. Although the CPG Credit Agreement was amended prior to the compliance reporting date of March 30, 2004, CEH, an obligor under the CPG Credit Agreement, was subject to certain of its financial covenants and other restrictions and was not in compliance with the required level of working capital at December 31, 2003. After the February 2004 amendment to the CPG Credit Agreement, CEH is no longer subject to the CPG Credit Agreement's restrictions although it remains a guarantor.

        Interest and other financing costs related to the CPG Credit Agreement totaled $67,000, $1,043,000, $1,181,000, $582,000 (unaudited) and $1,296,000 (unaudited) for the years ended December 31, 2001, 2002 and 2003 and for the six months ended June 30, 2003 and 2004, respectively. CPG additionally incurred other costs in connection with this credit facility, including reimbursement of fees paid by Fleet for legal and other professional services in connection with the establishment of the facility and subsequent amendments. These costs are being amortized over the remaining term of the CPG Credit Agreement, and as of December 31, 2002 and 2003 and June 30, 2004, the unamortized portion of debt issue costs totaled $496,000, $330,000 and $1,652,000 (unaudited), respectively. In connection with the amendment and restatement of the CPG Credit Agreement during the six months ended June 30, 2004, CPG incurred additional debt issuance costs of $1,541,000.

  CHC Credit Agreement

        On November 27, 2001, CHC, CFS/CGC, CP and CNGL (collectively, the "CHC Borrowers") entered into a $35,000,000 credit agreement (the "CHC Credit Agreement") with a syndicate of commercial banks, including Fleet as the administrative agent, to provide a term loan and a revolving credit facility with commitment amounts of $25,000,000 and $10,000,000, respectively. The revolving commitment amount was limited to a borrowing base that was determined monthly. Substantially all assets of CHC and its subsidiary entities together with CEH's interest in CE, the parent of CHC, and CE's interest in CHC collateralized these loans. The credit facility was guaranteed by CEH, CE and its subsidiary entities and CPG. As of December 31, 2002 and 2003 and June 30, 2004, CHC had $27,100,000, $7,800,000 and $0 (unaudited), respectively, outstanding under its credit facility. In February 2004, this credit facility was paid in full and terminated using proceeds from the conveyance of CFS/CGC to CPG discussed above.

        At the election of CHC, interest under this credit facility was determined by reference to the LIBOR rate plus an applicable margin of between 1.5% and 3% per annum or the prime rate plus, in certain circumstances, an applicable margin of up to 1.0% per annum. The interest was payable at the applicable maturity date for LIBOR loans and quarterly for prime interest loans. During 2001, 2002 and 2003, the effective average interest rate on consolidated borrowings under the CHC Credit Agreement was 5.47%, 4.94% and 3.86%, respectively. A quarterly commitment fee of between 0.5% and 0.625% per annum was charged on the unused portion of the credit facility and was 0.625% and 0.5% at December 31, 2002 and 2003, respectively.

        Amounts advanced under the CHC Credit Agreement were used to finance debt issue costs and capital expenditures, including construction projects and the acquisition of the CHC Assets, and to meet working capital requirements. The CHC Credit Agreement restricted certain additional indebtedness, distributions, loans, advances, investments and sales of assets.

        Interest and other financing costs related to the CHC Credit Agreement totaled $220,000, $2,031,000, $1,488,000, $896,000 (unaudited) and $446,000 (unaudited) for the years ended December 31, 2001, 2002 and 2003 and for the six months ended June 30, 2003 and 2004, respectively. CHC additionally incurred other costs in connection with this credit facility, including reimbursement of fees paid by Fleet for legal and other professional services in connection with establishment of the facility and subsequent amendments. These costs were being amortized over the remaining term of the CHC Credit Agreement, and as of December 31, 2002 and 2003, the unamortized portion of debt issue costs totaled $913,000 and $396,000, respectively. In February 2004, effective with the early termination of this agreement, the Company charged $314,000 to interest expense, representing the balance of the unamortized debt issue costs.

  Tejas Credit Agreement

        On August 14, 2001, the CHC Borrowers and Tejas entered into a Senior Secured Subordinated Credit Agreement (the "Tejas Credit Agreement"), which provided for a $21,200,000 original subordinated term loan. The CHC Borrowers used the amounts borrowed under the Tejas Credit Agreement in partial payment of the acquisition price for the CHC Assets, which were acquired on August 14, 2001.

        In 2003, the CHC Borrowers issued an additional $850,000 subordinated note under the Tejas Credit Agreement to Tejas in exchange for certain modifications to the agreement and final settlement of purchase price adjustments related to the acquisition of the CHC Assets. In February 2004 and upon termination of the CHC Credit Agreement discussed above, the CHC Borrowers and Tejas further amended and restated the Tejas Credit Agreement to provide for (i) the prepayment without penalty of $15,199,000 of principal and interest outstanding under the agreement, (ii) the release of CFS/CGC as a borrower under the agreement and (iii) the grant to Tejas of a first priority security interest in the assets of CHC and the remaining borrowers, with the exception of certain working capital interests.

        Borrowings under the Tejas Credit Agreement bear interest at 14% per annum, payable quarterly. Pursuant to the modified terms of the agreement, interest accrued through March 31, 2004 was paid by the issuance of PIK notes. CHC will be required to make interest payments in cash for interest accruing after March 31, 2004. Interest expense totaled $1,154,000, $3,286,000, $3,908,000, $1,811,000 (unaudited) and $1,373,000 (unaudited) for the years ended December 31, 2001, 2002 and 2003 and for the six months ended June 30, 2003 and 2004, respectively.

        The balance of the subordinated debt outstanding as of December 31, 2002 and 2003 was $25,640,000 and $30,398,000, which included $4,440,000 and $8,348,000 for the associated PIK notes, respectively. At June 30, 2004, the balance of the debt outstanding under the Tejas Credit Agreement was $16,013,000, which included $4,988,000 for the associated PIK notes. Outstanding obligations under the agreement mature on August 14, 2008, with an obligation to make quarterly principal payments of $1,325,000 commencing on September 30, 2006. Additionally, the borrowers under the Tejas Credit Agreement are required to redeem in full all outstanding obligations upon (i) any equity issuance to a third party by CEH or by any direct or indirect CEH subsidiary that holds CFS/CGC, (ii) a sale of substantially all the assets of CEH or of any direct or indirect CEH subsidiary that holds CFS/CGC or (iii) a transfer of greater than 50% of the equity interests of CEH to a third party, in each case with net cash proceeds to the selling party in excess of $20,000,000. Although payments made prior to a scheduled repayment date are generally subject to the payment of a prepayment premium, the borrowers are not required to pay a prepayment premium in the event of such a mandatory redemption.

        The principal assets of CHC and its subsidiary entities collateralize the obligations under the Tejas Credit Agreement, with collateralization on a subordinated basis prior to February 2004. The notes under the Tejas Credit Agreement are guaranteed by the CHC Borrowers.

        The Tejas Credit Agreement restricts certain additional indebtedness, distributions, loans, advances, investments and sales of assets, among other restrictions. The Tejas Credit Agreement also requires compliance by CHC with certain financial covenants, including positive working capital and minimum cash flow tests. Management believes that CHC was in compliance with the Tejas Credit Agreement covenants at December 31, 2003.

        In connection with the Tejas Credit Agreement, CHC issued a warrant to Tejas (the "Tejas Warrant") on August 14, 2001, which provides Tejas the right to acquire up to 10% of the membership interests (100,000 equity membership interests) of CHC. In August 2001, the Company determined this warrant had no value at the date of grant. The Company made this determination because the agreement permitted the Company to repay the subordinated debt (including the Tejas Warrant) for 95% of face value of the then outstanding balance of the subordinated debt. The warrant is exercisable at any time prior to the earlier of August 15, 2011 or the second anniversary of the payoff date of all indebtedness under the Tejas Credit Agreement.

        On February 13, 2004, the Company amended and restated the terms of its credit facility. In connection with the new credit facility, the exercise price of the Tejas Warrant was repriced at

$41.24 per membership interest, or $4,124,000 in the aggregate. CHC has the right to repurchase the warrant by delivering a repurchase notice to Tejas no later than June 14, 2004, with delivery of the repurchase price and payment of all outstanding obligations under the Tejas Credit Agreement to occur within sixty days thereafter. The repurchase price for the warrant is $15,000 multiplied by the number of months elapsed since August 14, 2001. As a result of this repricing, CHC assigned an allocated value of $395,000 (unaudited) to the warrant issued to Tejas based on the repurchase price of the warrant. The allocated warrant value amount was recorded as a discount against the remaining balance of the amount outstanding under the Tejas Credit Agreement and as an other noncurrent liability. This discount is being accreted as interest expense through August 2008. As of June 30, 2004, the remaining balance of the discount amount totaled $363,000 (unaudited).

  Scheduled Maturities of Long-term Debt

        Scheduled maturities of long-term debt as of December 31, 2003 were as follows (in thousands):

Year	Principal Amount
2004	$7,800
2005	—
2006	2,650
2007	5,300
2008	49,948

$65,698

Note 8 — Other Long-Term Liabilities

        During May 1996, Agua Dulce purchased gathering pipelines and related assets for $6,000,000 in total consideration, of which $4,800,000 was paid in cash and $1,200,000 payable without interest, based upon volumes of gas transported through the system. At December 31, 2002 and 2003 and June 30, 2004, the balance of Agua Dulce's obligation totaled $1,009,000, $991,000 and $972,000 (unaudited), respectively. The balance, if any, will be payable in 2006, or sooner, upon sale of the system or the date on which Agua Dulce and its affiliates participate as issuers of equity securities in a registered public offering.

Note 9 — Redeemable Preferred Units

        Through a series of transactions occurring between August 14, 2001 and November 27, 2001, CEH issued redeemable preferred units in consideration for $60,000,000 in cash. The cash proceeds from these issuances were used primarily to fund the CHC Asset acquisitions, the acquisition of the minority interests in certain of the Predecessor entities discussed in Note 4 and construction costs related to the Hebbronville pipeline assets. As of December 31, 2002 and 2003 and June 30, 2004, preferred units issued and outstanding totaled 644,880, 703,870 and 739,704 (unaudited), respectively, with an aggregate face value (the "Designated Amount") of $64,488,000, $70,387,000 and $73,970,000 (unaudited), respectively. The holders of the preferred units are entitled to receive pro rata distributions of 8.00% of the Designated Amount payable quarterly beginning November 1, 2001. For the first four years of quarterly distributions, the board of managers of CEH may elect to pay the preferred distributions in preferred units at a 10% rate. Except for cash distributions of $2,194,000 and $810,000 during the years ended December 31, 2002 and 2003, respectively, the board of managers has elected to pay the preferred distributions in preferred units for all quarterly distributions to date, thereby increasing the number of preferred units outstanding and the Designated Amount. In the event of liquidation, dissolution or winding up of CEH, preferred units have preference, over common, junior and special units (discussed below) to the available cash funds up to the Designated Amount plus any distributions cumulated but not paid (the "Liquidation Amount") except that the special unitholders are entitled to the return of their original capital contribution prior to payment to the preferred unitholders. Prior to August 14, 2008, CEH has the option to redeem any number of preferred units for the per unit price of 101% of the Liquidation Amount divided by the number of preferred units then outstanding, provided a minimum redemption of $5,000,000 is made; provided, however, in the event of certain sales transactions with respect to the Company or its assets or certain equity offerings, the Company is required to redeem the preferred units for the Liquidation Amount. On August 14, 2008, CEH must redeem the total number of preferred units for the per unit price of the Liquidation Amount divided by the number of preferred units then outstanding, provided funds are legally available to do so.

        The preferred unitholders were issued warrants to purchase up to 3,750,000 common units of CEH at an exercise price of $16 per unit until August 14, 2011, at which time the warrants expire. The warrants may be exercised by paying cash, by surrendering to the Company securities of the Company having a fair market value equal to the exercise price or by exercising the warrants for net common units in a cashless exercise based upon the value of the underlying common units. Proceeds from the issuance of the preferred units were allocated between the warrants and the preferred units based on the respective fair values. The fair value of each warrant as of the date of grant was $4.34 using the Black-Scholes option pricing model and the following assumptions: exercise price of $16.00, expected volatility rate of 19%, risk-free interest rate of 4.97% and expected life of 10 years. The Company used the Black-Scholes warrant value to assign an allocated value of $12,799,000, or $3.41 per warrant, and $47,201,000 to the preferred units. The allocated warrant value amount was recorded as a discount against the redeemable preferred units and as an increase to paid-in capital. This discount is being accreted as additional distributions (interest expense after the adoption of SFAS No. 150, see Note 3) through the mandatory redemption date. As of December 31, 2002 and 2003 and June 30, 2004, the remaining balance of the discount amount totaled $10,928,000, $9,405,000 and $8,584,000 (unaudited), respectively.

        CEH incurred costs in connection with the issuance of the preferred units and warrants, including fees paid to the preferred unit purchasers, as well as legal and other professional fees.

These costs, totaling $1,704,000, were recorded as a reduction to paid-in capital. Upon adoption of SFAS No. 150, $1,258,000, representing the amount of unamortized costs as of July 1, 2003 had these costs been treated as debt issue costs from the time of issuance, was reclassified from paid-in capital to debt issue costs and are being amortized over the remaining outstanding period of the redeemable preferred units. The unamortized portion of these debt issue costs totaled $1,135,000 and $1,013,000 (unaudited) as of December 31, 2003 and June 30, 2004, respectively.

Note 10 — Members' Capital

  Common Units

        On August 14, 2001, 5,000,000 common units of CEH were designated. In transactions occurring on August 14, 2001 and November 27, 2001, Copano Partners contributed certain general and limited partnership interests in the Predecessor entities, Copano Processing and CFS/CGC to CEH in exchange for 1,030,000 common units and 620,000 junior units (described below) of CEH. These interests were recorded at the carryover basis of the contributed entities. See Note 1. A common unitholder may not receive any distributions until the preferred unitholders have been redeemed in full, other than distributions for any fiscal year, in amounts equal to net taxable income of such unitholder as reflected on its Schedule K-1 multiplied by the maximum federal income tax rate then in effect.

  Junior Units

        On August 14, 2001, 620,000 junior units of CEH were authorized. In transactions occurring on August 14, 2001 and November 27, 2001, CEH issued a total of 620,000 junior units, together with 1,030,000 common units discussed above, in consideration for certain general and limited partnership interests in the Predecessor entities, Copano Processing and CFS/CGC. The value of the junior units issued in the transactions occurring on August 14, 2001 and November 27, 2001 totaled $526,000. Junior unitholders are entitled to share in distributions only after preferred units have been redeemed in full and after common unitholders have received a distribution of $20 per common unit.

  Common Special Units and Junior Special Units

        Effective January 2002, 212,000 nonvoting special units of CEH were designated, 154,000 of which were designated as common special units and 58,000 of which were designated as junior special units. Of the designated amounts, 54,000 common special units and 18,000 junior special units were sold, effective January 2002, to an executive officer of the Company and, effective April 1, 2003, an additional 100,000 common special units and 40,000 junior special units were sold to another executive officer of the Company. The acquisition price for the common special units and the junior special units was $1.00 per unit and $0.50 per unit, respectively. The initial purchase of the 72,000 special units issued effective January 2002 was financed by a subscription receivable. The second purchase of the 140,000 special units issued effective April 1, 2003 was financed by a subscription receivable, one third of which was forgiven on April 1, 2004. So long as the second executive officer continues to be employed by the Company, one half of the remaining balance of the subscription receivable will be forgiven on April 1, 2005 with the then outstanding balance forgiven on April 1, 2006. The second executive officer's subscription receivable will also be forgiven upon a termination of the obligor's employment other than for cause, upon certain liquidating events of the Company or upon the obligor's death or disability. See Note 19.

        With respect to distributions, common special unitholders and junior special unitholders have the same rights as common unitholders and junior unitholders, respectively; provided, however, that upon certain liquidating events of the Company, (i) special unitholders have a liquidation preference over all other unitholders with respect to an amount of liquidation proceeds equal to the original acquisition price of the special units and (ii) the amount of the balance that otherwise would be distributed to common special unitholders will be reduced by an amount equal to the number of common special units multiplied by $16.

  Predecessor Entities

        Prior to the acquisition of the minority interests discussed in Note 4 and pursuant to the unit purchase agreement among the members of CEH, certain Predecessor entities distributed a total of $4,024,000 in receivables from Copano/Operations, Inc. ("Copano Operations"), an entity controlled by Mr. Eckel, which provides management, operations and administrative support services for the Company, to the partners of the Predecessor entities, which at the time were controlled by Mr. Eckel.

Note 11 — Related Party Transactions

  Operations Services

        The Company does not directly employ any persons to manage or operate its business. With respect to the Texas operating subsidiaries of the Company, Copano Operations provides these services. The Company reimburses Copano Operations for all direct and indirect costs of these services, which include management, operations and administrative support services. Copano Operations charges these subsidiaries, without markup, based upon total monthly expenses incurred by Copano Operations less (i) a fixed allocation to reflect expenses incurred by Copano Operations for the benefit of certain entities controlled by Mr. Eckel and (ii) any costs to be charged directly to an entity for which Copano Operations performs services. Management believes that this methodology is reasonable. For the years ended December 31, 2001, 2002 and 2003 and for the six months ended June 30, 2003 and 2004, the Company reimbursed Copano Operations $4,725,000, $9,329,000, $12,190,000, $4,822,000 (unaudited) and $7,319,000 (unaudited), respectively, for administrative and operating costs, including payroll and benefits expense for both field and administrative personnel of the Company. These costs are included in operations and maintenance expenses and general and administrative expenses on the consolidated statements of operations. As of December 31, 2002 and 2003 and June 30, 2004, amounts payable by the Company to Copano Operations were $665,000, $1,265,000 and $951,000 (unaudited), respectively.

        Management estimates that these expenses on a stand-alone basis (that is, the cost that would have been incurred by the Company to conduct current operations if the Company had obtained these services from an unaffiliated entity) would not be significantly different from the amounts recorded in the Company's consolidated financial statements for each of the three years in the period ended December 31, 2003 and for the six months ended June 30, 2003 and 2004.

  Natural Gas Transactions

        During the years ended December 31, 2001, 2002 and 2003 and the six months ended June 30, 2003 and 2004, the Company purchased natural gas and natural gas services from affiliated companies of Mr. Eckel totaling $1,507,000, $1,117,000, $1,896,000, $1,220,000 (unaudited) and $764,000 (unaudited), respectively, and provided gathering and compression services to affiliated entities of Mr. Eckel totaling $282,000, $46,000, $33,000, $21,000 (unaudited) and $41,000 (unaudited), respectively. Management believes these purchases and sales were on terms no less favorable than those that could have been achieved with an unaffiliated entity. As of December 31, 2002 and 2003 and June 30, 2004, amounts payable by the Company to affiliated companies of Mr. Eckel, other than Copano Operations, totaled $267,000, $106,000 and $114,000 (unaudited), respectively.

        The Company paid WDG for transportation and purchased natural gas from WDG during 2002 and 2003. Natural gas purchases, net of natural gas sales to WDG, totaled $1,312,000, $665,000, $191,000 (unaudited) and $296,000 (unaudited) for the years ended December 31, 2002 and 2003 and for the six months ended June 30, 2003 and 2004, respectively. Additionally, as operator of WDG, CWDPL charges WDG a monthly administrative fee of $16,000 and has made advances to WDG for capital expenditures. As of December 31, 2002 and 2003 and June 30, 2004, the Company's net receivable from WDG totaled $27,000, $651,000 and $1,258,000 (unaudited), respectively.

Note 12 — Customer Information

        The Company had three third-party customers that accounted for 16% (Copano Pipelines/Copano Processing), 13% (Copano Pipelines) and 12% (Copano Pipelines) of its consolidated revenue in 2001. The Company had three third-party customers that accounted for 31% (Copano Pipelines/Copano Processing), 16% (Copano Pipelines) and 16% (Copano Processing) of its consolidated revenue in 2002. The Company had four third-party customers that accounted for 33% (Copano Pipelines/Copano Processing), 14% (Copano Pipelines), 9% (Copano Pipelines/Copano Processing) and 8% (Copano Pipelines) of its consolidated revenue in 2003. See Note 17 for additional segment information.

        The Company had two major suppliers in 2001 that accounted for 23% and 6% of its consolidated cost of natural gas sold. The Company had two major suppliers in 2002 that accounted for 13% and 9% of its consolidated cost of natural gas sold. The Company had two major suppliers in 2003 that accounted for 8% and 8% of its consolidated cost of natural gas sold. All of these major suppliers during the three years in the period ended December 31, 2003 sold volumes to the Copano Pipelines segment. See Note 17 for additional segment information.

        The Company had three third-party customers that accounted for 32% (Copano Pipelines/Copano Processing), 17% (Copano Pipelines) and 14% (Copano Pipelines) of its consolidated accounts receivable as of December 31, 2002. The Company had four third-party customers that accounted for 26% (Copano Pipelines/Copano Processing), 15% (Copano Pipelines), 13% (Copano Processing) and 12% (Copano Pipelines) of its consolidated accounts receivable as of December 31, 2003.

Note 13 — Risk Management Activities

        From time to time, the Company may utilize a hedging strategy to mitigate the risk of the volatility of natural gas prices. For the years ended December 31, 2001, 2002 and 2003 and for the six months ended June 30, 2003 and 2004, no such hedging positions were purchased or exercised and no option positions were outstanding as of December 31, 2002 or 2003.

        The CHC Credit Agreement and CPG Credit Agreement required both CHC and CPG to enter into interest rate risk management activities within 90 days of the establishment of the facilities. In March 2002, CHC and CPG entered into interest rate swap agreements with Fleet. Amounts received or paid under these swaps were recorded as reductions or increases in interest expense. The table below summarizes the terms, amounts received or paid and the fair values of the various interest swaps, which were recorded in accrued liabilities as of December 31, 2002:

Effective Date	Expiration Date	Notional Amount	Fixed Rate	Amounts Paid in 2002	Fair Value December 31, 2002	Amounts Paid in 2003
March 1, 2002	March 1, 2003	$15,000,000	2.57%	$80,209	$(43,391)	$43,391
March 1, 2002	September 1, 2003	5,000,000	3.03%	44,370	(60,832)	64,014
March 1, 2002	September 1,2003	10,000,000	3.03%	88,740	(121,665)	128,028

        As of December 31, 2003 and June 30, 2004, no such interest rate swap contracts were outstanding.

Note 14 — Fair Value of Financial Instruments

        The carrying amount of cash equivalents is believed to approximate their fair values because of the short maturities of these instruments. As of December 31, 2002 and 2003 and June 30, 2004, the debt associated with the CPG Credit Agreement and the CHC Credit Agreement (repaid in February 2004) bore interest at floating rates. As such, carrying amounts of these debt instruments approximate fair values.

        The debt associated with the Tejas Credit Agreement had a fixed rate of 14%. As of December 31, 2002 and 2003 and June 30, 2004, management believes that the carrying amount of the subordinated debt approximated its fair value.

Note 15 — Commitments and Contingencies

  Commitments

        For the years ended December 31, 2001, 2002, and 2003 and for the six months ended June 30, 2003 and 2004, rental expense for office space, leased vehicles and leased compressors and related field equipment used in the Company's operations totaled $891,000, $1,066,000, $1,631,000, $683,000 (unaudited) and $972,000 (unaudited) respectively. At December 31, 2003, commitments under the Company's lease obligations for the next five years and thereafter are payable as follows: 2004 — $1,168,000; 2005 — $791,000; 2006 — $476,000; 2007 — $344,000; 2008 — $344,000; and thereafter — $487,000. During 2003, certain CEH subsidiaries became co-lessors of office space with Copano Operations.

        The Company has both fixed and variable contractual commitments arising in the ordinary course of its natural gas marketing activities. At December 31, 2003, the Company had fixed contractual commitments to purchase 289,075 million British thermal units ("MMBtu") of natural gas in January 2004. At December 31, 2003, the Company had fixed contractual commitments to sell 3,337,150 MMBtu of natural gas in January 2004 and 4,540,000 MMBtu of natural gas between February 2004 and September 2004. All of these contracts are based on index-related market pricing. Using index-related market prices at December 31, 2003, total commitments to purchase natural gas related to such agreements equaled $1,338,000 and the total commitment to sell natural gas under such agreements equaled $36,156,000. The Company's commitments to purchase variable quantities of natural gas at index-based prices range from contract periods extending from one month to the life of the dedicated production. During December 2003, natural gas volumes purchased under such contracts equaled 3,962,536 MMBtu. The Company's commitments to sell variable quantities of natural gas at index-based prices range from contract periods extending from one month to 2012. During December 2003, natural gas volumes sold under such contracts equaled 371,663 MMBtu.

        The Company has both fixed and variable contractual commitments arising in the ordinary course of its natural gas marketing activities. At June 30, 2004, the Company had fixed contractual commitments to purchase 854,980 (unaudited) MMBtu of natural gas in July 2004. At June 30, 2004, the Company had fixed contractual commitments to sell 2,771,400 (unaudited) MMBtu of natural gas in July 2004 and 1,264,000 (unaudited) MMBtu of natural gas between July 2004 and September 2004. All of these contracts are based on index-related market pricing. Using index-related market prices at June 30, 2004, total commitments to purchase natural gas related to such agreements equaled $5,027,000 (unaudited) and the total commitment to sell natural gas under such agreements equaled $16,628,000 (unaudited). The Company's commitments to purchase variable quantities of natural gas at index-based prices range from contract periods extending from one month to the life of the dedicated production. During June 2004, natural gas volumes purchased under such contracts equaled 3,848,491 (unaudited) MMBtu. The Company's commitments to sell variable quantities of natural gas at index-based prices range from contract periods extending from one month to 2012. During June 2004, natural gas volumes sold under such contracts equaled 248,527 (unaudited) MMBtu.

  Guarantees

        As discussed in Note 3, in November 2002, the FASB issued FIN 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." In certain instances, this interpretation requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee.

        From July 8, 2002 through April 1, 2004, the Company guaranteed certain vehicle lease obligations of Copano Operations for vehicles operated for the benefit of certain of Copano operating entities. At December 31, 2003 and June 30, 2004, the Company guaranteed $284,000 and $229,000 (unaudited), respectively, of Copano Operations' lease payment obligations. Additionally, under each vehicle lease, Copano Operations guaranteed the lessor a minimum residual sales value upon the expiration of the lease and sale of the underlying vehicle. These residual sales value guarantees by Copano Operations were in turn guaranteed by the Company. At December 31, 2003 and June 30, 2004, aggregate guaranteed residual values for vehicles under these operating leases were as follows (in thousands):

	2004	2005	2006	2007	Thereafter	Total
Lease residual values	$55	$168	$61	$—	$—	$284

        As of April 2, 2004, the vehicle leases were transferred by Copano Operations to Hebbronville. Certain of the Copano Pipelines entities currently guarantee the lease payment obligations and Hebbronville, as lessee, guarantees the lessor a minimum residual sales value.

        Effective April 12, 2003, the Company has guaranteed certain telephone equipment lease obligations (approximately $30,000 and $24,000 (unaudited) of lease payment obligations at December 31, 2003 and June 30, 2004, respectively) of Copano Operations. The use of this telephone equipment by the Company is included in the support services provided by Copano Operations to the Company's Texas operating subsidiaries. See Note 11.

        Presently, neither the Company nor any of its subsidiaries have any other types of guarantees outstanding that require liability recognition under the provisions of FIN 45.

        FIN 45 also sets forth disclosure requirements for guarantees by a parent company on behalf of its subsidiaries. CEH or a subsidiary entity, from time to time, may issue parent guarantees of commitments resulting from the ongoing activities of subsidiary entities. Additionally, a subsidiary entity may from time to time issue a guarantee of commitments resulting from the ongoing activities of another subsidiary entity. The guarantees generally arise in connection with a subsidiary commodity purchase obligation, subsidiary lease commitments and subsidiary bank debt. The nature of such guarantees is to guarantee the performance of the subsidiary entities in meeting their respective underlying obligations. Except for operating lease commitments, all such underlying obligations are recorded on the books of the subsidiary entities and are included in the consolidated financial statements as obligations of the combined entities. Accordingly, such obligations are not recorded again on the books of the parent. The parent would only be called upon to perform under the guarantee in the event of a payment default by the applicable subsidiary entity. In satisfying such obligations, the parent would first look to the assets of the defaulting subsidiary entity. As of December 31, 2003, the approximate amount of parental guaranteed obligations were as follows (in thousands):

	2004	2005	2006	2007	2008	Total
Bank debt	$7,800	$—	$—	$—	$27,500	$35,300
Commodity purchases	2,900	—	—	—	—	2,900

	$10,700	$—	$—	$—	$27,500	$38,200

        As of June 30, 2004, the approximate amount of parental guaranteed obligations were as follows (unaudited) (in thousands):

	2004	2005	2006	2007	2008	Total
Bank debt	$—	$—	$—	$—	$55,000	$55,000
Commodity purchases	2,900	—	—	—	—	2,900

	$2,900	$—	$—	$—	$55,000	$57,900

        As a result of the February 2004 amendment to the CPG Credit Agreement and related additional borrowings, the parental guarantee related to this credit facility increased to $55,000,000.

  Regulatory Compliance

        In the ordinary course of business, the Company is subject to various laws and regulations. In the opinion of management, compliance with existing laws and regulations will not materially affect the financial position of the Company.

  Litigation

        The Company is named as a defendant, from time to time, in litigation relating to its normal business operations. Management is not aware of any significant litigation, pending or threatened, that would have a significant adverse effect on the Company's financial position or results of operations.

Note 16 — Supplemental Disclosures to the Statement of Cash Flows

Cash paid, net of amounts capitalized, during each of the periods presented (in thousands)

	Year Ended December 31,			Six Months Ended June 30,
	2001	2002	2003	2003	2004
				(unaudited)
Interest	$867	$2,251	$1,611	$1,143	$1,406
Taxes	—	—	28	—	—

Supplemental disclosures of noncash investing and financing activities (in thousands)

	Year Ended December 31,			Six Months Ended June 30,
	2001	2002	2003	2003	2004
				(unaudited)
Distribution of accounts receivable	$(4,024)	$—	$—	$—	$—
Reduction of accounts receivable	4,024	—	—	—	—
Reduction of property, plant and equipment	9,468	—	—	—	—
Reduction of members' capital	(9,468)	—	—	—	—
Acquisition of property, plant and equipment	(21,200)	—	—	—	—
Issuance of subordinated notes	21,200	—	850	—	—
Decrease in other current liabilities	—	—	(850)	—	—
Increase of redeemable preferred units related to the issuance of PIK units	635	3,853	2,453	2,453	—
Decrease in members' capital related to the issuance of PIK units	(635)	(3,853)	(2,453)	(2,453)	—
Increase of redeemable preferred units related to the accretion of warrant value	491	1,379	743	743	—
Decrease in members' capital related to the accretion of warrant value	(491)	(1,379)	(743)	(743)	—
(Decrease) increase other comprehensive income (loss)	—	(226)	226	168	—
Increase (decrease) other current liabilities	—	226	(226)	(168)	—
Increase in members' capital	—	—	1,258	—	—
Decrease of redeemable preferred units	—	—	(1,258)	—	—
Increase in equity in loss from unconsolidated affiliate	—	110	120	60	60
Decrease in accounts receivable from affiliates	—	(110)	(120)	(60)	(60)
Decrease in senior debt	—	—	—	—	(395)
Increase in property, plant and equipment	—	—	—	—	(381)
Increase in other noncurrent liabilities	—	—	—	—	776

Note 17 — Segment Information

        Based on its management's approach, the Company believes its operations consist of two segments: (i) gathering, transportation and marketing of natural gas (Copano Pipelines) and (ii) natural gas processing and related NGL transportation (Copano Processing). The Company currently reports its operations, both internally and externally, using these two segments. The Company evaluates segment performance based on segment margin before depreciation and amortization. All of the Company's revenue is derived from, and all of the Company assets and operations are located in, the South Texas and Texas Gulf Coast regions of the United States. Transactions between reportable segments are conducted on an arm's length basis.

        Summarized financial information concerning the Company's reportable segments is shown in the following table (in thousands):

	Copano Pipelines	Copano Processing	Corporate	Eliminations	Total
Year Ended December 31, 2001:
Sales to external customers	$120,005	$40,364	$—	$—	$160,369
Intersegment sales	34,307	750	—	(35,057)	—
Interest expense and other financing costs	1,008	1,219	—	—	2,227
Depreciation and amortization	2,836	489	1	—	3,326
Segment gross margin	11,529	5,459	—	—	16,988
Segment profit (loss)	2,818	1,250	(16)	—	4,052
Capital expenditures	28,435	29,481	59	(54)	57,921
Year Ended December 31, 2002:
Sales to external customers	$111,400	$113,496	$—	$—	$224,896
Intersegment sales	121,330	21,237	—	(142,567)	—
Interest expense and other financing costs	2,481	3,879	—	—	6,360
Depreciation and amortization	3,989	1,547	3	—	5,539
Equity in loss from unconsolidated affiliate	584	—	—	—	584
Segment gross margin	18,772	6,599	—	—	25,371
Segment profit (loss)	4,294	(5,704)	(231)	—	(1,641)
Segment assets	122,532	94,649	402	(58,062)	159,521
Capital expenditures	8,491	4,547	66	—	13,104

Year Ended December 31, 2003:
Sales to external customers	$265,121	$119,450	$—	$—	$384,571
Intersegment sales	139,824	42,116	—	(181,940)	—
Interest expense and other financing costs	2,837	3,740	5,531	—	12,108
Depreciation and amortization	4,328	1,755	8	—	6,091
Equity in loss from unconsolidated affiliate	127	—	—	—	127
Segment gross margin	27,551	3,644	—	—	31,195
Segment profit (loss)	10,567	(9,375)	(5,909)	—	(4,717)
Segment assets	148,872	98,511	2,098	(87,772)	161,709
Capital expenditures	3,727	2,465	—	—	6,192
Six Months Ended June 30, 2003 (unaudited):
Sales to external customers	$132,550	$69,831	$—	$—	$202,381
Intersegment sales	79,286	19,255	—	(98,541)	—
Interest expense and other financing costs	1,375	1,914	—	—	3,289
Depreciation and amortization	2,119	865	5	—	2,989
Equity in (earnings) loss in consolidated affiliate	449	—	—	—	449
Segment gross margin	14,561	389	—	—	14,950
Segment profit (loss)	6,198	(5,861)	(193)	—	144
Capital expenditures	2,192	716	—	—	2,908
Six Months Ended June 30, 2004 (unaudited):
Sales to external customers	$129,389	$67,130	$—	$—	$196,519
Intersegment sales	64,743	9,680	—	(74,423)	—
Interest expense and other financing costs	1,296	1,851	4,587	—	7,734
Depreciation and amortization	2,286	927	33	—	3,246
Equity in (earnings) loss in consolidated affiliate	(168)	—	—	—	(168)
Segment gross margin	14,033	5,512	—	—	19,545
Segment profit (loss)	5,284	(1,478)	(5,018)	—	(1,212)
Segment assets	144,118	58,618	4,212	(32,990)	173,958
Capital expenditures	3,606	522	—	—	4,128

Note 18 — Quarterly Financial Data (Unaudited)

	Year 2002
	Quarter Ended
	March 31	June 30	September 30	December 31	Year
	(In thousands)
Revenue	$39,583	$55,862	$63,394	$66,057	$224,896
Operating income	1,336	1,003	2,163	116	4,618
Net income (loss)	(122)	(513)	607	(1,613)	(1,641)
Basic and diluted net loss per unit	(1.68)	(2.19)	(1.22)	(3.30)	(8.40)
	Year 2003
	Quarter Ended
	March 31	June 30	September 30	December 31	Year
	(In thousands)
Revenue	$112,130	$90,251	$92,931	$89,259	$384,571
Operating income	5,408	(1,999)	230	3,709	7,348
Net income (loss)	3,741	(3,597)	(3,574)	(1,287)	(4,717)
Basic net income (loss) per unit	1.60	(4.73)	(3.02)	(1.09)	(7.52)
Diluted net income (loss) per unit	0.75	(4.73)	(3.02)	(1.09)	(7.52)

Note 19 — Subsequent Event (Unaudited)

        Following an amendment to the Company's credit facility and the related refinancing, the Company was no longer required to maintain the existence of Copano Energy, L.L.C. In order to simplify the Company's corporate structure, on July 27, 2004, Copano Energy, L.L.C. was merged with and into CEH, with CEH being the surviving entity. In connection with the merger, CEH changed its name to Copano Energy, L.L.C.

        On July 30, 2004, Copano Operations loaned two executive officers a total of $143,000. These officers used the loan proceeds to pay CEH for the balance of the acquisition price for the special units (subscription receivable) discussed in Note 10. On July 30, 2004, the Company made a distribution totaling $143,000 to these two executive officers, which they used to retire the obligations outstanding under their loans with Copano Operations.

        In August 2004, the Company acquired a gathering system in northern Bee and southern Karnes Counties, Texas for $200,000.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Operating General Partner of Webb/Duval Gatherers:

        We have audited the accompanying balance sheet of Webb/Duval Gatherers (the "Partnership") as of December 31, 2002, and the related statements of operations, partners' capital and cash flows for the period from February 1, 2002 through December 31, 2002. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audit.

        We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, such financial statements present fairly, in all material respects, the financial position of the Partnership at December 31, 2002, and the results of its operations and its cash flows for the period from February 1, 2002 through December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte & Touche LLP
Houston, Texas
July 9, 2004

WEBB/DUVAL GATHERERS

BALANCE SHEETS

	December 31,
	2002	2003
		(unaudited)
Assets
Current assets:
Cash and cash equivalents	$78,416	$321,213
Accounts receivable	1,533,110	2,651,159
Accounts receivable from affiliates	278,078	83,866
Prepayments and other current assets	18,706	18,813

Total current assets	1,908,310	3,075,051
Property and equipment, net	8,574,950	8,525,798

Total assets	$10,483,260	$11,600,849

Liabilities and Partners' Capital
Current liabilities:
Accounts payable	$2,388,762	$3,032,741
Accounts payable to affiliates	716,600	1,584,908
Other current liabilities	2,332	35,380

Total current liabilities	3,107,694	4,653,029

Commitments and contingencies (Note 9)
Total partners' capital	7,375,566	6,947,820

Total liabilities and partners' capital	$10,483,260	$11,600,849

The accompanying notes are an integral part of these financial statements.

WEBB/DUVAL GATHERERS

STATEMENTS OF OPERATIONS

	Period From February 1, 2002 through December 31, 2002	Year Ended December 31, 2003
		(unaudited)
Revenue:
Natural gas sales	$84,093	$475,428
Natural gas sales to affiliates	1,220,498	954,165
Transportation and gathering fees	184,351	1,040,478
Transporation and gathering fees from affiliates	768,057	285,498
Condensate sales	178,833	424,279

Total revenue	2,435,832	3,179,848

Costs and expenses:
Cost of natural gas sold	2,199,403	960,607
Cost of natural gas — affiliates	60,220	907,799
Operations and maintenance	407,306	711,537
Depreciation and amortization	525,686	591,215
General and administrative	243,140	275,494
Taxes other than income	140,967	160,942

Total cost and expenses	3,576,722	3,607,594

Net loss	$(1,140,890)	$(427,746)

The accompanying notes are an integral part of these financial statements.

WEBB/DUVAL GATHERERS

STATEMENTS OF CASH FLOWS

	Period From February 1, 2002 through December 31, 2002	Year Ended December 31, 2003
		(unaudited)
Cash Flows From Operating Activities:
Net loss	$(1,140,890)	$(427,746)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	525,686	591,215
(Increase) decrease in:
Accounts receivable	66,150	(1,118,049)
Accounts receivable from affiliates	(278,078)	194,212
Prepayments and other current assets	(18,706)	(107)
Increase (decrease) in:
Accounts payable	753,491	643,979
Accounts payable to affiliates	716,600	868,308
Other current liabilities	2,332	33,048

Net cash provided by operating activities	626,585	784,860

Cash Flows From Investing Activities:
Additions to property and equipment	(548,169)	(542,063)

Net cash used in investing activities	(548,169)	(542,063)

Cash Flows From Financing Activities:	—	—

Net increase in cash and cash equivalents	78,416	242,797
Cash and cash equivalents, beginning of period	—	78,416

Cash and cash equivalents, end of year	$78,416	$321,213

The accompanying notes are an integral part of these financial statements.

WEBB/DUVAL GATHERERS

STATEMENTS OF PARTNERS' CAPITAL

Balance, February 1, 2002	$8,516,456
Net loss	(1,140,890)

Balance, December 31, 2002	7,375,566
Net loss (unaudited)	(427,746)

Balance, December 31, 2003 (unaudited)	$6,947,820

The accompanying notes are an integral part of these financial statements.

WEBB/DUVAL GATHERERS

NOTES TO FINANCIAL STATEMENTS

Note 1 — Organization and Basis of Presentation

        Webb/Duval Gatherers (the "Partnership"), a Texas general partnership, was formed in December 1987 to provide gathering and transportation services to producers of natural gas in the South Texas region. The Partnership owns three pipeline systems, the Webb/Duval Gathering System, the Olmitos Gathering System and the Cinco Compadres Gathering System. In February 2002, Copano/Webb-Duval Pipeline, Inc. ("CWDPL"), a wholly owned subsidiary of Copano Energy Holdings, L.L.C. ("CEH"), increased its ownership interest in the Partnership from a 15% general partnership interest to a 62.5% general partnership interest. As a result of CWDPL's acquisition of this additional 47.5% general partnership interest in the Partnership, CWDPL assumed operations of the Partnership from the previous operator on February 1, 2002. The remaining partners, that have substantive participating rights with respect to the management of the Partnership, collectively own a 37.5% general partnership interest in the Partnership.

        The accompanying financial statements include the assets, liabilities and results of operations of the Partnership as of December 31, 2002 and 2003 and for the period from February 1, 2002 through December 31, 2002 and for the year ended December 31, 2003. A full year presentation is not practicable for 2002 because, as discussed above, CWDPL only became the operator of the Partnership on February 1, 2002.

Note 2 — Summary of Significant Accounting Policies

Use of Estimates

        The preparation of the financial statements in conformity with accounting policies generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses and disclosure of contingent assets and liabilities that exist at the date of the financial statements. Although, management believes the estimates are appropriate; actual results can differ from those estimates.

Cash and Cash Equivalents

        Cash and cash equivalents include certificates of deposit or other highly liquid investments with maturities of three months or less at the time of purchase.

Concentration and Credit Risk

        Financial instruments that potentially subject the Partnership to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable.

        The Partnership places its cash and cash equivalents with high-quality institutions and in money market funds. The Partnership derives its revenue from customers primarily in the natural gas industry. This industry concentration has the potential to impact the Partnership's overall exposure to credit risk, either positively or negatively in that the Partnership's customers could be affected by similar changes in economic, industry or other conditions. However, the Partnership believes that the credit risk posed by this industry concentration is offset by the creditworthiness of the Partnership's customer base. The Partnership's portfolio of accounts receivable is comprised primarily of mid-size to large domestic corporate entities.

Allowance for Doubtful Accounts

        The Partnership extends credit to customers and other parties in the normal course of business. Estimated losses on accounts receivable, if any, are provided through an allowance for doubtful accounts. In evaluating the level of established reserves, the Partnership makes judgments regarding each party's ability to make required payments, economic events and other factors. As the financial condition of these parties' changes, circumstances develop, or additional information becomes available, adjustments to the allowance for doubtful accounts may be required. Management of the Partnership has established various procedures to manage its credit exposure, including initial credit approvals, credit limits and rights of offset. The Partnership may also use prepayments and guarantees to limit credit risk to ensure that management's established credit criteria are met. As of December 31, 2002 and 2003, the Partnership has not established an allowance for doubtful accounts.

Property and Equipment

        Property and equipment consist of gas gathering systems and other related facilities, which are carried at cost less accumulated depreciation. The Partnership charges repairs and maintenance against income when incurred and capitalizes renewals and betterments, which extend the useful life or expand the capacity of assets. The Partnership calculates depreciation using the straight-line method principally over 15-year and 30-year estimated useful lives of the Partnership's assets. The weighted average useful life of the Partnership's pipeline and equipment assets is approximately 16 years.

        The Partnership reviews long-lived assets for impairment whenever there is evidence that the carrying value of such assets may not be recoverable. This review consists of comparing the carrying value of the asset with the asset's expected future undiscounted cash flows without interest costs. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than the asset's carrying value. Estimates of expected future cash flows represent management's best estimate based on reasonable and supportable assumptions.

Transportation and Exchange Imbalances

        In the course of transporting natural gas for others, the Partnership may receive for redelivery different quantities of natural gas than the quantities actually redelivered. These transactions result in transportation and exchange imbalance receivables or payables that are recovered or repaid through the receipt or delivery of natural gas in future periods, if not subject to cash out provisions. Imbalance receivables are included in accounts receivable and accounts receivable from affiliates and imbalance payables are included in accounts payable and accounts payable to affiliates on the balance sheets and are valued at estimated settlement prices or marked-to-market using current market prices in effect for the reporting period of the outstanding imbalances. As of December 31, 2002 and 2003, the Partnership had imbalance receivables totaling $1,213,605 and $2,202,902 (unaudited), respectively, and imbalance payables totaling $2,539,960 and $3,464,856 (unaudited), respectively. Changes in market value and the settlement of any such imbalance at a price greater than or less than the recorded imbalance results in either an upward or downward adjustment, as appropriate, to the cost of natural gas sold.

Revenue Recognition

        The Partnership's natural gas and condensate sales are recognized in the period when the physical product is delivered to the customer at contractually agreed-upon pricing.

        Transportation revenue is recognized in the period when the service is provided.

Derivatives

        Statement of Financial Accounting Standards ("SFAS") No. 133, as amended, "Accounting for Derivative Instruments and Hedging Activities," establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. SFAS No. 133 requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. SFAS No. 133 provides that normal purchases and normal sales contracts are not subject to the statement. Normal purchases and normal sales are contracts that provide for the purchase or sale of something other than a financial instrument or derivative instrument that will be delivered in quantities expected to be used or sold by the reporting entity over a reasonable period in the normal course of business. The Partnership's forward natural gas purchase and sales contracts are designated as normal purchases and sales. Substantially all forward contracts fall within a one-month to five-year term.

Income Taxes

        The Partnership is not a taxpaying entity for federal and state income tax purposes and, accordingly, does not recognize any expense for such taxes. The income tax liability resulting from the Partnership's operations is the responsibility of the individual general partners of the Partnership. In the event of an examination of the Partnership's tax return, the tax liability of the individual general partners could be changed if an adjustment of the Partnership's income or loss is ultimately sustained by the taxing authorities.

Note 3 — New Accounting Pronouncements

        The Partnership implemented Financial Accounting Standards Board ("FASB") Interpretation No. ("FIN") 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including

Indirect Guarantees of Indebtedness of Others," as of December 31, 2002. This interpretation of SFAS Nos. 5, 57 and 107 and rescission of FIN 34 elaborates on the disclosures to be made by a guarantor in its interim and annual financial statements about its obligations under certain guarantees that it has issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The information required by this interpretation is included in Note 9.

        In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." This statement requires entities to record the fair value of a liability for legal obligations associated with the retirement obligations of tangible long-lived assets in the period in which the obligation is incurred and can be reasonably estimated. When the liability is initially recorded, a corresponding increase in the carrying amount of the related long-lived asset is recorded. Over time, accretion of the liability is recognized each period, and the capitalized cost is depreciated over the useful life of the related asset. Upon settlement of the liability, an entity either settles the obligation for its recorded amount or incurs a gain or loss on settlement. The standard became effective for the Partnership on January 1, 2003.

        Under the implementation guidelines of SFAS No. 143, the Partnership has reviewed its long-lived assets for asset retirement obligation ("ARO") liabilities and identified any such liabilities. These liabilities include ARO liabilities related to (i) rights-of-way and easements over property not owned by the Partnership, (ii) leases of certain currently operated facilities and (iii) regulatory requirements triggered by the abandonment or retirement of certain of these assets.

        As a result of the Partnership's analysis of AROs, the Partnership determined it was not required to recognize any such potential liabilities. The Partnership's rights under its easements are renewable or perpetual and retirement action, if any, is required only upon nonrenewal or abandonment of the easements. The Partnership currently expects to continue to use or renew all such easement agreements and to use these properties for the foreseeable future. Similarly, under certain leases of currently operated facilities, retirement action is only required upon termination of these leases and the Partnership does not expect termination in the foreseeable future. Accordingly, management is unable to reasonably estimate and record liabilities for its obligations that fall under the provisions of SFAS No. 143 because it does not believe that any of the applicable assets will be retired or abandoned in the foreseeable future. The Partnership will record AROs in the period in which the obligation may be reasonably estimated.

Note 4 — Property and Equipment

        Property and equipment consisted of the following:

	December 31,
	2002	2003
		(unaudited)
Property and equipment, at cost:
Pipelines and equipment	$23,820,256	$24,777,023
Construction in progress	430,713	16,009

	24,250,969	24,793,032
Less accumulated depreciation and amortization	(15,676,019)	(16,267,234)

Total property and equipment, net	$8,574,950	$8,525,798

Note 5 — Risk Management Activities

        The Partnership may utilize a hedging strategy to mitigate the risk of the volatility of natural gas prices in connection with the purchase or sale of natural gas with respect to the resolution of its natural gas imbalance positions. However, for the period from February 1, 2002 through December 31, 2002 and for the year ended December 31, 2003, no such hedging positions were purchased or exercised and no option positions were outstanding as of December 31, 2002 or 2003.

Note 6 — Related Party Transactions

Operations Services

        The Partnership does not directly employ any persons to manage or operate its business. Copano/Operations, Inc. ("Copano Operations"), an entity controlled by Mr. John R. Eckel, Jr., Chairman of the Board of Managers and Chief Executive Officer of CEH, provides these services to CWDPL, the operator of the Partnership. CWDPL reimburses Copano Operations for all direct and indirect costs of these services, which include management and operations support services. CWDPL charges the Partnership for operations and support services as well as a monthly administrative fee of $16,000 and is reimbursed by the Partnership for certain personnel services not included in the administrative fee. Additionally, CWDPL has made advances to WDG for capital expenditures. For the period from February 1, 2002 through December 31, 2002 and for the year ended December 31, 2003, CWDPL charged the Partnership $478,004 and $619,743 (unaudited), respectively, for administrative fees and operations and support services including payroll and benefits expense for both field and administrative personnel of the Partnership and capitalized costs. As of December 31, 2002 and 2003, the Partnership's net payable to CWDPL totaled $242,900 and $718,217 (unaudited), respectively.

        Management estimates that these expenses on a stand-alone basis (that is, the cost that would have been incurred by the Partnership to conduct current operations if the Partnership had obtained these services from an unaffiliated entity) would not be less favorable than the amounts recorded in the Partnership's financial statements for the period from February 1, 2002 through December 31, 2002 and for the year ended December 31, 2003.

Natural Gas Transportation and Exchange Imbalance Transactions

        Pursuant to a gas gathering agreement, the Partnership earned transportation fees of $91,274 and $180,928 (unaudited) from Copano Field Services/Agua Dulce ("CFS/AD"), an indirect wholly owned subsidiary of CEH and an affiliate of CWDPL, during the period from February 1, 2002 through December 31, 2002 and for the year ended December 31, 2003, respectively. The Partnership recorded gas sales of $1,220,498 and $913,332 (unaudited) pursuant to the imbalance cash out provisions of the gas gathering agreement with CFS/AD for the period from February 1, 2002 through December 31, 2002 and for the year ended December 31, 2003, respectively. Additionally, the Partnership recorded cost of natural gas sold of $0 and $459,860 (unaudited) pursuant to the cash out provisions of the gas gathering agreement with CFS/AD for the period from February 1, 2002 through December 31, 2002 and for the year ended December 31, 2003, respectively. As of December 31, 2002 and 2003, CFS/AD owed the Partnership $206,450 and $53,190 (unaudited), respectively, under this gas gathering agreement.

        Pursuant to gas purchase and sales agreements, the Partnership sold natural gas to other affiliates of CWDPL and indirect wholly owned subsidiaries of CEH of $0 and $40,833 (unaudited) during the period from February 1, 2002 through December 31, 2002 and for the year ended December 31, 2003, respectively. Additionally, the Partnership recorded cost of natural gas sold to these other affiliates of CWDPL of $0 and $9,571 (unaudited) during the period from February 1, 2002 through December 31, 2002 and for the year ended December 31, 2003, respectively.

        Pursuant to a gas gathering agreement with one of the other general partners of the Partnership, the Partnership earned transportation fees of $93,077 and $104,570 (unaudited) during the period from February 1, 2002 through December 31, 2002 and for the year ended December 31, 2003, respectively. Additionally, under this general partner's gas gathering agreement, the Partnership recorded gas imbalance activity as cost of natural gas sold of $60,220 and $438,368 (unaudited) during the period from February 1, 2002 through December 31, 2002 and for the year ended December 31, 2003, respectively. As of December 31, 2002 and 2003, this general partner owed the Partnership $16,223 and $16,745 (unaudited), respectively, for transportation fees. The Partnership had net gas imbalance obligations to this general partner of $428,323 and $866,691 (unaudited) as of December 31, 2002 and 2003, respectively.

        Management of the Partnership believes these transactions were on terms no less favorable than those that could have been achieved with an outside company.

Note 7 — Business Segment and Customer Information

        Based on its management approach, the Partnership believes that all of its material operations revolve around the gathering and transportation of natural gas and it currently reports its operations, both internally and externally, as a single business segment. The Partnership had one affiliated customer and one third-party customer that accounted for 54% and 17%, respectively, of its revenue for the period from February 1, 2002 through December 31, 2002. The Partnership had one (unaudited) affiliated customer and one (unaudited) third-party customer that accounted for 34% (unaudited) and 27% (unaudited), respectively, of its revenue for the year ended December 31, 2003.

        Excluding changes in the gas imbalances recorded as cost of natural gas sold, the Partnership had one third-party supplier during the period from February 1, 2002 through December 31, 2002 that accounted for 100% of its cost of natural gas sold. Excluding changes in the gas imbalances recorded as cost of natural gas sold, the Partnership had one (unaudited) third-party supplier and one affiliate supplier for the year ended December 31, 2003 that accounted for 78% (unaudited) and 21% (unaudited) of its cost of natural gas sold. The Partnership only buys and sells natural gas in connection with the resolution of natural gas imbalances incurred as a result of its gathering and transportation activities.

Note 8 — Fair Value of Financial Instruments

        The carrying amount of cash equivalents approximates its fair value because of the short maturities of these instruments.

Note 9 — Commitments and Contingencies

Commitments

        For the period from February 1, 2002 through December 31, 2002 and for the year ended December 31, 2003, rental expense for leased vehicles and leased compressors and related field equipment used in the Partnership's operations totaled $67,608 and $186,950 (unaudited). At December 31, 2003, commitments under the Partnership's lease obligations totaled $27,004 (unaudited) for 2004; $10,944 (unaudited) for 2005; and $4,742 (unaudited) for 2006.

        Although the Partnership may have both fixed and variable contractual commitments arising in the ordinary course of its activities, at December 31, 2003, the Partnership had no fixed or variable contractual commitments to purchase or sell natural gas.

Guarantees

        As discussed in Note 3, in November 2002, the FASB issued FIN 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." In certain instances, this interpretation requires a guarantor to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee.

        FIN 45 also sets forth disclosure requirements for guarantees including the guarantees by a general partner of the Partnership on behalf of the Partnership. As of December 31, 2003, no parental guarantees by the general partners are outstanding. However, from July 8, 2002 through

April 1, 2004, subsidiaries of CEH guaranteed certain vehicle lease obligations of Copano Operations for vehicles operated for the benefit of the Partnership and certain subsidiaries of CEH. At December 31, 2003, certain subsidiaries of CEH guaranteed approximately $284,000 of Copano Operations' lease payment obligations (approximately $43,000 relates to vehicles used by the Partnership). Additionally, under each vehicle lease, Copano Operations guaranteed the lessor a minimum residual sales value upon the expiration of the lease and sale of the underlying vehicle. These residual sale values guaranteed by Copano Operations were in turn guaranteed by certain subsidiaries of CEH. At December 31, 2003, guaranteed residual values for vehicles used by the Partnership under these operating leases were as follows (unaudited):

	2004	2005	2006	2007	Thereafter	Total
Lease residual values	$—	$26,610	$17,732	$—	$—	$44,342

        Presently, neither the Partnership nor any of its general partners have any other types of guarantees outstanding that require liability recognition under the provisions of FIN 45.

Regulatory Compliance

        In the ordinary course of business, the Partnership is subject to various laws and regulations. In the opinion of management, compliance with existing laws and regulations will not materially affect the financial position of the Partnership.

Litigation

        The Partnership may be named as a defendant, from time to time, in litigation relating to its normal business operations. Management is not aware of any significant litigation, pending or threatened, that would have a significant adverse effect on the Partnership's financial position or results of operations.

APPENDIX A

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
COPANO ENERGY, L.L.C.

A-i

A-ii

A-iii

A-iv

SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY
AGREEMENT OF COPANO ENERGY, L.L.C.

        This SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF COPANO ENERGY, L.L.C., dated as of November    , 2004 is entered into by the Initial Members, together with any other Persons who hereafter become Members in Copano Energy, L.L.C. (the "Company") or parties hereto as provided herein. In consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I
DEFINITIONS

        Section 1.1    Definitions.

        The following definitions shall be for all purposes, unless otherwise clearly indicated to the contrary, applied to the terms used in this Agreement.

        "Accretion Test" has the meaning assigned to such term in Section 5.7(g).

        "Acquisition" means any transaction in which any Group Member acquires (through an asset acquisition, merger, stock acquisition or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing the operating capacity or revenue of the Company Group from the operating capacity or revenue of the Company Group existing immediately prior to such transaction.

        "Additional Book Basis" means the portion of any remaining Carrying Value of an Adjusted Property that is attributable to positive adjustments made to such Carrying Value as a result of Book-Up Events. For purposes of determining the extent that Carrying Value constitutes Additional Book Basis:

        (a)   Any negative adjustment made to the Carrying Value of an Adjusted Property as a result of either a Book-Down Event or a Book-Up Event shall first be deemed to offset or decrease that portion of the Carrying Value of such Adjusted Property that is attributable to any prior positive adjustments made thereto pursuant to a Book-Up Event or Book-Down Event.

        (b)   If Carrying Value that constitutes Additional Book Basis is reduced as a result of a Book-Down Event and the Carrying Value of other property is increased as a result of such Book-Down Event, an allocable portion of any such increase in Carrying Value shall be treated as Additional Book Basis; provided that the amount treated as Additional Book Basis as a result of such Book-Down Event shall not exceed the amount by which the Aggregate Remaining Net Positive Adjustments after such Book-Down Event exceed the remaining Additional Book Basis attributable to all of the Company's Adjusted Property after such Book-Down Event (determined without regard to the application of this clause (ii) to such Book-Down Event).

        "Additional Book Basis Derivative Items" means any Book Basis Derivative Items that are computed with reference to Additional Book Basis. To the extent that the Additional Book Basis attributable to all of the Company's Adjusted Property as of the beginning of any taxable period exceeds the Aggregate Remaining Net Positive Adjustments as of the beginning of such period (the "Excess Additional Book Basis"), the Additional Book Basis Derivative Items for such period shall be reduced by the amount that bears the same ratio to the amount of Additional Book Basis

Derivative Items determined without regard to this sentence as the Excess Additional Book Basis bears to the Additional Book Basis as of the beginning of such period.

        "Additional G&A Cap" has the meaning assigned to such term in Section 7.13(b).

        "Additional Member" means a Member admitted as a Member of the Company pursuant to Section 4.5 and who is shown as such on the books and records of the Company.

        "Adjusted Capital Account" means the Capital Account maintained for each Member as of the end of each fiscal year of the Company, (a) increased by any amounts that such Member is obligated to restore under the standards set by Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (or is deemed obligated to restore under Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5)) and (b) decreased by (i) the amount of all losses and deductions that, as of the end of such fiscal year, are reasonably expected to be allocated to such Member in subsequent years under Sections 704(e)(2) and 706(d) of the Code and Treasury Regulation Section 1.751-1(b)(2)(ii), and (ii) the amount of all distributions that, as of the end of such fiscal year, are reasonably expected to be made to such Member in subsequent years in accordance with the terms of this Agreement or otherwise to the extent they exceed offsetting increases to such Member's Capital Account that are reasonably expected to occur during (or prior to) the year in which such distributions are reasonably expected to be made (other than increases as a result of a minimum gain chargeback pursuant to Section 6.1(d)(i) or Section 6.1(d)(ii)). The foregoing definition of Adjusted Capital Account is intended to comply with the provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith. The "Adjusted Capital Account" of a Member in respect of a Common Unit, a Subordinated Unit or any other Interest shall be the amount that such Adjusted Capital Account would be if such Common Unit, Subordinated Unit or other Interest were the only interest in the Company held by such Member from and after the date on which such Common Unit, Subordinated Unit or other Interest was first issued.

        "Adjusted Operating Surplus" means, with respect to any period, Operating Surplus generated with respect to such period (a) less (i) any net increase in Working Capital Borrowings with respect to such period and (ii) any net decrease in cash reserves for Operating Expenditures with respect to such period not relating to an Operating Expenditure made with respect to such period, and (b) plus (i) any net decrease in Working Capital Borrowings with respect to such period and (ii) any net increase in cash reserves for Operating Expenditures with respect to such period required by any debt instrument for the repayment of principal, interest or premium. Adjusted Operating Surplus does not include that portion of Operating Surplus included in clause (a)(i) and (a)(ii) of the definition of Operating Surplus.

        "Adjusted Property" means any property the Carrying Value of which has been adjusted pursuant to Section 5.5(d)(i) or Section 5.5(d)(ii).

        "Affiliate" means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person in question. As used herein, the term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

        "Aggregate Remaining Net Positive Adjustments" means, as of the end of any taxable period, the sum of the Remaining Net Positive Adjustments of all Members.

        "Agreed Allocation" means any allocation, other than a Required Allocation, of an item of income, gain, loss or deduction pursuant to the provisions of Section 6.1, including, without limitation, a Curative Allocation (if appropriate to the context in which the term "Agreed Allocation" is used).

        "Agreed Value" of any Contributed Property means the fair market value of such property or other consideration at the time of contribution as determined by the Board of Directors. The Board of Directors shall use such method as it determines to be appropriate to allocate the aggregate Agreed Value of Contributed Properties contributed to the Company in a single or integrated transaction among each separate property on a basis proportional to the fair market value of each Contributed Property.

        "Agreement" means this Second Amended and Restated Limited Liability Company Agreement of Copano Energy, L.L.C., as it may be amended, supplemented or restated from time to time.

        "Allocated Percentage" means an amount expressed as a percentage equal to the proportion of the fully diluted equity interest of each of the Existing Investors in the Company immediately prior to the Closing Date as set forth on Exhibit B hereto.

        "Amended and Restated Limited Liability Company Agreement" means the Amended and Restated Limited Liability Company Agreement of Copano Energy Holdings, L.L.C., dated as of August 14, 2001, as amended through the date of this Agreement.

        "Anniversary" has the meaning assigned to such term in Section 11.13(b).

        "Applicable Quarter means a Quarter other than the first Quarter following the Closing Date.

        "Associate" means, when used to indicate a relationship with any Person, (a) any corporation or organization of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock or other voting interest; (b) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same principal residence as such Person.

        "Available Cash" means, with respect to any Quarter ending prior to the Liquidation Date:

        (a)   the sum of (i) all cash and cash equivalents of the Company Group on hand at the end of such Quarter, and (ii) all additional cash and cash equivalents of the Company Group on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter, less

        (b)   the amount of any cash reserves established by the Board of Directors to (i) provide for the proper conduct of the business of the Company Group (including reserves for future capital expenditures and for anticipated future credit needs of the Company Group) subsequent to such Quarter, (ii) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject or (iii) provide funds for distributions under Section 6.4 or Section 6.5 in respect of any one or more of the next four Quarters; provided, however, that the Board of Directors may not establish cash reserves pursuant to (iii) above if the effect of such reserves would be that the Company is unable to distribute the Minimum Quarterly Distribution on all Common Units, plus any Cumulative Common Unit Arrearage on all Common Units, with respect to such Quarter; and, provided further, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, within such Quarter if the Board of Directors so determines.

        Notwithstanding the foregoing, "Available Cash" with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

        "Board of Directors" has the meaning assigned to such term in Section 7.1(a).

        "Book Basis Derivative Items" means any item of income, deduction, gain or loss included in the determination of Net Income or Net Loss that is computed with reference to the Carrying Value of an Adjusted Property (e.g., depreciation, depletion, or gain or loss with respect to an Adjusted Property).

        "Book-Down Event" means an event that triggers a negative adjustment to the Capital Accounts of the Members pursuant to Section 5.5(d).

        "Book-Tax Disparity" means, with respect to any item of Contributed Property or Adjusted Property, as of the date of any determination, the difference between the Carrying Value of such Contributed Property or Adjusted Property and the adjusted basis thereof for federal income tax purposes as of such date. A Member's share of the Company's Book-Tax Disparities in all of its Contributed Property and Adjusted Property will be reflected by the difference between such Member's Capital Account balance as maintained pursuant to Section 5.5 and the hypothetical balance of such Member's Capital Account computed as if it had been maintained strictly in accordance with federal income tax accounting principles.

        "Book-Up Event" means an event that triggers a positive adjustment to the Capital Accounts of the Members pursuant to Section 5.5(d).

        "Business Day" means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Texas shall not be regarded as a Business Day.

        "Cap Period" means the period commencing on the first day of the first Applicable Quarter following the Closing Date and ending on the last day of the third consecutive, non-overlapping four-Quarter period following such first Applicable Quarter.

        "Cap Period Extension" has the meaning assigned to such term in Section 7.13(c).

        "Capital Account" means the capital account maintained for a Member pursuant to Section 5.5. The "Capital Account" of a Member in respect of a Common Unit, a Subordinated Unit or any other Interest shall be the amount that such Capital Account would be if such Common Unit, Subordinated Unit or other Interest were the only interest in the Company held by such Member from and after the date on which such Common Unit, Subordinated Unit or other Interest was first issued.

        "Capital Contribution" means any cash, cash equivalents or the Net Agreed Value of Contributed Property that a Member contributes to the Company pursuant to this Agreement.

        "Capital Improvement" means any (a) addition or improvement to the capital assets owned by any Group Member or (b) acquisition of existing, or the construction of new, capital assets, in each case if such addition, improvement, acquisition or construction is made to increase the operating capacity or revenue of the Company Group from the operating capacity or revenue of the Company Group existing immediately prior to such addition, improvement, acquisition or construction.

        "Capital Surplus" has the meaning assigned to such term in Section 6.3(a).

        "Carrying Value" means (a) with respect to a Contributed Property, the Agreed Value of such property reduced (but not below zero) by all depreciation, amortization and cost recovery deductions charged to the Members' Capital Accounts in respect of such Contributed Property, and (b) with respect to any other Company property, the adjusted basis of such property for federal income tax purposes, all as of the time of determination. The Carrying Value of any property shall be adjusted from time to time in accordance with Section 5.5(d)(i) and Section 5.5(d)(ii) and to reflect changes, additions or other adjustments to the Carrying Value for dispositions and acquisitions of Company properties, as deemed appropriate by the Board of Directors.

        "Certificate" means a certificate (i) substantially in the form of Exhibit A to this Agreement, (ii) issued in global form in accordance with the rules and regulations of the Depositary or (iii) in such other form as may be adopted by the Board of Directors, issued by the Company evidencing ownership of one or more Common Units or a certificate, in such form as may be adopted by the Board of Directors, issued by the Company evidencing ownership of one or more other Company Securities.

        "Certificate of Formation" means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware as referenced in Section 7.2, as such Certificate of Formation may be amended, supplemented or restated from time to time.

        "Chairman of the Board" has the meaning assigned to such term in Section 7.1.

        "Citizenship Certification" means a properly completed certificate in such form as may be specified by the Board of Directors by which a Member certifies that he (and if he is a nominee holding for the account of another Person, that to the best of his knowledge such other Person) is an Eligible Citizen.

        "Closing Date" means the first date on which Common Units are sold by the Company to the Underwriters pursuant to the provisions of the Underwriting Agreement.

        "Closing Price" has the meaning assigned to such term in Section 13.1(a).

        "Code" means the Internal Revenue Code of 1986, as amended and in effect from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of any successor law.

        "Commenced Commercial Service" and "Commencement of Commercial Service" shall mean the date a Capital Improvement is first put into service following completion of construction and testing.

        "Commission" means the United States Securities and Exchange Commission.

        "Common Unit" means a Company Security representing a fractional part of the Interests of all Members, and having the rights and obligations specified with respect to Common Units in this Agreement. The term "Common Unit" does not refer to a Subordinated Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

        "Common Unit Arrearage" means, with respect to any Common Unit, whenever issued, as to any Quarter within the Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to a Common Unit in respect of such Quarter over (b) the sum of all Available Cash distributed with respect to a Common Unit in respect of such Quarter pursuant to Section 6.4(a)(i).

        "Company" means Copano Energy, L.L.C., a Delaware limited liability company, and any successors thereto.

        "Company Group" means the Company and any Subsidiary of the Company, treated as a single consolidated entity.

        "Company Minimum Gain" means that amount determined in accordance with the principles of Treasury Regulation Section 1.704-2(d).

        "Company Security" means any class or series of equity interest in the Company (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Company), including without limitation, Common Units and Subordinated Units.

        "Conflicts Committee" means a committee of the Board of Directors composed entirely of two or more Independent Directors who are not (a) Officers or employees of the Company or any Subsidiary of the Company or (b) holders of any ownership interest in the Company Group other than Common Units.

        "Contributed Property" means each property or other asset, in such form as may be permitted by the Delaware Act, but excluding cash, contributed to the Company. Once the Carrying Value of a Contributed Property is adjusted pursuant to Section 5.5(d), such property shall no longer constitute a Contributed Property, but shall be deemed an Adjusted Property.

        "Copano Partners" means Copano Partners, L.P., a Delaware limited partnership.

        "CSFB Entities" means (i) CEH Holdco, Inc., a Delaware corporation, (ii) CEH Holdco II, Inc., a Delaware corporation, (iii) DLJ Merchant Banking Partners III, L.P., a Delaware limited partnership, (iv) DLJ Offshore Partners III, C.V., a Netherland Antilles limited company, (v) DLJ Merchant Banking Partners III, Inc., as Advisory General Partner on behalf of DLJ Offshore Partners III, C.V., (vi) DLJ Merchant Banking Partners III, Inc., as Advisory General Partner on behalf of DLJ Offshore Partners III-1, C.V., and as attorney-in-fact for DLJ Merchant Banking III, L.P., as Associate General Partner of DLJ Offshore Partners III-1, C.V., (vii) DLJ Merchant Banking III, Inc., as Advisory General Partner on behalf of DLJ Offshore Partners III-2, C.V., and as attorney-in-fact for DLJ Merchant Banking III, L.P., as Associate General Partner of DLJ Offshore Partners III-2, C.V., (viii) DLJ MB Partners III GmbH & Co. KG, a German limited partnership, (ix) Millennium Partners II, L.P., a Delaware limited partnership, and (x) MBP III Plan Investors, L.P., a Delaware limited partnership.

        "Cumulative Common Unit Arrearage" means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum resulting from adding together the Common Unit Arrearage as to an Initial Common Unit for each of the Quarters within the Subordination Period ending on or before the last day of such Quarter over (b) the sum of any distributions theretofore made pursuant to Section 6.4(a)(ii) and the second sentence of Section 6.5 with respect to an Initial Common Unit (including any distributions to be made in respect of the last of such Quarters).

        "Curative Allocation" means any allocation of an item of income, gain, deduction, loss or credit pursuant to the provisions of Section 6.1(d)(xi).

        "Current Market Price" has the meaning assigned to such term in Section 13.1(a).

        "Delaware Act" means the Delaware Limited Liability Company Act, 6 Del. C. Section 18-101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

        "Depositary" means, with respect to any Units issued in global form, The Depository Trust Company and its successors and permitted assigns.

        "DGCL" means the General Corporation Law of the State of Delaware, 8 Del. C. Section 101, et seq., as amended, supplemented or restated from time to time, and any successor to such statute.

        "Director" means a member of the Board of Directors of the Company.

        "EBITDA" means net income (loss) plus interest expense, provision for income taxes and depreciation and amortization expense.

        "Economic Risk of Loss" has the meaning set forth in Treasury Regulation Section 1.752-2(a).

        "Effectiveness Period" has the meaning assigned to such term in Section 14.3(a).

        "Eligible Citizen" means a Person qualified to own interests in real property in jurisdictions in which any Group Member does business or proposes to do business from time to time, and whose status as a Member does not or would not subject such Group Member to a significant risk of cancellation or forfeiture of any of its properties or any interest therein.

        "EnCap Entities" means (i) EnCap Energy Capital Fund III, L.P., a Texas limited partnership, (ii) EnCap Energy Acquisition III-B, Inc., a Texas corporation, and (iii) BOCP Energy Partners, L.P., a Texas limited partnership.

        "Estimated Incremental Quarterly Tax Amount" has the meaning assigned to such term in Section 6.8.

        "Excess G&A Obligation" means the amount by which G&A in any Applicable Quarter exceeds the Total G&A Cap subject to the limitations set forth herein.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Existing Investors" means (i) Copano Partners, (ii) the CSFB Entities, (iii) the EnCap Entities, (iv) R. Bruce Northcutt, an individual residing in Spring, Texas, and (v) Matthew J. Assiff, an individual residing in Houston, Texas.

        "Final Adjudication" has the meaning assigned to such term in Section 7.7(e).

        "Final Subordinated Units" has the meaning assigned to such term in Section 6.1(d)(x).

        "Fully Diluted Basis" means, when calculating the number of Outstanding Units for any period, a basis that includes, in addition to the Outstanding Units, all Company Securities and options, rights, warrants and appreciation rights relating to an equity interest in the Company (a) that are convertible into or exercisable or exchangeable for Units that are senior to or pari passu with the Subordinated Units, (b) whose conversion, exercise or exchange price is less than the Current Market Price on the date of such calculation, (c) that may be converted into or exercised or exchanged for such Units prior to or during the Quarter immediately following the end of the period for which the calculation is being made without the satisfaction of any contingency beyond the control of the holder other than the payment of consideration and the compliance with administrative mechanics applicable to such conversion, exercise or exchange and (d) that were not converted into or exercised or exchanged for such Units during the period for which the calculation is being made; provided, that for purposes of determining the number of Outstanding Units on a Fully Diluted Basis when calculating whether the Subordination Period has ended or Subordinated Units are entitled to convert into Common Units pursuant to Section 5.8, such Company Securities, options, rights, warrants and appreciation rights shall be deemed to have been Outstanding Units only for the four Quarters that comprise the last four Quarters of the measurement period; provided, further, that if consideration will be paid to any Group Member in connection with such conversion, exercise or exchange, the number of Units to be included in such calculation shall be that number equal to the difference between (i) the number of Units issuable upon such conversion, exercise or exchange and (ii) the number of Units that such consideration would purchase at the Current Market Price.

        "G&A" means, in accordance with U.S. GAAP, all general and administrative expenses, less (i) any general and administrative expenses incurred in connection with potential Acquisitions and Capital Improvements, of the Company and any wholly owned subsidiary of the Company and (ii) other general and administrative expenses that would constitute adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities pursuant to U.S. GAAP (including, without limitation, non-cash expenses with respect to equity-related compensation), limited in any Quarter to the amounts set forth in the G&A Budget for such Quarter, which G&A Budget is subject to adjustment as provided in Section 7.13(e).

        "G&A Budget" has the meaning assigned to such term in Section 7.13(e).

        "G&A Cap" means (a) $1,500,000 for each of the first through fourth Applicable Quarters following the Closing Date, (b) $1,650,000 for each of the fifth through eighth Applicable Quarters following the Closing Date and (c) $1,800,000 for each of the ninth through twelfth Applicable Quarters following the Closing Date.

        "Group" means a Person that with or through any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (except voting pursuant to a revocable proxy or consent given to such Person in response to a proxy or consent solicitation made to 10 or more Persons) or disposing of any Company Securities with any other Person that beneficially owns, or whose Affiliates or Associates beneficially own, directly or indirectly, Company Securities.

        "Group Member" means a member of the Company Group.

        "Group Member Agreement" means the partnership agreement of any Group Member that is a limited or general partnership, the limited liability company agreement of any Group Member, other than the Company, that is a limited liability company, the certificate of incorporation and bylaws or similar organizational documents of any Group Member that is a corporation, the joint venture agreement or similar governing document of any Group Member that is a joint venture and the governing or organizational or similar documents of any other Group Member that is a Person other than a limited or general partnership, limited liability company, corporation or joint venture, as such may be amended, supplemented or restated from time to time.

        "Indemnitee" has the meaning assigned to such term in Section 7.7(a).

        "Independent" with respect to a Director means a Director who meets the then current independence standards required of directors who serve on an audit committee of a board of directors established by the Commission and the National Securities Exchange on which the Common Units are listed for trading.

        "Initial Common Units" means the Common Units sold in the Initial Offering.

        "Initial Members" means the holders of the Pre-Initial Offering Interests (with respect to the Common Units and Subordinated Units received by them pursuant to Section 5.1) and the Underwriters upon the issuance by the Company of Common Units to the Underwriters as described in Section 5.2 in connection with the Initial Offering.

        "Initial Offering" means the initial offering and sale of Common Units to the public, as described in the Registration Statement.

        "Initial Unit Price" means (a) with respect to the Common Units and the Subordinated Units, the initial public offering price per Common Unit at which the Underwriters offered the Common Units to the public for sale as set forth on the cover page of the prospectus included as part of the Registration Statement and first issued at or after the time the Registration Statement first became effective or (b) with respect to any other class or series of Units, the price per Unit at which such class or series of Units is initially sold by the Company, as determined by the Board of Directors, in each case adjusted as the Board of Directors determines to be appropriate to give effect to any distribution, subdivision or combination of Units.

        "Interest" means the ownership interest of a Member in the Company, which may be evidenced by Common Units, Subordinated Units or other Company Securities or a combination thereof or interest therein, and includes any and all benefits to which such Member is entitled as provided in this Agreement, together with all obligations of such Member to comply with the terms and provisions of this Agreement.

        "Interim Capital Transactions" means the following transactions if they occur prior to the Liquidation Date: (a) borrowings, refinancings or refundings of indebtedness (other than Working Capital Borrowings and other than for items purchased on open account in the ordinary course of business) by any Group Member and sales of debt securities of any Group Member; (b) sales of equity interests of any Group Member (including the Common Units sold to the Underwriters pursuant to the exercise of the Over-Allotment Option); and (c) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (i) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and (ii) sales or other dispositions of assets as part of normal retirements or replacements.

        "Issue Price" means the price at which a Unit is purchased from the Company, after taking into account any sales commission or underwriting discount charged to the Company.

        "Liquidation Date" means the date on which an event giving rise to the dissolution of the Company occurs.

        "Liquidator" means one or more Persons selected by the Board of Directors to perform the functions described in Section 10.2 as liquidating trustee of the Company within the meaning of the Delaware Act.

        "Losses" has the meaning assigned to such term in Section 14.9(a).

        "Managing Underwriter" means, with respect to any Underwritten Offering, the book running lead manager of such Underwritten Offering.

        "Member" means, unless the context otherwise requires, each Initial Member, each Substituted Member, and each Additional Member.

        "Member Nonrecourse Debt" has the meaning set forth in Treasury Regulation Section 1.704-2(b)(4).

        "Member Nonrecourse Debt Minimum Gain" has the meaning set forth in Treasury Regulation Section 1.704-2(i)(2).

        "Member Nonrecourse Deductions" means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(i), are attributable to a Member Nonrecourse Debt.

        "Merger Agreement" has the meaning assigned to such term in Section 12.1.

        "Minimum Quarterly Distribution" means $0.40 per Unit per Quarter (or, with respect to the period commencing on the Closing Date and ending on December 31, 2004, it means the product of $0.40 multiplied by a fraction of which the numerator is the number of days in such period and of which the denominator is 92), subject to adjustment in accordance with Section 6.6 and Section 6.8.

        "National Securities Exchange" means an exchange registered with the Commission under Section 6(a) of the Securities Exchange Act of 1934, as amended, supplemented or restated from time to time, and any successor to such statute, or the Nasdaq National Market or any successor thereto.

        "Net Agreed Value" means, (a) in the case of any Contributed Property, the Agreed Value of such property reduced by any liabilities either assumed by the Company upon such contribution or to which such property is subject when contributed, and (b) in the case of any property distributed to a Member by the Company, the Company's Carrying Value of such property (as adjusted pursuant to Section 5.5(d)(ii)) at the time such property is distributed, reduced by any indebtedness either assumed by such Member upon such distribution or to which such property is subject at the time of distribution, in either case, as determined under Section 752 of the Code.

        "Net Income" means, for any taxable year, the excess, if any, of the Company's items of income and gain (other than those items taken into account in the computation of Net

Termination Gain or Net Termination Loss) for such taxable year over the Company's items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Income shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided that the determination of the items that have been specially allocated under Section 6.1(d) shall be made as if Section 6.1(d)(xii) were not in this Agreement.

        "Net Loss" means, for any taxable year, the excess, if any, of the Company's items of loss and deduction (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year over the Company's items of income and gain (other than those items taken into account in the computation of Net Termination Gain or Net Termination Loss) for such taxable year. The items included in the calculation of Net Loss shall be determined in accordance with Section 5.5(b) and shall not include any items specially allocated under Section 6.1(d); provided that the determination of the items that have been specially allocated under Section 6.1(d) shall be made as if Section 6.1(d)(xii) were not in this Agreement.

        "Net Positive Adjustments" means, with respect to any Member, the excess, if any, of the total positive adjustments over the total negative adjustments made to the Capital Account of such Member pursuant to Book-Up Events and Book-Down Events.

        "Net Termination Gain" means, for any taxable year, the sum, if positive, of all items of income, gain, loss or deduction recognized by the Company after the Liquidation Date. The items included in the determination of Net Termination Gain shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

        "Net Termination Loss" means, for any taxable year, the sum, if negative, of all items of income, gain, loss or deduction recognized by the Company after the Liquidation Date. The items included in the determination of Net Termination Loss shall be determined in accordance with Section 5.5(b) and shall not include any items of income, gain or loss specially allocated under Section 6.1(d).

        "Non-citizen Assignee" means a Person whom the Board of Directors has determined does not constitute an Eligible Citizen and as to whose Interest the Board of Directors has become the Substituted Member, pursuant to Section 4.7.

        "Nonrecourse Built-in Gain" means with respect to any Contributed Properties or Adjusted Properties that are subject to a mortgage or pledge securing a Nonrecourse Liability, the amount of any taxable gain that would be allocated to the Members pursuant to Section 6.2(b)(i)(A), Section 6.2(b)(ii)(A) and Section 6.2(b)(iii) if such properties were disposed of in a taxable transaction in full satisfaction of such liabilities and for no other consideration.

        "Nonrecourse Deductions" means any and all items of loss, deduction or expenditure (including, without limitation, any expenditure described in Section 705(a)(2)(B) of the Code) that, in accordance with the principles of Treasury Regulation Section 1.704-2(b), are attributable to a Nonrecourse Liability.

        "Nonrecourse Liability" has the meaning set forth in Treasury Regulation Section 1.752-1(a)(2).

        "Notice of Election to Purchase" has the meaning assigned to such term in Section 13.1(b).

        "Officer" has the meaning assigned to such term in Section 7.4(a).

        "One Year Test Period" has the meaning assigned to such term in Section 5.7(b).

        "Operating Companies" means (i) Copano Field Services/Copano Bay, L.P., (ii) Copano Field Services/South Texas, L.P., (iii) Copano Field Services/Agua Dulce, L.P., (iv) Copano Field Services/Central Gulf Coast, L.P., (v) Copano Field Services/Karnes, L.P., (vi) Copano Field Services/Upper Gulf Coast, L.P., (vii) Copano Field Services/Live Oak, L.P., (viii) Copano Pipelines/South Texas, L.P., (ix) Copano Pipelines/Upper Gulf Coast, L.P., (x) Copano Pipelines/Hebbronville, L.P., (xi) Copano Pipelines/Texas Gulf Coast, L.P., (xii) Copano Energy Services/Upper Gulf Coast, L.P., (xiii) Copano Energy Services/Texas Gulf Coast, L.P., (xiv) Copano NGL Services, L.P., (xv) Copano Processing, L.P., (xvi) any other operating Subsidiaries of the Company and any successors thereto.

        "Operating Expenditures" means all Company Group expenditures, including, but not limited to, taxes, repayment of Working Capital Borrowings, debt service payments, and capital expenditures, subject to the following:

        (a)   payments (including prepayments) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures; and

        (b)   Operating Expenditures shall not include (i) capital expenditures made for Acquisitions or for Capital Improvements, (ii) payment of transaction expenses relating to Interim Capital Transactions or (iii) distributions to Members. Where capital expenditures are made in part for Acquisitions or for Capital Improvements and in part for other purposes, the Board of Directors, with the concurrence of the Conflicts Committee, shall determine the allocation between the amounts paid for each and, with respect to the part of such capital expenditures made for other purposes, the period over which the capital expenditures made for other purposes will be deducted as an Operating Expenditure in calculating Operating Surplus.

        "Operating Surplus" means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,

        (a)   the sum of (i) $12.0 million, (ii) all cash and cash equivalents of the Company Group on hand as of the close of business on the Closing Date, (iii) all cash receipts of the Company Group for the period beginning on the Closing Date and ending on the last day of such period, excluding cash receipts from Interim Capital Transactions (except to the extent specified in Section 6.5) and (iv) all cash receipts of the Company Group after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings, less

        (b)   the sum of (i) Operating Expenditures for the period beginning on the Closing Date and ending on the last day of such period and (ii) the amount of cash reserves established by the Company to provide funds for future Operating Expenditures; provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the Company so determines.

        Notwithstanding the foregoing, "Operating Surplus" with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

        "Opinion of Counsel" means a written opinion of counsel (who may be regular counsel to the Company or any of its Affiliates) acceptable to the Board of Directors.

        "Option Closing Date" means the date or dates on which any Common Units are sold by the Company to the Underwriters upon exercise of the Over-Allotment Option.

        "Original Escrow Accounts" has the meaning assigned to such term in Section 5.1(b).

        "Outstanding" means, with respect to Company Securities, all Company Securities that are issued by the Company and reflected as outstanding on the Company's books and records as of the date of determination; provided, however, that no Company Securities held by the Company (other than Company Securities representing Interests held by the Company on behalf of Non-Citizen Assignees) or any other Group Member shall be considered Outstanding.

        "Over-Allotment Option" means the over-allotment option granted to the Underwriters by the Company pursuant to the Underwriting Agreement.

        "Parity Units" means Common Units and all other Units of any other class or series that have the right (i) to receive distributions of Available Cash from Operating Surplus pursuant to each of subclauses (a)(i) and (a)(ii) of Section 6.4 in the same order of priority with respect to the participation of Common Units in such distributions or (ii) to participate in allocations of Net Termination Gain pursuant to Section 6.1(c)(i)(B) in the same order of priority with the Common Units, in each case regardless of whether the amounts or value so distributed or allocated on each Parity Unit equals the amount or value so distributed or allocated on each Common Unit. Units whose participation in such (i) distributions of Available Cash from Operating Surplus and (ii) allocations of Net Termination Gain are subordinate in order of priority to such distributions and allocations on Common Units shall not constitute Parity Units even if such Units are convertible under certain circumstances into Common Units or Parity Units.

        "Per Unit Capital Amount" means, as of any date of determination, the Capital Account, stated on a per Unit basis, underlying any Unit held by a Person.

        "Percentage Interest" means, as of any date of determination (a) as to any Unitholder holding Units, the product obtained by multiplying (i) 100% less the percentage applicable to paragraph (b) by (ii) the quotient obtained by dividing (A) the number of Units held by such Unitholder by (B) the total number of all Outstanding Units, and (b) as to the holders of other Company Securities issued by the Company in accordance with Section 5.6, the percentage established as a part of such issuance.

        "Person" means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization or other enterprise (including an employee benefit plan), association, government agency or political subdivision thereof or other entity.

        "Preferred Investors" means the holders of the Preferred Units.

        "Preferred Units" means the redeemable preferred membership interests of the Company outstanding prior to the Initial Offering.

        "Pre-Initial Offering Interests" means the membership interests in the Company (other than the Preferred Units) and the Warrants outstanding prior to the Initial Offering.

        "Prime Rate" means the prime rate of interest as quoted from time to time by the Wall Street Journal or another source reasonably selected by the Company.

        "Pro Rata" means (a) when modifying Units or any class thereof, apportioned equally among all designated Units in accordance with their relative Percentage Interests, and (b) when modifying Members, apportioned among all Members in accordance with their relative Percentage Interest.

        "Purchase Date" means the date determined by the Board of Directors as the date for purchase of all Outstanding Units of a certain class pursuant to Article XIII.

        "Quarter" means, unless the context requires otherwise, a fiscal quarter, or, with respect to the first fiscal quarter after the Closing Date, the portion of such fiscal quarter after the Closing Date, of the Company.

        "Recapture Income" means any gain recognized by the Company (computed without regard to any adjustment required by Section 734 or Section 743 of the Code) upon the disposition of any property or asset of the Company, which gain is characterized as ordinary income because it represents the recapture of deductions previously taken with respect to such property or asset.

        "Record Date" means the date established by the Company for determining (a) the identity of the Record Holders entitled to notice of, or to vote at, any meeting of Members or entitled to exercise rights in respect of any lawful action of Members or (b) the identity of Record Holders entitled to receive any report or distribution or to participate in any offer.

        "Record Holder" means the Person in whose name a Common Unit is registered on the books of the Transfer Agent as of the opening of business on a particular Business Day, or with respect to other Company Securities, the Person in whose name any such other Company Security is registered on the books that the Company has caused to be kept as of the opening of business on such Business Day.

        "Redeemable Interests" means any Interests for which a redemption notice has been given, and has not been withdrawn, pursuant to Section 4.8.

        "Registrable Security" means the Common Units and Subordinated Units until such time as such securities cease to be Registrable Securities pursuant to Section 14.2 of this Agreement.

        "Registration Expenses" has the meaning assigned to such term in Section 14.8.

        "Registration Rights Group" has the meaning assigned to such term in Section 14.1

        "Registration Statement" means the Registration Statement on Form S-1 (Registration No. 333-117825) as it has been or as it may be amended or supplemented from time to time, filed by the Company with the Commission under the Securities Act to register the offering and sale of the Common Units in the Initial Offering.

        "Remaining Basket Amount" has the meaning assigned to such term in Section 5.7(g).

        "Remaining Net Positive Adjustments" means as of the end of any taxable period, with respect to the Unitholders holding Common Units or Subordinated Units, the excess of (i) the Net

Positive Adjustments of the Unitholders holding Common Units or Subordinated Units as of the end of such period over (ii) the sum of those Members' Share of Additional Book Basis Derivative Items for each prior taxable period.

        "Required Allocations" means (a) any limitation imposed on any allocation of Net Losses or Net Termination Losses under Section 6.1(b) or 6.1(c)(ii) and (b) any allocation of an item of income, gain, loss or deduction pursuant to Section 6.1(d)(i), 6.1(d)(ii), 6.1(d)(iv), 6.1(d)(vii) or 6.1(d)(ix).

        "Residual Gain" or "Residual Loss" means any item of gain or loss, as the case may be, of the Company recognized for federal income tax purposes resulting from a sale, exchange or other disposition of a Contributed Property or Adjusted Property, to the extent such item of gain or loss is not allocated pursuant to Section 6.2(b)(i)(A) or 6.2(b)(ii)(A), respectively, to eliminate Book-Tax Disparities.

        "Securities Act" means the Securities Act of 1933, as amended, supplemented or restated from time to time and any successor to such statute.

        "Selling Expenses" has the meaning assigned to such term in Section 14.8.

        "Share of Additional Book Basis Derivative Items" means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, with respect to the Unitholders holding Common Units or Subordinated Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders' Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.

        "Shelf Registration" has the meaning assigned to such term in Section 14.3(a).

        "Shelf Registration Statement" has the meaning assigned to such term in Section 14.3(a).

        "Solicitation Notice" has the meaning assigned to such term in Section 11.13(c).

        "Special Approval" means approval by a majority of the members of the Conflicts Committee.

        "Stakeholders' Agreement" means the Stakeholders' Agreement dated as of July 30, 2004, by and among the Company and the Existing Investors.

        "Subordinated Unit" means a Unit representing a fractional part of the Interests of all Members and having the rights and obligations specified with respect to Subordinated Units in this Agreement. The term "Subordinated Unit" as used herein does not include a Common Unit or Parity Unit. A Subordinated Unit that is convertible into a Common Unit or a Parity Unit shall not constitute a Common Unit or Parity Unit until such conversion occurs.

        "Subordination Period" means the period commencing on the Closing Date and ending the first day of any Quarter in respect of which (i) (A) distributions of Available Cash from Operating Surplus on each of the Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units with respect to each of the two consecutive non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all Outstanding Common Units and Subordinated Units and any other Outstanding Units that are senior or equal in right of distribution to the Subordinated Units during such periods and (B) the

Adjusted Operating Surplus generated during each of the two consecutive, non-overlapping four-Quarter periods immediately preceding such date equaled or exceeded the sum of the Minimum Quarterly Distribution on all of the Common Units and Subordinated Units and any other Units that are senior or equal in right of distribution to the Subordinated Units that were Outstanding during such periods on a Fully Diluted Basis during such periods and (ii) there are no Cumulative Common Unit Arrearages.

        "Subsidiary" means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

        "Substituted Member" means a Person who is admitted as a Member of the Company pursuant to Sections 4.5 or 4.7 in place of and with all rights of a Member and who is shown as a Member on the books and records of the Company.

        "Surviving Business Entity" has the meaning assigned to such term in Section 12.2(b).

        "Tax Matters Partner" means the Tax Matters Partner as defined in the Code.

        "Total G&A Cap" means the sum of the G&A Cap and, if applicable, the Additional G&A Cap.

        "Trading Day" has the meaning assigned to such term in Section 13.1(a).

        "Transfer" has the meaning assigned to such term in Section 4.4.

        "Transfer Agent" means such bank, trust company or other Person (including the Company or one of its Affiliates) as shall be appointed from time to time by the Company to act as registrar and transfer agent for the Common Units; provided that if no Transfer Agent is specifically designated for any other Company Securities, the Company shall act in such capacity.

        "Transfer Escrow Account" has the meaning assigned to such term in Section 7.13(f).

        "Underwriter" means each Person named as an underwriter in the Underwriting Agreement who purchases Common Units pursuant thereto.

        "Underwriting Agreement" means that certain Underwriting Agreement, dated November    , 2004, among the Underwriters, the Company and certain other parties, providing for the purchase of Common Units by the Underwriters.

        "Underwritten Offering" means an offering (including an offering pursuant to a Shelf Registration Statement) in which Common Units are sold to an underwriter on a firm commitment basis for reoffering to the public or an offering that is a "bought deal" with one or more investment banks.

        "Unit" means a Company Security that is designated as a "Unit" and shall include Common Units and Subordinated Units.

        "Unit Majority" means, during the Subordination Period, at least a majority of the Outstanding Common Units voting as a class and at least a majority of the Outstanding Subordinated Units voting as a class, and after the end of the Subordination Period, at least a majority of the Outstanding Common Units.

        "Unitholders" means the holders of Units.

        "Unpaid MQD" has the meaning assigned to such term in Section 6.1(c)(i)(B).

        "Unrealized Gain" attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the fair market value of such property as of such date (as determined under Section 5.5(d)) over (b) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date).

        "Unrealized Loss" attributable to any item of Company property means, as of any date of determination, the excess, if any, of (a) the Carrying Value of such property as of such date (prior to any adjustment to be made pursuant to Section 5.5(d) as of such date) over (b) the fair market value of such property as of such date (as determined under Section 5.5(d)).

        "Unrecovered Capital" means at any time, with respect to a Unit, the Initial Unit Price less the sum of all distributions constituting Capital Surplus theretofore made in respect of an Initial Common Unit and any distributions of cash (or the Net Agreed Value of any distributions in kind) in connection with the dissolution and liquidation of the Company theretofore made in respect of an Initial Common Unit, adjusted as the Board of Directors determines to be appropriate to give effect to any distribution, subdivision or combination of such Units.

        "U.S. GAAP" means United States generally accepted accounting principles consistently applied.

        "Warrants" means the warrants to acquire common membership interests in the Company outstanding prior to the Initial Offering.

        "Working Capital Borrowings" means borrowings used solely for working capital purposes or to pay distributions to Members made pursuant to a credit facility or other arrangement to the extent such borrowings are required to be reduced to a relatively small amount each year (or for the year in which the Initial Offering is consummated, the 12-month period beginning on the Closing Date) for an economically meaningful period of time.

        Section 1.2    Construction.

        Unless the context requires otherwise: (a) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa; (b) references to Articles and Sections refer to Articles and Sections of this Agreement; and (c) the term "include" or "includes" means includes, without limitation, and "including" means including, without limitation.

ARTICLE II
ORGANIZATION

        Section 2.1    Formation.     The Members have previously formed the Company as a limited liability company pursuant to the provisions of the Delaware Act and hereby amend and restate the Amended and Restated Limited Liability Company Agreement in its entirety. This amendment and restatement shall become effective on the date of this Agreement. Except as expressly provided to the contrary in this Agreement, the rights, duties (including fiduciary duties), liabilities and obligations of the Members and the administration, dissolution and termination of the Company shall be governed by the Delaware Act. All Interests shall constitute personal property of the owner thereof for all purposes and a Member has no interest in specific Company property.

        Section 2.2    Name.     The name of the Company shall be Copano Energy, L.L.C. The Company's business may be conducted under any other name or names, as determined by the Board of Directors. The words "Limited Liability Company," "L.L.C.," or similar words or letters shall be included in the Company's name where necessary for the purpose of complying with the laws of any jurisdiction that so requires. The Board of Directors may change the name of the Company at any time and from time to time and shall notify the Members of such change in the next regular communication to the Members.

        Section 2.3    Registered Office; Registered Agent; Principal Office; Other Offices.     Unless and until changed by the Board of Directors, the registered office of the Company in the State of Delaware shall be located at 1209 Orange Street, Wilmington, Delaware 19801, and the registered agent for service of process on the Company in the State of Delaware at such registered office shall be The Corporation Trust Company. The principal office of the Company shall be located at 2727 Allen Parkway, Suite 1200, Houston, Texas 77019 or such other place as the Board of Directors may from time to time designate by notice to the Members. The Company may maintain offices at such other place or places within or outside the State of Delaware as the Board of Directors determines to be necessary or appropriate.

        Section 2.4    Purposes and Business.     The purpose and nature of the business to be conducted by the Company shall be to (a) serve as a member or partner, as the case may be, of (i) Copano Pipelines Group, L.L.C., a Delaware limited liability company, (ii) Copano Houston Central, L.L.C., a Delaware limited liability company, (iii) Copano/Webb-Duval Pipeline GP, L.L.C., a Delaware limited liability company and (iv) Copano/Webb-Duval Pipeline, L.P., a Delaware limited partnership, and, in connection therewith, to exercise all the rights and powers conferred upon the Company as a member or partner, as the case may be, of such entities, (b) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that the Operating Companies are permitted to engage in or that their subsidiaries are permitted to engage in by their organizational documents or agreements and, in connection therewith, to exercise all of the rights and powers conferred upon the Company pursuant to the agreements relating to such business activity, (c) engage directly in, or enter into or form any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the Board of Directors and that lawfully may be conducted by a limited liability company organized pursuant to the Delaware Act and, in connection therewith, to exercise all of the rights and powers conferred upon the Company pursuant to the agreements relating to such business activity; and (d) do anything necessary or appropriate to the foregoing, including the making of capital contributions or loans to a Group Member; provided, however, that the Company shall not engage, directly or indirectly, in any business activity that the Board of Directors determines would cause the Company to be treated as an association taxable as a Corporation or otherwise taxable as an entity for federal income tax purposes. The Board of Directors has no obligation or duty to the Company or the Members to propose or approve, and may decline to propose or approve, the conduct by the Company of any business.

        Section 2.5    Powers.     The Company shall be empowered to do any and all acts and things necessary and appropriate for the furtherance and accomplishment of the purposes and business described in Section 2.4 and for the protection and benefit of the Company.

        Section 2.6    Power of Attorney.     Each Member hereby constitutes and appoints each of the Chief Executive Officer, the President and the Secretary and, if a Liquidator shall have been selected pursuant to Section 10.2, the Liquidator (and any successor to the Liquidator by merger, transfer, assignment, election or otherwise) and each of their authorized officers and attorneys-in-fact, as the case may be, with full power of substitution, as his true and lawful agent and attorney-in-fact, with full power and authority in his name, place and stead, to:

          (a)   execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (i) all certificates, documents and other instruments (including this Agreement and the Certificate of Formation and all amendments or restatements hereof or thereof) that the Chief Executive Officer, President or Secretary, or the Liquidator, determines to be necessary or appropriate to form, qualify or continue the existence or qualification of the Company as a limited liability company in the State of Delaware and in all other jurisdictions in which the Company may conduct business or own property; (ii) all certificates, documents and other instruments that the Chief Executive Officer, President or Secretary, or the Liquidator, determines to be necessary or appropriate to reflect, in accordance with its terms, any amendment, change, modification or restatement of this Agreement; (iii) all certificates, documents and other instruments (including conveyances and a certificate of cancellation) that the Board of Directors or the Liquidator determines to be necessary or appropriate to reflect the dissolution and liquidation of the Company pursuant to the terms of this Agreement; (iv) all certificates, documents and other instruments relating to the admission, withdrawal, removal or substitution of any Member pursuant to, or other events described in, Articles IV or X; (v) all certificates, documents and other instruments relating to the determination of the rights, preferences and privileges of any class or series of Company Securities issued pursuant to Section 5.6; and (vi) all certificates, documents and other instruments (including agreements and a certificate of merger) relating to a merger, consolidation or conversion of the Company pursuant to Article XII; and

          (b)   execute, swear to, acknowledge, deliver, file and record all ballots, consents, approvals, waivers, certificates, documents and other instruments that the Board of Directors or the Liquidator determines to be necessary or appropriate to (i) make, evidence, give, confirm or ratify any vote, consent, approval, agreement or other action that is made or given by the Members hereunder or is consistent with the terms of this Agreement or (ii) effectuate the terms or intent of this Agreement; provided, that when required by Section 11.2 or any other provision of this Agreement that establishes a percentage of the Members or of the Members of any class or series required to take any action, the Chief Executive Officer, President or Secretary, or the Liquidator, may exercise the power of attorney made in this Section 2.6(b) only after the necessary vote, consent or approval of the Members or of the Members of such class or series, as applicable.

  Nothing contained in this Section 2.6 shall be construed as authorizing the Chief Executive Officer, President or Secretary, or the Liquidator, to amend this Agreement except in accordance with Article XI or as may be otherwise expressly provided for in this Agreement.

          (c)   The foregoing power of attorney is hereby declared to be irrevocable and a power coupled with an interest, and it shall survive and, to the maximum extent permitted by law, not be affected by the subsequent death, incompetency, disability, incapacity, dissolution, bankruptcy or termination of any Member and the transfer of all or any portion of such Member's Interest and shall extend to such Member's heirs, successors, assigns and personal representatives. Each such Member hereby agrees to be bound by any representation made by the Chief Executive Officer, President or Secretary, or the Liquidator, acting in good faith pursuant to such power of attorney; and each such Member, to the maximum extent permitted by law, hereby waives any and all defenses that may be available to contest, negate or disaffirm the action of the Chief Executive Officer, President or Secretary, or the Liquidator, taken in good faith under such power of attorney. Each Member shall execute and deliver to the Chief Executive Officer, President or Secretary, or the Liquidator, within 15 days after receipt of the request therefor, such further designation, powers of attorney and other instruments as any of such Officers or the Liquidator, determines to be necessary or appropriate to effectuate this Agreement and the purposes of the Company.

        Section 2.7    Term.     The Company's existence shall be perpetual, unless and until it is dissolved in accordance with the provisions of Article X. The existence of the Company as a separate legal entity shall continue until the cancellation of the Certificate of Formation as provided in the Delaware Act.

        Section 2.8    Title to Company Assets.     Title to Company assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member, Director or Officer, individually or collectively, shall have any ownership interest in such Company assets or any portion thereof. Title to any or all of the Company assets may be held in the name of the Company or one or more nominees, as the Board of Directors may determine. The Company hereby declares and warrants that any Company assets for which record title is held in the name of one or more of its Affiliates or one or more nominees shall be held by such Affiliates or nominees for the use and benefit of the Company in accordance with the provisions of this Agreement; provided, however, that the Board of Directors shall use reasonable efforts to cause record title to such assets (other than those assets in respect of which the Board of Directors determines that the expense and difficulty of conveyancing makes transfer of record title to the Company impracticable) to be vested in the Company as soon as reasonably practicable. All Company assets shall be recorded as the property of the Company in its books and records, irrespective of the name in which record title to such Company assets is held.

ARTICLE III
RIGHTS OF MEMBERS

        Section 3.1    Members.

          (a)   A Person shall be admitted as a Member and shall become bound by the terms of this Agreement if such Person purchases or otherwise lawfully acquires any Interest and becomes the Record Holder of such Interests in accordance with the provisions of Article IV hereof. A Person may become a Record Holder without the consent or approval of any of the

  Members. A Person may not become a Member without acquiring an Interest. The rights and obligations of a Person who is a Non-citizen Assignee shall be determined in accordance with Section 4.7 hereof.

          (b)   The name and mailing address of each Member shall be listed on the books and records of the Company maintained for such purpose by the Company or the Transfer Agent. The Secretary of the Company shall update the books and records of the Company from time to time as necessary to reflect accurately the information therein (or shall cause the Transfer Agent to do so, as applicable). A Member's Interest shall be represented by a Certificate, as provided in Section 4.1 hereof.

          (c)   As provided in Section 18-303 of the Delaware Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company. The Members shall have no liability under this Agreement, or for any such debt, obligation or liability of the Company, in their capacity as a Member, except as expressly provided in this Agreement or the Delaware Act.

          (d)   Members may not be expelled from or removed as Members of the Company. Members shall not have any right to withdraw from the Company; provided, that when a transferee of a Member's Interest becomes a Record Holder of such Interest, such transferring Member shall cease to be a Member with respect to the Interest so transferred.

        Section 3.2    Management of Business.     No Member, in its capacity as such, shall participate in the operation or management of the Company's business, transact any business in the Company's name or have the power to sign documents for or otherwise bind the Company by reason of being a Member.

        Section 3.3    Outside Activities of the Members.     Any Member shall be entitled to and may have business interests and engage in business activities in addition to those relating to the Company, including business interests and activities in direct competition with the Company Group. Neither the Company nor any of the other Members shall have any rights by virtue of this Agreement in any business ventures of any Member.

        Section 3.4    Rights of Members.

          (a)   In addition to other rights provided by this Agreement or by applicable law, and except as limited by Section 3.4(b), each Member shall have the right, for a purpose reasonably related to such Member's Interest as a Member in the Company, upon reasonable written demand containing a concise statement of purposes and at such Member's own expense:

              (i)  to obtain true and full information regarding the status of the business and financial condition of the Company;

             (ii)  promptly after becoming available, to obtain a copy of the Company's federal, state and local income tax returns for each year;

            (iii)  to have furnished to him a current list of the name and last known business, residence or mailing address of each Member;

            (iv)  to have furnished to him a copy of this Agreement and the Certificate of Formation and all amendments thereto, together with copies of the executed copies of all powers of attorney pursuant to which this Agreement, the Certificate of Formation and all amendments thereto have been executed;

             (v)  to obtain true and full information regarding the amount of cash and a description and statement of the Net Agreed Value of any other Capital Contribution by each Member and that each Member has agreed to contribute in the future, and the date on which each became a Member; and

            (vi)  to obtain such other information regarding the affairs of the Company as is just and reasonable.

          (b)   The Board of Directors may keep confidential from the Members, for such period of time as the Board of Directors determines, (i) any information that the Board of Directors determines to be in the nature of trade secrets or (ii) other information the disclosure of which the Board of Directors determines (A) is not in the best interests of the Company Group, (B) could damage the Company Group or (C) that any Group Member is required by law or by agreement with any third party to keep confidential (other than agreements with Affiliates of the Company the primary purpose of which is to circumvent the obligations set forth in this Section 3.4).

ARTICLE IV
CERTIFICATES; RECORD HOLDERS;
TRANSFER OF INTERESTS; REDEMPTION OF
INTERESTS

        Section 4.1    Certificates.     Upon the Company's issuance of Common Units or Subordinated Units to any Person, the Company shall issue one or more Certificates in the name of such Person evidencing the number of such Units being so issued. In addition, upon the request of any Person owning any other Company Securities other than Common Units or Subordinated Units, the Company shall issue to such Person one or more certificates evidencing such other Company Securities. Certificates shall be executed on behalf of the Company by the Chairman of the Board, President or any Vice President and the Secretary or any Assistant Secretary. No Common Unit Certificate shall be valid for any purpose until it has been countersigned by the Transfer Agent; provided, however, that if the Board of Directors elects to issue Common Units in global form, the Common Unit Certificates shall be valid upon receipt of a certificate from the Transfer Agent certifying that the Common Units have been duly registered in accordance with the directions of the Company. Subject to the requirements of Section 6.7(b), the Members holding Certificates evidencing Subordinated Units may exchange such Certificates for Certificates evidencing Common Units on or after the date on which such Subordinated Units are converted into Common Units pursuant to the terms of Section 5.8. Any or all of the signatures required on the Certificate may be by facsimile. If any Officer or Transfer Agent who shall have signed or whose facsimile signature shall have been placed upon any such Certificate shall have ceased to be such Officer or Transfer Agent before such Certificate is issued by the Company, such Certificate may nevertheless be issued by the Company with the same effect as if such Person were such Officer or Transfer Agent at the date of issue. Certificates shall be consecutively numbered and shall be entered on the books and records of the Company as they are issued and shall exhibit the holder's name and number of Units.

        Section 4.2    Mutilated, Destroyed, Lost or Stolen Certificates.     If any mutilated Certificate is surrendered to the Transfer Agent, the appropriate Officers on behalf of the Company shall execute, and the Transfer Agent shall countersign and deliver in exchange therefor, a new Certificate evidencing the same number and type of Company Securities as the Certificate so surrendered.

          (a)   The appropriate Officers on behalf of the Company shall execute and deliver, and the Transfer Agent shall countersign a new Certificate in place of any Certificate previously issued if the Record Holder of the Certificate:

              (i)  makes proof by affidavit, in form and substance satisfactory to the Company, that a previously issued Certificate has been lost, destroyed or stolen;

             (ii)  requests the issuance of a new Certificate before the Company has notice that the Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

            (iii)  if requested by the Company, delivers to the Company a bond, in form and substance satisfactory to the Company, with surety or sureties and with fixed or open penalty as the Company may direct to indemnify the Company and the Transfer Agent against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate; and

            (iv)  satisfies any other reasonable requirements imposed by the Company.

          If a Member fails to notify the Company within a reasonable time after he has notice of the loss, destruction or theft of a Certificate, and a transfer of the Interests represented by the Certificate is registered before the Company or the Transfer Agent receives such notification, the Member shall be precluded from making any claim against the Company or the Transfer Agent for such transfer or for a new Certificate.

          (b)   As a condition to the issuance of any new Certificate under this Section 4.2, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses (including the fees and expenses of the Transfer Agent) reasonably connected therewith.

        Section 4.3    Record Holders.     The Company shall be entitled to recognize the Record Holder as the owner of an Interest and, accordingly, shall not be bound to recognize any equitable or other claim to or interest in such Interest on the part of any other Person, regardless of whether the Company shall have actual or other notice thereof, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any National Securities Exchange on which such Interests are listed for trading. Without limiting the foregoing, when a Person (such as a broker, dealer, bank, trust company or clearing corporation or an agent of any of the foregoing) is acting as nominee, agent or in some other representative capacity for another Person in acquiring and/or holding Interests, as between the Company on the one hand, and such other Persons on the other, such representative Person shall be the Record Holder of such Interest.

        Section 4.4    Transfer Generally.     The term "transfer," when used in this Agreement with respect to an Interest, shall be deemed to refer to a transaction by which the holder of an Interest assigns such Interest to another Person who is or becomes a Member, and includes a sale, assignment, gift, exchange or any other disposition by law or otherwise, including any transfer upon foreclosure of any pledge, encumbrance, hypothecation or mortgage. No Interest shall be transferred, in whole or in part, except in accordance with the terms and conditions set forth in this Article IV. Any transfer or purported transfer of an Interest not made in accordance with this Article IV shall be null and void.

        Section 4.5    Registration and Transfer of Member Interests.

        (a)   The Company shall keep or cause to be kept on behalf of the Company a register that, subject to such reasonable regulations as it may prescribe and subject to the provisions of Section 4.5(b), will provide for the registration and transfer of Interests. The Transfer Agent is hereby appointed registrar and transfer agent for the purpose of registering Common Units and transfers of such Common Units as herein provided. The Company shall not recognize transfers of Certificates evidencing Interests unless such transfers are effected in the manner described in this Section 4.5. Upon surrender of a Certificate for registration of transfer of any Interests evidenced by a Certificate, and subject to the provisions of Section 4.5(b), the appropriate Officers of the Company shall execute and deliver, and in the case of Common Units, the Transfer Agent shall countersign and deliver, in the name of the holder or the designated transferee or transferees, as required pursuant to the Record Holder's instructions, one or more new Certificates evidencing the same aggregate number and type of Interests as was evidenced by the Certificate so surrendered.

        (b)   Except as provided in Section 4.7, the Company shall not recognize any transfer of Interests until the Certificates evidencing such Interests are surrendered for registration of transfer. No charge shall be imposed by the Company for such transfer; provided, that as a condition to the issuance of any new Certificate under this Section 4.5(b), the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed with respect thereto.

        (c)   By acceptance of the transfer of any Interest in accordance with this Section 4.5 and except as provided in Section 4.7, each transferee of an Interest (including any nominee holder or an agent or representative acquiring such Interests for the account of another Person) (i) shall be admitted to the Company as a Member with respect to the Interests so transferred to such Person when any such transfer or admission is reflected in the books and records of the Company, with or without execution of this Agreement, (ii) shall be deemed to agree to be bound by the terms of, and shall be deemed to have executed, this Agreement, (iii) shall become the Record Holder of the Interests so transferred, (iv) represents that the transferee has the capacity, power and authority to enter into this Agreement, (v) grants powers of attorney to the Officers of the Company and any Liquidator of the Company and (vi) makes the consents and waivers contained in this Agreement. The transfer of any Interests and the admission of any new Member shall not constitute an amendment to this Agreement.

        (d)   Subject to (i) the foregoing provisions of this Section 4.5, (ii) Section 4.3, (iii) Section 4.6, (iv) with respect to any series of Interests, the provisions of any statement of designations establishing such series, (v) any contractual provision binding on any Member and (vi) provisions of applicable law including the Securities Act, Interests shall be freely transferable to any Person.

        Section 4.6    Restrictions on Transfers.

        (a)   The Company may impose restrictions on the transfer of Interests if it receives an Opinion of Counsel providing that such restrictions are necessary to avoid a significant risk of any Group Member becoming taxable as a corporation or otherwise becoming taxable as an entity for federal income tax purposes. The Board of Directors may impose such restrictions by amending this Agreement in accordance with Article XI; provided, however, that any amendment that would result in the delisting or suspension of trading of any class of Interests on the principal National Securities Exchange on which such class of Interests is then traded must be approved, prior to such amendment being effected, by the holders of at least a majority of the Outstanding Interests of such class. Notwithstanding Section 11.10, such approval may be obtained through a written consent of such holders.

        (b)   Nothing contained in this Article IV, or elsewhere in this Agreement, shall preclude the settlement of any transactions involving Interests entered into through the facilities of any National Securities Exchange on which such Interests are listed for trading.

        Section 4.7    Citizenship Certificates; Non-citizen Assignees.

        (a)   If any Group Member is or becomes subject to any federal, state or local law or regulation that the Board of Directors determines would create a substantial risk of cancellation or forfeiture of any property in which the Group Member has an interest based on the nationality, citizenship or other related status of a Member, the Board of Directors may request any Member to furnish to the Company, within 30 days after receipt of such request, an executed Citizenship Certification or such other information concerning his nationality, citizenship or other related status (or, if the Member is a nominee holding for the account of another Person, the nationality, citizenship or other related status of such Person) as the Company may request. If a Member fails to furnish to the Company, within the aforementioned 30-day period, such Citizenship Certification or other requested information or if upon receipt of such Citizenship Certification or other requested information the Board of Directors determines that a Member is not an Eligible Citizen, the Interests owned by such Member shall be subject to redemption in accordance with the provisions of Section 4.8. In addition, the Board of Directors may require that the status of any such Member be changed to that of a Non-citizen Assignee and, thereupon, the Company shall be substituted for such Non-citizen Assignee as the Member in respect of the Non-Citizen Assignee's Interests.

        (b)   The Company shall, in exercising voting rights in respect of Interests held by the Company on behalf of Non-citizen Assignees, distribute the votes in the same ratios or for the same candidates for election as Directors as the votes of Members in respect of Interests other than those of Non-citizen Assignees are cast, either for, against or abstaining as to the matter or election.

        (c)   Upon dissolution of the Company, a Non-citizen Assignee shall have no right to receive a distribution in kind pursuant to Section 10.3, but shall be entitled to the cash equivalent thereof, and the Company shall provide cash in exchange for an assignment of the Non-citizen Assignee's share of any distribution in kind. Such payment and assignment shall be treated for Company purposes as a purchase by the Company from the Non-citizen Assignee of his Member Interest (representing his right to receive his share of such distribution in kind).

        (d)   At any time after he can and does certify that he has become an Eligible Citizen, a Non-citizen Assignee may, upon application to the Board of Directors, request that, with respect to any Interests of such Non-citizen Assignee not redeemed pursuant to Section 4.8, such Non-citizen Assignee be admitted as a Member, and upon approval of the Board of Directors, such Non-citizen Assignee shall be admitted as a Member and shall no longer constitute a

Non-citizen Assignee and the Company shall cease to be deemed to be the Member in respect of such Interests.

        Section 4.8    Redemption of Interests of Non-citizen Assignees.

        (a)   If at any time a Member fails to furnish a Citizenship Certification or other information requested within the 30-day period specified in Section 4.7(a), or, if upon receipt of such Citizenship Certification or other information the Board of Directors determines, with the advice of counsel, that a Member is not an Eligible Citizen, the Company may, unless the Member establishes to the satisfaction of the Board of Directors that such Member is an Eligible Citizen or has transferred his Interests to a Person who is an Eligible Citizen and who furnishes a Citizenship Certification to the Board of Directors prior to the date fixed for redemption as provided below, redeem the Interest of such Member as follows:

            (i)  The Board of Directors shall, not later than the 30th day before the date fixed for redemption, give notice of redemption to the Member, at his last address designated on the records of the Company or the Transfer Agent, by registered or certified mail, postage prepaid. The notice shall be deemed to have been given when so mailed. The notice shall specify the Redeemable Interests, the date fixed for redemption, the place of payment, that payment of the redemption price will be made upon surrender of the Certificate evidencing the Redeemable Interests and that on and after the date fixed for redemption no further allocations or distributions to which the Member would otherwise be entitled in respect of the Redeemable Interests will accrue or be made.

           (ii)  The aggregate redemption price for Redeemable Interests shall be an amount equal to the Current Market Price (the date of determination of which shall be the date fixed for redemption) of Interests of the class to be so redeemed multiplied by the number of Interests of each such class included among the Redeemable Interests. The redemption price shall be paid, as determined by the Board of Directors, in cash or by delivery of a promissory note of the Company in the principal amount of the redemption price, bearing interest at the Prime Rate annually and payable in three equal annual installments of principal together with accrued interest, commencing one year after the redemption date.

          (iii)  Upon surrender by or on behalf of the Member, at the place specified in the notice of redemption, of the Certificate evidencing the Redeemable Interests, duly endorsed in blank or accompanied by an assignment duly executed in blank, the Member or his duly authorized representative shall be entitled to receive the payment therefor.

          (iv)  After the redemption date, Redeemable Interests shall no longer constitute issued and Outstanding Member Interests.

        (b)   The provisions of this Section 4.8 shall also be applicable to Interests held by a Member as nominee of a Person determined to be other than an Eligible Citizen.

        (c)   Nothing in this Section 4.8 shall prevent the recipient of a notice of redemption from transferring his Interest before the redemption date if such transfer is otherwise permitted under this Agreement. Upon receipt of notice of such a transfer, the Board of Directors shall withdraw the notice of redemption, provided the transferee of such Interest certifies to the satisfaction of the Board of Directors in a Citizenship Certification that he is an Eligible Citizen. If the transferee fails to make such certification, such redemption shall be effected from the transferee on the original redemption date.

ARTICLE V
CAPITAL CONTRIBUTIONS AND
ISSUANCE OF INTERESTS

        Section 5.1    Initial Offering Transactions.

        (a)   Redemption or Exchange of the Pre-Initial Offering Interests. On the Closing Date (i) all Preferred Units held by the Preferred Investors shall be redeemed and (ii) all Pre-Initial Offering Interests in the Company shall be exchanged for Common Units and Subordinated Units as set forth on Exhibit C hereto.

        (b)   Original Escrow Accounts. Immediately prior to completion of the Initial Offering, the Company shall distribute to the Existing Investors $4 million from the Company's available cash. The Existing Investors shall deposit such funds into escrow accounts ("Original Escrow Accounts") to be used solely for the purpose of satisfying their respective obligations pursuant to Section 7.13 of this Agreement. Each of the Existing Investors and the Company shall enter into escrow agreements with a mutually acceptable bank on terms reasonably acceptable to both parties; provided, however, any escrow agreement shall provide that (x) no funds will be released from the Original Escrow Accounts prior to the end of the Cap Period except to satisfy such Existing Investor's Excess G&A Obligation and (y) the Existing Investors shall be entitled to any funds remaining in such Existing Investor's Original Escrow Account following the expiration of the Cap Period.

        Section 5.2    Contributions by Initial Members.

        (a)   On the Closing Date and pursuant to the Underwriting Agreement, each Underwriter shall contribute to the Company cash in an amount equal to the Issue Price per Initial Common Unit, multiplied by the number of Common Units specified in the Underwriting Agreement to be purchased by such Underwriter at the Closing Date. In exchange for such Capital Contributions by the Underwriters, the Company shall issue Common Units to each Underwriter on whose behalf such Capital Contribution is made in an amount equal to the quotient obtained by dividing (i) the cash contribution to the Company by or on behalf of such Underwriter by (ii) the Issue Price per Initial Common Unit.

        (b)   Upon the exercise of the Over-Allotment Option and pursuant to the Underwriting Agreement, each Underwriter shall contribute to the Company cash in an amount equal to the Issue Price per Initial Common Unit, multiplied by the number of Common Units specified in the Underwriting Agreement to be purchased by such Underwriter at the Option Closing Date. In exchange for such Capital Contributions by the Underwriters, the Company shall issue Common Units to each Underwriter on whose behalf such Capital Contribution is made in an amount equal to the quotient obtained by dividing (i) the cash contributions to the Company by or on behalf of such Underwriter by (ii) the Issue Price per Initial Common Unit. Upon receipt by the Company of the Capital Contributions from the Underwriters as provided in this Section 5.2(b), the Company shall use such cash to redeem from the CSFB Entities and the EnCap Entities, on a pro rata basis, that number of Common Units held by them equal to the number of Common Units issued to the Underwriters as provided in this Section 5.2(b).

        (c)   No Member Interests will be issued or issuable as of or at the Closing Date other than (i) the 5,000,000 Common Units issuable pursuant to Section 5.2(a) to the Underwriters, (ii) the "Option Units," as such term is used in the Underwriting Agreement, in an aggregate number up to 750,000 Common Units issuable upon exercise of the Over-Allotment Option pursuant to Section 5.2(b), and (iii) the 2,038,252 Common Units and 3,519,126 Subordinated Units issuable to the holders of Pre-Initial Offering Interests pursuant to Section 5.1(a).

        Section 5.3    Contributions by the Existing Investors.     On each date provided for reimbursement of G&A to the Company pursuant to Section 7.13, the Existing Investors or their respective assignees or transferees shall contribute severally, not jointly, an amount to the Company, as a Capital Contribution, equal to their respective Allocated Percentage of the Excess G&A Obligation. Notwithstanding the foregoing sentence, such Capital Contribution shall only be made from (i) funds held in such Existing Investor's Original Escrow Account or Transfer Escrow Account during the Quarter or (ii) if there are no funds held in such Existing Investor's Original Escrow Account or Transfer Escrow Account during the Quarter, then to the extent of distributions made with respect to Common Units and Subordinated Units owned by such Existing Investor. The Existing Investors shall be required to make additional Capital Contributions in respect of such reimbursement obligation if: (i) there are funds remaining in such Existing Investor's Original Escrow Account or Transfer Escrow Account during the Quarter or (ii) there are no funds remaining in such Existing Investor's Original Escrow Account during the Quarter, then only to the extent of distributions made with respect to such Quarter on the Common Units and Subordinated Units owned by such Existing Investor.

        Section 5.4    Interest and Withdrawal.     No interest shall be paid by the Company on Capital Contributions. No Member shall be entitled to the withdrawal or return of its Capital Contribution, except to the extent, if any, that distributions made pursuant to this Agreement or upon termination of the Company may be considered as such by law and then only to the extent provided for in this Agreement. Except to the extent expressly provided in this Agreement, no Member shall have priority over any other Member either as to the return of Capital Contributions or as to profits, losses or distributions.

        Section 5.5    Capital Accounts.

        (a)   The Company shall maintain for each Member (or a beneficial owner of Interests held by a nominee in any case in which the nominee has furnished the identity of such owner to the Company in accordance with Section 6031(c) of the Code or any other method acceptable to the Company) owning an Interest a separate Capital Account with respect to such Interest in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Such Capital Account shall be increased by (i) the amount of all Capital Contributions made to the Company with respect to such Interest pursuant to this Agreement and (ii) all items of Company income and gain (including, without limitation, income and gain exempt from tax) computed in accordance with Section 5.5(b) and allocated with respect to such Interest pursuant to Section 6.1, and decreased by (x) the amount of cash or Net Agreed Value of all actual and deemed distributions of cash or property made with respect to such Interest pursuant to this Agreement and (y) all items of Company deduction and loss computed in accordance with Section 5.5(b) and allocated with respect to such Interest pursuant to Section 6.1.

        (b)   For purposes of computing the amount of any item of income, gain, loss or deduction which is to be allocated pursuant to Article VI and is to be reflected in the Members' Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including, without limitation, any method of depreciation, cost recovery or amortization used for that purpose), provided, that:

            (i)  Solely for purposes of this Section 5.5, the Company shall be treated as owning directly its proportionate share (as determined by the Board of Directors based upon the provisions of the applicable Group Member Agreement) of all property owned by any other Group Member that is classified as a partnership for federal income tax purposes.

           (ii)  All fees and other expenses incurred by the Company to promote the sale of (or to sell) an Interest that can neither be deducted nor amortized under Section 709 of the Code, if any, shall, for purposes of Capital Account maintenance, be treated as an item of deduction at the time such fees and other expenses are incurred and shall be allocated among the Members pursuant to Section 6.1.

          (iii)  Except as otherwise provided in Treasury Regulation Section 1.704-1(b)(2)(iv)(m), the computation of all items of income, gain, loss and deduction shall be made without regard to any election under Section 754 of the Code which may be made by the Company and, as to those items described in Section 705(a)(1)(B) or 705(a)(2)(B) of the Code, without regard to the fact that such items are not includable in gross income or are neither currently deductible nor capitalized for federal income tax purposes. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment in the Capital Accounts shall be treated as an item of gain or loss.

          (iv)  Any income, gain or loss attributable to the taxable disposition of any Company property shall be determined as if the adjusted basis of such property as of such date of disposition were equal in amount to the Company's Carrying Value with respect to such property as of such date.

           (v)  In accordance with the requirements of Section 704(b) of the Code, any deductions for depreciation, cost recovery or amortization attributable to any Contributed Property shall be determined as if the adjusted basis of such property on the date it was acquired by the Company were equal to the Agreed Value of such property. Upon an adjustment pursuant to Section 5.5(d) to the Carrying Value of any Company property subject to depreciation, cost recovery or amortization, any further deductions for such depreciation, cost recovery or amortization attributable to such property shall be determined (A) as if the adjusted basis of such property were equal to the Carrying Value of such property immediately following such adjustment and (B) using a rate of depreciation, cost recovery or amortization derived from the same method and useful life (or, if applicable, the remaining useful life) as is applied for federal income tax purposes; provided, however, that, if the asset has a zero adjusted basis for federal income tax purposes, depreciation, cost recovery or amortization deductions shall be determined using any method that the Board of Directors may adopt.

          (vi)  If the Company's adjusted basis in a depreciable or cost recovery property is reduced for federal income tax purposes pursuant to Section 48(q)(1) or 48(q)(3) of the Code, the amount of such reduction shall, solely for purposes hereof, be deemed to be an additional depreciation or cost recovery deduction in the year such property is placed in service and shall be allocated among the Members pursuant to Section 6.1. Any restoration of such basis pursuant to Section 48(q)(2) of the Code shall, to the extent possible, be allocated in the same manner to the Members to whom such deemed deduction was allocated.

  (c)    (i) A transferee of an Interest shall succeed to a pro rata portion of the Capital Account of the transferor relating to the Interest so transferred.

           (ii)  Immediately prior to the transfer of a Subordinated Unit or of a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.8 by a holder thereof (other than a transfer to an Affiliate unless the Board of Directors elects to have this subparagraph 5.5(c)(ii) apply), the Capital Account maintained for such Person with respect to its Subordinated Units or converted Subordinated Units will (A) first, be allocated to the Subordinated Units or converted Subordinated Units to be transferred in an amount equal to the product of (x) the number of such Subordinated Units or converted Subordinated Units to be transferred and (y) the Per Unit Capital Amount for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Subordinated Units or converted Subordinated Units. Following any such allocation, the transferor's Capital Account, if any, maintained with respect to the retained Subordinated Units or converted Subordinated Units, if any, will have a balance equal to the amount allocated under clause (B) hereinabove, and the transferee's Capital Account established with respect to the transferred Subordinated Units or converted Subordinated Units will have a balance equal to the amount allocated under clause (A) hereinabove.

  (d)    (i) In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), on an issuance of additional Interests for cash or Contributed Property, the Capital Account of all Members and the Carrying Value of each Company property immediately prior to such issuance shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized on an actual sale of each such property immediately prior to such issuance and had been allocated to the Members at such time pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss, the aggregate cash amount and fair market value of all Company assets (including, without limitation, cash or cash equivalents) immediately prior to the issuance of additional Interests shall be determined by the Board of Directors using such method of valuation as it may adopt; provided, however, that the Board of Directors, in arriving at such valuation, must take fully into account the fair market value of the Interests of all Members at such time. The Board of Directors shall allocate such aggregate value among the assets of the Company (in such manner as it determines) to arrive at a fair market value for individual properties.

           (ii)  In accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), immediately prior to any actual or deemed distribution to a Member of any Company property (other than a distribution of cash that is not in redemption or retirement of an Interest), the Capital Accounts of all Members and the Carrying Value of all Company property shall be adjusted upward or downward to reflect any Unrealized Gain or Unrealized Loss attributable to such Company property, as if such Unrealized Gain or Unrealized Loss had been recognized in a sale of such property immediately prior to such distribution for an amount equal to its fair market value, and had been allocated to the Members, at such time, pursuant to Section 6.1 in the same manner as any item of gain or loss actually recognized during such period would have been allocated. In determining such Unrealized Gain or Unrealized Loss the aggregate cash amount and fair market value of all Company assets (including, without limitation, cash or cash equivalents) immediately prior to a distribution shall (A) in the case of an actual distribution that is not made pursuant to Section 10.3 or in the case of a deemed distribution, be determined and allocated in the same manner as that provided in Section 5.5(d)(i) or (B) in the case of a liquidating distribution pursuant to Section 10.3, be determined and allocated by the Liquidator using such method of valuation as it may adopt.

        Section 5.6    Issuances of Additional Company Securities.

        (a)   Subject to Section 5.7, the Company may issue additional Company Securities and options, rights, warrants and appreciation rights relating to the Company Securities for any Company purpose at any time and from time to time to such Persons for such consideration and on such terms and conditions as the Board of Directors shall determine, all without the approval of any Members.

        (b)   Each additional Company Security authorized to be issued by the Company pursuant to Section 5.6(a) may be issued in one or more classes, or one or more series of any such classes, with such designations, preferences, rights, powers and duties (which may be senior to existing classes and series of Company Securities), as shall be fixed by the Board of Directors, including (i) the right to share Company profits and losses or items thereof; (ii) the right to share in Company distributions; (iii) the rights upon dissolution and liquidation of the Company; (iv) whether, and the terms and conditions upon which, the Company may redeem the Company Security; (v) whether such Company Security is issued with the privilege of conversion or exchange and, if so, the terms and conditions of such conversion or exchange; (vi) the terms and conditions upon which each Company Security will be issued, evidenced by certificates and assigned or transferred; (vii) the method for determining the Percentage Interest as to such Company Security; and (viii) the right, if any, of each such Company Security to vote on Company matters, including matters relating to the relative rights, preferences and privileges of such Company Security.

        (c)   The Board of Directors shall take all actions that it determines to be necessary or appropriate in connection with (i) each issuance of Company Securities and options, rights, warrants and appreciation rights relating to Company Securities pursuant to this Section 5.6, (ii) the admission of Additional Members and (iii) all additional issuances of Company Securities. The Board of Directors shall determine the relative rights, powers and duties of the holders of the Units or other Company Securities being so issued. The Board of Directors shall do all things necessary to comply with the Delaware Act and is authorized and directed to do all things that it determines to be necessary or appropriate in connection with any future issuance of Company Securities pursuant to the terms of this Agreement, including compliance with any statute, rule, regulation or guideline of any federal, state or other governmental agency or any National Securities Exchange on which the Units or other Company Securities are listed for trading.

        Section 5.7    Limitations on Issuance of Additional Company Securities.     Except as otherwise specified in this Section 5.7, the issuance of Company Securities pursuant to Section 5.6 shall be subject to the following restrictions and limitations:

        (a)   During the Subordination Period, the Company shall not issue (and shall not issue any options, rights, warrants or appreciation rights relating to) an aggregate of more than 3,519,126 additional Parity Units without the prior approval of the holders of a Unit Majority. In applying this limitation, there shall be excluded Common Units and other Parity Units issued (i) pursuant to Section 5.1 and 5.2(a), (ii) in accordance with Section 5.7(b), (d), (e), (f) or (g), (iii) upon conversion of Subordinated Units pursuant to Section 5.8, (iv) pursuant to the employee benefit plans of the Company or any other Group Member, (v) upon a conversion or exchange of Parity Units issued after the date hereof into Common Units or other Parity Units; provided that the total amount of Available Cash required to pay the aggregate Minimum Quarterly Distribution on all Common Units and all Parity Units does not increase as a result of this conversion or exchange and (vi) in the event of a combination or subdivision of Common Units.

        (b)   During the Subordination Period, the Company may also issue an unlimited number of Parity Units without the prior approval of the Members, if such issuance occurs (i) in connection with an Acquisition or Capital Improvement or (ii) within 365 days of, and the net proceeds from such issuance are used to repay debt incurred in connection with, or to replenish cash reserves to the extent drawn down in connection with, an Acquisition or Capital Improvement, in each case where such Acquisition or Capital Improvement involves assets that, if acquired (or in the case of a Capital Improvement, Commenced Commercial Service) by the Company as of the date that is one year prior to the first day of the Quarter in which such Acquisition was consummated or such Capital Improvement was Commenced Commercial Service ("One Year Test Period"), would have resulted in an increase in:

            (i)  the amount of Adjusted Operating Surplus generated by the Company on a per-Unit basis (for all Outstanding Units) with respect to the One Year Test Period, on an estimated pro forma basis (as described below), as compared to

           (ii)  the actual amount of Adjusted Operating Surplus generated by the Company on a per-Unit basis (for all Outstanding Units) with respect to the One Year Test Period, as adjusted as provided below.

        The Board of Directors' determination that such an increase would have resulted shall be conclusive. The Board of Directors shall determine the amount in clause (A) above using such assumptions as it believes are reasonable. There shall be excluded from the amount in clause (B) above any Operating Surplus attributable to such Acquisition or Capital Improvement (regardless of whether such Operating Surplus is positive or negative). The number of Units deemed to be Outstanding for the purpose of calculating the amount in clause (B) above shall be the weighted average number of Units Outstanding during the One Year Test Period and shall exclude the Units issued or to be issued in connection with such Acquisition or Capital Improvement or within 365 days of such Acquisition or Capital Improvement where the net proceeds from such issuance are used to repay debt incurred, or to replenish cash reserves to the extent drawn down, in connection with such Acquisition or Capital Improvement. For the purposes of this Section 5.7(b), the term "debt" shall be deemed to include the indebtedness used to extend, refinance, renew, replace or defease debt originally incurred in connection with an Acquisition or Capital Improvement; provided, that, the amount of such indebtedness does not exceed the principal sum of, plus accrued interest on and any prepayment penalty with respect to, the indebtedness so extended, refinanced, renewed, replaced or defeased.

        (c)   During the Subordination Period, without the prior approval of the holders of a Unit Majority, the Company shall not issue any additional Company Securities (or options, rights, warrants or appreciation rights related thereto) (i) that are entitled in any Quarter to receive in respect of the Subordination Period any distribution of Available Cash from Operating Surplus before the Common Units and any Parity Units have received (or amounts have been set aside for payment of) the Minimum Quarterly Distribution and any Cumulative Common Unit Arrearage

for such Quarter or (ii) that are entitled to allocations in respect of the Subordination Period of Net Termination Gain before the Common Units and any Parity Units have been allocated Net Termination Gain pursuant to Section 6.1(c)(i)(B).

        (d)   During the Subordination Period, without the prior approval of the holders of a Unit Majority, the Company may issue additional Company Securities (or options, rights, warrants or appreciation rights related thereto) (i) that are not entitled in any Quarter during the Subordination Period to receive any distributions of Available Cash from Operating Surplus until after the Common Units and any Parity Units have received (or amounts have been set aside for payment of) the Minimum Quarterly Distribution and any Cumulative Common Unit Arrearage for such Quarter and (ii) that are not entitled to allocations in respect of the Subordination Period of Net Termination Gain before the Common Units and Parity Units have been allocated Net Termination Gain pursuant to Section 6.1(c)(i)(B), even if (A) the amount of Available Cash from Operating Surplus to which each such Company Security is entitled to receive after the Minimum Quarterly Distribution and any Cumulative Common Unit Arrearage have been paid or set aside for payment on the Common Units exceeds the Minimum Quarterly Distribution or (B) the amount of Net Termination Gain to be allocated to such Company Security after Net Termination Gain has been allocated to any Common Units and Parity Units pursuant to Section 6.1(c)(i)(B) exceeds the amount of such Net Termination Gain to be allocated to each Common Unit or Parity Unit.

        (e)   During the Subordination Period, the Company may also issue an unlimited number of Parity Units without the prior approval of the Members, if the proceeds from such issuance are used exclusively to repay indebtedness of a Group Member where the aggregate amount of distributions that would have been paid with respect to such newly issued Parity Units, in respect of the four-Quarter period ending prior to the first day of the Quarter in which the issuance is to be consummated (assuming such newly issued Parity Units had been Outstanding throughout such period and that distributions equal to the distributions that were actually paid on the Outstanding Units during the period were paid on such newly issued Parity Units) would not have exceeded the interest costs actually incurred during such period on the indebtedness that is to be repaid (or, if such indebtedness was not outstanding throughout the entire period, would have been incurred had such indebtedness been outstanding for the entire period). In the event that the Company is required to pay a prepayment penalty in connection with the repayment of such indebtedness, for purposes of the foregoing test, the number of Parity Units issued to repay such indebtedness shall be deemed increased by the number of Parity Units that would need to be issued to pay such penalty.

        (f)    During the Subordination Period, the Company may also issue an unlimited number of Parity Units without the prior approval of the Members if the net proceeds of such issuance are used to redeem an equal number of Parity Units at a price per unit equal to the net proceeds per unit, before expenses, that the Company receives from such issuance.

        (g)   During the Subordination Period, the Company may also issue, in connection with Acquisitions that have not been completed or Capital Improvements that have not Commenced Commercial Service, or both, an amount of Parity Units not to exceed the number of Parity Units then available for issuance without Unitholder approval pursuant to Section 5.7(a) (such number of Parity Units then available for issuance, the "Remaining Basket Amount").

        The following shall apply with respect to issuances of Parity Units pursuant to this Section 5.7(g):

            (i)  With respect to such issuance, the aggregate number of Parity Units to be issued (including Parity Units to be issued upon the exercise of an underwriters' over-allotment or other similar option) shall be deemed to have been issued from, and charged against, the Remaining Basket Amount; provided, however, that in considering the Parity Units to be issued upon the exercise of an underwriters' over-allotment or other similar option, only the number of Parity Units actually issued pursuant to such option on or prior to the expiration of such option will be deemed to have been issued from, and charged against, the Remaining Basket Amount.

           (ii)  With respect to Parity Units to be issued (including Parity Units to be issued upon the exercise of an underwriters' over-allotment or other similar option) in connection with an Acquisition that has not been completed:

            (A)  Such Acquisition shall have been specifically identified in the prospectus or prospectus supplement filed in connection with the offer and sale of such Parity Units as a proposed Acquisition for which the net proceeds from the sale of such Parity Units will be used if such Acquisition is completed.

            (B)  Upon completion of such Acquisition and application of the net proceeds received from the sale of such Parity Units to finance such Acquisition, the provisions of clause (i) above shall not apply and the Parity Units issued (including Parity Units issued upon the exercise of an underwriters' over-allotment or other similar option) in connection with such Acquisition shall not be deemed to have been issued from, and charged against, the Remaining Basket Amount; provided, however, that such Acquisition would have resulted, on an estimated pro forma basis, in an increase in the amount of Adjusted Operating Surplus per Unit (such amount shall be calculated as set forth in Section 5.7(b) and such calculation is referred to in this Section 5.7(g) as the "Accretion Test").

            (C)  The Accretion Test in subclause (ii) above shall be performed immediately following completion of such Acquisition and in accordance with Section 5.7(b).

          (iii)  With respect to Parity Units to be issued (including Parity Units to be issued upon the exercise of an underwriters' over-allotment or other similar option) in connection with a Capital Improvement that has not Commenced Commercial Service:

            (A)  Such Capital Improvement shall have been specifically identified in the prospectus or prospectus supplement filed in connection with the offer and sale of such Parity Units as a Capital Improvement for which the net proceeds from the sale of such Parity Units will used to finance such Capital Improvement.

            (B)  Upon such Capital Improvement having Commenced Commercial Service and provided the net proceeds from the sale of such Parity Units have been used to finance such Capital Improvement, the provisions of clause (i) above shall not apply and the Parity Units issued (including Parity Units issued upon the exercise of an underwriters' over-allotment or other similar option) in connection with such Capital Improvement shall not be deemed to have been issued from, and charged against, the Remaining

    Basket Amount; provided, however, that such Capital Improvement meets the Accretion Test.

            (C)  The Accretion Test in clause (ii) above shall be performed immediately following Commencement of Commercial Service and in accordance with Section 5.7(b).

        (h)   No fractional Units shall be issued by the Company.

        Section 5.8    Conversion of Subordinated Units.

        (a)   All of the Outstanding Subordinated Units will convert into Common Units on a one-for-one basis immediately after the distribution of Available Cash to Members pursuant to Section 6.3(a) in respect of the final Quarter of the Subordination Period.

        (b)   A Subordinated Unit that has converted into a Common Unit shall be subject to the provisions of Section 6.7(b).

        Section 5.9    No Preemptive Rights.     No Person shall have any preemptive, preferential or other similar right with respect to the issuance of any Company Security, whether unissued, held in the treasury or hereafter created.

        Section 5.10    Splits and Combinations.

        (a)   Subject to Section 5.10(d), 6.6 and 6.8 (dealing with adjustments of distribution levels), the Company may make a Pro Rata distribution of Company Securities to all Record Holders or may effect a subdivision or combination of Company Securities so long as, after any such event, each Member shall have the same Percentage Interest in the Company as before such event, and any amounts calculated on a per Unit basis (including any Common Unit Arrearage or Cumulative Common Unit Arrearage) or stated as a number of Units (including the number of Subordinated Units that may convert prior to the end of the Subordination Period and the number of additional Parity Units that may be issued pursuant to Section 5.7 without a Unitholder vote) are proportionately adjusted retroactive to the date of formation of the Company.

        (b)   Whenever such a distribution, subdivision or combination of Company Securities is declared, the Board of Directors shall select a Record Date as of which the distribution, subdivision or combination shall be effective and shall send notice thereof at least 20 days prior to such Record Date to each Record Holder as of a date not less than 10 days prior to the date of such notice. The Board of Directors also may cause a firm of independent public accountants selected by it to calculate the number of Company Securities to be held by each Record Holder after giving effect to such distribution, subdivision or combination. The Board of Directors shall be entitled to rely on any certificate provided by such firm as conclusive evidence of the accuracy of such calculation.

        (c)   Promptly following any such distribution, subdivision or combination, the Company may issue Certificates to the Record Holders of Company Securities as of the applicable Record Date representing the new number of Company Securities held by such Record Holders, or the Board of Directors may adopt such other procedures that it determines to be necessary or appropriate to reflect such changes. If any such combination results in a smaller total number of Company Securities Outstanding, the Company shall require, as a condition to the delivery to a Record Holder of such new Certificate, the surrender of any Certificate held by such Record Holder immediately prior to such Record Date.

        (d)   The Company shall not issue fractional Units upon any distribution, subdivision or combination of Units. If a distribution, subdivision or combination of Units would result in the issuance of fractional Units but for the provisions of Section 5.7(h) and this Section 5.10(d), each fractional Unit shall be rounded to the nearest whole Unit (and a 0.5 Unit shall be rounded to the next higher Unit).

        Section 5.11    Fully Paid and Non-Assessable Nature of Interests.     All Member Interests issued pursuant to, and in accordance with the requirements of, this Article V shall be validly issued, fully paid and non-assessable Interests in the Company, except as such non-assessability may be affected by Sections 18-607 or 18-804 of the Delaware Act and except to the extent otherwise provided in this Agreement.

ARTICLE VI
ALLOCATIONS AND DISTRIBUTIONS

        Section 6.1    Allocations for Capital Account Purposes.     For purposes of maintaining the Capital Accounts and in determining the rights of the Members among themselves, the Company's items of income, gain, loss and deduction (computed in accordance with Section 5.5(b)) shall be allocated among the Members in each taxable year (or portion thereof) as provided herein below.

        (a)   Net Income. After giving effect to the special allocations set forth in Section 6.1(d) and any allocations to other Company Securities, Net Income for each taxable year and all items of income, gain, loss and deduction taken into account in computing Net Income for such taxable year shall be allocated to the Unitholders in accordance with their respective Percentage Interests.

        (b)   Net Losses. After giving effect to the special allocations set forth in Section 6.1(d) and any allocations to other Company Securities, Net Losses for each taxable period and all items of income, gain, loss and deduction taken into account in computing Net Losses for such taxable period shall be allocated to the Unitholders in accordance with their respective Percentage Interests; provided that Net Losses shall not be allocated pursuant to this Section 6.1(b) to the extent that such allocation would cause any Unitholder to have a deficit balance in its Adjusted Capital Account at the end of such taxable year (or increase any existing deficit balance in its Adjusted Capital Account).

        (c)   Net Termination Gains and Losses. After giving effect to the special allocations set forth in Section 6.1(d) and any allocations to other Company Securities, all items of income, gain, loss and deduction taken into account in computing Net Termination Gain or Net Termination Loss for such taxable period shall be allocated in the same manner as such Net Termination Gain or Net Termination Loss is allocated hereunder. All allocations under this Section 6.1(c) shall be made after Capital Account balances have been adjusted by all other allocations provided under this Section 6.1 and after all distributions of Available Cash provided under Section 6.4 and 6.5 have been made; provided, however, that solely for purposes of this Section 6.1(c), Capital Accounts shall not be adjusted for distributions made pursuant to Section 10.3.

            (i)  If a Net Termination Gain is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Gain shall be allocated among the Members in the following manner (and the Capital Accounts of the Members shall be increased by the amount so allocated in each of the following subclauses, in the order listed, before an allocation is made pursuant to the next succeeding subclause):

            (A)  First, to each Member having a deficit balance in its Capital Account, in the proportion that such deficit balance bears to the total deficit balances in the Capital Accounts of all Members, until each such Member has been allocated Net Termination Gain equal to any such deficit balance in its Capital Account;

            (B)  Second, to all Unitholders holding Common Units, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding is equal to the sum of (1) its Unrecovered Capital, (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced (but not below zero) by any distribution pursuant to Section 6.4(a)(i) or (b) with respect to such Common Unit for such Quarter (the amount determined pursuant to this clause (2) is hereinafter defined as the "Unpaid MQD") and (3) any then existing Cumulative Common Unit Arrearage;

            (C)  Third, if such Net Termination Gain is recognized (or is deemed to be recognized) prior to the expiration of the Subordination Period, to all Unitholders holding Subordinated Units, Pro Rata, until the Capital Account in respect of each Subordinated Unit then Outstanding equals the sum of (1) its Unrecovered Capital, determined for the taxable year (or portion thereof) to which this allocation of gain relates, and (2) the Minimum Quarterly Distribution for the Quarter during which the Liquidation Date occurs, reduced by any distribution pursuant to Section 6.4(a)(iii) with respect to such Subordinated Unit for such Quarter; and

            (D)  Fourth, 100% to all Unitholders in accordance with their respective Percentage Interests.

           (ii)  If a Net Termination Loss is recognized (or deemed recognized pursuant to Section 5.5(d)), such Net Termination Loss shall be allocated among the Members in the following manner:

            (A)  First, if such Net Termination Loss is recognized (or is deemed to be recognized) prior to the conversion of the last Outstanding Subordinated Unit, to the Unitholders holding Subordinated Units, Pro Rata, until the Capital Account in respect of each Subordinated Unit then Outstanding has been reduced to zero;

            (B)  Second, to the Unitholders holding Common Units, Pro Rata, until the Capital Account in respect of each Common Unit then Outstanding has been reduced to zero; and

            (C)  Third, the balance, if any, 100% to all Unitholders in accordance with their respective percentage Interests.

        (d)   Special Allocations. Notwithstanding any other provision of this Section 6.1, the following special allocations shall be made for such taxable period:

            (i)  Company Minimum Gain Chargeback. Notwithstanding any other provision of this Section 6.1, if there is a net decrease in Company Minimum Gain during any Company taxable period, each Member shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(f)(6), 1.704-2(g)(2) and 1.704-2(j)(2)(i), or any successor provision. For purposes of this Section 6.1(d), each Member's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d) with respect to such taxable period (other than an allocation pursuant to Section 6.1(d)(vi) and 6.1(d)(vii)). This Section 6.1(d)(i) is intended to comply with the Company Minimum Gain chargeback requirement in Treasury Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

           (ii)  Chargeback of Member Nonrecourse Debt Minimum Gain. Notwithstanding the other provisions of this Section 6.1 (other than Section 6.1(d)(i)), except as provided in Treasury Regulation Section 1.704-2(i)(4), if there is a net decrease in Member Nonrecourse Debt Minimum Gain during any Company taxable period, any Member with a share of Member Nonrecourse Debt Minimum Gain at the beginning of such taxable period shall be allocated items of Company income and gain for such period (and, if necessary, subsequent periods) in the manner and amounts provided in Treasury Regulation Sections 1.704-2(i)(4) and 1.704-2(j)(2)(ii), or any successor provisions. For purposes of this Section 6.1(d), each Member's Adjusted Capital Account balance shall be determined, and the allocation of income or gain required hereunder shall be effected, prior to the application of any other allocations pursuant to this Section 6.1(d), other than Section 6.1(d)(i) and other than an allocation pursuant to Section 6.1(d)(vi) and 6.1(d)(vii), with respect to such taxable period. This Section 6.1(d)(ii) is intended to comply with the chargeback of items of income and gain requirement in Treasury Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

          (iii)  Priority Allocations. If the amount of cash or the Net Agreed Value of any property distributed (except cash or property distributed pursuant to Section 10.3) to any Unitholder with respect to its Units for a taxable year is greater (on a per Unit basis) than the amount of cash or the Net Agreed Value of property distributed to the other Unitholders with respect to their Units (on a per Unit basis), then each Unitholder receiving such greater cash or property distribution shall be allocated gross income in an amount equal to the product of (A) the amount by which the distribution (on a per Unit basis) to such Unitholder exceeds the distribution (on a per Unit basis) to the Unitholders receiving the smallest distribution and (B) the number of Units owned by the Unitholder receiving the greater distribution.

          (iv)  Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations or distributions described in Treasury Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5), or 1.704-1(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations promulgated under Section 704(b) of the Code, the deficit balance, if any, in its Adjusted Capital Account created by such adjustments, allocations or distributions as quickly as possible unless such deficit balance is otherwise eliminated pursuant to Section 6.1(d)(i) or (ii).

           (v)  Gross Income Allocations. In the event any Member has a deficit balance in its Capital Account at the end of any Company taxable period in excess of the sum of (A) the amount such Member is required to restore pursuant to the provisions of this Agreement and (B) the amount such Member is deemed obligated to restore pursuant to Treasury Regulation Sections 1.704-2(g) and 1.704-2(i)(5), such Member shall be specially allocated items of Company gross income and gain in the amount of such excess as quickly as possible; provided, that an allocation pursuant to this Section 6.1(d)(v) shall be made only if and to the extent that such Member would have a deficit balance in its Capital Account as adjusted after all other allocations provided for in this Section 6.1 have been tentatively made as if this Section 6.1(d)(v) were not in this Agreement.

          (vi)  Nonrecourse Deductions. Nonrecourse Deductions for any taxable period shall be allocated to the Members in accordance with their respective Percentage Interests. If the Board of Directors determines that the Company's Nonrecourse Deductions should be allocated in a different ratio to satisfy the safe harbor requirements of the Treasury Regulations promulgated under Section 704(b) of the Code, the Board of Directors is authorized, upon notice to the other Members, to revise the prescribed ratio to the numerically closest ratio that does satisfy such requirements.

         (vii)  Member Nonrecourse Deductions. Member Nonrecourse Deductions for any taxable period shall be allocated 100% to the Member that bears the Economic Risk of Loss with respect to the Member Nonrecourse Debt to which such Member Nonrecourse Deductions are attributable in accordance with Treasury Regulation Section 1.704-2(i). If more than one Member bears the Economic Risk of Loss with respect to a Member Nonrecourse Debt, such Member Nonrecourse Deductions attributable thereto shall be allocated between or among such Members in accordance with the ratios in which they share such Economic Risk of Loss.

        (viii)  Nonrecourse Liabilities. For purposes of Treasury Regulation Section 1.752-3(a)(3), the Members agree that Nonrecourse Liabilities of the Company in excess of the sum of (A) the amount of Company Minimum Gain and (B) the total amount of Nonrecourse Built-in Gain shall be allocated among the Members in accordance with their respective Percentage Interests.

          (ix)  Code Section 754 Adjustments. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Section 734(b) or 743(b) of the Code is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such item of gain or loss shall be specially allocated to the Members in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such Section of the Treasury Regulations.

           (x)  Economic Uniformity. At the election of the Board of Directors with respect to any taxable period ending upon, or after, the termination of the Subordination Period, all or a portion of the remaining items of Company gross income or gain for such taxable period, after taking into account allocations pursuant to Section 6.1(d)(iii), shall be allocated 100% to each Member holding Subordinated Units that are Outstanding as of the termination of the Subordination Period ("Final Subordinated Units") in the proportion of the number of Final Subordinated Units held by such Member to the total number of Final Subordinated Units then Outstanding, until each such Member has been allocated an amount of gross income or gain that increases the Capital Account maintained with respect to such Final Subordinated Units to an amount equal to the product of (A) the number of Final Subordinated Units held by such Member and (B) the Per Unit Capital Amount for a Common Unit. The purpose of this allocation is to establish uniformity between the Capital Accounts underlying Final Subordinated Units and the Capital Accounts underlying Common Units immediately prior to the conversion of such Final Subordinated Units into Common Units.

          (xi)  Curative Allocation.

            (A)  Notwithstanding any other provision of this Section 6.1, other than the Required Allocations, the Required Allocations shall be taken into account in making the Agreed Allocations so that, to the extent possible, the net amount of items of income, gain, loss and deduction allocated to each Member pursuant to the Required Allocations and the Agreed Allocations, together, shall be equal to the net amount of such items that would have been allocated to each such Member under the Agreed Allocations had the Required Allocations and the related Curative Allocation not otherwise been provided in this Section 6.1. Notwithstanding the preceding sentence, Required Allocations relating to (1) Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Company Minimum Gain and (2) Member Nonrecourse Deductions shall not be taken into account except to the extent that there has been a decrease in Member Nonrecourse Debt Minimum Gain. Allocations pursuant to this Section 6.1(d)(xi)(A) shall only be made with respect to Required Allocations to the extent the Board of Directors reasonably determines that such allocations will otherwise be inconsistent with the economic agreement among the Members. Further, allocations pursuant to this Section 6.1(d)(xi)(A) shall be deferred with respect to allocations pursuant to clauses (1) and (2) hereof to the extent the Board of Directors determines that such allocations are likely to be offset by subsequent Required Allocations.

            (B)  The Board of Directors shall, with respect to each taxable period, (1) apply the provisions of Section 6.1(d)(xi)(A) in whatever order is most likely to minimize the economic distortions that might otherwise result from the Required Allocations, and (2) divide all allocations pursuant to Section 6.1(d)(xi)(A) among the Members in a manner that is likely to minimize such economic distortions.

         (xii)  Corrective Allocations. In the event of any allocation of Additional Book Basis Derivative Items or any Book-Down Event or any recognition of a Net Termination Loss, the following rules shall apply:

            (A)  In the case of any negative adjustments to the Capital Accounts of the Members resulting from a Book-Down Event or from the recognition of a Net Termination Loss, such negative adjustment (1) shall first be allocated, to the extent of the Aggregate Remaining Net Positive Adjustments, in such a manner, as determined by the Board of Directors, that to the extent possible the aggregate Capital Accounts of the Members will equal the amount that would have been the Capital Account balance of the Members if no prior Book-Up Events had occurred, and (2) any negative adjustment in excess of the Aggregate Remaining Net Positive Adjustments shall be allocated pursuant to Section 6.1(c) hereof.

            (B)  In making the allocations required under this Section 6.1(d)(xii), the Board of Directors may apply whatever conventions or other methodology it determines will satisfy the purpose of this Section 6.1(d)(xii).

        (xiii)  Allocation of G&A. Any deduction or loss attributable to the Existing Investors' or their respective assignees' or transferees' obligation to reimburse the Company for, or incurred by the Company and constituting, the Excess G&A Obligation, which the Existing Investors have funded or agreed to fund pursuant to Section 5.3, shall be allocated to each of the Existing Investors in an amount equal to their Allocated Percentage of such Excess G&A Obligation.

        Section 6.2    Allocations for Tax Purposes.

        (a)   Except as otherwise provided herein, for federal income tax purposes, each item of income, gain, loss and deduction shall be allocated among the Members in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to Section 6.1.

        (b)   In an attempt to eliminate Book-Tax Disparities attributable to a Contributed Property or Adjusted Property, items of income, gain, loss, depreciation, amortization and cost recovery deductions shall be allocated for federal income tax purposes among the Members as follows:

            (i)  (A) In the case of a Contributed Property, such items attributable thereto shall be allocated among the Members in the manner provided under Section 704(c) of the Code that takes into account the variation between the Agreed Value of such property and its adjusted basis at the time of contribution; and (B) any item of Residual Gain or Residual Loss attributable to a Contributed Property shall be allocated among the Members in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 6.1.

           (ii)  (A) In the case of an Adjusted Property, such items shall (1) first, be allocated among the Members in a manner consistent with the principles of Section 704(c) of the Code to take into account the Unrealized Gain or Unrealized Loss attributable to such property and the allocations thereof pursuant to Section 5.5(d)(i) or 5.5(d)(ii), and (2) second, in the event such property was originally a Contributed Property, be allocated among the Members in a manner consistent with Section 6.2(b)(i)(A); and (B) any item of Residual Gain or Residual Loss attributable to an Adjusted Property shall be allocated among the Members in the same manner as its correlative item of "book" gain or loss is allocated pursuant to Section 6.1.

          (iii)  The Board of Directors shall apply the principles of Treasury Regulation Section 1.704-3(d) to eliminate Book-Tax Disparities, except with respect to any goodwill in the Company.

        (c)   For the proper administration of the Company and for the preservation of uniformity of the Units (or any class or classes thereof), the Board of Directors shall (i) adopt such conventions as it deems appropriate in determining the amount of depreciation, amortization and cost recovery deductions; (ii) make special allocations for federal income tax purposes of income (including, without limitation, gross income) or deductions; and (iii) amend the provisions of this Agreement as appropriate (x) to reflect the proposal or promulgation of Treasury Regulations under Section 704(b) or Section 704(c) of the Code or (y) otherwise to preserve or achieve uniformity of the Units (or any class or classes thereof). The Board of Directors may adopt such conventions, make such allocations and make such amendments to this Agreement as provided in this Section 6.2(c) only if such conventions, allocations or amendments would not have a material adverse effect on the Members, the holders of any class or classes of Units issued and Outstanding or the Company, and if such allocations are consistent with the principles of Section 704 of the Code.

        (d)   The Board of Directors may determine to depreciate or amortize the portion of an adjustment under Section 743(b) of the Code attributable to unrealized appreciation in any Adjusted Property (to the extent of the unamortized Book-Tax Disparity) using a predetermined rate derived from the depreciation or amortization method and useful life applied to the Company's common basis of such property, despite any inconsistency of such approach with Treasury Regulation Section 1.167(c)-l(a)(6) or any successor regulations thereto. If the Board of Directors determines that such reporting position cannot be taken, the Board of Directors may adopt depreciation and amortization conventions under which all purchasers acquiring Units in the same month would receive depreciation and amortization deductions, based upon the same applicable rate as if they had purchased a direct interest in the Company's property. If the Board of Directors chooses not to utilize such aggregate method, the Board of Directors may use any other depreciation and amortization conventions to preserve the uniformity of the intrinsic tax characteristics of any Member Interests, so long as such conventions would not have a material adverse effect on the Members or the Record Holders of any class or classes of Units.

        (e)   Any gain allocated to the Members upon the sale or other taxable disposition of any Company asset shall, to the extent possible, after taking into account other required allocations of gain pursuant to this Section 6.2, be characterized as Recapture Income in the same proportions and to the same extent as such Members (or their predecessors in interest) have been allocated any deductions directly or indirectly giving rise to the treatment of such gains as Recapture Income.

        (f)    All items of income, gain, loss, deduction and credit recognized by the Company for federal income tax purposes and allocated to the Members in accordance with the provisions hereof shall be determined without regard to any election under Section 754 of the Code that may be made by the Company; provided, however, that such allocations, once made, shall be adjusted (in the manner determined by the Board of Directors) to take into account those adjustments permitted or required by Sections 734 and 743 of the Code.

        (g)   Each item of Company income, gain, loss and deduction shall, for federal income tax purposes, be determined on an annual basis and prorated on a monthly basis and shall be allocated to the Members as of the opening of the New York Stock Exchange on the first Business Day of each month; provided, however, such items for the period beginning on the Closing Date and ending on the last day of the month in which the Option Closing Date or the expiration of the Over-Allotment Option occurs shall be allocated to the Members as of the opening of the New York Stock Exchange on the first Business Day of the next succeeding month; and provided, further, that gain or loss on a sale or other disposition of any assets of the Company or any other extraordinary item of income or loss realized and recognized other than in the ordinary course of business, as determined by the Board of Directors, shall be allocated to the Members as of the opening of the New York Stock Exchange on the first Business Day of the month in which such gain or loss is recognized for federal income tax purposes. The Board of Directors may revise, alter or otherwise modify such methods of allocation to the extent permitted or required by Section 706 of the Code and the regulations or rulings promulgated thereunder.

        (h)   Allocations that would otherwise be made to a Member under the provisions of this Article VI shall instead be made to the beneficial owner of Units held by a nominee in any case in which the nominee has furnished the identity of such owner to the Company in accordance with Section 6031(c) of the Code or any other method determined by the Board of Directors.

        Section 6.3    Requirement and Characterization of Distributions; Distributions to Record Holders.

        (a)   Within 45 days following the end of each Quarter commencing with the Quarter ending on December 31, 2004, an amount equal to 100% of Available Cash with respect to such Quarter shall, subject to Section 18-607 of the Delaware Act, be distributed in accordance with this Article VI by the Company to the Members as of the Record Date selected by the Board of Directors. All amounts of Available Cash distributed by the Company on any date from any source shall be deemed to be Operating Surplus until the sum of all amounts of Available Cash theretofore distributed by the Company to the Members pursuant to Section 6.4 equals the Operating Surplus from the Closing Date through the close of the immediately preceding Quarter. Any remaining amounts of Available Cash distributed by the Company on such date shall, except as otherwise provided in Section 6.5, be deemed to be "Capital Surplus." All distributions required to be made under this Agreement shall be made subject to Sections 18-607 and 18-804 of the Delaware Act.

        (b)   Notwithstanding Section 6.3(a), in the event of the dissolution and liquidation of the Company, all receipts received during or after the Quarter in which the Liquidation Date occurs, other than from borrowings described in (a)(ii) of the definition of Available Cash, shall be applied and distributed solely in accordance with, and subject to the terms and conditions of, Section 10.3(a).

        (c)   The Board of Directors may treat taxes paid by the Company on behalf of, or amounts withheld with respect to, all or less than all of the Members, as a distribution of Available Cash to such Members.

        (d)   Each distribution in respect of an Interest shall be paid by the Company, directly or through the Transfer Agent or through any other Person or agent, only to the Record Holder of such Interest as of the Record Date set for such distribution. Such payment shall constitute full payment and satisfaction of the Company's liability in respect of such payment, regardless of any claim of any Person who may have an interest in such payment by reason of an assignment or otherwise.

        Section 6.4    Distributions of Available Cash from Operating Surplus.

        (a)   During Subordination Period. Available Cash with respect to any Quarter within the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5 shall, subject to Section 18-607 of the Delaware Act, be distributed as follows, except as otherwise required by Section 5.6(b) in respect of other Company Securities issued pursuant thereto:

            (i)  First, to the Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

           (ii)  Second, to the Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;

          (iii)  Third, to the Unitholders holding Subordinated Units, Pro Rata, until there has been distributed in respect of each Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter; and

          (iv)  Fourth, to all Unitholders, in accordance with their respective Percentage Interests.

        (b)   After Subordination Period. Available Cash with respect to any Quarter after the Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of

Section 6.3 or 6.5, subject to Section 18-607 of the Delaware Act and except as otherwise required by Section 5.6(b) in respect of other Company Securities issued pursuant thereto, shall be distributed 100% to the Unitholders in accordance with their respective Percentage Interests.

        Section 6.5    Distributions of Available Cash from Capital Surplus.     Available Cash that is deemed to be Capital Surplus pursuant to the provisions of Section 6.3(a) shall, subject to Section 18-607 of the Delaware Act, be distributed, unless the provisions of Section 6.3 require otherwise, 100% to the Unitholders in accordance with their respective Percentage Interests, until a hypothetical holder of a Common Unit acquired on the Closing Date has received with respect to such Common Unit, during the period since the Closing Date through such date, distributions of Available Cash that are deemed to be Capital Surplus in an aggregate amount equal to the Initial Unit Price. Available Cash that is deemed to be Capital Surplus shall then be distributed to all Unitholders holding Common Units, Pro Rata, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage. Thereafter, all Available Cash shall be distributed as if it were Operating Surplus and shall be distributed in accordance with Section 6.4.

        Section 6.6    Adjustment of Minimum Quarterly Distribution and Target Distribution Levels.

        (a)   The Minimum Quarterly Distribution, Common Unit Arrearages and Cumulative Common Unit Arrearages shall be proportionately adjusted in the event of any distribution, combination or subdivision (whether effected by a distribution payable in Units or otherwise) of Units or other Company Securities in accordance with Section 5.10. In the event of a distribution of Available Cash that is deemed to be from Capital Surplus, the then applicable Minimum Quarterly Distribution shall be adjusted proportionately downward to equal the product obtained by multiplying the otherwise applicable Minimum Quarterly Distribution by a fraction of which the numerator is the Unrecovered Capital of the Common Units immediately after giving effect to such distribution and of which the denominator is the Unrecovered Capital of the Common Units immediately prior to giving effect to such distribution.

        (b)   The Minimum Quarterly Distribution shall also be subject to adjustment pursuant to Section 6.8.

        Section 6.7    Special Provisions Relating to the Holders of Subordinated Units.

        (a)   Except with respect to the right to vote on or approve matters requiring the vote or approval of a percentage of the holders of Outstanding Common Units and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units, the holder of a Subordinated Unit shall have all of the rights and obligations of a Unitholder holding Common Units hereunder; provided, however, that immediately upon the conversion of Subordinated Units into Common Units pursuant to Section 5.8, the Unitholder holding a Subordinated Unit shall possess all of the rights and obligations of a Unitholder holding Common Units hereunder, including the right to vote as a Common Unitholder and the right to participate in allocations of income, gain, loss and deduction and distributions made with respect to Common Units; provided, however, that such converted Subordinated Units shall remain subject to the provisions of Section 5.5(c)(ii), Section 6.1(d)(x) and Section 6.7(b).

        (b)   The Unitholder holding a Subordinated Unit that has converted into a Common Unit pursuant to Section 5.8 shall not be issued a Common Unit Certificate pursuant to Section 4.1 and shall not be permitted to transfer its converted Subordinated Units to a Person that is not an Affiliate of the holder until such time as the Board of Directors determines, based on advice of counsel, that a converted Subordinated Unit should have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of an Initial Common Unit. In connection with the condition imposed by this Section 6.7(b), the Board of Directors may take whatever steps are required to provide economic uniformity to the converted Subordinated Units in preparation for a transfer of such converted Subordinated Units, including the application of Section 5.5(c)(ii) and Section 6.1(d)(x); provided, however, that no such steps may be taken that would have a material adverse effect on the Unitholders holding Common Units represented by Common Unit Certificates. The Board of Directors shall act in good faith to make the determinations set forth in this Section 6.7(b) as soon as practicable.

        Section 6.8    Entity Level Taxation.     If legislation is enacted or the interpretation of existing language is modified by a governmental taxing authority so that a Group Member is treated as an association taxable as a corporation or is otherwise subject to an entity-level tax for federal, state or local income tax purposes, then the Board of Directors shall estimate for each Quarter the Company Group's aggregate liability (the "Estimated Incremental Quarterly Tax Amount") for all such income taxes that are payable by reason of any such new legislation or interpretation; provided that any difference between such estimate and the actual tax liability for such Quarter that is owed by reason of any such new legislation or interpretation shall be taken into account in determining the Estimated Incremental Quarterly Tax Amount with respect to each Quarter in which any such difference can be determined. For each such Quarter, the Minimum Quarterly Distribution shall be the product obtained by multiplying (a) the amounts therefor that are set out herein prior to the application of this Section 6.8 times (b) the quotient obtained by dividing (i) Available Cash with respect to such Quarter by (ii) the sum of Available Cash with respect to such Quarter and the Estimated Incremental Quarterly Tax Amount for such Quarter, as determined by the Board of Directors. For purposes of the foregoing, Available Cash with respect to a Quarter will be deemed reduced by the Estimated Incremental Quarterly Tax Amount for that Quarter.

        Section 6.9    Tax Distributions.     The Members agree that cash distributions, as provided for in Section 5.7 of the Amended and Restated Limited Liability Company Agreement, attributable to those taxable periods, or any portion thereof, ending on or prior to the Closing Date shall be made to the holders of the Pre-Initial Offering Interests after the Closing Date based on the good faith determination by the Board of Directors of the estimated tax liability determined in accordance with the Amended and Restated Limited Liability Company Agreement. Any such distributions pursuant to this Section 6.9 shall be deemed a reduction in Available Cash for the Quarter in which such distribution is made.

ARTICLE VII
MANAGEMENT AND OPERATION OF BUSINESS

        Section 7.1    Board of Directors.

        (a)   Except as otherwise expressly provided in this Agreement, the business and affairs of the Company shall be managed by or under the direction of a Board of Directors (the "Board of Directors"). As provided in Section 7.4, the Board of Directors shall have the power and authority to appoint Officers of the Company. The Directors and Officers shall constitute "managers" within the meaning of the Delaware Act. No Member, by virtue of its status as such, shall have any management power over the business and affairs of the Company or actual or apparent authority to enter into, execute or deliver contracts on behalf of, or to otherwise bind, the Company. Except as otherwise specifically provided in this Agreement, the authority and functions of the Board of Directors, on the one hand, and of the Officers, on the other, shall be identical to the authority and functions of the board of directors and officers, respectively, of a corporation organized under the DGCL. In addition to the powers that now or hereafter can be granted to managers under the Delaware Act and to all other powers granted under any other provision of this Agreement subject to Section 7.3, the Board of Directors shall have full power and authority to do, and to direct the Officers to do, all things and on such terms as it determines to be necessary or appropriate to conduct the business of the Company, to exercise all powers set forth in Section 2.5 and to effectuate the purposes set forth in Section 2.4, including the following:

            (i)  the making of any expenditures, the lending or borrowing of money, the assumption or guarantee of, or other contracting for, indebtedness and other liabilities, the issuance of evidences of indebtedness, including indebtedness that is convertible into Company Securities, and the incurring of any other obligations;

           (ii)  the making of tax, regulatory and other filings, or rendering of periodic or other reports to governmental or other agencies having jurisdiction over the business or assets of the Company;

          (iii)  the acquisition, disposition, mortgage, pledge, encumbrance, hypothecation or exchange of any or all of the assets of the Company or the merger or other combination of the Company with or into another Person (the matters described in this clause (iii) being subject, however, to any prior approval that may be required by Section 7.3);

          (iv)  the use of the assets of the Company (including cash on hand) for any purpose consistent with the terms of this Agreement, including the financing of the conduct of the operations of the Company Group; subject to Section 7.6(a), the lending of funds to other Persons (including other Group Members); the repayment of obligations of the Company Group and the making of capital contributions to any member of the Company Group;

           (v)  the negotiation, execution and performance of any contracts, conveyances or other instruments (including instruments that limit the liability of the Company under contractual arrangements to all or particular assets of the Company);

          (vi)  the distribution of Company cash;

         (vii)  the selection and dismissal of officers, employees, agents, outside attorneys, accountants, consultants and contractors and the determination of their compensation and other terms of employment or hiring, the creation and operation of employee benefit plans, employee programs and employee practices;

        (viii)  the maintenance of insurance for the benefit of the Company Group and the Members;

          (ix)  the formation of, or acquisition of an interest in, and the contribution of property and the making of loans to, any limited or general partnerships, joint ventures, corporations, limited liability companies or other relationships (including the acquisition of interests in, and the contributions of property to, any Group Member from time to time) subject to the restrictions set forth in Section 2.4;

           (x)  the control of any matters affecting the rights and obligations of the Company, including the bringing and defending of actions at law or in equity and otherwise engaging in the conduct of litigation, arbitration or remediation, and the incurring of legal expense and the settlement of claims and litigation;

          (xi)  the indemnification of any Person against liabilities and contingencies to the extent permitted by law;

         (xii)  the entering into of listing agreements with any National Securities Exchange and the delisting of some or all of the Interests from, or requesting that trading be suspended on, any such exchange (subject to any prior approval that may be required under Section 4.6);

        (xiii)  unless restricted or prohibited by Section 5.7, the purchase, sale or other acquisition or disposition of Company Securities, or the issuance of additional options, rights, warrants and appreciation rights relating to Company Securities;

        (xiv)  the undertaking of any action in connection with the Company's participation in any Group Member; and

         (xv)  the entering into of agreements with any of its Affiliates to render services to a Group Member.

        (b)   The Board of Directors shall consist of not fewer than three nor more than 11 natural Persons. Each Director shall be elected as provided in Section 7.1(c) and shall serve in such capacity until his successor has been duly elected and qualified or until such Director dies, resigns or is removed. A Director may resign at any time upon written notice to the Company. The Board of Directors may from time to time determine the number of Directors then constituting the whole Board of Directors, but the Board of Directors shall not decrease the number of Persons that constitute the whole Board of Directors if such decrease would shorten the term of any Director.

        (c)   Directors shall be elected at each annual meeting of Members to serve for a term expiring at the next annual meeting of Members. The nomination of Persons to serve as Directors and the election of the Board of Directors shall be in accordance with Article XI hereof.

        (d)   Subject to applicable law and the rights of the holders of any series of Interests, vacancies existing on the Board of Directors (including a vacancy created by virtue of an increase in the size of the Board of Directors) may be filled only by the affirmative vote of a majority of the Directors then serving, even if less than a quorum. Any Director chosen to fill a vacancy shall hold office until the next annual meeting of Members and until his successor has been duly elected and qualified or until such Director's earlier resignation or removal. Subject to the rights of the holders of any series of Interests, any Director, and the entire Board of Directors, may be removed from office at any time by the affirmative vote of Members holding a majority of the Percentage Interest of all Members entitled to vote; provided, however, that no Director may be removed (whether voting on the removal of an individual Director or the removal of the entire Board of Directors) without cause if the votes cast against such Director's removal would be sufficient to elect such Director if then cumulatively voted at an election of the entire Board of Directors.

        (e)   Directors need not be Members. The Board of Directors may, from time to time and by the adoption of resolutions, establish qualifications for Directors.

        (f)    Unless otherwise required by the Delaware Act, other law or the provisions hereof,

            (i)  each member of the Board of Directors shall have one vote;

           (ii)  the presence at a meeting of the Board of Directors of a majority of the members of the Board of Directors shall constitute a quorum at any such meeting for the transaction of business; and

          (iii)  the act of a majority of the members of the Board of Directors present at a meeting of the Board of Directors at which a quorum is present shall be deemed to constitute the act of the Board of Directors.

        (g)   Regular meetings of the Board of Directors and any committee thereof shall be held at such times and places as shall be designated from time to time by resolution of the Board of Directors or such committee. Notice of such regular meetings shall not be required. Special meetings of the Board of Directors or meetings of any committee thereof may be called by the Chairman of the Board or on the written request of any three Directors or committee members, as applicable, to the Secretary, in each case on at least twenty-four hours personal, written, facsimile, electronic, telegraphic, cable or wireless notice to each Director or committee member, which notice may be waived by any Director. Any such notice, or waiver thereof, need not state the purpose of such meeting except as may otherwise be required by law. Attendance of a Director at a meeting (including pursuant to the last sentence of this Section 7.2(g)) shall constitute a waiver of notice of such meeting, except where such Director attends the meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened. Any action required or permitted to be taken at a meeting of the Board of Directors, or any committee thereof, may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, are signed by all members of the Board of Directors or committee. Members of the Board of Directors or any committee thereof may participate in and hold a meeting by means of conference telephone, video conference or similar communications equipment by means of which all Persons participating in the meeting can hear each other, and participation in such meetings shall constitute presence in Person at the meeting.

        (h)   The Board of Directors may, by resolution of a majority of the full Board of Directors, designate one or more committees, each committee to consist of one or more of the Directors. The Board of Directors may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified Director at any meeting of such committee. Any such committee, to the extent provided in the resolution of the Board of Directors or in this Agreement, shall have and may exercise all powers and authority of the Board of Directors in the management of the business and affairs of the Company; but no such committee shall have the power or authority in reference to the following matters: approving or adopting, or recommending to the Members, any action or matter expressly required by this Agreement or the Delaware Act to be submitted to the Members for approval or adopting, amending or repealing any provision of this Agreement. Unless specified by resolution of the Board of Directors, any committee designated pursuant to this Section 7.2(h) shall choose its own chairman, shall keep regular minutes of its proceedings and report the same to the Board of Directors when requested, and, subject to Section 7.2(g), shall fix its own rules or procedures and shall meet at such times and at such place or places as may be provided by such rules. At every meeting of any such committee, the presence of a majority of all the members thereof shall constitute a quorum and the affirmative vote of a majority of the members present at a meeting of which a quorum is present shall be necessary for the adoption by the committee of any resolution.

        (i)    The Board of Directors may elect one of its members as Chairman of the Board (the "Chairman of the Board"). The Chairman of the Board, if any, and if present and acting, shall preside at all meetings of the Board of Directors and of Members, unless otherwise directed by the Board of Directors. If the Board of Directors does not elect a Chairman or if the Chairman is absent from the meeting, the Chief Executive Offer, if present and a Director, or any other Director chosen by the Board of Directors, shall preside. In the absence of a Secretary, the chairman of the meeting may appoint any Person to serve as Secretary of the meeting.

        (j)    Unless otherwise restricted by law, the Board of Directors shall have the authority to fix the compensation of the Directors. The Directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or paid a stated salary or paid other compensation as Director. No such payment shall preclude any Director from serving the Company in any other capacity and receiving compensation therefor. Members of special or standing committees may also be paid their expenses, if any, of and allowed compensation for attending committee meetings.

        (k)   Notwithstanding any other provision of this Agreement, any Group Member Agreement, the Delaware Act or any applicable law, rule or regulation, each of the Members and each other Person who may acquire an interest in Company Securities hereby (i) approves, ratifies and confirms the execution, delivery and performance by the parties thereto of this Agreement and the Group Member Agreement of each other Group Member, the Underwriting Agreement and the other agreements described in or filed as exhibits to the Registration Statement that are related to the transactions contemplated by the Registration Statement; (ii) agrees that the Board of Directors (on its own or through any Officer of the Company) is authorized to execute, deliver and perform the agreements referred to in clause (i) of this sentence and the other agreements, acts, transactions and matters described in or contemplated by the Registration Statement on behalf of the Company without any further act, approval or vote of the Members or the other Persons who may acquire an interest in Company Securities; and (iii) agrees that the execution, delivery or performance by the Company, any Group Member or any Affiliate of any of them of this Agreement or any agreement authorized or permitted under this Agreement shall not constitute a breach by the Board of Directors or any Officer of any duty that the Board of Directors or any Officer may owe the Company or the Members or any other Persons under this Agreement (or any other agreements) or of any duty stated or implied by law or equity.

        Section 7.2    Certificate of Formation.     The Certificate of Formation has been filed with the Secretary of State of the State of Delaware as required by the Delaware Act. The Board of Directors shall use all reasonable efforts to cause to be filed such other certificates or documents that it determines to be necessary or appropriate for the formation, continuation, qualification and operation of a limited liability company in the State of Delaware or any other state in which the Company may elect to do business or own property. To the extent that the Board of Directors determines such action to be necessary or appropriate, the Board of Directors shall direct the appropriate Officers of the Company to file amendments to and restatements of the Certificate of Formation and do all things to maintain the Company as a limited liability company under the laws of the State of Delaware or of any other state in which the Company may elect to do business or own property. Subject to the terms of Section 3.4(a), the Company shall not be required, before or after filing, to deliver or mail a copy of the Certificate of Formation, any qualification document or any amendment thereto to any Member.

        Section 7.3    Restrictions on the Board of Directors' Authority.

        (a)   Except as otherwise provided in this Agreement, the Board of Directors may not, without written approval of the specific act by holders of all of the Outstanding Member Interests or by other written instrument executed and delivered by holders of all of the Outstanding Member Interests subsequent to the date of this Agreement, take any action in contravention of this Agreement, including (i) committing any act that would make it impossible to carry on the ordinary business of the Company; (ii) possessing Company property, or assigning any rights in specific Company property, for other than a Company purpose; (iii) admitting a Person as a Member; or (iv) amending this Agreement in any manner.

        (b)   Except as provided in Articles X and XII, the Board of Directors may not sell, exchange or otherwise dispose of all or substantially all of the assets of the Company Group, taken as a whole, in a single transaction or a series of related transactions (including by way of merger, consolidation or other combination) without the approval of holders of a Unit Majority; provided, however, that this provision shall not preclude or limit the Board of Directors' ability to mortgage, pledge, hypothecate or grant a security interest in all or substantially all of the assets of the Company Group and shall not apply to any forced sale of any or all of the assets of the Company Group pursuant to the foreclosure of, or other realization upon, any such encumbrance.

        Section 7.4    Officers.

        (a)   The Board of Directors shall have the power and authority to appoint such officers with such titles, authority and duties as determined by the Board of Directors. Such Persons so designated by the Board of Directors shall be referred to as "Officers." Unless provided otherwise by resolution of the Board of Directors, the Officers shall have the titles, power, authority and duties described below in this Section 7.4.

        (b)   The Officers of the Company shall include a Chairman of the Board, a Chief Executive Officer, a President, and a Secretary, and may also include a Vice Chairman, Chief Operating Officer, Treasurer, one or more Vice Presidents (who may be further classified by such descriptions as "executive," "senior," "assistant" or otherwise, as the Board of Directors shall determine), one or more Assistant Secretaries and one or more Assistant Treasurers. Officers shall be elected by the Board of Directors, which shall consider that subject at its first meeting after every annual meeting of Members and as necessary to fill vacancies. Each Officer shall hold office until his or her successor is elected and qualified or until his or her earlier death, resignation or removal. Any number of offices may be held by the same Person. The compensation of Officers elected by the Board of Directors shall be fixed from time to time by the Board of Directors or by such Officers as may be designated by resolution of the Board of Directors.

        (c)   Any Officer may resign at any time upon written notice to the Company. Any Officer, agent or employee of the Company may be removed by the Board of Directors with or without cause at any time. The Board of Directors may delegate the power of removal as to Officers, agents and employees who have not been appointed by the Board of Directors. Such removal shall be without prejudice to a Person's contract rights, if any, but the appointment of any Person as an Officer, agent or employee of the Company shall not of itself create contract rights.

        (d)   The President shall be the Chief Executive Officer of the Company unless the Board of Directors designates the Chairman of the Board as Chief Executive Officer. Subject to the control of the Board of Directors and the executive committee (if any), the Chief Executive Officer shall have general executive charge, management and control of the properties, business and operations of the Company with all such powers as may be reasonably incident to such responsibilities; he may employ and discharge employees and agents of the Company except such as shall be appointed by the Board of Directors, and he may delegate these powers; he may agree upon and execute all leases, contracts, evidences of indebtedness and other obligations in the name of the Company, and shall have such other powers and duties as designated in accordance with this Agreement and as from time to time may be assigned to him by the Board of Directors.

        (e)   If elected, the Chairman of the Board shall preside at all meetings of the Members and of the Board of Directors; and shall have such other powers and duties as designated in this Agreement and as from time to time may be assigned to him by the Board of Directors.

        (f)    Unless the Board of Directors otherwise determines, the President shall have the authority to agree upon and execute all leases, contracts, evidences of indebtedness and other obligations in the name of the Company; and, unless the Board of Directors otherwise determines, shall, in the absence of the Chairman of the Board or if there be no Chairman of the Board, preside at all meetings of the Members and (should he be a Director) of the Board of Directors; and he shall have such other powers and duties as designated in accordance with this Agreement and as from time to time may be assigned to him by the Board of Directors.

        (g)   In the absence of the President, or in the event of his inability or refusal to act, a Vice President designated by the Board of Directors shall perform the duties of the President, and when so acting shall have all the powers of and be subject to all the restrictions upon the President. In the absence of a designation by the Board of Directors of a Vice President to perform the duties of the President, or in the event of his absence or inability or refusal to act, the Vice President who is present and who is senior in terms of uninterrupted time as a Vice President of the Company shall so act. The Vice President shall perform such other duties and have such other powers as the Board of Directors may from time to time prescribe. Unless otherwise provided by the Board of Directors, each Vice President will have authority to act within his or her respective areas and to sign contracts relating thereto.

        (h)   The Treasurer shall have responsibility for the custody and control of all the funds and securities of the Company and shall have such other powers and duties as designated in this Agreement and as from time to time may be assigned to the Treasurer by the Board of Directors. The Treasurer shall perform all acts incident to the position of Treasurer, subject to the control of the Chief Executive Officer and the Board of Directors. Each Assistant Treasurer shall have the usual powers and duties pertaining to his office, together with such other powers and duties as designated in this Agreement and as from time to time may be assigned to him by the Chief Executive Officer or the Board of Directors. The Assistant Treasurers shall exercise the powers of the Treasurer during that Officer's absence or inability or refusal to act. An Assistant Treasurer shall also perform such other duties as the Treasurer or the Board of Directors may assign to him.

        (i)    The Secretary shall issue all authorized notices for, and shall keep minutes of, all meetings of the Members and the Board of Directors. The Secretary shall have charge of the corporate books and shall perform such other duties as the Board of Directors may from time to time prescribe. In the absence or inability to act of the Secretary, any Assistant Secretary may perform all the duties and exercise all the powers of the Secretary. The performance of any such duty shall, in respect of any other Person dealing with the Company, be conclusive evidence of his power to act. An Assistant Secretary shall also perform such other duties as the Secretary or the Board of Directors may assign to him.

        (j)    The Board of Directors may from time to time delegate the powers or duties of any Officer to any other Officers or agents, notwithstanding any provision hereof.

        (k)   Unless otherwise directed by the Board of Directors, the Chief Executive Officer, the President or any Officer of the Company authorized by the Chief Executive Officer shall have power to vote and otherwise act on behalf of the Company, in person or by proxy, at any meeting of Members of or with respect to any action of equity holders of any other entity in which the Company may hold securities and otherwise to exercise any and all rights and powers which the Company may possess by reason of its ownership of securities in such other entities.

        Section 7.5    Outside Activities.     (a) It shall be deemed not to be a breach of any duty (including any fiduciary duty) or any other obligation of any type whatsoever of any Director for Affiliates of such Director to engage in outside business interests and activities in preference to or to the exclusion of the Company or in direct competition with the Company; provided such Affiliate does not engage in such business or activity as a result of or using confidential information about the Company received from such Director or Officer and (b) Directors shall have no obligation hereunder or as a result of any duty expressed or implied by law to present business opportunities to the Company that may become available to Affiliates of such Director. None of any Group Member, any Member or any other Person shall have any rights by virtue of a Director's duties as a Director, this Agreement or any Group Member Agreement in any business ventures of any Director.

        Section 7.6    Loans or Contributions from the Company or Group Members.

        (a)   The Company may lend or contribute to any Group Member, and any Group Member may borrow from the Company, funds on terms and conditions determined by the Board of Directors.

        (b)   No borrowing by any Group Member or the approval thereof by the Board of Directors shall be deemed to constitute a breach of any duty (including any fiduciary duty), expressed or implied, of the Board of Directors to the Company or the Members by reason of the fact that the purpose or effect of such borrowing is directly or indirectly to (i) enable distributions to the Members or (ii) hasten the expiration of the Subordination Period or the conversion of any Subordinated Units into Common Units.

        Section 7.7    Indemnification.

        (a)   To the fullest extent permitted by law as it currently exists and to such greater extent as applicable law hereafter may permit, but subject to the limitations expressly provided in this Agreement, the Company shall indemnify any Person who was or is a party or is threatened to be made a party to, or otherwise requires representation of counsel in connection with, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that such Person is or was a Director or Officer of the Company, or, while serving as a Director or Officer of the Company, is or was serving as a Tax Matters Partner or, at the request of the Company, as a director, officer, tax matters partner, employee, partner, managers, fiduciary or trustee of any Group Member or any other Person (each an "Indemnitee") or by reason of any action alleged to have been taken or omitted in such capacity, against losses, expenses (including attorneys' fees), judgments, fines, damages, penalties, interest, liabilities and amounts paid in settlement actually and reasonably incurred by the Person in connection with such action, suit or proceeding if the Person acted in good faith and in a manner the Person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that such Person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person did not act in good faith and in a manner which the Person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the Person's conduct was unlawful.

        (b)   To the fullest extent permitted by law, but subject to the limitations expressly provided in this Agreement, the Company shall indemnify any Person who was or is a party or is threatened to be made a party to, or otherwise requires representation of counsel in connection with, any threatened, pending or completed action, suit or proceeding, by or in the right of the Company to procure a judgment in its favor by reason of the fact that such Person was serving as an Indemnitee, or by reason of any action alleged to have been taken or omitted in such capacity, against losses, expenses (including attorneys' fees), judgments, fines, damages, penalties, interest, liabilities and amounts paid in settlement actually and reasonably incurred by the Person in connection with such action, suit or proceeding if the Person acted in good faith and in a manner the Person reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such Person shall have been adjudged to be liable to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

        (c)   To the extent an Indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 7.7(a) or Section 7.7(b), or in the defense of any claim, issue or matter therein, such Person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such Person in connection therewith.

        (d)   Any indemnification under Section 7.7(a) or Section 7.7(b) (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the Indemnitee is proper in the circumstances because the Person has met the applicable standard of conduct set forth in such section. Such determination shall be made, with respect to a Person who is a Director or Officer at the time of such determination, (i) by a majority vote of the Directors who are not parties to such action, suit or proceeding, even though less than a quorum, (ii) by a committee of such Directors designated by majority vote of such Directors, even though less than a quorum, (iii) if there are no such Directors, or if such Directors so direct, by independent legal counsel in an Opinion of Counsel, or (iv) by the Members.

        (e)   Expenses (including attorneys' fees) incurred by an Indemnitee in defending any action, suit or proceeding referred to in Section 7.7(a) or Section 7.7(b) shall be paid by the Company in advance of the final disposition of such action, suit or proceeding and in advance of any determination that such Indemnitee is not entitled to be indemnified, upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (a "Final Adjudication") that such Person is not entitled to be indemnified by the Company as authorized in this Section 7.7.

        (f)    The indemnification, advancement of expenses and other provisions of this Section 7.7 shall be in addition to any other rights to which an Indemnitee may be entitled under any agreement, pursuant to any vote of the holders of Outstanding Interests, as a matter of law or otherwise, both as to actions in the Indemnitee's capacity as an Indemnitee and as to actions in any other capacity (including any capacity under the Underwriting Agreement), and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

        (g)   The Company may purchase and maintain insurance, on behalf of its Directors and Officers, and such other Persons as the Board of Directors shall determine, against any liability that may be asserted against or expense that may be incurred by such Person in connection with the Company's activities or such Person's activities on behalf of the Company, regardless of whether the Company would have the power to indemnify such Person against such liability under the provisions of this Agreement.

        (h)   For purposes of the definition of Indemnitee in Section 7.7(a), the Company shall be deemed to have requested a Person to serve as fiduciary of an employee benefit plan whenever the performance by such Person of his duties to the Company also imposes duties on, or otherwise involves services by, such Person to the plan or participants or beneficiaries of the plan; excise taxes assessed on an Indemnitee with respect to an employee benefit plan pursuant to applicable law shall constitute "fines" within the meaning of Section 7.7(a); and action taken or omitted by such Person with respect to any employee benefit plan in the performance of such Person's duties for a purpose reasonably believed by him to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose that is in, or not opposed to, the best interests of the Company.

        (i)    Any indemnification pursuant to this Section 7.7 shall be made only out of the assets of the Company, it being agreed that the Members shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Company to enable it to effectuate such indemnification.

        (j)    An Indemnitee shall not be denied indemnification in whole or in part under this Section 7.7 because the Indemnitee had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement.

        (k)   If a claim under Section 7.7 of this Agreement is not paid in full by the Company within 60 days after a written claim has been received by the Company, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Indemnitee may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall be entitled to be paid also the reasonable expenses of prosecuting or defending such suit. In (i) any suit brought by the Indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the Indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the Company shall be entitled to recover such expenses upon a Final Adjudication that, the Indemnitee has not met any applicable standard for indemnification set forth in this Agreement. Neither the failure of the Company (including its Directors who are not parties to such action, a committee of such Directors, independent legal counsel, or its Members) to have made a determination prior to the commencement of such suit that indemnification of the Indemnitee is proper in the circumstances because the Indemnitee has met the applicable standard of conduct set forth in this Agreement, nor an actual determination by the Company (including its Directors who are not parties to such action, a committee of such Directors, independent legal counsel, or its Members) that the Indemnitee has not met the applicable standard of conduct shall create a presumption that the Indemnitee has not met the applicable standard of conduct, or, in the case of such a suit brought by the Indemnitee, be a defense to such suit. In any suit brought by the Indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or brought by the Company to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Indemnitee is not entitled to be indemnified or to such advancement of expenses, under this Section 7.7 or otherwise shall be on the Company.

        (l)    The Company may indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not an action by or in the right of the Company) by reason of the fact that the Person is or was an employee (other than an Officer) or agent of the Company, or, while serving as an employee (other than an Officer) or agent of the Company is or was serving at the request of the Company as a director, officer, employee, partner, fiduciary, trustee or agent of another Group Member or another Person to the extent (i) permitted by the laws of the State of Delaware as from time to time in effect, and (ii) authorized by the Board of Directors. The Company may, to the extent permitted by Delaware law and authorized by the Board of Directors, pay expenses (including attorneys' fees) reasonably incurred by an such employee or agent in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding, upon such terms and conditions as the Board of Directors determine. The provisions of this Section 7.7(l) shall not constitute a contract right for any such employee or agent.

        (m)  The indemnification, advancement of expenses and other provisions of this Section 7.7 are for the benefit of the Indemnitees, their heirs, successors, assigns and administrators and shall not be deemed to create any rights for the benefit of any other Persons.

        (n)   Except to the extent otherwise provided in Section 7.7(l), the right to be indemnified and to receive advancement of expenses in this Section 7.7 shall be a contract right. No amendment, modification or repeal of this Section 7.7 or any provision hereof shall in any manner terminate, reduce or impair the right of any past, present or future Indemnitee to be indemnified by the Company, nor the obligations of the Company to indemnify any such Indemnitee under and in accordance with the provisions of this Section 7.7 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

        (o)   The Board of Directors, acting alone and without the approval of any Member, in the event of any amendment to Section 145 of the DGCL or the amendment or addition of any other provision of the DGCL relating to indemnification by Delaware corporations of Persons of the type referenced in this Section 7.7, may amend this Agreement to, entirely or in part, reflect such amendment or addition in the indemnification provisions of this Agreement.

        Section 7.8    Exculpation of Liability of Indemnitees.

        (a)   Notwithstanding anything to the contrary set forth in this Agreement, no Director shall be liable to the Company or the Members for monetary damages for breach of fiduciary duty as a Director, except

            (i)  for a breach of the Director's duty of loyalty to the Company or the Members;

           (ii)  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or

          (iii)  for any transaction from which the Director derived an improper personal benefit.

        If the DGCL is amended after the date of this Agreement to authorize Delaware corporations to further eliminate or limit the personal liability of directors of Delaware corporations beyond that permitted under Section 102(b)(7) of the DGCL, then the liability of a Director to the Company or the Members, in addition to the personal liability limitation provided herein, shall be further limited to the fullest extent permitted under the DGCL as so amended.

        (b)   Subject to its obligations and duties as Board of Directors set forth in this Article VII, the Board of Directors may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and the Board of Directors shall not be responsible for any misconduct or negligence on the part of any such agent appointed by the Board of Directors in good faith.

        (c)   To the extent that, at law or in equity, an Indemnitee has duties (including fiduciary duties) and liabilities relating thereto to the Company or to the Members, the Directors and any other Indemnitee acting in connection with the Company's business or affairs shall not be liable to the Company or to any Member for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict or eliminate or otherwise modify the duties (including fiduciary duties) and liabilities of an Indemnitee otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Indemnitee.

        (d)   Any amendment, modification or repeal of this Section 7.8 or any provision hereof shall be prospective only and shall not in any way affect the limitations on the liability of any Indemnitee under this Section 7.8 as in effect immediately prior to such amendment, modification or repeal with respect to claims arising from or relating to matters occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when such claims may arise or be asserted.

        Section 7.9    Resolution of Conflicts of Interest; Standards of Conduct and Modification of Duties.

        (a)   Unless otherwise expressly provided in this Agreement or any Group Member Agreement, whenever a potential conflict of interest exists or arises between one or more Directors or their respective Affiliates, on the one hand, and the Company or any Group Member, on the other, any resolution or course of action by the Board of Directors or its Affiliates in respect of such conflict of interest shall be permitted and deemed approved by all Members, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, including any fiduciary duty, if the resolution or course of action in respect of such conflict of interest is (i) approved by Special Approval, (ii) approved by the vote of a majority of the Outstanding Units held by disinterested parties, (iii) on terms no less favorable to the Company than those generally being provided to or available from unrelated third parties or (iv) fair and reasonable to the Company, taking into account the totality of the relationships between the parties involved (including other transactions that may be particularly favorable or advantageous to the Company). The Board of Directors shall be authorized but not required in connection with its resolution of such conflict of interest to seek Special Approval of such resolution, and the Board of Directors may also adopt a resolution or course of action that has not received Special

Approval. If Special Approval is not sought and the Board of Directors determines that the resolution or course of action taken with respect to a conflict of interest is on terms no less favorable to the Company than those generally being provided to or available from unrelated third parties or that the resolution or course of action taken with respect to a conflict of interest is fair and reasonable to the Company, then such resolution or course of action shall be permitted and deemed approved by all the Members, and shall not constitute a breach of this Agreement, of any Group Member Agreement, of any agreement contemplated herein or therein, or of any duty stated or implied by law or equity, including any fiduciary duty. In connection with any such approval by the Board of Directors, it shall be presumed that, in making its decision, the Board of Directors acted in good faith, and in any proceeding brought by any Member or by or on behalf of such Member or any other Member or the Company challenging such approval, the Person bringing or prosecuting such proceeding shall have the burden of overcoming such presumption. Notwithstanding anything to the contrary in this Agreement, the existence of the conflicts of interest described in the Registration Statement are hereby approved by all Members.

        (b)   The Members hereby authorize the Board of Directors, on behalf of the Company as a partner or member of a Group Member, to approve of actions by the Board of Directors or managing member of such Group Member similar to those actions permitted to be taken by the Board of Directors pursuant to this Section 7.9.

        Section 7.10    Duties of Officers and Directors.

        (a)   Except as otherwise expressly provided in Section 7.5, 7.6, 7.7, 7.8 and 7.9 or elsewhere in this Agreement, the duties and obligations owed to the Company and to the Members by the Officers and Directors, shall be the same as the respective duties and obligations owed to a corporation organized under DGCL by its officers and directors, respectively.

        (b)   A Director shall, in the performance of his duties, be fully protected in relying in good faith upon the records of the Company and on such information, opinions, reports or statements presented to the Company by any of the Company's Officers or employees, or committees of the Board of Directors, or by any other Person as to matters the Director reasonably believes are within such other Person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company.

        (c)   The Board of Directors shall have the right, in respect of any of its powers or obligations hereunder, to act through a duly appointed attorney or attorneys-in-fact or the duly authorized Officers of the Company.

        Section 7.11    Purchase or Sale of Company Securities.     The Board of Directors may cause the Company to purchase or otherwise acquire Company Securities; provided that, except as permitted pursuant to Section 4.8, the Board of Directors may not cause any Group Member to purchase Subordinated Units during the Subordination Period.

        Section 7.12    Reliance by Third Parties.

        Notwithstanding anything to the contrary in this Agreement, any Person dealing with the Company shall be entitled to assume that the Board of Directors and any Officer authorized by the Board of Directors to act on behalf of and in the name of the Company has full power and authority to encumber, sell or otherwise use in any manner any and all assets of the Company and to enter into any authorized contracts on behalf of the Company, and such Person shall be entitled to deal with the Board of Directors or any Officer as if it were the Company's sole party in interest, both legally and beneficially. Each Member hereby waives any and all defenses or other remedies that may be available against such Person to contest, negate or disaffirm any action of the Board of Directors or any Officer in connection with any such dealing. In no event shall any Person dealing with the Board of Directors or any Officer or its representatives be obligated to ascertain that the terms of this Agreement have been complied with or to inquire into the necessity or expedience of any act or action of the Board of Directors or any Officer or its representatives. Each and every certificate, document or other instrument executed on behalf of the Company by the Board of Directors or any Officer or its representatives shall be conclusive evidence in favor of any and every Person relying thereon or claiming thereunder that (a) at the time of the execution and delivery of such certificate, document or instrument, this Agreement was in full force and effect, (b) the Person executing and delivering such certificate, document or instrument was duly authorized and empowered to do so for and on behalf of the Company and (c) such certificate, document or instrument was duly executed and delivered in accordance with the terms and provisions of this Agreement and is binding upon the Company.

        Section 7.13    Reimbursement of G&A by the Existing Investors.     For purposes of this Section 7.13, the Common Units and Subordinated Units shall be deemed to include only the Common Units and Subordinated Units exchanged pursuant to Section 5.1(a)(ii) of this Agreement.

        (a)   Subject to the limitations set forth in Sections 7.13(c) and (d), during the Cap Period or any Cap Period Extension, if the G&A for a Quarter exceeds the Total G&A Cap in respect of such Quarter, the Existing Investors shall reimburse the Company, on a pro rata basis based on their respective Allocated Percentages, on a quarterly basis for the Excess G&A Obligation.

        (b)   If during the Cap Period, the Company's EBITDA for any Quarter exceeds $5,400,000, the G&A Cap shall be increased for such Quarter by 10% of the amount in excess of $5,400,000 (the "Additional G&A Cap").

        (c)   The Cap Period may be extended for any number of additional Quarters upon the affirmative vote of at least 95% of the Common Units and Subordinated Units held by the Existing Investors, or their permitted transferees, voting together as a single class (a "Cap Period Extension"). The Existing Investors (or their permitted transferees) shall agree on the amount of the G&A Cap during any such Cap Period Extension. An Existing Investor shall have no obligations under this Section 7.13(c) for Excess G&A Obligations during any Cap Period Extension to the extent that such Existing Investor did not own Common Units or Subordinated Units immediately prior to the Cap Period Extension.

        (d)   The Company shall notify the Existing Investors of the amount of any Excess G&A Obligations within 40 Business Days following the end of any Quarter. Except as provided in this Section 7.13(d) and Section 7.13(f), reimbursement of any Excess G&A Obligations shall be made by the Existing Investors within 5 Business Days thereafter. An Existing Investor shall only be obligated to pay its Allocated Percentage of the Excess G&A Obligation for any Quarter to the extent of (i) cash distributions made to such Existing Investors with respect to such Quarter on the Common Units and Subordinated Units owned by such Existing Investor pursuant to Article VI, plus (ii) any cash distributions that would have been made to such Existing Investor with respect to such Quarter on any Common Units redeemed pursuant to Section 5.2(b).

        (e)   During the Cap Period, the annual G&A budget (the "G&A Budget") of the Company will require approval of a majority of the Board of Directors in accordance with Section 7.1(f) and at least 30 days prior to the beginning of the fiscal year, which approval shall not be unreasonably withheld. If the G&A Budget is not approved by the Board of Directors, then the G&A Budget for the prior year will apply. Any change in the G&A Budget that exceeds 10% of the G&A Budget for the prior year shall require the unanimous approval of any members of the Board of Directors affiliated with Copano Partners, the CSFB Entities or the EnCap Entities, which approval shall not be unreasonably withheld. Any adjustments to an approved G&A Budget that exceed 5% of the approved amount for any particular item in the G&A Budget, or any collective adjustments to an approved G&A Budget that exceed 10% of the total approved G&A Budget, shall require the unanimous approval of any members of the Board of Directors affiliated with Copano Partners, the EnCap Entities or the CSFB Entities, which approval shall not be unreasonably withheld.

        (f)    Neither Copano Partners, the CSFB Entities nor the EnCap Entities shall Transfer any portion of its Common Units or Subordinated Units during the Cap Period, unless prior to such Transfer: (i) such transferor deposits an amount into an escrow account (the "Transfer Escrow Account") for the benefit of the Company equal to 200% of such transferor's estimated remaining Excess G&A Obligation (based upon the highest G&A subject to the G&A Cap incurred during the previous four Quarters and the applicable quarterly G&A Cap for the Quarter in which such Units are Transferred and for each subsequent Quarter prior to expiration of the G&A Cap) multiplied by the percentage of such transferor's Common Units and Subordinated Units Transferred less the funds then on deposit in the transferor's Original Escrow Account; provided that, if at any time funds remaining in such Transfer Escrow Account and the transferor's Original Escrow Account are insufficient to fund such transferor's Excess G&A Obligation for any Quarter with respect to the Units Transferred, then such transferor shall remain liable to the Company for its portion of the Excess G&A Obligation; provided further, however, that in no event shall Copano Partners, the CSFB Entities or the EnCap Entities be liable for any Excess G&A Obligation in excess of: any cash distributions that such transferring Existing Investor would have received in respect of the applicable Quarter on its transferred Common Units and Subordinated Units had such Transfer not occurred; or (ii) such transferring Existing Investor causes the transferee to assume that portion of the transferor's remaining Excess G&A Obligation pursuant to this Agreement equal to such remaining Excess G&A Obligation multiplied by the percentage of such transferor's Common Units and Subordinated Units Transferred. With respect to clause (i) above, such transferring Existing Investor and the Company shall enter into an escrow agreement with a mutually acceptable bank on terms reasonably acceptable to both parties; provided, however, any escrow agreement (x) shall detail, by Quarter, the amount of funds escrowed to satisfy the transferring Existing Investor's remaining Excess G&A Obligation for such Quarter and shall provide that any funds escrowed for a specific Quarter and not required to satisfy the transferor's Excess G&A Obligation for that Quarter shall be released from escrow within 60 days following the end of such Quarter and (y) shall provide that no funds will otherwise be released from escrow prior to the end of the Cap Period except to satisfy the transferring Existing Investor's Excess G&A Obligation. With respect to clause (ii) above, such transferring Existing Investor and transferee shall provide notice to the Company of such assumption of the transferring Existing Investor's remaining Excess G&A Obligation within 14 Business Days of such Transfer. No subsequent transferee of such Common Units or Subordinated Units shall Transfer any portion of such transferred Common Units or Subordinated Units during the Cap Period unless such Transfer is made in accordance with this Section 7.13(f).

ARTICLE VIII
BOOKS, RECORDS, ACCOUNTING AND REPORTS

        Section 8.1    Records and Accounting.     The Board of Directors shall keep or cause to be kept at the principal office of the Company appropriate books and records with respect to the Company's business, including all books and records necessary to provide to the Members any information required to be provided pursuant to this Agreement. Any books and records maintained by or on behalf of the Company in the regular course of its business, including the record of the Record Holders of Units or other Company Securities, books of account and records of Company proceedings, may be kept on, or be in the form of, computer disks, hard drives, punch cards, magnetic tape, photographs, micrographics or any other information storage device; provided, that the books and records so maintained are convertible into clearly legible written form within a reasonable period of time. The books of the Company shall be maintained, for financial reporting purposes, on an accrual basis in accordance with U.S. GAAP.

        Section 8.2    Fiscal Year.     The fiscal year of the Company shall be a fiscal year ending December 31.

        Section 8.3    Reports.

        (a)   As soon as practicable, but in no event later than 120 days after the close of each fiscal year of the Company, the Board of Directors shall cause to be mailed or made available to each Record Holder of a Unit as of a date selected by the Board of Directors, an annual report containing financial statements of the Company for such fiscal year of the Company, presented in accordance with U.S. GAAP, including a balance sheet and statements of operations, equity and cash flows, such statements to be audited by a firm of independent public accountants selected by the Board of Directors.

        (b)   As soon as practicable, but in no event later than 90 days after the close of each Quarter except the last Quarter of each fiscal year, the Board of Directors shall cause to be mailed or made available to each Record Holder of a Unit, as of a date selected by the Board of Directors, a report containing unaudited financial statements of the Company and such other information as may be required by applicable law, regulation or rule of any National Securities Exchange on which the Units are listed for trading, or as the Board of Directors determines to be necessary or appropriate.

ARTICLE IX
TAX MATTERS

        Section 9.1    Tax Returns and Information.     The Company shall timely file all returns of the Company that are required for federal, state and local income tax purposes on the basis of the accrual method and a taxable year ending on December 31. The tax information reasonably required by Record Holders for federal and state income tax reporting purposes with respect to a taxable year shall be furnished to them within 90 days of the close of the calendar year in which the Company's taxable year ends. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the accrual method of accounting for federal income tax purposes.

        Section 9.2    Tax Elections.

        (a)   The Company shall make the election under Section 754 of the Code in accordance with applicable regulations thereunder, subject to the reservation of the right to seek to revoke any such election upon the Board of Directors' determination that such revocation is in the best interests of the Members. Notwithstanding any other provision herein contained, for the purposes of computing the adjustments under Section 743(b) of the Code, the Board of Directors shall be authorized (but not required) to adopt a convention whereby the price paid by a transferee of a Member Interest will be deemed to be the lowest quoted closing price of the Member Interests on any National Securities Exchange on which such Member Interests are traded during the calendar month in which such transfer is deemed to occur pursuant to Section 6.2(g) without regard to the actual price paid by such transferee.

        (b)   The Company shall elect to deduct expenses incurred in organizing the Company ratably over a sixty-month period as provided in Section 709 of the Code.

        (c)   Except as otherwise provided herein, the Board of Directors shall determine whether the Company should make any other elections permitted by the Code.

        Section 9.3    Tax Controversies.     Subject to the provisions hereof, the Board of Directors shall designate one Officer who is a Member as the Tax Matters Partner (as defined in the Code). The Tax Matters Partner is authorized and required to represent the Company (at the Company's expense) in connection with all examinations of the Company's affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Company funds for professional services and costs associated therewith. Each Member agrees to cooperate with the Tax Matters Partner and to do or refrain from doing any or all things reasonably required by the Tax Matters Partner to conduct such proceedings.

        Section 9.4    Withholding.     Notwithstanding any other provision of this Agreement, the Board of Directors is authorized to take any action that may be required to cause the Company and other Group Members to comply with any withholding requirements established under the Code or any other federal, state or local law including, without limitation, pursuant to Sections 1441, 1442, 1445 and 1446 of the Code. To the extent that the Company is required or elects to withhold and pay over to any taxing authority any amount resulting from the allocation or distribution of income to any Member (including, without limitation, by reason of Section 1446 of the Code), the Board of Directors may treat the amount withheld as a distribution of cash pursuant to Section 6.3 in the amount of such withholding from such Member.

ARTICLE X
DISSOLUTION AND LIQUIDATION

        Section 10.1    Dissolution.     The Company shall not be dissolved by the admission of Substituted Members or Additional Members. The Company shall dissolve, and its affairs shall be wound up, upon:

        (a)   an election to dissolve the Company by the Board of Directors that is approved by the holders of a Unit Majority;

        (b)   the sale, exchange or other disposition of all or substantially all of the assets and properties of the Company and the Company's Subsidiaries; or

        (c)   the entry of a decree of judicial dissolution of the Company pursuant to the provisions of the Delaware Act.

        Section 10.2    Liquidator.     Upon dissolution of the Company, the Board of Directors shall select one or more Persons to act as Liquidator. The Liquidator (if other than the Board of Directors) shall be entitled to receive such compensation for its services as may be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units voting as a single class. The Liquidator (if other than the Board of Directors) shall agree not to resign at any time without 15 days' prior notice and may be removed at any time, with or without cause, by notice of removal approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units voting as a single class. Upon dissolution, removal or resignation of the Liquidator, a successor and substitute Liquidator (who shall have and succeed to all rights, powers and duties of the original Liquidator) shall within 30 days thereafter be approved by holders of at least a majority of the Outstanding Common Units and Subordinated Units voting as a single class. The right to approve a successor or substitute Liquidator in the manner provided herein shall be deemed to refer also to any such successor or substitute Liquidator approved in the manner herein provided. Except as expressly provided in this Article X, the Liquidator approved in the manner provided herein shall have and may exercise, without further authorization or consent of any of the parties hereto, all of the powers conferred upon the Board of Directors under the terms of this Agreement (but subject to all of the applicable limitations, contractual and otherwise, upon the exercise of such powers, other than the limitation on sale set forth in Section 7.3(b)) necessary or appropriate to carry out the duties and functions of the Liquidator hereunder for and during the period of time required to complete the winding up and liquidation of the Company as provided for herein.

        Section 10.3    Liquidation.     The Liquidator shall proceed to dispose of the assets of the Company, discharge its liabilities, and otherwise wind up its affairs in such manner and over such period as determined by the Liquidator, subject to Section 18-804 of the Delaware Act and the following:

        (a)   The assets may be disposed of by public or private sale or by distribution in kind to one or more Members on such terms as the Liquidator and such Member or Members may agree. If any property is distributed in kind, the Member receiving the property shall be deemed for purposes of Section 10.3(c) to have received cash equal to its fair market value; and contemporaneously therewith, appropriate cash distributions must be made to the other Members. The Liquidator may defer liquidation or distribution of the Company's assets for a reasonable time if it determines that an immediate sale or distribution of all or some of the Company's assets would be impractical or would cause undue loss to the Members. The Liquidator may distribute the Company's assets, in whole or in part, in kind if it determines that a sale would be impractical or would cause undue loss to the Members.

        (b)   Liabilities of the Company include amounts owed to the Liquidator as compensation for serving in such capacity (subject to the terms of Section 10.2) and amounts to Members otherwise than in respect of their distribution rights under Article VI. With respect to any liability that is contingent, conditional or unmatured or is otherwise not yet due and payable, the Liquidator shall either settle such claim for such amount as it thinks appropriate or establish a reserve of cash or other assets to provide for its payment. When paid, any unused portion of the reserve shall be distributed as additional liquidation proceeds.

        (c)   All property and all cash in excess of that required to discharge liabilities as provided in Section 10.3(b) shall be distributed to the Members in accordance with, and to the extent of, the positive balances in their respective Capital Accounts, as determined after taking into account all Capital Account adjustments (other than those made by reason of distributions pursuant to this Section 10.3(c)) for the taxable year of the Company during which the liquidation of the Company occurs (with such date of occurrence being determined pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(g)), and such distribution shall be made by the end of such taxable year (or, if later, within 90 days after said date of such occurrence).

        Section 10.4    Cancellation of Certificate of Formation.     Upon the completion of the distribution of Company cash and property as provided in Section 10.3 in connection with the liquidation of the Company, the Company shall be terminated and the Certificate of Formation and all qualifications of the Company as a foreign limited liability company in jurisdictions other than the State of Delaware shall be canceled and such other actions as may be necessary to terminate the Company shall be taken.

        Section 10.5    Return of Contributions.     None of any member of the Board of Directors or any Officer of the Company will be personally liable for, or have any obligation to contribute or loan any monies or property to the Company to enable it to effectuate, the return of the Capital Contributions of the Members or Unitholders, or any portion thereof, it being expressly understood that any such return shall be made solely from Company assets.

        Section 10.6    Waiver of Partition.     To the maximum extent permitted by law, each Member hereby waives any right to partition of the Company property.

        Section 10.7    Capital Account Restoration.     No Member shall have any obligation to restore any negative balance in its Capital Account upon liquidation of the Company.

ARTICLE XI
AMENDMENT OF AGREEMENT; MEETINGS OF MEMBERS; RECORD DATE

        Section 11.1    Amendment of Limited Liability Company Agreement.

        (a)   General Amendments. Except as provided in Section 11.1(b) and Section 11.1(c), the Board of Directors may amend any of the terms of this Agreement but only in compliance with the terms, conditions and procedures set forth in this Section 11.1(a). If the Board of Directors desires to amend any provision of this Agreement other than pursuant to Section 11.1(c), then it shall first adopt a resolution setting forth the amendment proposed, declaring its advisability, and either calling a special meeting of the Members entitled to vote in respect thereof for the consideration of such amendment or directing that the amendment proposed be considered at the next annual meeting of the Members. Amendments to this Agreement may be proposed only by or with the consent of the Board of Directors. Such special or annual meeting shall be called and held upon notice in accordance with Section 11.2 and Section 11.3 of this Agreement. The notice shall set forth such amendment in full or a brief summary of the changes to be effected thereby, as the Board of Directors shall deem advisable. At the meeting, a vote of Members entitled to vote thereon shall be taken for and against the proposed amendment. A proposed amendment shall be effective upon its approval by a Unit Majority, unless a greater percentage is required under this Agreement or by Delaware law.

        (b)   Super-Majority Amendments. Notwithstanding Section 11.1(a) but subject to Section 11.1(c), the affirmative vote of the holders of at least 75% of all Outstanding Units, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal subsection (d) of Section 7.1, subsection (e) of Section 11.2, subsection (d) of Section 11.3, subsections (b), (c) or (d) of Section 11.8, Section 11.10 or Section 11.13. Notwithstanding Section 11.1(a), no amendment to Section 7.13 shall be adopted that would increase the obligation of any Existing Investor or its permitted transferees without the consent of such Existing Investor or transferees, as applicable.

        (c)   Amendments to be Adopted Solely by the Board of Directors. Notwithstanding Section 11.1(a) and Section 11.1(b), the Board of Directors, without the approval of any Member, may amend any provision of this Agreement, and execute, swear to, acknowledge, deliver, file and record whatever documents may be required in connection therewith, to reflect:

            (i)  a change in the name of the Company, the location of the principal place of business of the Company, the registered agent of the Company or the registered office of the Company;

           (ii)  admission, substitution, withdrawal or removal of Members in accordance with this Agreement;

          (iii)  a change that the Board of Directors determines to be necessary or appropriate to qualify or continue the qualification of the Company as a limited liability company under the laws of any state or to ensure that the Group Members will not be treated as associations taxable as corporations or otherwise taxed as entities for federal income tax purposes;

          (iv)  a change that the Board of Directors determines (A) does not adversely affect the Members (including any particular class of Interests as compared to other classes of Interests) in any material respect, (B) to be necessary or appropriate to (1) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute (including the Delaware Act) or (2) facilitate the trading of the Units (including the division of any class or classes of Outstanding Units into different classes to facilitate uniformity of tax consequences within such classes of Units) or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are or will be listed for trading, compliance with any of which the Board of Directors deems to be in the best interests of the Company and the Members, (C) to be necessary or appropriate in connection with action taken by the Board of Directors pursuant to Section 5.10 or (D) is required to effect the intent expressed in the Registration Statement or the intent of the provisions of this Agreement or is otherwise contemplated by this Agreement;

           (v)  a change in the fiscal year or taxable year of the Company and any other changes that the Board of Directors determines to be necessary or appropriate as a result of a change in the fiscal year or taxable year of the Company including, if the Board of Directors shall so determine, a change in the definition of "Quarter" and the dates on which distributions are to be made by the Company;

          (vi)  an amendment that is necessary, in the Opinion of Counsel, to prevent the Company or its Directors, Officers, trustees or agents from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or "plan asset" regulations adopted under the Employee Retirement

  Income Security Act of 1974, as amended, regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor;

         (vii)  subject to the terms of Section 5.7, an amendment that the Board of Directors determines to be necessary or appropriate in connection with the authorization of issuance of any class or series of Company Securities pursuant to Section 5.6;

        (viii)  any amendment expressly permitted in this Agreement to be made by the Board of Directors acting alone;

          (ix)  an amendment effected, necessitated or contemplated by a Merger Agreement approved in accordance with Section 12.3;

           (x)  an amendment that the Board of Directors determines to be necessary or appropriate to reflect and account for the formation by the Company of, or investment by the Company in, any corporation, partnership, joint venture, limited liability company or other entity, in connection with the conduct by the Company of activities permitted by the terms of Section 2.4;

          (xi)  a merger or conveyance pursuant to Section 12.3(d); or

         (xii)  any other amendments substantially similar to the foregoing.

        Section 11.2    Amendment Requirements.

        (a)   Notwithstanding the provisions of Section 11.1, no provision of this Agreement that establishes a percentage of Outstanding Units required to take any action shall be amended, altered, changed, repealed or rescinded in any respect that would have the effect of reducing such voting percentage unless such amendment is approved by the affirmative vote of holders of Outstanding Units whose aggregate Outstanding Units constitute not less than the voting requirement sought to be reduced.

        (b)   Notwithstanding the provisions of Section 11.1, no amendment to this Agreement may (i) enlarge the obligations of any Member without its consent, unless such shall be deemed to have occurred as a result of an amendment approved pursuant to Section 11.2(c), (ii) change Section 10.1(a), or (iii) change the term of the Company or, except as set forth in Section 10.1(a), give any Person the right to dissolve the Company.

        (c)   Except as provided in Section 12.3, and without limitation of the Board of Directors' authority to adopt amendments to this Agreement without the approval of any Members as contemplated in Section 11.1, any amendment that would have a material adverse effect on the rights or preferences of any class of Interests in relation to other classes of Interests must be approved by the holders of not less than a majority of the Outstanding Interests of the class affected.

        (d)   Notwithstanding any other provision of this Agreement, except for amendments pursuant to Section 11.1 and except as otherwise provided by Section 12.3(b), no amendments shall become effective without the approval of the holders of at least 90% of the Outstanding Units voting as a single class unless the Company obtains an Opinion of Counsel to the effect that such amendment will not affect the limited liability of any Member under applicable law.

        (e)   Except as provided in Section 11.1, this Section 11.2 shall only be amended with the approval of the holders of at least 75% of the Outstanding Units voting together as a single class.

        Section 11.3    Unitholder Meetings.

        (a)   All acts of Members to be taken hereunder shall be taken in the manner provided in this Article XI. An annual meeting of the Members for the election of Directors and for the transaction of such other business as may properly come before the meeting shall be held at such time and place as the Board of Directors shall specify, which date shall be within 13 months of the last annual meeting of Members. If authorized by the Board of Directors, and subject to such guidelines and procedures as the Board of Directors may adopt, Members and proxyholders not physically present at a meeting of Members, may by means of remote communication participate in such meeting, and be deemed present in person and vote at such meeting provided that the Company shall implement reasonable measures to verify that each Person deemed present and permitted to vote at the meeting by means of remote communication is a Member or proxyholder, to provide such Members or proxyholders a reasonable opportunity to participate in the meeting and to record the votes or other action made by such Members or proxyholders.

        (b)   A failure to hold the annual meeting of the Members at the designated time or to elect a sufficient number of Directors to conduct the business of the Company shall not affect otherwise valid acts of the Company or work a forfeiture or dissolution of the Company. If the annual meeting for election of Directors is not held on the date designated therefor, the Directors shall cause the meeting to be held as soon as is convenient. If there is a failure to hold the annual meeting for a period of 30 days after the date designated for the annual meeting, or if no date has been designated, for a period of 13 months after the latest to occur of the date of this Agreement or its last annual meeting, the Delaware Court of Chancery may summarily order a meeting to be held upon the application of any Member or Director. The Outstanding Units present at such meeting, either in person or by proxy, and entitled to vote thereat, shall constitute a quorum for the purpose of such meeting, notwithstanding any provision of this Agreement to the contrary. The Delaware Court of Chancery may issue such orders as may be appropriate, including orders designating the time and place of such meeting, the record date for determination of Unitholders entitled to vote, and the form of notice of such meeting.

        (c)   All elections of Directors will be by written ballots; if authorized by the Board of Directors, such requirement of a written ballot shall be satisfied by a ballot submitted by electronic transmission, provided that any such electronic transmission must either set forth or be submitted with information from which it can be determined that the electronic transmission was authorized by the Member or proxyholder.

        (d)   Special meetings of the Members may be called only by a majority of the Board of Directors. No Members or group of Members, acting in its or their capacity as Members, shall have the right to call a special meeting of the Members.

        Section 11.4    Notice of Meetings of Members.

        (a)   Notice, stating the place, day and hour of any annual or special meeting of the Members, as determined by the Board of Directors, and (i) in the case of a special meeting of the Members, the purpose or purposes for which the meeting is called, as determined by the Board of Directors or (ii) in the case of an annual meeting, those matters that the Board of Directors, at the time of giving the notice, intends to present for action by the Members, shall be delivered by the Company not less than 10 calendar days nor more than 60 calendar days before the date of the meeting, in a manner and otherwise in accordance with Section 15.1 to each Record Holder who is entitled to vote at such meeting. Such further notice shall be given as may be required by Delaware law. The notice of any meeting of the Members at which directors are to be elected shall include the name of any nominee or nominees who, at the time of the notice, the Board of Directors intends to present for election. Only such business shall be conducted at a special meeting of Members as shall have been brought before the meeting pursuant to the Company's notice of meeting. Any previously scheduled meeting of the Members may be postponed, and any special meeting of the Members may be canceled, by resolution of the Board of Directors upon public notice given prior to the date previously scheduled for such meeting of the Members.

        (b)   The Board of Directors shall designate the place of meeting for any annual meeting or for any special meeting of the Members. If no designation is made, the place of meeting shall be the principal office of the Company.

        Section 11.5    Record Date.     For purposes of determining the Members entitled to notice of or to vote at a meeting of the Members, the Board of Directors may set a Record Date, which shall not be less than 10 nor more than 60 days before the date of the meeting (unless such requirement conflicts with any rule, regulation, guideline or requirement of any National Securities Exchange on which the Units are listed for trading, in which case the rule, regulation, guideline or requirement of such exchange shall govern). If no Record Date is fixed by the Board of Directors, the Record Date for determining Members entitled to notice of or to vote at a meeting of Members shall be at the close of business on the day next preceding the day on which notice is given. A determination of Members of record entitled to notice of or to vote at a meeting of Members shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new Record Date for the adjourned meeting.

        Section 11.6    Adjournment.     When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting and a new Record Date need not be fixed, if the time and place thereof are announced at the meeting at which the adjournment is taken, unless such adjournment shall be for more than 30 days. At the adjourned meeting, the Company may transact any business which might have been transacted at the original meeting. If the adjournment is for more than 30 days or if a new Record Date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given in accordance with this Article XI.

        Section 11.7    Waiver of Notice; Approval of Meeting.     Whenever notice to the Members is required to be given under this Agreement, a written waiver, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to notice. Attendance of a Person at any such meeting of the Members shall constitute a waiver of notice of such meeting, except when the Person attends a meeting for the express purpose of objecting at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Members need be specified in any written waiver of notice unless so required by resolution of the Board of Directors. All waivers and approvals shall be filed with the Company records or made part of the minutes of the meeting.

        Section 11.8    Quorum; Required Vote for Member Action; Cumulative Voting for Directors.

        (a)   At any meeting of the Members, the holders of a majority of the Outstanding Units of the class or classes for which a meeting has been called represented in person or by proxy shall constitute a quorum of such class or classes unless any such action by the Members requires approval by holders of a greater percentage of Outstanding Units, in which case the quorum shall be such greater percentage. The submission of matters to Members for approval and the election of Directors shall occur only at a meeting of the Members duly called and held in accordance with this Agreement at which a quorum is present; provided, however, that the Members present at a duly called or held meeting at which a quorum is present may continue to transact business until adjournment, notwithstanding the withdrawal of enough Members to leave less than a quorum, if any action taken (other than adjournment) is approved by the required percentage of Interests specified in this Agreement. In the absence of a quorum any meeting of Members may be adjourned from time to time by the chairman of the meeting to another place or time.

        (b)   Each Outstanding Common Unit and each Outstanding Subordinated Unit shall be entitled to one vote per Unit and, except as otherwise expressly provided in this Agreement, shall vote together as a single class on all matters submitted to Members for approval and in the election of Directors.

        (c)   All matters (other than the election of Directors) submitted to Members for approval shall be determined by a majority of the votes cast affirmatively or negatively by Members holding Outstanding Units unless a greater percentage is required with respect to such matter under the provisions of this Agreement in which case the approval of Members holding Outstanding Units that in the aggregate represent at least such greater percentage shall be required.

        (d)   At all elections of Directors, each holder of an Outstanding Unit entitled to vote in such election shall be entitled to as many votes as shall equal the number of votes which (absent the provision as to cumulative voting in this Section 11.8(d)) such holder would be entitled to cast for the election of Directors with respect to such holder's Outstanding Units multiplied by the number of Directors to be elected by such holder at such election, and such holder may cast all of such votes for a single candidate for Director or may distribute them among the number of candidates to be voted for, or any for two or more of them, as such holder may see fit. Directors will be elected by a plurality of the votes cast for a particular position.

        Section 11.9    Conduct of a Meeting; Member Lists.

        (a)   The Board of Directors shall have full power and authority concerning the manner of conducting any meeting of the Members, including the determination of Persons entitled to vote, the existence of a quorum, the satisfaction of the requirements of this Article XI, the conduct of voting, the validity and effect of any proxies and the determination of any controversies, votes or challenges arising in connection with or during the meeting or voting. The Board of Directors shall designate a Person to serve as chairman of any meeting and shall further designate a Person to take the minutes of any meeting. All minutes shall be kept with the records of the Company maintained by the Board of Directors. The Board of Directors may make such other regulations consistent with applicable law and this Agreement as it may deem advisable concerning the conduct of any meeting of the Members, including regulations in regard to the appointment of proxies, the appointment and duties of inspectors of votes, the submission and examination of proxies and other evidence of the right to vote.

        (b)   A complete list of Members entitled to vote at any meeting of Members, arranged in alphabetical order for each class of Interests and showing the address of each such Member and the number of Outstanding Units registered in the name of such Member, shall be open to the examination of any Member, for any purpose germane to the meeting, during ordinary business hours, for a period of at least 10 days before the meeting, at the principal place of business of the

Company. The Member list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any Member who is present.

        Section 11.10    Action Without a Meeting.     No action permitted or required to be taken at a meeting of Members may be taken by written consent or by any other means or manner than a meeting of Members called and conducted in accordance with this Agreement.

        Section 11.11    Voting and Other Rights.

        (a)   Only those Record Holders of Outstanding Units on the Record Date set pursuant to Section 11.5 shall be entitled to notice of, and to vote at, a meeting of Members or to act with respect to matters as to which the holders of the Outstanding Units have the right to vote or to act. All references in this Agreement to votes of, or other acts that may be taken by, the Outstanding Units shall be deemed to be references to the votes or acts of the Record Holders of such Outstanding Units.

        (b)   With respect to Outstanding Units that are held for a Person's account by another Person (such as a broker, dealer, bank, trust company or clearing corporation, or an agent of any of the foregoing), in whose name such Outstanding Units are registered, such other Person shall, in exercising the voting rights in respect of such Outstanding Units on any matter, and unless the arrangement between such Persons provides otherwise, vote such Outstanding Units in favor of, and at the direction of, the Person who is the beneficial owner, and the Company shall be entitled to assume it is so acting without further inquiry. The provisions of this Section 11.11(b) (as well as all other provisions of this Agreement) are subject to the provisions of Section 4.3.

        Section 11.12    Proxies and Voting.

        (a)   At any meeting of the Members, every holder of an Outstanding Unit entitled to vote may vote in person or by proxy authorized by an instrument in writing or by a transmission permitted by law filed in accordance with the procedure established for the meeting. Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission created pursuant to this paragraph may be substituted or used in lieu of the original writing or transmission for any and all purposes for which the original writing or transmission could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission.

        (b)   The Company may, and to the extent required by law, shall, in advance of any meeting of Members, appoint one or more inspectors to act at the meeting and make a written report thereof. The Company may designate one or more alternate inspectors to replace any inspector who fails to act. If no inspector or alternate is able to act at a meeting of Members, the Person presiding at the meeting may, and to the extent required by law, shall, appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. Every vote taken by ballots shall be counted by a duly appointed inspector or inspectors.

        (c)   With respect to the use of proxies at any meeting of Members, the Company shall be governed by paragraphs (b), (c), (d) and (e) of Section 212 of the DGCL and other applicable provisions of the DGCL, as though the Company were a Delaware corporation.

        (d)   With respect to any contested matter relating to any election, appointment, removal or resignation of any Director, the Company shall be governed by Section 225 of the DGCL and any other applicable provision of the DGCL, as though the Company were a Delaware corporation.

        Section 11.13    Notice of Member Business and Nominations.

        (a)   Subject to Section 7.1(d) of this Agreement, nominations of Persons for election to the Board of Directors of the Company and the proposal of business to be considered by the Members may be made at an annual meeting of Members (i) pursuant to the Company's notice of meeting delivered pursuant to Section 11.4 of this Agreement, (ii) by or at the direction of the Board of Directors, (iii) for nominations to the Board of Directors only, by any holder of Outstanding Units who is entitled to vote at the meeting, who complied with the notice procedures set forth in paragraph (b) or (d) of this Section 11.13 and who was a Record Holder of a sufficient number of Outstanding Units as of the Record Date for such meeting to elect one or more members to the Board of Directors assuming that such holder cast all of the votes it is entitled to cast in such election pursuant to Section 11.8(d) in favor of a single candidate and such candidate received no other votes from any other holder of Outstanding Units (or, in the case where such holder holds a sufficient number of Outstanding Units to elect more than one Director, such holder votes its Units as efficiently as possible for such candidates and such candidates receive no further votes from holders of Outstanding Units), or (iv) by any holder of Outstanding Units who is entitled to vote at the meeting, who complied with the notice procedures set forth in paragraphs (c) or (d) of this Section 11.13 and who is a Record Holder of Outstanding Units at the time such notice is delivered to the Secretary of the Company.

        (b)   For nominations to be properly brought before an annual meeting by a Unitholder pursuant to Section 11.13(a)(iii), the Unitholder must have given timely notice thereof in writing to the Secretary of the Company. To be timely, a Unitholder's notice shall be delivered to the Secretary at the principal executive offices of the Company not less than 90 or more than 120 days prior to the first anniversary (the "Anniversary") of the date on which the Company first mailed its proxy materials for the preceding year's annual meeting of Members; provided, however, that if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year's annual meeting, notice by the Unitholder to be timely must be so delivered not later than the close of business on the later of (x) the ninetieth day prior to such annual meeting or (y) the tenth day following the day on which public announcement of the date of such meeting is first made. Such Unitholder's notice shall set forth: (A) as to each Person whom the Unitholder proposes to nominate for election or reelection as a Director all information relating to such Person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such Person's written consent to being named in the proxy statement as a nominee and to serving as a Director if elected and (B) as to the Unitholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made the name and address of such Unitholder, as they appear on the Company's books, and of such beneficial owner, the class and number of Units of the Company which are owned beneficially and of record by such Unitholder and such beneficial owner. Such holder shall be entitled to nominate as many candidates for election to the Board of Directors as would be elected assuming such holder cast the precise number of votes necessary to elect each candidate and no more votes were cast by such holder or any other holder for such candidates.

        (c)   For nominations or other business to be properly brought before an annual meeting by a Unitholder pursuant to Section 11.13(a)(iv), (i) the Unitholder must have given timely notice thereof in writing to the Secretary of the Company, (ii) such business must be a proper matter for Member action under this Agreement and the Delaware Act, (iii) if the Unitholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided the Company with a Solicitation Notice, such Unitholder or beneficial owner must, in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage of the Company's Outstanding Units required under this Agreement or Delaware law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the Company's Outstanding Units reasonably believed by such Unitholder or beneficial holder to be sufficient to elect the nominee or nominees proposed to be nominated by such Unitholder, and must, in either case, have included in such materials the Solicitation Notice and (iv) if no Solicitation Notice relating thereto has been timely provided pursuant to this Section 11.13, the Unitholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice. To be timely, a Unitholder's notice shall be delivered to the Secretary at the principal executive offices of the Company not less than 90 or more than 120 days prior to the first Anniversary; provided, however, that in the event that the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year's annual meeting, notice by the Unitholder to be timely must be so delivered not later than the close of business on the later of (x) the ninetieth day prior to such annual meeting or (y) the tenth day following the day on which public announcement of the date of such meeting is first made. Such Unitholder's notice shall set forth: (A) as to each Person whom the Unitholder proposes to nominate for election or reelection as a Director all information relating to such Person that is required to be disclosed in solicitations of proxies for election of Directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including such Person's written consent to being named in the proxy statement as a nominee and to serving as a Director if elected; (B) as to any other business that the Unitholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such Unitholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the Unitholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made the name and address of such Unitholder, as they appear on the Company's books, and of such beneficial owner, the class and number of Units of the Company which are owned beneficially and of record by such Unitholder and such beneficial owner, and whether either such Unitholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of the Company's Outstanding Units required under this Agreement or Delaware law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the Company's Outstanding Units to elect such nominee or nominees (an affirmative statement of such intent, a "Solicitation Notice").

        (d)   Notwithstanding anything in the second sentence of Section 11.13(b) or the second sentence of Section 11.13(c) to the contrary, if the number of Directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for Director or specifying the size of the increased Board of Directors made by the Company at least 90 days prior to the Anniversary, then a Unitholder's notice required by this Section 11.13 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Company not later than the close of business on the tenth day following the day on which such public announcement is first made by the Company.

        (e)   Only such business shall be conducted at a special meeting of Members as shall have been brought before the meeting pursuant to the Company's notice of meeting pursuant to Section 11.4 of this Agreement. Subject to Section 7.1(d) of this Agreement, nominations of Persons for election to the Board of Directors may be made at a special meeting of Members at which Directors are to be elected pursuant to the Company's notice of meeting (i) by or at the direction of the Board of Directors, (ii) by any holder of Outstanding Units who is entitled to vote at the meeting, who complied with the notice procedures set forth in paragraph (b) or (d) of this Section 11.13 and who was a Record Holder of a sufficient number of Outstanding Units as of the Record Date for such meeting to elect one or more members to the Board of Directors assuming that such holder cast all of the votes it is entitled to cast in such election pursuant to Section 11.8(d) in favor of a single candidate and such candidate received no other votes from any other holder of Outstanding Units (or, in the case where such holder holds a sufficient number of Outstanding Units to elect more than one Director, such holder votes its shares as efficiently as possible for such candidates and such candidates receive no further votes from holders of Outstanding Units), or (iii) by any holder of Outstanding Units who is entitled to vote at the meeting, who complies with the notice procedures set forth in this Section 11.13 and who is a Record Holder of Outstanding Units at the time such notice is delivered to the Secretary of the Company. Nominations by Unitholders of Persons for election to the Board of Directors may be made at such a special meeting of Members if the Unitholder's notice as required by Section 11.13(b) or Section 11.13(c) shall be delivered to the Secretary of the Company not earlier than the ninetieth day prior to such special meeting and not later than the close of business on the later of the seventieth day prior to such special meeting or the tenth day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. Holders of Outstanding Units making nominations pursuant to Section 11.13(d)(ii) shall be entitled to nominate the number of candidates for election at such special meeting as provided in Section 11.13(b) for an annual meeting.

        (f)    Except to the extent otherwise provided in Section 7.1(d) with respect to vacancies, only Persons who are nominated in accordance with the procedures set forth in this Section 11.13 shall be eligible to serve as Directors and only such business shall be conducted at a meeting of Members as shall have been brought before the meeting in accordance with the procedures set forth in this Section 11.13. Except as otherwise provided herein or required by law, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 11.13 and, if any proposed nomination or business is not in compliance with this Section 11.13, to declare that such defective proposal or nomination shall be disregarded.

        (g)   Notwithstanding the foregoing provisions of this Section 11.13, a Member shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 11.13. Nothing in this Section 11.13 shall be deemed to affect any rights of Members to request inclusion of proposals in the Company's proxy statement pursuant to Rule 14a-8 under the Exchange Act.

ARTICLE XII
MERGER

        Section 12.1    Authority.     The Company may merge or consolidate with one or more limited liability companies or "other business entities" as defined in Section 18-209 of the Delaware Act, formed under the laws of the State of Delaware or any other state of the United States of America, pursuant to a written agreement of merger or consolidation ("Merger Agreement") in accordance with this Article XII.

        Section 12.2    Procedure for Merger or Consolidation.     Merger or consolidation of the Company pursuant to this Article XII requires the prior approval of the Board of Directors. If the Board of Directors shall determine to consent to the merger or consolidation, the Board of Directors shall approve the Merger Agreement, which shall set forth:

        (a)   the names and jurisdictions of formation or organization of each of the business entities proposing to merge or consolidate;

        (b)   the name and jurisdiction of formation or organization of the business entity that is to survive the proposed merger or consolidation (the "Surviving Business Entity");

        (c)   the terms and conditions of the proposed merger or consolidation;

        (d)   the manner and basis of exchanging or converting the rights or securities of, or interests in, each constituent business entity for, or into, cash, property, rights, or securities of or interests in, the Surviving Business Entity; and if any rights or securities of, or interests in, any constituent business entity are not to be exchanged or converted solely for, or into, cash, property, rights, or securities of or interests in, the Surviving Business Entity, the cash, property, rights, or securities of or interests in, any limited liability company or other business entity which the holders of such rights, securities or interests are to receive;

        (e)   a statement of any changes in the constituent documents or the adoption of new constituent documents (the certificate of formation or limited liability company agreement, articles or certificate of incorporation, articles of trust, declaration of trust, certificate or agreement of limited partnership or other similar charter or governing document) of the Surviving Business Entity to be effected by such merger or consolidation;

        (f)    the effective time of the merger, which may be the date of the filing of the certificate of merger pursuant to Section 12.4 or a later date specified in or determinable in accordance with the Merger Agreement (provided, that if the effective time of the merger is to be later than the date of the filing of the certificate of merger, the effective time shall be fixed no later than the time of the filing of the certificate of merger and stated therein); and

        (g)   such other provisions with respect to the proposed merger or consolidation that the Board of Directors determines to be necessary or appropriate.

        Section 12.3    Approval by Members of Merger or Consolidation.

        (a)   Except as provided in Section 12.3(d), the Board of Directors, upon its approval of the Merger Agreement, shall direct that the Merger Agreement be submitted to a vote of Members, whether at an annual meeting or a special meeting, in either case in accordance with the requirements of Article XI. A copy or a summary of the Merger Agreement shall be included in or enclosed with the notice of meeting.

        (b)   Except as provided in Section 12.3(d), the Merger Agreement shall be approved upon receiving the affirmative vote or consent of the holders of a Unit Majority unless the Merger Agreement contains any provision that, if contained in an amendment to this Agreement, the provisions of this Agreement or the Delaware Act would require for its approval the vote or consent of a greater percentage of the Outstanding Units or of any class of Members, in which case such greater percentage vote or consent shall be required for approval of the Merger Agreement.

        (c)   Except as provided in Section 12.3(d), after such approval by vote or consent of the Members, and at any time prior to the filing of the certificate of merger pursuant to Section 12.4, the merger or consolidation may be abandoned pursuant to provisions therefor, if any, set forth in the Merger Agreement.

        (d)   Notwithstanding anything else contained in this Article XII or in this Agreement, the Board of Directors is permitted without Member approval, to convert the Company or any Group Member into a new limited liability entity, to merge the Company or any Group Member into, or convey all of the Company's assets to, another limited liability entity which shall be newly formed and shall have no assets, liabilities or operations at the time of such conversion, merger or conveyance other than those it receives from the Company or other Group Member if (i) the Board of Directors has received an Opinion of Counsel that the conversion, merger or conveyance, as the case may be, would not result in the loss of the limited liability of any Member or any Group Member or cause the Company or any Group Member to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such), (ii) the sole purpose of such conversion, merger or conveyance is to effect a mere change in the legal form of the Company into another limited liability entity and (iii) the governing instruments of the new entity provide the Members and the Board of Directors with the same rights and obligations as are herein contained.

        (e)   Members are not entitled to dissenters' rights of appraisal in the event of a merger or consolidation pursuant to Section 12.1, a sale of all or substantially all of the assets of the Company or the Company's Subsidiaries, or any other transaction or event.

        Section 12.4    Certificate of Merger.     Upon the required approval by the Board of Directors and the Unitholders of a Merger Agreement, a certificate of merger shall be executed and filed with the Secretary of State of the State of Delaware in conformity with the requirements of the Delaware Act.

        Section 12.5    Effect of Merger.

        (a)   At the effective time of the certificate of merger:

            (i)  all of the rights, privileges and powers of each of the business entities that has merged or consolidated, and all property, real, personal and mixed, and all debts due to any of those business entities shall be vested in the Surviving Business Entity and after the merger or consolidation shall be the property of the Surviving Business Entity and all other things and causes of action belonging to each of those business entities, shall be vested in the Surviving Business Entity to the extent they were of each constituent business entity;

           (ii)  the title to any real property vested by deed or otherwise in any of those constituent business entities shall not revert and is not in any way impaired because of the merger or consolidation;

          (iii)  all rights of creditors and all liens on or security interests in property of any of those constituent business entities shall be preserved unimpaired; and

          (iv)  all debts, liabilities and duties of those constituent business entities shall attach to the Surviving Business Entity and may be enforced against it to the same extent as if the debts, liabilities and duties had been incurred or contracted by it.

        (b)   A merger or consolidation effected pursuant to this Article XII shall not be deemed to result in a transfer or assignment of assets or liabilities from one entity to another.

        Section 12.6    Business Combination Limitations.     Notwithstanding any other provision of this Agreement, with respect to any "Business Combination" (as such term is defined in Section 203 of the DGCL), the provisions of Section 203 of the DGCL shall be applied with respect to the Company as though the Company were a Delaware corporation.

ARTICLE XIII
RIGHT TO ACQUIRE MEMBER INTERESTS

        Section 13.1    Right to Acquire Member Interests.

        (a)   Notwithstanding any other provision of this Agreement, if at any time any Person holds more than 90% of the total Member Interests of any class then Outstanding, such Person shall then have the right, which right it may assign and transfer in whole or in part to the Company or any of its Affiliates, exercisable at its option, to purchase all, but not less than all, of such Member Interests of such class then Outstanding held by other holders, at the greater of (x) the Current Market Price as of the date three days prior to the date that the notice described in Section 13.1(b) is mailed and (y) the highest price paid by such Person or any of its Affiliates for any such Interest of such class purchased during the 90-day period preceding the date that the notice described in Section 13.1(b) is mailed. As used in this Agreement, (i) "Current Market Price" as of any date of any class of Interests listed or admitted to trading on any National Securities Exchange means the average of the daily Closing Prices (as hereinafter defined) per Interest of such class for the 20 consecutive Trading Days (as hereinafter defined) immediately prior to such date; (ii) "Closing Price" for any day means the average of the high bid and low asked prices on such day, regular way, or in the case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system for securities listed or admitted for trading on the principal national securities exchange on which the units of that class are listed or admitted to trading, or if the units of that class are not listed or admitted for trading on any national securities exchange, the last quoted price on that day, or if no quoted price exists, the average of the high bid low asked price on that day in the over-the-counter market, as reported by the Nasdaq National Market or such other system then in use, or, if on any such day such Interests of such class are not quoted by any such organization of that type, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in such Interests of such class selected by the Board of Directors, or if on any such day no market maker is making a market in such Interests of such class, the fair value of such Interests on such day as determined by the Board of Directors; and (iii) "Trading Day" means a day on which the principal National Securities Exchange on which such Interests of any class are listed or admitted to trading is open for the transaction of business or, if Interests of a class are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

        (b)   If any Person elects to exercise the right to purchase Interests granted pursuant to Section 13.1(a), the Board of Directors shall deliver to the Transfer Agent notice of such election to purchase (the "Notice of Election to Purchase") and shall cause the Transfer Agent to mail a copy of such Notice of Election to Purchase to the Record Holders of Interests of such class (as of a Record Date selected by the Board of Directors) at least 10, but not more than 60, days prior to the Purchase Date. Such Notice of Election to Purchase shall also be published for a period of at least three consecutive days in at least two daily newspapers of general circulation printed in the English language and published in the Borough of Manhattan, New York. The Notice of Election to Purchase shall specify the Purchase Date and the price (determined in accordance with Section 13.1(a)) at which Interests will be purchased and state that such Person elects to purchase such Interests, upon surrender of Certificates representing such Interests in exchange for payment, at such office or offices of the Transfer Agent as the Transfer Agent may specify, or as may be required by any National Securities Exchange on which such Interests are listed or admitted to trading. Any such Notice of Election to Purchase mailed to a Record Holder of Interests at his address as reflected in the records of the Transfer Agent shall be conclusively presumed to have been given regardless of whether the owner receives such notice. On or prior to the Purchase Date, the Person exercising the right to purchase hereunder shall deposit with the Transfer Agent cash in an amount sufficient to pay the aggregate purchase price of all of such Interests to be purchased in accordance with this Section 13.1. If the Notice of Election to Purchase shall have been duly given as aforesaid at least 10 days prior to the Purchase Date, and if on or prior to the Purchase Date the deposit described in the preceding sentence has been made for the benefit of the holders of Interests subject to purchase as provided herein, then from and after the Purchase Date, notwithstanding that any Certificate shall not have been surrendered for purchase, all rights of the holders of such Interests (including any rights pursuant to Articles IV, V, VI, and X) shall thereupon cease, except the right to receive the purchase price (determined in accordance with Section 13.1(a)) for Interests therefor, without interest, upon surrender to the Transfer Agent of the Certificates representing such Interests, and such Interests shall thereupon be deemed to be transferred to the Person exercising the right to purchase hereunder on the record books of the Transfer Agent and the Company, and such Person shall be deemed to be the owner of all such Interests from and after the Purchase Date and shall have all rights as the owner of such Interests (including all rights as owner of such Interests pursuant to Articles IV, V, VI and X).

        (c)   At any time from and after the Purchase Date, a holder of an Outstanding Interest subject to purchase as provided in this Section 13.1 may surrender his Certificate evidencing such Interest to the Transfer Agent in exchange for payment of the amount described in Section 13.1(a), therefor, without interest thereon.

        (d)   Upon the exercise by any Person of the right to purchase Interests granted pursuant to Section 13.1(a), no Member shall be entitled to dissenters' rights of appraisal.

ARTICLE XIV
REGISTRATION RIGHTS

        Section 14.1    Registration Rights.     For purposes of this Article XIV, the "Existing Investors" shall include Copano Partners, the CSFB Entities and the EnCap Entities, and each is individually referred to in this Article XIV as a "Registration Rights Group." Following the Initial Offering and

subject to the terms and limitations set forth in this Article XIV, each Registration Rights Group shall be entitled to one demand registration right; provided, however, that no demand registration request shall be made prior to the expiration of the 180-day "lock-up" period following completion of the Initial Offering.

        Section 14.2    Registrable Securities.     Any Registrable Security will cease to be a Registrable Security when (a) a registration statement covering such Registrable Security has been declared effective by the Commission and such Registrable Security has been sold or disposed of pursuant to such effective registration statement; (b) such Registrable Security has been disposed of pursuant to any section of Rule 144 (or any similar provision then in force under the Securities Act); or (c) such Registrable Security is held by the Company or one of its subsidiaries.

        Section 14.3    Shelf Registration.

        (a)   Shelf Registration. Within 60 days following receipt of a written request for the benefit of all the Registrable Securities held by a Registration Rights Group, the Company shall prepare and file a registration statement under the Securities Act to permit the public resale of the Registrable Securities pursuant to such registration statement, including a registration statement permitting the public resale of the Registrable Securities from time to time pursuant to Rule 415 of the Securities Act (the "Shelf Registration Statement"). Such written request shall describe the plan of distribution for such Registrable Securities, which plan may include, without limitation, sales through the facilities of the principal trading market on which securities of the same class as the Registrable Securities are then traded, sales pursuant to an Underwritten Offering, or both. The Company shall use its commercially reasonable efforts to cause the Shelf Registration Statement to become effective no later than 120 days after the date of filing such Shelf Registration Statement (the "Shelf Registration"). A Shelf Registration Statement filed pursuant to this Section 14.3(a) shall be on such appropriate registration form of the Commission as shall be selected by the Company; provided, however, that if a prospectus supplement will be used in connection with the marketing of an Underwritten Offering from the Shelf Registration Statement and the Managing Underwriter at any time notifies the Company in writing that, in the sole judgment of such Managing Underwriter, inclusion of detailed information to be used in such prospectus supplement is of material importance to the success of the Underwritten Offering of such Registrable Securities, the Company shall use its commercially reasonable efforts to include such information in the prospectus. The Company will cause the Shelf Registration Statement filed pursuant to this Section 14.3(a) to be continuously effective under the Securities Act until all Registrable Securities covered by the Shelf Registration Statement have been distributed in the manner set forth and as contemplated in the Shelf Registration Statement or there are no longer any Registrable Securities outstanding (the "Effectiveness Period"). The Shelf Registration Statement when declared effective by the Commission (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

        (b)   Delay Rights. Notwithstanding anything to the contrary contained herein, the Company: (i) may delay its obligation to file any Shelf Registration Statement if (1) within 30 days of receipt of a written request from any Registration Rights Group, the Company notifies the requesting Registration Rights Group of the Company's intention of effecting a public offering within 60 days, provided, that prior to the receipt of such request, the Company has taken affirmative steps in contemplation of such public offering, (2) the Company is pursuing an acquisition, merger, reorganization, disposition or other similar transaction and the Company determines in good faith that the Company's ability to pursue or consummate such a transaction would be materially adversely affected by any required disclosure of such transaction in the Shelf Registration Statement, or (3) the Company has experienced some other material non-public event the disclosure of which at such time is not required by law or, in the good faith judgment of the Company, would materially adversely affect the Company, then, in each case, the Company may defer filing the Shelf Registration Statement for up to 60 days; provided, however, that the Company shall not exercise its right to delay filing the Shelf Registration Statement more than once in any 12 month period (excluding any delays in filing a registration statement or post-effective amendment pursuant to Section 14.11 hereof); (ii) may, upon written notice to any Registration Rights Group whose Registrable Securities are included in the Shelf Registration Statement, suspend such Registration Rights Group's use of any prospectus which is a part of the Shelf Registration Statement (in which event the Registration Rights Group shall discontinue sales of the Registrable Securities pursuant to the Shelf Registration Statement) for up to 60 days if (1) the Company is pursuing an acquisition, merger, reorganization, disposition or other similar transaction and the Company determines in good faith that the Company's ability to pursue or consummate such a transaction would be materially adversely affected by any required disclosure of such transaction in the Shelf Registration Statement or (2) the Company has experienced some other material non-public event the disclosure of which at such time is not required by law or, in the good faith judgment of the Company, would materially adversely affect the Company; provided, however, that the Company shall not exercise its right to suspend any Registration Rights Group's use of any prospectus more than twice in any 12-month period. Upon disclosure of such information or the termination of the condition described in this Section 14.3(b), the Company shall provide prompt notice to the Registration Rights Group whose Registrable Securities are included in the Shelf Registration Statement, and shall promptly terminate any suspension of sales it has put into effect and shall take such other actions to permit registered sales of Registrable Securities as contemplated in this Agreement.

        Section 14.4    Underwritten Offerings.

        (a)   Shelf Registration. If an Existing Investor elects to dispose of Registrable Securities in an Underwritten Offering, the Company shall enter into an underwriting agreement in customary form with the Managing Underwriter or Underwriters, which shall include, among other provisions, indemnities to the effect and to the extent provided in Section 14.9, and shall take all such other reasonable actions as are requested by the Managing Underwriter in order to expedite or facilitate the registration and disposition of the Registered Securities.

        (b)   General Procedures. In connection with any Underwritten Offering pursuant to a Shelf Registration Statement filed at the request of a Registration Rights Group pursuant to Section 14.3 hereof, such Registration Rights Group, with the consent of the Company, shall be entitled to select the Managing Underwriter or Underwriters. The consent of the Company to the selection of the Managing Underwriter or Underwriters shall not be unreasonably withheld. In all other cases, the Company shall select the Managing Underwriter or Underwriters. In connection with an Underwritten Offering pursuant to Section 14.3 hereof, each Existing Investor and the Company shall be obligated to enter into an underwriting agreement which contains such representations, covenants, indemnities and other rights and obligations as are customary in underwriting agreements for firm commitment offerings of securities. No Existing Investor may participate in such Underwritten Offering unless such Existing Investor agrees to sell its

Registrable Securities on the basis provided in such underwriting agreement and completes and executes all questionnaires, powers of attorney, indemnities and other documents reasonably required under the terms of such underwriting agreement. Each Existing Investor may, at its option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters also be made to and for such Existing Investor's benefit and that any or all of the conditions precedent to the obligations of such underwriters under such underwriting agreement also be conditions precedent to its obligations. If any Existing Investor disapproves of the terms of an underwriting, such Existing Investor may elect to withdraw therefrom by notice to the Company and the Managing Underwriter; provided, however, that such withdrawal must be made on or before the pricing of any such Underwritten Offering. No such withdrawal or abandonment shall affect the Company's obligation to pay Registration Expenses.

        Section 14.5    Registration Procedures.     In connection with its obligations contained in Section 14.3 hereof, the Company will, as expeditiously as possible:

        (a)   prepare and file with the Commission such amendments and supplements to the Shelf Registration Statement and the prospectus used in connection therewith as may be necessary to keep the Shelf Registration Statement effective and as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by the Shelf Registration Statement;

        (b)   furnish to each Existing Investor (i) as far in advance as reasonably practicable before filing the Shelf Registration Statement or any other registration statement contemplated by this Agreement or any supplement or amendment thereto, upon request, copies of reasonably complete drafts of all such documents proposed to be filed (including exhibits and each document incorporated by reference therein to the extent then required by the rules and regulations of the Commission), and provide each such Existing Investor the opportunity to object to any information pertaining to such Existing Investor and its plan of distribution that is contained therein and make the corrections reasonably requested by such Existing Investor with respect to such information prior to filing the Shelf Registration Statement or such other registration statement or supplement or amendment thereto, and (ii) such number of copies of the Shelf Registration Statement or such other registration statement and the prospectus included therein and any supplements and amendments thereto as such Persons may reasonably request in order to facilitate the public sale or other disposition of the Registrable Securities covered by such Shelf Registration Statement or other registration statement;

        (c)   if applicable, use its commercially reasonable efforts to register or qualify the Registrable Securities covered by the Shelf Registration Statement or any other registration statement contemplated by this Agreement under the securities or blue sky laws of such jurisdictions as the Existing Investors or, in the case of an Underwritten Offering, the Managing Underwriter, shall reasonably request, provided that the Company will not be required to qualify generally to transact business in any jurisdiction where it is not then required to so qualify or to take any action which would subject it to general service of process in any such jurisdiction where it is not then so subject;

        (d)   promptly notify each Existing Investor and each underwriter, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the filing of the Shelf Registration Statement or any other registration statement contemplated by this Agreement or any prospectus or prospectus supplement to be used in connection therewith, or any amendment or supplement thereto, and, with respect to such Shelf Registration Statement or any other registration statement or any post-effective amendment thereto, when the same has become effective; and (ii) any written comments from the Commission with respect to any filing referred to in clause (i) and any written request by the Commission for amendments or supplements to the Shelf Registration Statement or any other registration statement or any prospectus or prospectus supplement thereto;

        (e)   immediately notify each Existing Investor and each underwriter, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of (i) the happening of any event as a result of which the prospectus or prospectus supplement contained in the Shelf Registration Statement or any other registration statement contemplated by this Agreement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; (ii) the issuance or threat of issuance by the Commission of any stop order suspending the effectiveness of the Shelf Registration Statement or any other registration statement contemplated by this Agreement, or the initiation of any proceedings for that purpose; or (iii) the receipt by the Company of any notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction. Following the provision of such notice, the Company agrees to as promptly as practicable amend or supplement the prospectus or prospectus supplement or take other appropriate action so that the prospectus or prospectus supplement does not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing and to take such other action as is necessary to remove a stop order, suspension, threat thereof or proceedings related thereto;

        (f)    furnish to each Existing Investor copies of any and all transmittal letters or other correspondence with the Commission or any other governmental agency or self-regulatory body or other body having jurisdiction (including any domestic or foreign securities exchange) relating to such offering of Registrable Securities;

        (g)   in the case of an Underwritten Offering, furnish upon request, (i) an opinion of counsel for the Company, dated the effective date of the applicable registration statement or the date of any amendment or supplement thereto, and a letter of like kind dated the date of the closing under the underwriting agreement, and (ii) a "cold comfort" letter, dated the effective date of the applicable registration statement or the date of any amendment or supplement thereto and a letter of like kind dated the date of the closing under the underwriting agreement, in each case, signed by the independent public accountants who have certified the Company's financial statements included or incorporated by reference into the applicable registration statement, and each of the opinion and the "cold comfort" letter shall be in customary form and covering substantially the same matters with respect to such registration statement (and the prospectus and any prospectus supplement included therein) as are customarily covered in opinions of issuer's counsel and in accountants' letters delivered to the underwriters in Underwritten Offerings of securities, and such other matters as such underwriters may reasonably request;

        (h)   otherwise use its commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to the Existing Investors, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months, but not more than 18 months, beginning with the first full calendar month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 promulgated thereunder;

        (i)    make available to the appropriate representatives of the Managing Underwriter and Existing Investors access to such information and the Company personnel as is reasonable and customary to enable such parties to establish a due diligence defense under the Securities Act; provided that the Company need not disclose any information to any such representative unless and until such representative has entered into a confidentiality agreement with the Company;

        (j)    cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or nationally recognized quotation system on which similar securities issued by the Company are then listed;

        (k)   use its commercially reasonable efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable the Existing Investors to consummate the disposition of such Registrable Securities;

        (l)    provide a transfer agent and registrar for all Registrable Securities covered by such registration statement not later than the effective date of such registration statement; and

        (m)  enter into customary agreements and take such other actions as are reasonably requested by the Existing Investors or the underwriters, if any, in order to expedite or facilitate the disposition of such Registrable Securities.

        Each Existing Investor, upon receipt of notice from the Company of the happening of any event of the kind described in subsection (e) of this Section 14.5, shall forthwith discontinue disposition of the Registrable Securities until such Existing Investor's receipt of the copies of the supplemented or amended prospectus contemplated by subsection (e) of this Section 14.5 or until it is advised in writing by the Company that the use of the prospectus may be resumed, and has received copies of any additional or supplemental filings incorporated by reference in the prospectus, and, if so directed by the Company, such Existing Investor will, or will request the Managing Underwriter or Underwriters, if any, to deliver to the Company (at the Company's expense) all copies in their possession or control, other than permanent file copies then in such Existing Investor's possession, of the prospectus covering such Registrable Securities current at the time of receipt of such notice.

        Section 14.6    Cooperation by Existing Investors.     The Company shall have no obligation to include in the Shelf Registration Statement Units of an Existing Investor who has failed to timely furnish such information which, in the opinion of counsel to the Company, is reasonably required in order for the registration statement or prospectus supplement, as applicable, to comply with the Securities Act.

        Section 14.7    Restrictions on Public Sale by Existing Investors of Registrable Securities.     Each Existing Investor that is a holder of Registrable Securities that are included in a registration statement agrees not to effect any public sale or distribution of the Registrable Securities, other than in an Underwritten Offering, during the 90 calendar day period beginning on the date of a prospectus supplement filed with the Commission with respect to the pricing of such Underwritten Offering, provided that the duration of the foregoing restrictions shall be no longer than the duration of the shortest restriction generally imposed by the underwriters on the officers or directors or any other unitholder of the Company on whom a restriction is imposed.

        Section 14.8    Expenses.     The Company will pay all Registration Expenses in connection with the Shelf Registration Statement filed pursuant to Section 14.3(a) of this Agreement, whether or not the Shelf Registration Statement becomes effective or any sale is made pursuant to the Shelf Registration Statement. Each Existing Investor shall pay all Selling Expenses in connection with any sale of its Registrable Securities hereunder. "Registration Expenses" means all expenses incident to the Company's performance under or compliance with this Agreement to effect the registration of Registrable Securities in a Shelf Registration, and the disposition of such securities, including, without limitation, all registration, filing, securities exchange listing and Nasdaq National Market fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the National Association of Securities Dealers, Inc., transfer taxes and fees of transfer agents and registrars, all word processing, duplicating and printing expenses, and the fees and disbursements of counsel and independent public accountants for the Company, including the expenses of any special audits or "cold comfort" letters required by or incident to such performance and compliance. Except as otherwise provided in Section 14.9 hereof, the Company shall not be responsible for legal fees incurred by Existing Investors in connection with the exercise of such Existing Investors' rights hereunder. The Company shall not be responsible for any "Selling Expenses," which means all underwriting fees, discounts and selling commissions allocable to the sale of the Registrable Securities.

        Section 14.9    Indemnification.

        (a)   By the Company. In the event of a registration of any Registrable Securities under the Securities Act pursuant to this Agreement, the Company will indemnify and hold harmless each Existing Investor thereunder, its directors and officers, and each underwriter, pursuant to the applicable underwriting agreement with such underwriter, of Registrable Securities thereunder and each Person, if any, who controls such Existing Investor or underwriter within the meaning of the Securities Act and the Exchange Act, against any losses, claims, damages, expenses or liabilities (including reasonable attorneys' fees and expenses) (collectively, "Losses"), joint or several, to which such Existing Investor or underwriter or controlling Person may become subject under the Securities Act, the Exchange Act or otherwise, insofar as such Losses (or actions or proceedings, whether commenced or threatened, in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Shelf Registration Statement or any other registration statement contemplated by this Agreement, any preliminary prospectus or final prospectus contained therein, or any amendment or supplement thereof, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in light of the circumstances under which they were made) not misleading, and will reimburse each such Existing Investor, its directors and officers, each such underwriter and each such controlling Person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such Loss or actions or proceedings; provided, however, that the Company will not be liable in any such case if and to the extent that any such Loss arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission so made in conformity with information furnished by such Existing Investor, such underwriter or such controlling Person in writing specifically for use in the Shelf Registration Statement or such other registration statement, or prospectus supplement, as applicable. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of such Existing Investor or any such director, officer or controlling Person, and shall survive the transfer of such securities by such Existing Investor.

        (b)   By Each Existing Investor. Each Existing Investor agrees severally and not jointly to indemnify and hold harmless the Company, its directors and officers, each Person, if any, who controls the Company within the meaning of the Securities Act or of the Exchange Act, and each other Existing Investor, its directors, officers, and controlling Persons within the meaning of the Securities Act or of the Exchange Act, to the same extent as the foregoing indemnity from the Company to the selling Existing Investors, but only with respect to information regarding such Existing Investor furnished in writing by or on behalf of such Existing Investor expressly for inclusion in the Shelf Registration Statement or prospectus supplement relating to the Registrable Securities, or any amendment or supplement thereto; provided, however, that the liability of each Existing Investor shall not be greater in amount than the dollar amount of the proceeds (net of any Selling Expenses) received by such Existing Investor from the sale of the Registrable Securities giving rise to such indemnification.

        (c)   Notice. Promptly after receipt by an indemnified party hereunder of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party in writing thereof, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party other than under this Section 14.9. In any action brought against any indemnified party, it shall notify the indemnifying party of the commencement thereof. The indemnifying party shall be entitled to participate in and, to the extent it shall wish, to assume and undertake the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume and undertake the defense thereof, the indemnifying party shall not be liable to such indemnified party under this Section 14.9 for any legal expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation and of liaison with counsel so selected; provided, however, that, (i) if the indemnifying party has failed to assume the defense and employ counsel or (ii) if the defendants in any such action include both the indemnified party and the indemnifying party and counsel to the indemnified party shall have concluded that there may be reasonable defenses available to the indemnified party that are different from or additional to those available to the indemnifying party, or if the interests of the indemnified party reasonably may be deemed to conflict with the interests of the indemnifying party, then the indemnified party shall have the right to select a separate counsel and to assume such legal defense and otherwise to participate in the defense of such action, with the reasonable expenses and fees of such separate counsel and other reasonable expenses related to such participation to be reimbursed by the indemnifying party as incurred. Notwithstanding any other provision of this Agreement, no indemnified party shall settle any action brought against it with respect to which it is entitled to indemnification hereunder without the consent of the indemnifying party, unless the settlement thereof imposes no liability or obligation on, and includes a complete and unconditional release from all liability of, the indemnifying party.

        (d)   Contribution. If the indemnification provided for in this Section 14.9 is held by a court or government agency of competent jurisdiction to be unavailable to the Company or any Existing Investor or is insufficient to hold them harmless in respect of any Losses, then each such indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses as between the Company on the one hand and such Existing Investor on the other, in such proportion as is appropriate to reflect the relative fault of the Company on the one hand and of such Existing Investor on the other in connection with the statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations; provided, however, that in no event shall such Existing Investor be required to contribute an aggregate amount in excess of the dollar amount of proceeds (net of Selling Expenses) received by such Existing Investor from the sale of Registrable Securities giving rise to such indemnification. The relative fault of the Company on the one hand and each Existing Investor on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact has been made by, or relates to, information supplied by such party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the first sentence of this paragraph. The amount paid by an indemnified party as a result of the Losses referred to in the first sentence of this paragraph shall be deemed to include any legal and other expenses reasonably incurred by such indemnified party in connection with investigating or defending any Loss which is the subject of this paragraph. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who is not guilty of such fraudulent misrepresentation.

        (e)   Other Indemnification. The provisions of this Section 14.9 shall be in addition to any other rights to indemnification or contribution which an indemnified party may have pursuant to law, equity, contract or otherwise.

        Section 14.10    Rule 144 Reporting.     With a view to making available the benefits of certain rules and regulations of the Commission that may permit the sale of the Registrable Securities to the public without registration, the Company agrees to use its commercially reasonable efforts to:

        (a)   Make and keep public information regarding the Company available, as those terms are understood and defined in Rule 144 of the Securities Act, at all times from and after the date hereof;

        (b)   File with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at all times from and after the date hereof; and

        (c)   So long as an Existing Investor owns any Registrable Securities, furnish to such Existing Investor forthwith upon request a copy of the most recent annual or quarterly report of the Company, and such other reports and documents so filed as such Existing Investor may reasonably request in availing itself of any rule or regulation of the Commission allowing such Existing Investor to sell any such securities without registration.

        Section 14.11    Transfer or Assignment of Registration Rights.     The rights to cause the Company to register Registrable Securities granted to the Existing Investors by the Company pursuant to Section 14.3 may be Transferred by the Existing Investors to one or more transferee(s) of such Registrable Securities, provided that (a) each such transferee holds Registrable Securities representing at least 25% (after giving effect to such Transfer) of the Registrable Securities held by the Registration Rights Group following any redemption of Common Units contemplated by Section 5.2(b) hereof, (b) the Company is given written notice prior to any said Transfer, stating the name and address of each such transferee and identifying the securities with respect to which such registration rights are being Transferred, and (c) each such transferee assumes in writing responsibility for its portion of the obligations of the Existing Investors under this Agreement. Any such rights transferred in accordance with this Section 14.11 shall include the rights granted to the Existing Investors pursuant to Section 6.04 of the Stakeholders' Agreement and shall include all other rights granted to an Existing Investor or a Registration Rights Group hereunder. In no event shall the Company be required to file a post-effective amendment to a Shelf Registration Statement or a new Shelf Registration Statement for the benefit of such transferee(s) unless such transferring Existing Investor notifies the Company in writing that it will pay all of the additional Registration Expenses incurred by the Company in connection with filing a post-effective amendment to a Shelf Registration Statement or a new Shelf Registration Statement for the benefit of such transferee(s); provided, however, that the Company shall be entitled to delay any such filing as provided in Section 14.3(b) hereof.

ARTICLE XV
GENERAL PROVISIONS

        Section 15.1    Addresses and Notices.     Any notice, demand, request, report or proxy materials required or permitted to be given or made to a Member under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when sent by first class United States mail or by other means of written communication to the Member at the address described below. Any notice, payment or report to be given or made to a Member hereunder shall be deemed conclusively to have been given or made, and the obligation to give such notice or report or to make such payment shall be deemed conclusively to have been fully satisfied, upon sending of such notice, payment or report to the Record Holder of such Company Securities at his address as shown on the records of the Transfer Agent or as otherwise shown on the records of the Company, regardless of any claim of any Person who may have an interest in such Company Securities by reason of any assignment or otherwise. An affidavit or certificate of making of any notice, payment or report in accordance with the provisions of this Section 15.1 executed by the Company, the Transfer Agent or the mailing organization shall be prima facie evidence of the giving or making of such notice, payment or report. If any notice, payment or report addressed to a Record Holder at the address of such Record Holder appearing on the books and records of the Transfer Agent or the Company is returned by the United States Postal Service marked to indicate that the United States Postal Service is unable to deliver it, such notice, payment or report and any subsequent notices, payments and reports shall be deemed to have been duly given or made without further mailing (until such time as such Record Holder or another Person notifies the Transfer Agent or the Company of a change in his address) if they are available for the Member at the principal office of the Company for a period of one year from the date of the giving or making of such notice, payment or report to the other Members. Any notice to the Company shall be deemed given if received by the Secretary at the principal office of the Company designated pursuant to Section 2.3. The Board of Directors and the Officers may rely and shall be protected in relying on any notice or other document from a Member or other Person if believed by it to be genuine.

        Section 15.2    Further Action.     The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

        Section 15.3    Binding Effect.     This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

        Section 15.4    Integration.     This Agreement and Section 6.04 of the Stakeholders' Agreement constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements and understandings pertaining thereto.

        Section 15.5    Creditors.     None of the provisions of this Agreement shall be for the benefit of, or shall be enforceable by, any creditor of the Company.

        Section 15.6    Waiver.     No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach of any other covenant, duty, agreement or condition.

        Section 15.7    Counterparts.     This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto or, in the case of a Person acquiring a Unit, upon accepting the certificate evidencing such Unit.

        Section 15.8    Applicable Law.     This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflicts of law.

        Section 15.9    Invalidity of Provisions.     If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

        Section 15.10    Consent of Members.     Each Member hereby expressly consents and agrees that, whenever in this Agreement it is specified that an action may be taken upon the affirmative vote or consent of less than all of the Members, such action may be so taken upon the concurrence of less than all of the Members and each Member shall be bound by the results of such action.

Remainder of page intentionally left blank.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

By:
Name Title
By:
Name Title
MEMBERS:
All Members now and hereafter admitted as Members of the Company, pursuant to powers of attorney now and hereafter executed in favor of, and granted and delivered to, the Board of Directors.

EXHIBIT A
to the Second Amended and
Restated Agreement of Limited Liability Company of
Copano Energy, L.L.C.

Certificate Evidencing Common Units
Representing Member Interests in
Copano Energy, L.L.C.

        No. [            ] [            ] Common Units

        In accordance with Section 4.1 of the Second Amended and Restated Limited Liability Company Agreement of Copano Energy, L.L.C., as amended, supplemented or restated from time to time (the "Company Agreement"), Copano Energy, L.L.C., a Delaware limited liability company (the "Company"), hereby certifies that [                        ] (the "Holder") is the registered owner of Common Units representing Interests in the Company (the "Common Units") transferable on the books of the Company, in person or by duly authorized attorney, upon surrender of this Certificate properly endorsed. The rights, preferences and limitations of the Common Units are set forth in, and this Certificate and the Common Units represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Company Agreement. Copies of the Company Agreement are on file at, and will be furnished without charge on delivery of written request to the Company at, the principal office of the Company located at 2727 Allen Parkway, Suite 1200, Houston, Texas 77019. Capitalized terms used herein but not defined shall have the meanings given them in the Company Agreement.

        The Holder, by accepting this Certificate, is deemed to have (i) requested admission as, and agreed to become, a Member and to have agreed to comply with and be bound by and to have executed the Company Agreement, (ii) represented and warranted that the Holder has all right, power and authority and, if an individual, the capacity necessary to enter into the Company Agreement, (iii) granted the powers of attorney provided for in the Company Agreement and (iv) made the waivers and given the consents and approvals contained in the Company Agreement.

        This Certificate shall not be valid for any purpose unless it has been countersigned and registered by the Transfer Agent and Registrar.

Dated:	Copano Energy, L.L.C.
Countersigned and Registered by:	By:
By:
as Transfer Agent and Registrar
Name:
By:	By:
Authorized Signature		Secretary

Reverse of Certificate

ABBREVIATIONS

        The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as follows according to applicable laws or regulations:

TEN COM—	as tenants in common	UNIF GIFT/TRANSFERS MIN ACT
TEN ENT—	as tenants by the entireties		Custodian
		(Cust)		(Minor)
JT TEN—	as joint tenants with right of survivorship and not as tenants in common	under Uniform Gifts/Transfers to CD Minors Act (State)

Additional abbreviations, though not in the above list, may also be used.

ASSIGNMENT OF COMMON UNITS

in
COPANO ENERGY, L.L.C.

FOR VALUE RECEIVED,______________hereby assigns, conveys, sells and transfers unto
(Please print or typewrite name and address of Assignee)	(Please insert Social Security or other identifying number of Assignee)

                Common Units representing Member Interests evidenced by this Certificate, subject to the Company Agreement, and does hereby irrevocably constitute and appoint                        as its attorney-in-fact with full power of substitution to transfer the same on the books of Copano Energy, L.L.C.

Date:	NOTE:	The signature to any endorsement hereon must correspond with the name as written upon the face of this Certificate in every particular, without alteration, enlargement or change.
SIGNATURE(S) MUST BE GUARANTEED BY A MEMBER FIRM OF THE NATIONAL ASSOCIATION OF SECURITIES DEALERS, INC. OR BY A COMMERCIAL BANK OR TRUST COMPANY SIGNATURE(S) GUARANTEED		(Signature) (Signature)

        No transfer of the Common Units evidenced hereby will be registered on the books of the Company, unless the Certificate evidencing the Common Units to be transferred is surrendered for registration of transfer.

EXHIBIT B
to the Second Amended and
Restated Agreement of Limited Liability Company of
Copano Energy, L.L.C.

Existing Investor	Allocated Percentage
CEH Holdco, Inc.	0%
CEH Holdco II, Inc.	0%
DLJ Merchant Banking Partners III, L.P.	23.47%
DLJ Offshore Partners III, C.V.	1.10%
DLJ Merchant Banking III, Inc., as Advisory General Partner on behalf of DLJ Offshore Partners III, C.V.	.18%
DLJ Merchant Banking III, Inc. as Advisory General Partner on behalf of DLJ Offshore Partners III-1, C.V. and as attorney-in-fact for DLJ Merchant Banking III, L.P., as Associate General Partner of DLJ Offshore Partners III-1, C.V.	.43%
DLJ Merchant Banking III, Inc., as Advisory General Partner on behalf of DLJ Offshore Partners III-2, C.V. and as attorney-in-fact for DLJ Merchant Banking III, L.P., as Associate General Partner of DLJ Offshore Partners III-2, C.V.	.30%
DLJ MB Partners III GmbH & Co. KG	.20%
Millennium Partners II, L.P	.04%
MBP III Plan Investors, L.P.	7.69%

Total CSFB Entities	33.41%
EnCap Energy Capital Fund III, L.P.	16.70%
EnCap Energy Acquisition III—B, Inc.	12.63%
BOCP Energy Partners, L.P.	4.08%

Total EnCap Entities	33.41%
Copano Partners, L.P.	29.41%
R. Bruce Northcutt	2.49%
Matthew J. Assiff	1.28%

Total	100%

EXHIBIT C
to the Second Amended and
Restated Agreement of Limited Liability Company of
Copano Energy, L.L.C.

Existing Investor	Pre-Initial Offering Interests	Common Units and Subordinated Units Received in Exchange
DLJ Merchant Banking Partners III, L.P.	1,316,643 Warrants	425,230 Common Units 734,177 Subordinated Units
DLJ Offshore Partners III, C.V.	61,831 Warrants	19,969 Common Units 34,478 Subordinated Units
DLJ Merchant Banking III, Inc., as Advisory General Partner on behalf of DLJ Offshore Partners III-1, C.V.	10,079 Warrants	3,255 Common Units 5,620 Subordinated Units
DLJ Merchant Banking III, Inc., as Advisory General Partner on behalf of DLJ Offshore Partners III-1, C.V. and as attorney-in-fact for DLJ Merchant Banking III, L.P., as Associate General Partner of DLJ Offshore Partners III-1, C.V.	24,008 Warrants	7,754 Common Units 13,387 Subordinated Units
DLJ Merchant Banking III, Inc. as Advisory General Partner on behalf of DLJ Offshore Partners III-2, C.V. and as attorney-in-fact for DLJ Merchant Banking III, L.P., as Associate General Partner of DLJ Offshore Partners III-2, C.V.	17,102 Warrants	5,523 Common Units 9,536 Subordinated Units
DLJ MB Partners III GmbH & Co. KG	11,346 Warrants	3,664 Common Units 6,327 Subordinated Units
Millennium Partners II, L.P.	2,253 Warrants	728 Common Units 1,256 Subordinated Units
MBP III Plan Investors, L.P.	431,738 Warrants	139,437 Common Units 240,743 Subordinated Units

Total CSFB Entities	1,875,000 Warrants	605,560 Common Units 1,045,524 Subordinated Units
EnCap Energy Capital Fund III, L.P.	937,037 Warrants	302,631 Common Units 522,504 Subordinated Units
EnCap Energy Acquisition III—B, Inc.	708,683 Warrants	228,880 Common Units 395,171 Subordinated Units
BOCP Energy Partners, L.P.	229,280 Warrants	74,049 Common Units 127,849 Subordinated Units

Total EnCap Entities	1,875,000 Warrants	605,560 Common Units 1,045,524 Subordinated Units
Copano Partners, L.P.	1,030,000 Common Units 620,000 Junior Units	763,221 Common Units 1,317,733 Subordinated Units
R. Bruce Northcutt	100,000 Common Special Units 40,000 Junior Special Units	42,330 Common Units 73,084 Subordinated Units
Matthew J. Assiff	54,000 Common Special Units 18,000 Junior Special Units	21,581 Common Units 37,261 Subordinated Units

APPENDIX B

GLOSSARY OF TERMS

        $/gal:    U.S. dollars per gallon.

        adjusted operating surplus:    For any period, operating surplus generated during that period is adjusted to:

  (a)
  decrease operating surplus by:

  (1)
  any net increase in working capital borrowings during that period; and

  (2)
  any net decrease in cash reserves for operating expenditures during that period not relating to an operating expenditure made during that period; and

  (b)
  increase operating surplus by:

  (1)
  any net decrease in working capital borrowings during that period; and

  (2)
  any net increase in cash reserves for operating expenditures during that period required by any debt instrument for the repayment of principal, interest or premium.

        Adjusted operating surplus does not include that portion of operating surplus included in clause (a) (i) and (a) (ii) of the definition of operating surplus.

        available cash:    For any quarter ending prior to liquidation:

  (a)
  the sum of:

  (1)
  all cash and cash equivalents of Copano Energy, L.L.C. and its subsidiaries on hand at the end of that quarter; and

  (2)
  all additional cash and cash equivalents of Copano Energy, L.L.C. and its subsidiaries on hand on the date of determination of available cash for that quarter resulting from working capital borrowings made after the end of that quarter;

  (b)
  less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of our board of directors to:

  (1)
  provide for the proper conduct of the business of Copano Energy, L.L.C. and its subsidiaries (including reserves for future capital expenditures and for future credit needs of Copano Energy, L.L.C. and its subsidiaries) after that quarter;

  (2)
  comply with applicable law or any debt instrument or other agreement or obligation to which Copano Energy, L.L.C. or any of its subsidiaries is a party or its assets are subject; and

  (3)
  provide funds for minimum quarterly distributions and cumulative common unit arrearages for any one or more of the next four quarters;

provided, however, that our board of directors may not establish cash reserves for distributions to the subordinated units unless our board of directors has determined that in its judgment the establishment of reserves will not prevent us from distributing the minimum quarterly distribution on all common units and any cumulative common unit arrearages thereon for the next four quarters; and

provided, further, that disbursements made by us or any of our subsidiaries or cash reserves established, increased or reduced after the end of that quarter but on or before the date of determination of available cash for that quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining available cash, within that quarter if our board of directors so determines.

        Bbls:    Barrels.

        Btu:    British thermal units.

        capital account:    The capital account maintained for a member under the limited liability company agreement. The capital account of a member for a common unit, a subordinated unit or any other limited liability company interest will be the amount which that capital account would be if that common unit, subordinated unit or other limited liability company interest were the only interest in Copano Energy, L.L.C. held by a member.

        capital surplus:    All available cash distributed by us from any source will be treated as distributed from operating surplus until the sum of all available cash distributed since the closing of the initial public offering equals the operating surplus as of the end of the quarter before that distribution. Any excess available cash will be deemed to be capital surplus.

        closing price:    The last sale price on a day, regular way, or in case no sale takes place on that day, the average of the closing bid and asked prices on that day, regular way. In either case, as reported in the principal consolidated transaction reporting system for securities listed or admitted to trading on the principal national securities exchange on which the units of that class are listed or admitted to trading. If the units of that class are not listed or admitted to trading on any national securities exchange, the last quoted price on that day. If no quoted price exists, the average of the high bid and low asked prices on that day in the over-the-counter market, as reported by the Nasdaq National Market or any other system then in use. If on any day the units of that class are not quoted by any organization of that type, the average of the closing bid and asked prices on that day as furnished by a professional market maker making a market in the units of the class selected by the our board of directors. If on that day no market maker is making a market in the units of that class, the fair value of the units on that day as determined reasonably and in good faith by our board of directors.

        common unit arrearage:    The amount by which the minimum quarterly distribution for a quarter during the subordination period exceeds the distribution of available cash from operating surplus actually made for that quarter on a common unit, cumulative for that quarter and all prior quarters during the subordination period.

        current market price:    For any class of units listed or admitted to trading on any national securities exchange as of any date, the average of the daily closing prices for the 20 consecutive trading days immediately prior to that date.

        interim capital transactions:    The following transactions if they occur prior to liquidation:

  (a)
  borrowings, refinancings or refundings of indebtedness and sales of debt securities (other than for working capital borrowings and other than for items purchased on open account in the ordinary course of business) by Copano Energy, L.L.C. or any of its subsidiaries;

  (b)
  sales of equity interests by Copano Energy, L.L.C. or any of its subsidiaries; and

  (c)
  sales or other voluntary or involuntary dispositions of any assets of Copano Energy, L.L.C. or any of its subsidiaries (other than sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business, and sales or other dispositions of assets as a part of normal retirements or replacements).

        MMBbls:    One million barrels.

        MMBtu:    One million British Thermal Units.

        MMcf:    One million cubic feet of natural gas.

        MBbls/d:    One thousand barrels per day.

        MMBtu/d:    One million British Thermal Units per day.

        MMcf/d:    One million cubic feet per day.

        NGLs:    Natural gas liquids which consist primarily of ethane, propane, isobutane, normal butane, natural gasoline and stabilized condensate.

        operating expenditures:    All of our expenditures and expenditures of our subsidiaries, including, but not limited to, taxes, reimbursements of Copano/Operations, Inc., repayment of working capital borrowings, debt service payments and capital expenditures, subject to the following:

  (a)
  Payments (including prepayments) of principal of and premium on indebtedness, other than working capital borrowings will not constitute operating expenditures.

  (b)
  Operating expenditures will not include:

  (1)
  capital expenditures made for acquisitions or for capital improvements;

  (2)
  payment of transaction expenses relating to interim capital transactions; or

  (3)
  distributions to unitholders.

        operating surplus:    For any period prior to liquidation, on a cumulative basis and without duplication:

  (a)
  the sum of:

  (1)
  $12.0 million plus all the cash of Copano Energy, L.L.C. and its subsidiaries on hand as of the closing date of our initial public offering;

  (2)
  all cash receipts of Copano Energy, L.L.C. and our subsidiaries for the period beginning on the closing date of our initial public offering and ending with the last day of that period, other than cash receipts from interim capital transactions;

  (3)
  all cash receipts of Copano Energy, L.L.C. and our subsidiaries after the end of that period but on or before the date of determination of operating surplus for the period resulting from working capital borrowings; and

  (4)
  the general and administrative expense reimbursement by our existing investors of the amount in excess of our cap on general and administrative expenses for the three-year period following this offering; less

  (b)
  the sum of:

  (1)
  operating expenditures for the period beginning on the closing date of our initial public offering and ending with the last day of that period; and

  (2)
  the amount of cash reserves that is necessary or advisable in the reasonable discretion of our board of directors to provide funds for future operating expenditures; provided however, that disbursements made (including contributions to a member of Copano Energy, L.L.C. and our subsidiaries or disbursements on behalf of a member of Copano Energy, L.L.C. and our subsidiaries) or cash reserves established, increased or reduced after the end of that period but on or before the date of determination of available cash for that period shall be deemed to have been made, established, increased or reduced for purposes of determining operating surplus, within that period if our board of directors so determines.

        residue gas:    The pipeline quality natural gas remaining after natural gas is processed.

        subordination period:    The subordination period will extend from the closing of the initial public offering until the first day of any quarter beginning after December 31, 2006 for which:

  (a)
  distributions of available cash from operating surplus on each of the outstanding common units and subordinated units equaled or exceeded the sum of the minimum quarterly distributions on all of the outstanding common units and subordinated units for two consecutive four-quarter periods immediately preceding that date;

  (b)
  the adjusted operating surplus generated during each of the two consecutive four quarter periods immediately preceding that date equaled or exceeded the sum of the minimum quarterly distributions on all of the common units and subordinated units that were outstanding during those periods on a fully diluted basis; and

  (c)
  there are no outstanding cumulative common units arrearages.

        throughput:    The volume of refined product transported or passing through a pipeline, plant, terminal or other facility.

        working capital borrowings:    Borrowings exclusively for working capital purposes made pursuant to a credit facility or other arrangement to the extent such borrowings are required to be reduced to a relatively small amount each year for an economically meaningful period of time.

APPENDIX C

ESTIMATED AVAILABLE CASH FROM OPERATING SURPLUS

        The following table shows the calculation of estimated available cash from operating surplus and should be read in conjunction with "Cash Available for Distribution" and the historical and pro forma consolidated financial statements included in the prospectus.

	Year Ended December 31, 2003	Six Months Ended June 30, 2004
	(In thousands)
Pro forma net income	$4,534	$4,768
Add:
Pro forma depreciation and amortization	6,091	3,246
Pro forma interest expense	2,857	1,754
Cash distribution — equity method investment	—	—
Less:
Equity in earnings (loss) — equity method investment	(127)	168
Pro forma cash interest expense	1,611	1,406
Pro forma maintenance capital expenditures(a)	2,691	1,108

Pro forma available cash from operating surplus	9,307	7,086
Less:
Incremental general and administrative expenses(b)	1,700	850
Add:
General and administrative expense reimbursement(c)	1,549	1,348

Estimated available cash from operating surplus(d)(e)	$9,156	$7,584

(a)
Reflects actual maintenance capital expenditures for the periods presented.

(b)
We expect our incremental general and administrative expenses will include costs associated with annual and quarterly reports to unitholders, our annual meeting of unitholders, tax return and Schedule K-1 preparation and distribution, investor relations, registrar and transfer agent fees, incremental insurance costs, fees of independent directors, accounting fees and legal fees.

(c)
Gives effect to the first year cap on general and administrative expenses in the amount of $6.0 million pursuant to an agreement with our existing investors. Please read "Certain Relationships and Related Party Transactions — Copano/Operations, Inc."

(d)
The pro forma adjustments in the pro forma consolidated financial statements are based upon currently available information and certain estimates and assumptions. The pro forma consolidated financial statements do not purport to present the financial position or results of operations of Copano Energy, L.L.C. had this offering actually been completed as of the date indicated. Furthermore, the pro forma consolidated financial statements are based on accrual accounting concepts whereas available cash from operating surplus is defined in the limited liability company agreement on a cash accounting basis. As a consequence, the amount of pro

C-1

  forma cash available from operating surplus shown above should be viewed as a general indication of the amounts of available cash from operating surplus that may in fact have been generated by Copano Energy, L.L.C. had it been formed in earlier periods.

(e)
The amount of available cash from operating surplus needed to distribute the minimum quarterly distribution for one quarter and for four quarters on the common units and subordinated units to be outstanding immediately after this offering is approximately:

	One Quarter	Four Quarters
	(In thousands)
Common units	$2,815	$11,261
Subordinated units	1,408	5,631

Total	$4,223	$16,892

        The pro forma amounts reflected above would have been sufficient to cover the following percentages of the minimum quarterly distribution on the common and subordinated units outstanding for the year ended December 31, 2003 and the six months ended June 30, 2004:

	Year Ended December 31, 2003	Six Months Ended June 30, 2004
Common units	81.3%	100.0%
Subordinated units	0.0%	69.4%

C-2

APPENDIX D

FORECAST FINANCIAL INFORMATION

        This Appendix D sets forth summarized financial forecasts, which include forecasts of results of operations and significant changes in financial position of Copano Energy, L.L.C. for the 12 months ending June 30, 2005. In addition, we have included a calculation of available cash from operating surplus based on the financial forecasts. We do not as a matter of course make public projections as to future sales, earnings or other results. However, our management has prepared the forecast financial information set forth below to present our expected results for the 12 months ending June 30, 2005. The accompanying forecast financial information was not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to forecast financial information. These financial forecasts present, to the best of our knowledge and belief, the expected results of operations for Copano Energy, L.L.C. for the forecast period. These financial forecasts are based on certain assumptions and reflect our judgment of the expected conditions and our expected course of action. The assumptions disclosed herein are those that we believe are significant to the financial forecasts. Because events and circumstances frequently do not occur as expected, we can give you no assurance that the forecast results will be achieved. The forecast information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this prospectus are cautioned not to place undue reliance on the forecast financial information. There will likely be differences between the forecasts and the actual results and those differences may be material. If the forecasts are not achieved, we may not be able to pay the full minimum quarterly distribution or any amount on the common units. Our auditors have not reviewed or examined this forecast financial information.

        The financial forecasts should be read together with the consolidated financial statements and the accompanying notes included elsewhere in this prospectus and together with "Management's Discussion and Analysis of Financial Condition and Results of Operations." The summarized financial forecasts have been prepared by management, and neither our independent auditors nor any other independent accountants have compiled, examined, or performed any procedures with respect to the forecast financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the forecast financial information.

        When considering these financial forecasts, you should keep in mind the risk factors and other cautionary statements under the heading "Risk Factor — Risks Related to Our Business" elsewhere in this prospectus. Specific factors that could cause actual results to differ from the forecasts in this Appendix D include, without limitation:

  •
  price trends and overall demand for natural gas and natural gas liquids;

  •
  reduction in throughput on our pipelines;

  •
  changes in our ability to purchase natural gas for resale;

  •
  our ability to successfully integrate acquired assets into our existing operations and make revenue improvements and cost savings changes;

  •
  shut-downs or cutbacks in our end user markets for natural gas;

  •
  interruptions to the operations of our facilities due to natural disasters, power shortages, strikes, riots or other causes; and

  •
  changes in environmental and safety regulations that would require us to make substantial expenditures.

        Any of these factors or the other risks discussed in this prospectus could cause our financial condition and results of operations to vary significantly from those set forth in this Appendix D.

        We do not undertake any obligation to release publicly the results of any future revisions we may make to these financial forecasts or to update these financial forecasts to reflect events or circumstances after the date of this prospectus.

Copano Energy, L.L.C.

Summarized Financial Forecasts
(In thousands)
Twelve Months Ending June 30, 2005

Revenues:
Pipelines	$344,362
Processing	201,275

Total Revenues	545,637

Cost of sales:
Pipelines	316,866
Processing	187,523

Total Cost of Sales	504,389

Gross margin:
Pipelines	27,496
Processing	13,752

Total Gross Margin	41,248

Costs and expenses:
Operations and maintenance	12,096
General and administrative	7,800
Depreciation and amortization	6,755
Equity in earnings of unconsolidated affiliate (1)	(211)

Total costs and expenses	26,440

Operating income	14,808

Other income (expense):
Interest expense	(2,076)

Net Income	$12,732

(1)
Equity in earnings from our interest in Webb/Duval Gatherers.

See accompanying summary of significant accounting policies and forecast assumptions.

1.    ORGANIZATION AND DESCRIPTION OF BUSINESS

  Organization

        We are a Delaware limited liability company that was formed in August 2001. Our natural gas gathering, transmission, treating, purchasing and selling operations are conducted by our Copano Pipelines segment, and our natural gas processing, conditioning and related NGL transportation operations are conducted by our Copano Processing segment.

  Basis of Presentation

        These financial forecasts have been prepared in conjunction with the planned initial public offering of common units as described in this prospectus. The financial information included in this forecast represents our expected results for the 12 months ending June 30, 2005. These financial forecasts present, to the best of our knowledge and belief, the expected results of operations for Copano Energy, L.L.C. for the forecast period. These financial forecasts are based on certain assumptions and reflect our judgment of the expected conditions and our expected course of action. The assumptions disclosed herein are those that we believe are significant to the financial forecasts. Because events and circumstances frequently do not occur as expected, we can give you no assurance that the forecast results will be achieved. There will likely be differences between the forecasts and the actual results and those differences may be material.

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        The selection and application of accounting policies is an important process that has developed as our business activities have evolved and as the accounting rules have developed. Accounting rules generally do not involve a selection among alternatives, but involve an implementation and interpretation of existing rules, and the use of judgment applied to the specific set of circumstances existing in our business. We make every effort to properly comply with all applicable rules on or before their adoption, and we believe the proper implementation and consistent application of the accounting rules are critical.

  Use of Estimates

        The preparation of these financial forecasts requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Although management believes the estimates are appropriate, actual results can differ from those estimates.

  Concentration and Credit Risk

        We derive our revenue from customers primarily in the natural gas and utility industries. These industry concentrations have the potential to impact our overall exposure to credit risk, either positively or negatively, in that our customers could be affected by similar changes in economic, industry or other conditions.

  Revenue Recognition

        Our natural gas and natural gas liquids revenue is recognized in the period when the physical product is delivered to the customer at contractually agreed-upon pricing.

        Transportation, compression and processing-related revenue is recognized in the period when the service is provided.

  Shipping and Handling Fees

        We include shipping and handling fees and costs in operating costs and expenses.

  Property, Plant and Equipment

        Property, plant and equipment consist of intrastate gas transmission systems, gas gathering systems, gas processing, conditioning and treating facilities and other related facilities, which are carried at cost less accumulated depreciation. We charge repairs and maintenance against income when incurred and capitalize renewals and betterments, which extend the useful life or expand the capacity of the assets. We calculate depreciation on the straight-line method principally over 20-year and 30-year estimated useful lives of our assets.

        We capitalize interest on major projects during extended construction time periods. Such interest is allocated to property, plant and equipment and amortized over the estimated useful lives of the related assets.

        We review long-lived assets for impairment whenever there is evidence that the carrying value of such assets may not be recoverable. This review consists of comparing the carrying value of the asset with the asset's expected future undiscounted cash flows without interest costs. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition are less than the asset's carrying value. Estimates of expected future cash flows represent our best estimate based on reasonable and supportable assumptions.

  Equity in Earnings of Unconsolidated Affiliate

        We own a 62.5% partnership interest in Webb/Duval Gatherers ("WDG"), which is accounted for by the equity method. Although we own a majority interest in and operate WDG, we use the equity method of accounting for this investment because the terms of the WDG partnership agreement provide the minority partners with substantive participating rights with respect to the management of WDG.

3.    SIGNIFICANT FORECAST ASSUMPTIONS

Pipelines Revenues and Gross Margins

        Forecast revenues for our pipelines segment for the 12 months ending June 30, 2005 are approximately $79.2 million higher than for the 12 months ended December 31, 2003. This increase is primarily attributable to higher forecasted throughput volumes in our South Texas, Central Gulf Coast and Upper Gulf Coast Regions as a result of increased drilling activities by producers in these regions.

        Gross margin from our pipelines segment is projected to decrease by approximately $0.1 million, from $27.6 million to $27.5 million from the 12 months ended December 31, 2003 to the 12 months ending June 30, 2005. The forecasted decrease in gross margin is primarily attributable to seasonal market conditions realized during the first quarter of 2003, which resulted in higher volumes of natural gas being sold to utilities under arrangements with comparatively favorable margins. We do not expect such market conditions to recur during the 12 months ended June 30, 2005. This decrease is partially offset by higher projected throughput volumes in our South Texas, Central Gulf Coast and Upper Gulf Coast Regions.

Processing Revenues and Gross Margins

        Forecast revenues for our processing segment for the 12 months ending June 30, 2005 are approximately $81.8 million higher than for the 12 months ended December 31, 2003. Gross margin from our processing segment is forecasted to increase by approximately $10.2 million, from $3.6 million to $13.8 million from the 12 months ended December 31, 2003 to the 12 months ending June 30, 2005. This increase is primarily attributable to the following factors:

  •
  higher average processing margins forecasted for the 12 months ending June 30, 2005 as compared to historically low processing margins realized during 2003;

  •
  the full year impact of our recently restructured contractual arrangements, including our contract with KMTP, which provide that at least during periods of relatively low processing margins, we will receive supplemental fees; and

  •
  improved margins associated with the recent modifications made to our Houston Central Processing Plant, which allow us to condition, as opposed to process, natural gas when it is economically desirable to do so.

Equity in Earnings of Unconsolidated Affiliate

        The forecast equity in earnings of Webb/Duval Gatherers for the 12 months ending June 30, 2005 is $0.2 million compared to a loss of $0.1 million for the year ended December 31, 2003, an increase of approximately $0.3 million. This increase is primarily due to higher forecasted throughput volumes on Webb Duval Gatherers' systems as a result of increased use of the system by one of our shippers.

Operations and Maintenance Expenses

        Operations and maintenance expenses are forecasted to increase by approximately $1.2 million, from $10.9 million for the 12 months ended December 31, 2003 to $12.1 million from to the 12 months ending June 30, 2005. This increase is primarily attributable to higher projected utility, repair and maintenance expense at our Houston Central Processing Plant and, to a lesser extent, our pipelines. This increase is partially offset by a forecasted reduction in compressor lease payments in the South Texas Region.

General and Administrative Expenses

        General and administrative expenses are forecasted to increase by approximately $2.0 million, from $5.8 million for the 12 months ended December 31, 2003 to approximately $7.8 million for the 12 months ending June 30, 2005. This increase is primarily attributable to our estimate of additional expenses of approximately $1.7 million that we expect to incur as a result of becoming a public company. We expect our incremental general and administrative expenses will include costs associated with annual and quarterly reports to unitholders, our annual meeting of unitholders, tax return and Schedule K-1 preparation and distribution, investor relations, registrar and transfer agent fees, incremental insurance costs, fees of independent directors, accounting fees and legal fees. The forecast of general and administrative expenses excludes the impact of general and administrative expense reimbursements that would be made in accordance with our limited liability company agreement. Based on the financial forecast included in this Appendix D, reimbursements to us for such amounts are estimated to be approximately $1.8 million in the 12 months ending June 30, 2005.

Depreciation and Amortization

        Forecast depreciation and amortization is based on the estimated useful lives of our property, plant and equipment and intangible assets, as well as our depreciable asset base and method of depreciation.

Interest Expense

        Forecast interest expense is based on the expected average outstanding debt balance and an estimated weighted average interest rate during the forecast period of 4.0%.

Maintenance Capital Expenditures

        Forecast maintenance capital expenditures are generally based on historical capital expenditures required to maintain our assets.

Cash Distribution from Webb/Duval Gatherers

        Forecast cash distributions from Webb/Duval Gatherers to us for the 12 months ending June 30, 2005 are approximately $0.4 million. Historically, Webb/Duval Gatherers has used its cash flow from operations after capital expenditures for internal operational restructuring initiatives and thus has not typically paid distributions to us. Currently, Webb/Duval Gatherers does not have outstanding debt and we do not anticipate that it will require significant expansion capital expenditures in the foreseeable future. As a result, we expect Webb/Duval Gatherers to begin making quarterly cash distributions to us during the 12 months ending June 30, 2005.

Forecast of Available Cash from Operating Surplus

        We believe that following the completion of this offering, based on the financial forecast included in this Appendix D, and subject to the qualifications and assumptions described above, we will have sufficient available cash from operating surplus to allow us to make the full minimum quarterly distribution on all the outstanding units for each quarter through June 30, 2005. Our forecast of available cash from operating surplus is set forth below:

Forecast Twelve Months Ending June 30, 2005
(In thousands)
Net income	$12,732
Add:
Depreciation and amortization	6,755
Interest expense	2,076

EBITDA	$21,563
Add:
Cash distributions from unconsolidated affiliate (1)(2)	385
Webb/Duval Gatherers management fee	120
General and administrative expense reimbursement	1,800
Less:
Equity in earnings from unconsolidated affiliate (1)	(211)
Interest expense	(2,076)
Maintenance capital expenditures	(3,000)

Forecast of available cash from operating surplus (3)	$18,581

(1)
Amounts are from our interest in Webb/Duval Gatherers.

(2)
The reconciliation of forecast cash distributions from forecast equity in earnings from unconsolidated affiliate is as follows:

Forecast Twelve Months Ending June 30, 2005
(In thousands)
Forecast equity in earnings from unconsolidated affiliate	$211
Add:
Depreciation and amortization*	432
Less:
Webb/Duval Gatherers management fee*	(120)
Maintenance capital expenditures*	(138)

Forecast cash distributions from unconsolidated affiliate	$385

    *
    Adjustments represent our 62.5% interest in each reconciling item.

(3)
The amount of available cash from operating surplus needed to distribute the minimum quarterly distributions for four quarters on the common and subordinated units to be outstanding immediately after this offering is approximately:

Four Quarters Ending June 30, 2005
(In thousands)
Common units	$11,261
Subordinated units	5,631

Total	$16,892

        Until                        , 2004 (25 days after the date of this prospectus), all dealers effecting transactions in our common units, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

5,000,000 Common Units

Representing Limited Liability Company Interests

P R O S P E C T U S

RBC Capital Markets
KeyBanc Capital Markets
Sanders Morris Harris

                        , 2004

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 13. Other Expenses of Issuance and Distribution.

        Set forth below are the expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee and the NASD filing fee, the amounts set forth below are estimates.

SEC registration fee	$15,300
NASD filing fee	30,500
Printing and engraving expenses	400,000
Fees and expenses of legal counsel	1,000,000
Accounting fees and expenses	1,100,000
Transfer agent and registrar fees	4,500
Nasdaq National Market listing fee	5,000
Miscellaneous	6,000

Total	$2,561,300

Item 14. Indemnification of Officers and Members of Our Board of Directors.

        The section of the prospectus entitled "The Limited Liability Company Agreement — Indemnification" discloses that we will generally indemnify officers and members of our board of directors to the fullest extent permitted by the law against all losses, claims, damages or similar events and is incorporated herein by this reference. Reference is also made to Section    of the Underwriting Agreement to be filed as an exhibit to this registration statement in which we will agree to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and to contribute to payments that may be required to be made in respect of these liabilities. Subject to any terms, conditions or restrictions set forth in the limited liability company agreement, Section 18-108 of the Delaware Limited Liability Company Act empowers a Delaware limited liability company to indemnify and hold harmless any member or manager or other persons from and against all claims and demands whatsoever.

        To the extent that the indemnification provisions of our limited liability company agreement purport to include indemnification for liabilities arising under the Securities Act of 1933, in the opinion of the SEC, such indemnification is contrary to public policy and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities.

        In connection with our formation and through a series of transactions occuring between August 14, 2001 and November 27, 2001, we issued to Copano Partners, L.P. 1,030,000 common units and 620,000 junior units for assets having a net book value of approximately $4 million. Additionally, through a series of transactions occurring between August 14, 2001 and November 27, 2001, we issued (1) 1,875,000 warrants to purchase common units and 300,000 redeemable preferred units to affiliates of CSFB Private Equity for $30 million and (2) 1,875,000 warrants to purchase common units and 300,000 redeemable preferred units to affiliates of EnCap Investments for $30 million, in each case, in an offering exempt from registration under

Section 4(2) of the Securities Act as the transaction did not involve a public offering. Since November 1, 2001, we have issued 79,252 additional redeemable preferred units to affiliates of CSFB Private Equity and 79,252 additional redeemable preferred units to affiliates of EnCap Investments in lieu of quarterly cash distributions. On August 14, 2001, we issued a warrant to Tejas, which provides Tejas the right to acquire up to 10% of the membership interests of our wholly owned subsidiary, Copano Houston Central, which owns the assets of our processing segment. Effective January 2002, we designated 212,000 nonvoting special units of our company, 154,000 of which were designated as common special units and 58,000 of which were designated as junior special units. Of the designated amounts, 54,000 common special units and 18,000 junior special units were sold, effective January 2002, to one of our executive officers and, effective April 2003, an additional 100,000 common special units and 40,000 junior special units were sold to another executive officer of our company. There have been no other sales of unregistered securities within the past three years.

        Preferred Units.    As of December 31, 2003, preferred units issued and outstanding totaled 703,870, with an aggregate face value (the "Designated Amount") of $70,387,000. EnCap Investments and CSFB Private Equity are entitled to receive pro rata distributions of 8.00% of the Designated Amount payable quarterly beginning November 1, 2001. For the first four years of quarterly distributions, our board of managers may elect to pay the preferred distributions in preferred units at a 10% rate. Our board of managers has elected to pay the preferred distributions in preferred units for all quarterly distributions to date, thereby increasing the number of preferred units outstanding and increasing the Designated Amount. In the event of liquidation, dissolution or winding up of our company, preferred units have preference, over common, junior and special units (discussed below) to the available cash funds up to the Designated Amount plus any distributions cumulated but not paid (the "Liquidation Amount") except that the special unitholders are entitled to the return of their original capital contribution prior to payment to the preferred unitholders. Prior to August 14, 2008, we have the option to redeem any number of preferred units for the per unit price of 101% of the Liquidation Amount divided by the number of preferred units then outstanding, provided a minimum redemption of $5,000,000 is made; provided, however, in the event of certain sales transactions with respect to our company or our assets or certain equity offerings, we are required to redeem the preferred units for the Liquidation Amount. On August 14, 2008, we must redeem the total number of preferred units for the per unit price of the Liquidation Amount divided by the number of preferred units then outstanding, provided funds are legally available to do so.

        Warrants.    EnCap Investments and CSFB Private Equity were issued warrants to purchase up to 3,750,000 of our common units at an exercise price of $16 per unit until August 14, 2011, at which time the warrants expire. The warrants may be exercised by paying cash, by surrendering to us securities of our company having a fair market value equal to the exercise price or by exercising the warrants for net common units in a cashless exercise based upon the value of the underlying common units. Proceeds from the issuance of the preferred units were allocated between the warrants and the preferred units based on the respective fair values. The fair value of each warrant on the date of grant was $4.34 using the Black-Scholes option pricing model and the following assumptions: exercise price of $16.00, expected volatility rate of 19%, risk-free interest rate of 4.97% and expected life of 10 years.

        Tejas Warrants.    On August 14, 2001, we issued a warrant to Tejas, which provides Tejas the right to acquire up to 10% of the membership interests (100,000 equity membership interests) of our wholly owned subsidiary, Copano Houston Central, which owns the assets of our processing segment. The warrant is exercisable at any time prior to the earlier of August 15, 2011 or the second anniversary of the payoff date of all indebtedness under our term loan from Tejas. The exercise price of the warrant is $41.24 per membership interest or $4,124,000 in the aggregate.

        Common Special Units and Junior Special Units.    Effective January 2002, we designated 212,000 nonvoting special units of our company, 154,000 of which were designated as common special units and 58,000 of which were designated as junior special units. Of the designated amounts, 54,000 common special units and 18,000 junior special units were sold, effective January 2002, to Matthew J. Assiff, our Senior Vice President and Chief Financial Officer, in exchange for Mr. Assiff's agreement to pay us $63,000 and, effective April 1, 2003, an additional 100,000 common special units and 40,000 junior special units were sold to R. Bruce Northcutt, our President and Chief Operating Officer, in exchange for Mr. Northcutt's agreement to pay us $120,000. The acquisition price for the common special units and the junior special units was $1.00 per unit and $.50 per unit, respectively. The initial purchase of the 72,000 special units issued effective January 2002 was financed by a subscription receivable. The second purchase of the 140,000 special units issued effective April 1, 2003 was financed by a subscription receivable, one third of which was forgiven on April 1, 2004.

        On July 30, 2004, Copano Operations, as Mr. Assiff's employer, loaned Mr. Assiff $63,000 to fund Mr. Assiff's payment of the acquisition price for the special units. The promissory note evidencing this loan bore interest at 4.25% per annum and was payable by Mr. Assiff upon his assignment of the special units or upon certain liquidating events, including the completion of this offering. Immediately prior to the filing of this registration statement, Mr. Assiff received a distribution from his capital account of $63,000 and retired the outstanding obligations of this loan.

        On July 30, 2004, Copano Operations, as Mr. Northcutt's employer, loaned Mr. Northcutt $80,000 to fund Mr. Northcutt's payment to us on that date of the balance of the acquisition price for the special units. The promissory note evidencing this loan bore interest at 4.25% per annum and was payable upon the earlier of April 1, 2006, Mr. Northcutt's voluntary resignation or our termination of Mr. Northcutt's employment for cause. The promissory note additionally provided that so long as Mr. Northcutt continued to be employed by us, one half of the promissory note would have been forgiven on April 1, 2005 with the then outstanding balance forgiven on April 1, 2006. The promissory note would also have been forgiven upon a termination of Mr. Northcutt's employment other than for cause, upon his death or disability or upon certain liquidating events, including the completion of this offering. Immediately prior to the filing of this registration statement, Mr. Northcutt received a distribution from his capital account of $80,000 and retired the outstanding obligations of this loan.

        With respect to distributions, common special unitholders and junior special unitholders have the same rights as common unitholders and junior unitholders, respectively; provided, however, that upon certain liquidating events of our company, (i) special unitholders have a liquidation preference over all other unitholders with respect to an amount of liquidation proceeds equal to the original acquisition price of the special units and (ii) the amount of the balance that otherwise would be distributed to common special unitholders will be reduced by an amount equal to the number of common special units multiplied by $16.

Item 16. Exhibits.

        The following documents are filed as exhibits to this registration statement:

Exhibit Number		Description
**1.1	—	Form of Underwriting Agreement
**3.1	—	Certificate of Formation of Copano Energy Holdings, L.L.C. (now Copano Energy, L.L.C)
**3.2	—	Certificate of Amendment to Certificate of Formation of Copano Energy Holdings, L.L.C. (now Copano Energy, L.L.C.)
3.3	—	Form of Second Amended and Restated Limited Liability Company Agreement of Copano Energy, L.L.C. (included as Appendix A to the Prospectus)
**3.4	—	Form of Administrative Services Agreement
**5.1	—	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered
**8.1	—	Opinion of Vinson & Elkins L.L.P. relating to tax matters
**10.1	—
Amended and Restated Credit Agreement dated February 13, 2004, among Copano Pipelines Group, L.L.C., Copano Field Services/Copano Bay, L.P., Copano Field Services/Agua Dulce, L.P., Copano Field Services/South Texas, L.P., Copano Field Services/Upper Gulf Coast, L.P., Copano Field Services/Live Oak, L.P., Copano Field Services/Central Gulf Coast, L.P., Copano Pipelines/South Texas, L.P., Copano Pipelines/Upper Gulf Coast, L.P., Copano Pipelines/Hebbronville, L.P. and Copano Energy Services/Upper Gulf Coast, L.P., as the Borrowers, and Fleet National Bank and the other Lenders named therein
**10.2	—
First Amendment to Amended and Restated Credit Agreement dated as of March 15, 2004, among Copano Pipelines Group, L.L.C., Copano Field Services/Copano Bay, L.P., Copano Field Services/Agua Dulce, L.P., Copano Field Services/South Texas, L.P., Copano Field Services/Upper Gulf Coast, L.P., Copano Field Services/Live Oak, L.P., Copano Field Services/Central Gulf Coast, L.P., Copano Pipelines/South Texas, L.P., Copano Pipelines/Upper Gulf Coast, L.P., Copano Pipelines/Hebbronville, L.P. and Copano Energy Services/Upper Gulf Coast, L.P., as the Borrowers, and Fleet National Bank and the other Lenders named therein
10.3	—
Form of Second Amendment to Amended and Restated Credit Agreement dated as of November 4, 2004, among Copano Pipelines Group, L.L.C., Copano Field Services/Copano Bay, L.P., Copano Field Services/Agua Dulce, L.P., Copano Field Services/South Texas, L.P., Copano Field Services/Upper Gulf Coast, L.P., Copano Field Services/Live Oak, L.P., Copano Field Services/Central Gulf Coast, L.P., Copano Pipelines/South Texas, L.P., Copano Pipelines/Upper Gulf Coast, L.P., Copano Pipelines/Hebbronville, L.P. and Copano Energy Services/Upper Gulf Coast, L.P., as the Borrowers, and Fleet National Bank and the other Lenders named therein
10.4	—
Form of Credit Agreement dated as of November , 2004, by and among Copano Houston Central, L.L.C., Copano Processing, L.P. and Copano NGL Services, L.P. as the Borrowers and Comerica Bank as the Lender
**10.5	—	Form of Copano Energy, L.L.C. Long-Term Incentive Plan

**10.6	—
Stakeholders' Agreement dated July 30, 2004, by and among Copano Energy, L.L.C., Copano Partners, L.P., R. Bruce Northcutt, Matthew J. Assiff, EnCap Energy Capital Fund III, L.P., EnCap Energy Acquisition III-B, Inc., BOCP Energy Partners, L.P., CEH Holdco, Inc., CEH Holdco II, Inc., DLJ Merchant Banking Partners III, L.P., DLJ Offshore Partners III, C.V., DLJ Offshore Partners III-1, C.V., DLJ Offshore Partners III-2, C.V., DLJ Merchant Banking III, Inc., DLJ MB Partners III GmbH & Co,KG, Millennium Partners II, L.P. and MBP III Plan Investors, L.P.
†10.7	—	Amended and Restated Gas Processing Contract dated as of January 1, 2004, between Kinder Morgan Texas Pipeline, L.P. and Copano Processing, L.P.
**10.8	—	Employment Agreement between Copano/Operations, Inc., R. Bruce Northcutt and the Copano Controlling Entities, dated April 9, 2003
**10.9	—	First Amendment to Employment Agreement between Copano/Operations, Inc., R. Bruce Northcutt and the Copano Controlling Entities, dated July 30, 2004
**10.10	—	Employment Agreement between Copano/Operations, Inc. and James J. Gibson, III, dated as of October 1, 2004
**10.11	—	Lease Agreement dated August 14, 2003, between Mateo Lueia and Copano Field Services/Agua Dulce, L.P.
**10.12	—
Lease Agreement dated January 22, 2003, between Copano/Operations, Inc., Copano Processing, L.P., Copano Pipelines/Upper Gulf Coast, L.P., Copano Pipelines/Hebbronville, L.P. and Copano Field Services/Central Gulf Coast, L.P. and American General Life Insurance Company
**10.13	—	Lease Agreement dated as of October 17, 2000, between Plow Realty Company of Texas and Texas Gas Plants, L.P.
**10.14	—	Lease Agreement dated as of December 3, 1964, between The Plow Realty Company of Texas and Shell Oil Company
**10.15	—	Lease Agreement dated as of January 1, 1944, between The Plow Realty Company of Texas and Shell Oil Company, Incorporated
**21.1	—	List of Subsidiaries of Copano Energy, L.L.C.
23.1	—	Consent of Deloitte & Touche LLP
**23.2	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)
**23.3	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)
**24.1	—	Powers of Attorney
**99.1	—	Consent of William L. Thacker

*
To be filed by amendment
**
Previously filed
†
Portions of this exhibit have been omitted pursuant to a request for confidential treatment.

Item 17. Undertakings.

        The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on November 3, 2004.

COPANO ENERGY, L.L.C.
By:	/s/ JOHN R. ECKEL, JR.
	Name:	John R. Eckel, Jr.
	Title:	Chairman of the Board and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and the dates indicated.

Signature	Title	Date

/s/ JOHN R. ECKEL, JR. John R. Eckel, Jr.	Chairman of the Board and Chief Executive Officer	November 3, 2004
* Matthew J. Assiff	Senior Vice President and Chief Financial Officer	November 3, 2004
* Lari Paradee	Vice President and Controller (Principal Accounting Officer)	November 3, 2004
* Wynne M. Snoots, Jr.	Director	November 3, 2004
* Steven A. Webster	Director	November 3, 2004
* Brent R. Bechtol	Director	November 3, 2004
* Robert L. Cabes, Jr.	Director	November 3, 2004
Copano Management Partners, L.L.C.	Director	November 3, 2004
By:	/s/ JOHN R. ECKEL, JR. John R. Eckel, Jr., President
*By:	/s/ DOUGLAS L. LAWING Name: Douglas L. Lawing, as attorney-in-fact

EXHIBIT INDEX

Exhibit Number		Description
**1.1	—	Form of Underwriting Agreement
**3.1	—	Certificate of Formation of Copano Energy Holdings, L.L.C. (now Copano Energy, L.L.C)
**3.2	—	Certificate of Amendment to Certificate of Formation of Copano Energy Holdings, L.L.C. (now Copano Energy, L.L.C.)
3.3	—	Form of Second Amended and Restated Limited Liability Company Agreement of Copano Energy, L.L.C. (included as Appendix A to the Prospectus)
**3.4	—	Form of Administrative Services Agreement
**5.1	—	Opinion of Vinson & Elkins L.L.P. as to the legality of the securities being registered
**8.1	—	Opinion of Vinson & Elkins L.L.P. relating to tax matters
**10.1	—
Amended and Restated Credit Agreement dated February 13, 2004, among Copano Pipelines Group, L.L.C., Copano Field Services/Copano Bay, L.P., Copano Field Services/Agua Dulce, L.P., Copano Field Services/South Texas, L.P., Copano Field Services/Upper Gulf Coast, L.P., Copano Field Services/Live Oak, L.P., Copano Field Services/Central Gulf Coast, L.P., Copano Pipelines/South Texas, L.P., Copano Pipelines/Upper Gulf Coast, L.P., Copano Pipelines/Hebbronville, L.P. and Copano Energy Services/Upper Gulf Coast, L.P., as the Borrowers, and Fleet National Bank and the other Lenders named therein
**10.2	—
First Amendment to Amended and Restated Credit Agreement dated as of March 15, 2004, among Copano Pipelines Group, L.L.C., Copano Field Services/Copano Bay, L.P., Copano Field Services/Agua Dulce, L.P., Copano Field Services/South Texas, L.P., Copano Field Services/Upper Gulf Coast, L.P., Copano Field Services/Live Oak, L.P., Copano Field Services/Central Gulf Coast, L.P., Copano Pipelines/South Texas, L.P., Copano Pipelines/Upper Gulf Coast, L.P., Copano Pipelines/Hebbronville, L.P. and Copano Energy Services/Upper Gulf Coast, L.P., as the Borrowers, and Fleet National Bank and the other Lenders named therein
10.3	—
Form of Second Amendment to Amended and Restated Credit Agreement dated as of November 4, 2004, among Copano Pipelines Group, L.L.C., Copano Field Services/Copano Bay, L.P., Copano Field Services/Agua Dulce, L.P., Copano Field Services/South Texas, L.P., Copano Field Services/Upper Gulf Coast, L.P., Copano Field Services/Live Oak, L.P., Copano Field Services/Central Gulf Coast, L.P., Copano Pipelines/South Texas, L.P., Copano Pipelines/Upper Gulf Coast, L.P., Copano Pipelines/Hebbronville, L.P. and Copano Energy Services/Upper Gulf Coast, L.P., as the Borrowers, and Fleet National Bank and the other Lenders named therein
10.4	—
Form of Credit Agreement dated as of November , 2004, by and among Copano Houston Central, L.L.C., Copano Processing, L.P. and Copano NGL Services, L.P. as the Borrowers and Comerica Bank as the Lender
**10.5	—	Form of Copano Energy, L.L.C. Long-Term Incentive Plan

**10.6	—
Stakeholders' Agreement dated July 30, 2004, by and among Copano Energy, L.L.C., Copano Partners, L.P., R. Bruce Northcutt, Matthew J. Assiff, EnCap Energy Capital Fund III, L.P., EnCap Energy Acquisition III-B, Inc., BOCP Energy Partners, L.P., CEH Holdco, Inc., CEH Holdco II, Inc., DLJ Merchant Banking Partners III, L.P., DLJ Offshore Partners III, C.V., DLJ Offshore Partners III-1, C.V., DLJ Offshore Partners III-2, C.V., DLJ Merchant Banking III, Inc., DLJ MB Partners III GmbH & Co,KG, Millennium Partners II, L.P. and MBP III Plan Investors, L.P.
†10.7	—	Amended and Restated Gas Processing Contract dated as of January 1, 2004, between Kinder Morgan Texas Pipeline, L.P. and Copano Processing, L.P.
**10.8	—	Employment Agreement between Copano/Operations, Inc., R. Bruce Northcutt and the Copano Controlling Entities, dated April 9, 2003
**10.9	—	First Amendment to Employment Agreement between Copano/Operations, Inc., R. Bruce Northcutt and the Copano Controlling Entities, dated July 30, 2004
**10.10	—	Employment Agreement between Copano/Operations, Inc. and James J. Gibson, III, dated as of October 1, 2004
**10.11	—	Lease Agreement dated August 14, 2003, between Mateo Lueia and Copano Field Services/Agua Dulce, L.P.
**10.12	—
Lease Agreement dated January 22, 2003, between Copano/Operations, Inc., Copano Processing, L.P., Copano Pipelines/Upper Gulf Coast, L.P., Copano Pipelines/Hebbronville, L.P. and Copano Field Services/Central Gulf Coast, L.P. and American General Life Insurance Company
**10.13	—	Lease Agreement dated as of October 17, 2000, between Plow Realty Company of Texas and Texas Gas Plants, L.P.
**10.14	—	Lease Agreement dated as of December 3, 1964, between The Plow Realty Company of Texas and Shell Oil Company
**10.15	—	Lease Agreement dated as of January 1, 1944, between The Plow Realty Company of Texas and Shell Oil Company, Incorporated
**21.1	—	List of Subsidiaries of Copano Energy, L.L.C.
23.1	—	Consent of Deloitte & Touche LLP
**23.2	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 5.1)
**23.3	—	Consent of Vinson & Elkins L.L.P. (contained in Exhibit 8.1)
**24.1	—	Powers of Attorney
**99.1	—	Consent of William L. Thacker

*
To be filed by amendment
**
Previously filed
†
Portions of this exhibit have been omitted pursuant to a request for confidential treatment.